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TABLE OF CONTENTS 2
CONTENTS
CONTENTS
INDEX TO CANO PETROLEUM, INC. CONSOLIDATED FINANCIAL STATEMENTS
INDEX TO CANO PETROLEUM, INC. CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on April 29, 2010

Registration No. 333-164551

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 3 to
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Resaca Exploitation, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or Other Jurisdiction of Incorporation or Organization)	1311 (Primary Standard Industrial Classification Code Number)	26-2955638 (I.R.S. Employer Identification No.)

1331 Lamar, Suite 1450
Houston, Texas 77010
(713) 650-1246
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

John J. Lendrum, III
Chief Executive Officer
Resaca Exploitation, Inc.
1331 Lamar, Suite 1450
Houston, Texas 77010
(713) 650-1246
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Bryce D. Linsenmayer Amy Moss Haynes and Boone, LLP One Houston Center 1221 McKinney Street, Suite 2100 Houston, Texas 77010 Telephone: (713) 547-2000	T. Mark Kelly Alan P. Baden Vinson & Elkins LLP First City Tower 1001 Fannin Street, Suite 2500 Houston, Texas 77002 Telephone: (713) 758-2222

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

         If the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one)

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our Registration Statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 29, 2010

PROSPECTUS

                        Shares

Common Stock

Resaca Exploitation, Inc. is offering                  shares of its common stock.

Our common stock is admitted to trading on the AIM market of the London Stock Exchange under the symbols "RSOX" and "RSX," and has been approved for listing on the NYSE Amex upon notice of issuance under the symbol "RSOX." The last reported sale price of our common stock as reported on the AIM on            , 2010 was $        per share.

Investing in the common stock involves risks. See "Risk Factors" beginning on page 20.

PRICE $      PER SHARE

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Resaca Exploitation, Inc.	$	$

The underwriters may also purchase up to an additional                  shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                        , 2010.

Sole Book-Running Manager

RBC CAPITAL MARKETS

CANACCORD ADAMS
MADISON WILLIAMS
MORGAN KEEGAN & COMPANY, INC.
NATIXIS BLEICHROEDER LLC
PRITCHARD CAPITAL PARTNERS, LLC

                        , 2010

Areas of Operations

New Mexico
Oklahoma
Texas
Nowata
Panhandle
Davenport
Cato
Desdemona
Cooper Jal Unit
Penwell
Grand Clearfork Unit
RESACA
EXPLOITATION, INC.
Houston, TX
Legend:
Resaca Exploitation, Inc.
Cano Petroleum, Inc.

Pro Forma Combined Assets as of June 30, 2009:
Proved Reserves of 63.3 MMBOE
PV-10 value of $664.5 million
80% crude oil (as measured by MMBOE)
Proved developed reserve life index of approximately 27 years
1,903 active operated wells (April 27, 2010)
75,000 gross acres, 73,000 net acres (April 27, 2010)

i

 REFERENCES IN THIS PROSPECTUS

        This offering, the merger and refinancing of the combined company's indebtedness are conditioned upon the closing of each other. Therefore, we have combined a portion of the operational and reserve data and financial information to allow prospective investors to evaluate an investment in our common stock as if the merger and related transactions are completed as of the date of this prospectus. As used in this prospectus, unless otherwise stated or the context otherwise indicates, all references to:

  •
  the "AIM" refers to the AIM market of the London Stock Exchange;

  •
  "Cano" refers to Cano Petroleum, Inc. and its consolidated subsidiaries prior to the completion of the merger;

  •
  "Cano common stock" refers to Cano's common stock, par value $0.0001 per share;

  •
  "Cano preferred stock" refers to Cano's Series D Convertible Preferred Stock, par value $0.0001 per share;

  •
  "Cano stock options" refers to options to acquire 1,330,017 shares of Cano common stock;

  •
  the "combined company," "we," "our," and "us" refer to Resaca as a combined company with Cano following the completion of the merger;

  •
  "Incentive Plan" refers to the Resaca Exploitation, Inc. 2008 Stock Incentive Plan, as amended by that First Amendment to Resaca Exploitation, Inc. 2008 Stock Incentive Plan and the Incentive Plan Amendment;

  •
  "Incentive Plan Amendment" refers to an amendment to the Resaca Exploitation, Inc. 2008 Stock Incentive Plan, which includes an increase in shares authorized for issuance under the Incentive Plan by 4,000,000 shares (after giving effect to the Reverse Stock Split) to 5,845,175 shares;

  •
  the "merger" refers to the merger between Cano and Resaca as described in this prospectus and the merger agreement;

  •
  the "merger agreement" refers to the Agreement and Plan of Merger, dated as of September 29, 2009, by and among Resaca, Merger Sub and Cano, as amended by (i) Amendment No. 1 to the Agreement and Plan of Merger dated as of February 24, 2010; (ii) Amendment No. 2 to the Agreement and Plan of Merger, dated April 1, 2010; and (iii) Amendment No. 3 to the Agreement and Plan of Merger, dated April 28, 2010;

  •
  "Merger Sub" refers to Resaca Acquisition Sub, Inc., a wholly-owned subsidiary of Resaca, prior to the completion of the merger;

  •
  the "New Facility" refers to a firm commitment from UBNA, as administrative agent and an issuing lender, and Natixis New York Branch, which we refer to as Natixis, as an issuing lender to arrange a new revolving senior secured credit facility providing for first priority loan borrowings not to exceed a borrowing base initially determined at $90 million with financial institutions acceptable to Resaca and the issuing lenders.

  •
  "offering" refers to this offering of             shares of common stock;

  •
  "PBWS" refers to Permian Basin Well Services, LLC;

  •
  "Resaca" refers to Resaca Exploitation, Inc. and its consolidated subsidiary collectively prior to the completion of the merger;

  •
  "Resaca common stock," "our common stock" or "common stock" refer to Resaca's or the combined company's common stock, par value $0.01 per share;

  •
  "Resaca preferred stock," "our preferred stock" or "preferred stock" refers to Resaca's Series A Convertible Preferred Stock, par value $0.01 per share, which will be issued to the holders of Cano preferred stock in the merger;

  •
  "Reverse Stock Split" refers to a reverse split of the outstanding shares of Resaca common stock by a ratio of one-for-five immediately prior to the merger;

  •
  "Rig Acquisition" refers to Resaca's acquisition of workover rig operations, a building and a yard from PBWS and Resaca's issuance of 3,320,250 shares of Resaca common stock as consideration for such acquisition; and

  •
  "UBNA" refers to Union Bank of North America, N.A., formerly known as Union Bank of California, N.A.

        In addition, all discussions of Resaca outstanding shares, shares of restricted stock and options, pro forma for the merger with Cano, assume that (i) all Cano restricted stock is converted into Resaca common stock and (ii) all Cano stock options became Resaca stock options. Information in this prospectus, including but not limited to share calculations and the exchange ratio in the merger, is presented as if the Resaca shareholders and/or the Cano stockholders have approved the following:

  •
  the merger;

  •
  the issuance of Resaca common stock and Resaca preferred stock in conjunction with the merger;

  •
  the Reverse Stock Split (requires Resaca shareholder approval only);

  •
  the Incentive Plan Amendment (requires Resaca shareholder approval only); and

  •
  the Rig Acquisition (requires Resaca shareholder approval only).

        Where indicated in this prospectus, including as described with the terms "combined company" or "pro forma combined," pro forma combined financial information presented in this prospectus gives effect to the completion of the merger, the Reverse Stock Split and the Incentive Plan Amendment. The pro forma as adjusted combined financial information presented in this prospectus gives effect to the completion of the merger, the Reverse Stock Split, the Incentive Plan Amendment, the offering, and the refinancing under the New Facility. For a complete description of the adjustments we have made to arrive at the pro forma financial measures that we present in this prospectus, please read "Unaudited Pro Forma Combined Financial Data" beginning on page F-2 of this prospectus. Where indicated in this prospectus, including as described with the terms "Resaca," "Cano" and "historical," separate and/or historical information of Resaca and Cano presented in this prospectus gives no effect to the completion of the merger, the Reverse Stock Split or the Incentive Plan Amendment.

ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus. Neither we nor the principal shareholders have authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

        Until            , 2010 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriter and with respect to unsold allotments or subscriptions.

 FORWARD LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are often accompanied by words such as "believe," "should," "anticipate," "plan," "expect," "potential," "scheduled," "estimate," "intend," "seek," "goal," "may" and similar expressions. These statements include, without limitation, statements about the merger with Cano, our market opportunity, our growth strategy, competition, expected activities and future acquisitions and investments and the adequacy of our available cash resources. Investors are urged to read these statements carefully, and are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, we do not assume any responsibility for the accuracy and completeness of such statements in the future.

        Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors:

  •
  our ability to successfully integrate Cano into our existing operations;

  •
  an ability to close the merger with Cano;

  •
  the timing and extent of changes in the price of oil and gas;

  •
  our future capital requirements and availability of financing on satisfactory terms;

  •
  availability of crew personnel and technical personnel;

  •
  competition;

  •
  the condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

  •
  the effects of weather or other delays on our operations;

  •
  cost and other effects of legal proceedings, settlements, investigations and claims, including liabilities which may not be covered by indemnity or insurance;

  •
  governmental regulation; and

  •
  the political and economic climate in the foreign or domestic jurisdictions in which we conduct business.

        We have also discussed additional risks to our business under the caption "Risk Factors" beginning on page 19. Given these risks and uncertainties, we can give no assurances that results projected in any forward-looking statements will in fact occur and therefore caution investors not to place undue reliance on them. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

SUMMARY

        This summary highlights selected information contained in this prospectus and does not contain all of the information that may be important to you. We encourage you to read this prospectus in its entirety, including Annex A. You should read "Risk Factors" beginning on page 19 of this prospectus for more information about important risks that you should consider before buying common stock in this offering. We have included page references to direct you to the more complete descriptions of the topics presented in this summary that are contained in this prospectus. We have defined certain oil and gas industry terms used in this document in the "Glossary of Oil and Gas Terms" attached as Annex A to this prospectus.

Resaca Exploitation, Inc.

        Resaca is an independent oil and gas exploitation company headquartered in Houston, Texas. Resaca exploits known, mature, proven and probable low-risk oil and gas reserves, as opposed to generally pursuing exploratory operations. Resaca utilizes existing technology to achieve secondary and tertiary hydrocarbon recovery. Resaca's activities are focused in the Permian Basin of West Texas and southeast New Mexico. In the merger with Cano, Resaca will acquire additional assets in Texas, New Mexico and Oklahoma.

        Resaca was formed in 2006 to exploit a number of oil and gas properties in the Permian Basin of the United States. Resaca common stock was admitted to trading on the AIM on July 17, 2008.

The Merger of Resaca and Cano

        On September 29, 2009, Resaca and Cano entered into the merger agreement, pursuant to which Cano will merge with Merger Sub, a newly formed, wholly owned subsidiary of Resaca, with Cano thereupon becoming a wholly owned subsidiary of Resaca. In the merger, Cano common stockholders will receive 0.42 shares of Resaca common stock for each share of Cano common stock, and Cano preferred stockholders will receive one share of Resaca preferred stock for each share of Cano preferred stock.

        Due to Resaca's and Cano's complementary asset bases and similar strategic focus, we believe that the combined company will benefit from (i) balancing Resaca's near-term growth opportunities with Cano's longer-term development opportunities, (ii) capitalizing on significant cost savings and efficiencies through operational and administrative synergies in the range of $4.5 million to $5.0 million per year, (iii) increasing near-term production by the sharing of engineering expertise among Resaca and Cano management and staff, (iv) optimizing our larger and more diverse portfolio of combined assets, and (v) expanding our access to capital because of the combined company's increased size. For a more detailed description of the merger, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—The Merger" beginning on page 60 of this prospectus.

The Combined Company

        At June 30, 2009, our estimated proved reserves had the following characteristics on a pro forma combined basis:

  •
  63.3 MMBOE;

  •
  PV-10 value of $664.5 million;

  •
  80% crude oil (as measured by MMBOE);

  •
  29% proved developed (as measured by MMBOE); and

  •
  A proved developed reserve life index of approximately 27 years (based upon production for the year ended June 30, 2009).

        Our estimated combined June 30, 2009 proved reserves of 63.3 MMBOE include 10.1 MMBOE of PDP, 8.0 MMBOE of PDNP, and 45.2 MMBOE of PUD. Reserves were estimated using New York Mercantile Exchange, which we refer to as NYMEX, crude oil and natural gas prices and production and development costs in effect on June 30, 2009. NYMEX crude oil price used in the estimation of Resaca's and Cano's reserves was $69.89 per barrel. NYMEX natural gas prices used in the estimation of Resaca's and Cano's reserves were $3.84 per MMBtu and $3.71 per MMBtu, respectively. The values reported may not necessarily reflect the fair market value of the reserves. For a more detailed description of the combined company's reserves, please read "Business and Properties—Combined Company Production, Estimated Proved Reserves and Acreage" beginning on page 104 of this prospectus.

        Our properties are contained in eight primary field complexes and a group of minor fields in mature oil and gas producing basins in Texas, New Mexico and Oklahoma and consist of approximately 75,000 gross and 73,000 net acres. At April 27, 2010, on a pro forma combined basis, we operated approximately 1,903 active wells, including 1,500 producing wells, 391 waterflood injection wells, and 12 salt water disposal wells. For the month ended December 31, 2009, on a pro forma combined basis, we produced an average of 1,792 net BOE per day from over 25 separate formations, which was composed of approximately 70% oil and approximately 30% natural gas. Nearly all of our production is from relatively shallow formations.

        Our exploitation plan involves the reactivation of shut-in wells, recompletion of currently producing wells, including refracturing, implementation of new waterfloods, reactivation and optimization of the existing waterfloods and an infill drilling program. We believe our properties contain many opportunities for the development of low risk oil and gas reserves and many of our properties are candidates for tertiary recovery by CO2 flooding based on reports and studies performed on these properties.

        For the year ended June 30, 2009, we generated pro forma combined operating revenues of $40.0 million and pro forma combined net income of $24.4 million. For the six months ended December 31, 2009, we generated pro forma combined operating revenues of $18.5 million and pro forma combined net loss of $15.7 million.

Business Strategy of the Combined Company

        The combined company expects to create long-term shareholder value by pursuing the following business strategy:

        Exploitation of Reserves in Known Formations.    As opposed to exploration operations associated with primary production, all of the value in an exploitation operation is in the development and production of proven and probable reserves in known and established formations and thus exploitation operations generally have less risk. Our exploitation efforts will involve the application of existing enhanced oil recovery, which we refer to as EOR, techniques to mature oil and gas properties, including infill drilling, well deepening, uphole re-completions, re-fracturing, waterfloods and CO2 flooding.

        Our portfolio is composed of mature fields with proved reserves recoverable from primary, secondary or tertiary production techniques, existing infrastructure and abundant technical information. Accordingly, our production growth is not dependent on exploratory drilling of new formations and the high degree of speculation associated with making new discoveries.

        Acquire Strategic Assets.    Outside our existing operations, we continue to review opportunities to acquire additional assets with similar characteristics to our current asset base. We intend to concentrate on properties with strong upside potential from secondary and/or tertiary recovery from existing proven reserves, including PDP, PDNP, PUD and probable reserves.

        Further Geographical Diversification of Portfolio with High Potential Properties.    We intend to broaden our portfolio into other long-life, mature U.S. oil and gas basins. In the longer-term, we may expand our portfolio outside the United States. Our board and management have extensive experience with operations outside the United States and we intend to investigate similar exploitation opportunities in other jurisdictions, including South America and Central Canada.

Competitive Strengths of the Combined Company

        We believe that the combined company will have the following competitive strengths:

        Attractive Asset Base.    We believe we have a reserve base with significant exploitation potential. The combined company has 63.3 MMBOE of estimated proved reserves, which were 80% oil, with a PV-10 value of approximately $664.5 million as of June 30, 2009. The proximity of our properties to existing CO2 infrastructure provides potential for significant new reserve and production growth through tertiary recovery techniques not contemplated in our current proven reserves.

        Technical Expertise.    Our management team has significant experience in executing large scale waterflood and CO2 projects. Our current operational and technical team averages over 25 years of experience and has executed dozens of secondary and tertiary projects during their careers. In addition, we believe that our broad technical and operational expertise enables us to identify a wide range of production and reserve growth opportunities when evaluating acquisitions with reserve exploitation potential.

        Diversified Operations and Operational Control.    Our operations are broadly distributed across 14 properties on approximately 75,000 gross acres in Texas, New Mexico and Oklahoma and we produce from over 25 different formations. As of April 27, 2010 on a pro forma combined basis, the combined company produced oil and natural gas from 1,500 wells and operated 100% of its current production. We believe our control over the operation of our properties along with the geological diversity of our reserves and the number of wells that we operate reduce our dependence on specific properties, formations or producing wells, thereby reducing operational and reserve risk.

        Highly Experienced Senior Management with Significant Equity Stake.    Our management team includes individuals who have, on average, more than 30 years of experience in the oil and gas sector. Our management team and board of directors currently own or control approximately 9.5% of our outstanding shares.

        Relationship with Torch Energy Advisors.    Our relationship with Torch Energy Advisors Incorporated, which we refer to as Torch, a privately owned Houston-based energy company, provides us access to additional experienced oil and gas professionals with valuable technical expertise. We are able to leverage our relationship with Torch and it presents us with acquisition opportunities that fit our strategy. Currently, Torch is Resaca's largest shareholder and provides it management services.

Combined Production and Reserve Data

        The following table shows selected data concerning our combined production, estimated proved reserves and acreage for the periods indicated on a pro forma combined basis:

Field	December 2009 Average Daily Production (BOE)	Total Est. Proved Reserves MMBOE (As of June 30, 2009)(1)	Percent of Total Est. Proved Reserves MMBOE	PV-10 (As of June 30, 2009) (In Millions)(1)	Gross Acres (As of April 27, 2010)(2)	Net Acres (As of April 27, 2010)(3)
Texas Properties
Panhandle Properties	579	28.9	45.7%	$323.9	20,387	20,387
Penwell Properties	136	1.7	2.7%	19.8	3,120	3,120
Desdemona Properties	61	1.4	2.2%	7.1	11,264	11,264
Grand Clearfork Unit Properties	47	0.5	0.8%	4.6	1,120	1,120
Other Minor Properties	150	2.0	3.1%	31.4	7,890	7,823
New Mexico Properties
Cato Properties	241	16.0	25.3%	116.5	21,122	20,662
Cooper Jal Unit Properties	280	9.8	15.5%	134.8	2,560	1,855
Other Minor Properties	7	0.2	0.3%	2.6	320	240
Oklahoma Properties
Nowata Properties	217	1.5	2.4%	13.9	4,594	4,594
Davenport Properties	74	1.3	2.0%	9.9	2,178	2,178
Total	1,792	63.3	100.0%	$664.5	74,555	73,243

(1)
PV-10 is a non-GAAP financial measure and generally differs from the standardized measure of discounted future net cash flows, the most directly comparable Generally Accepted Accounting Principles, which we refer to as GAAP, financial measure, because it does not include the effects of income taxes on future net revenues. At June 30, 2009, our standardized measure of discounted future net cash flows was $418.2 million on a combined basis as shown below. Our estimated proved reserves and future net revenues, PV-10, and standardized measure of discounted future net cash flows were determined using end of the period prices for oil and natural gas that Resaca and Cano realized as of June 30, 2009, which were $69.89 per barrel of oil and $3.84 per MMBtu of natural gas.

The following table shows the combined company's reconciliation of our PV-10 to the standardized measure of discounted future net cash flows. PV-10 is our estimate of the present value of future net revenues from estimated proved oil and gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their "present value." We believe PV-10 to be an important measure for evaluating the relative significance of our oil and gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating our company. We believe that most other companies in the oil and gas industry calculate PV-10 on the same basis.

  PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows as computed under GAAP.

(in millions)	Pro Forma as of June 30, 2009
PV-10	$664.5
Less: Undiscounted income taxes	(689.8)
Plus: 10% discount factor	443.5

Discounted income taxes	(246.3)

Standard measure of discounted future net cash flows	$418.2

(2)
"Gross" acres refers to acreage in which we have a working interest.

(3)
"Net" acres refers to the aggregate of our percentage working interest in gross acreage before royalties or other payouts, as appropriate.

Our Properties

        The following is a brief summary of the combined company's properties:

        Panhandle Properties.    The Panhandle Properties are located on 20,387 gross and net acres in Carson, Gray, Hutchinson and Roberts Counties, Texas and produce from the Brown, White and Arkosic Dolomite formations and the Granite Wash sandstone formation. Estimated proved reserves as of June 30, 2009 attributable to the Panhandle Properties were 28.9 MMBOE.

        Cato Properties.    The Cato Properties are located on 21,122 gross (20,662 net) acres in Chavez and Roosevelt Counties, New Mexico and produce from the San Andres formation. Estimated proved reserves as of June 30, 2009 attributable to the Cato Properties were 16.0 MMBOE.

        Cooper Jal Unit Properties.    The Cooper Jal Unit Properties are located on 2,560 gross (1,855 net) acres in Lea County, New Mexico and produce from the Yates, Seven Rivers and Queens formations. Estimated proved reserves as of June 30, 2009 attributable to Cooper Jal Unit Properties were 9.8 MMBOE.

        Penwell Properties.    The Penwell Properties are comprised of two units, the Jordan San Andres Unit (1,280 gross and net acres) and the Edwards Grayburg Unit (1,840 gross and net acres), located in Ector and Crane Counties, Texas and produce from the San Andres, Grayburg and Queen formations. Estimated proved reserves as of June 30, 2009 attributable to the Penwell Properties were 1.7 MMBOE.

        Nowata Properties.    The Nowata Properties are located on 4,594 gross and net acres in Nowata County, Oklahoma and produce from the Bartlesville Sandstone formation. Estimated proved reserves as of June 30, 2009 attributable to the Nowata Properties were 1.5 MMBOE.

        Desdemona Properties.    The Desdemona Properties are located on 11,264 gross and net acres in Erath, Comanche and Eastland Counties, Texas and produce from the Barnett Shale, Duke Sands, Strawn Sand and Marble Falls Lime formations. Estimated proved reserves as of June 30, 2009 attributable to the Desdemona Properties were 1.4 MMBOE.

        Davenport Properties.    The Davenport Properties are located on 2,178 gross and net acres in Lincoln County, Oklahoma and produce from the Prue Sand formation. Estimated proved reserves as of June 30, 2009 attributable to the Davenport Properties were 1.3 MMBOE.

        Grand Clearfork Unit Properties.    The Grand Clearfork Unit Properties are located on 1,120 gross and net acres in Pecos County, Texas and produce from both the Upper and Lower Clearfork formations at an average depth of approximately 2,500 feet. Estimated proved reserves as of June 30, 2009 attributable to Grand Clearfork Unit Properties were 0.5 MMBOE.

        Other Minor Properties.    These fields are located on 8,210 gross (8,063 net) acres in Winkler, Howard, Ector and Crane Counties in Texas and Eddy County, New Mexico and include the Kermit Complex, Iatan North, Kayser (Cowden South), McElroy and Cotton Draw/BTBN. Estimated proved reserves as of June 30, 2009 attributable to these properties were 2.1 MMBOE.

        For a more detailed description of the combined company's properties, please read "Business and Properties—Our Business and Properties" beginning on page 95 of this prospectus.

Recent Developments

  Amendment to the Merger Agreement

        On April 28, 2010, Resaca, Cano and Merger Sub entered into that certain Amendment No. 3 to the Agreement and Plan of Merger, which we refer to as the Third Amendment. The Third Amendment extends the termination date of the merger agreement to June 30, 2010.

  Report on Combined Company Reserves as of December 31, 2009

        On March 24, 2010, Resaca received a reserve report on the combined proved reserves of Resaca and Cano as of December 31, 2009 from Haas Petroleum Engineering Services, Inc., which we refer to as Haas. As of December 31, 2009, the PV-10 value for the combined company is $773.5 million, which is an increase of $109.0 million or 16.4% higher than the PV-10 value computed at June 30, 2009 of $664.5 million. The $109.0 million increase is primarily attributable to higher commodity prices.

        As of December 31, 2009, proved reserves were 57.5 MMBOE, which is a reduction of 7.9%, after considering the Cano property sale discussed on page 7 of 0.5 MMBOE and production for the six months ended December 31, 2009 of 0.3 MMBOE, as compared to proved reserves on June 30, 2009 of 63.3 MMBOE. The majority of the reduction was due to reclassifying 4.4 MMBOE of proved undeveloped reserves associated with the Panhandle Properties at June 30, 2009 to probable reserves as of December 31, 2009.

        These estimates do not include the effect of the SEC's revised oil and gas rules, "Modernization of Oil and Gas Reporting," issued in December 2008, which is effective for annual reports on Forms 10-K for fiscal years ending on or after December 31, 2009. The revised SEC rules include changes to the pricing used to estimate reserves, the ability to include nontraditional resources in reserves, the use of new technology for determining reserves and permitted disclosure of probable and possible reserves. The estimated proved reserves, future net revenues and PV-10 presented at December 31, 2009 were determined using SEC rules in effect for fiscal years prior to December 31, 2009, including the use of end of the period prices for oil and natural gas as of December 31, 2009, which were $79.39 per barrel of oil and $5.82 per MMBtu of natural gas instead of an unweighted average 12-month price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period ended December 31, 2009, of $61.18 per Bbl for oil and $3.87 per MMBtu for natural gas under the new SEC rules. Haas estimates that, had the combined company applied unweighted 12-month average pricing at December 31, 2009 under the SEC's revised rules, the combined Company's proved reserves would have decreased by 1.7 MMBOE, which is a reduction of 3% as compared to proved reserves of 57.5 MMBOE using December 31, 2009 flat pricing. Haas estimates that utilizing the unweighted 12-month average pricing at December 31, 2009 would have reduced the PV-10 value of the combined company's proved reserves by $404.9 million or 52% as compared to PV-10 value of proved reserves of $773.5 million using December 31, 2009 flat pricing.

Beginning June 30, 2010, the combined company will be required to prepare its reserve estimates using the definitions and pricing required by the SEC's revised rules.

  Stock Exchange Listing

        On March 30, 2010, the combined company was approved for listing on the NYSE Amex upon notice of issuance.

  New Bank Facility

        On April 26, 2010, we received a firm commitment for a new $200 million revolving senior secured credit facility with UBNA and Natixis. UBNA is the administrative agent and UBNA and Natixis are the issuing lenders of the New Facility. The New Facility will mature on July 1, 2012 and is expected to have an initial and current borrowing base of $90 million based upon our estimated proved reserves. The New Facility provides for an automatic extension to the third anniversary of the closing date of the New Facility if all shares of Resaca preferred stock convert to shares of Resaca common stock or the stated maturity date or redemption date for the Resaca preferred stock is extended to a date at least 91 days after the third anniversary of the closing date of the New Facility and no default then exists under the New Facility. Advances under the New Facility shall be in the form of either base rate loans or LIBOR loans. The interest rate on base rate loans shall be tied to the "UB Reference Rate" plus a margin of 1.5% to 2.25% based on the percentage of the borrowing base utilized at the time of the credit extension. The interest rate on LIBOR loans shall be LIBOR for a 30, 60, 90, or (if available) 180 day period plus a margin of 2.50% to 3.25% based on the percentage of the borrowing base utilized at the time of the credit extension. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our New Facility" on page 84 for a detailed discussion of the New Facility and Exhibit 10.92 hereto for the draft form of the credit agreement to be entered into in connection with the New Facility, which we refer to as the New Credit Agreement.

  Cano Property Sale

        During January 2010, Cano sold its interests in certain oil and gas properties located in the Texas Panhandle for net proceeds of $6.3 million. The sale had an effective date of January 1, 2010. As of January 1, 2010, the net book value of these sold assets was $3.8 million, based on updated reserve information as of December 31, 2009, which resulted in a pre-tax gain of $2.5 million. Cano used a portion of the net proceeds of $6.3 million to pay down its outstanding debt. As of April 27, 2010, Cano had available borrowing capacity of $1.1 million and a cash balance of $1.0 million.

  Change in Transfer Agent and Registrar

        Effective upon the merger, the Transfer Agent and Registrar for the Resaca common stock will change from Computershare Investor Services (Channel Islands) Limited, its Transfer Agent and Registrar prior to the merger, to Computershare Trust Company N.A.

  Conversion of Trading Denomination of Resaca Common Stock to U.S. Dollars

        On April 1, 2010, in preparation for the merger and the combined company's planned listing on NYSE AMEX, the trading denomination of the Resaca common stock changed from British pounds to U.S. dollars.

Contact Information of the Combined Company

        Our principal executive offices are located at 1331 Lamar, Suite 1450, Houston, Texas 77010. The telephone number of our principal executive offices is (713) 650-1246. Our web site is www.resacaexploitation.com. The information on our web site does not constitute part of this prospectus.

Organizational Structure

        The chart below depicts the organization of the combined company after giving effect to the merger.

The Offering

Issuer	Resaca Exploitation, Inc.
Common stock offered by us	Shares
Underwriters' option to purchase additional shares	We have granted the underwriters a 30-day option to purchase up to an additional shares of common stock.
Common stock to be outstanding after this offering	Shares
Use of proceeds
We estimate that our net proceeds from this offering will be approximately $ million (or $ million if the underwriters exercise their option to purchase additional shares in full) based on an assumed public offering price of $ per share, after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds of this offering to repay an aggregate of $ million of existing indebtedness for the combined company. The remaining proceeds of this offering of $ million and the proceeds from any exercise of the underwriters' option to purchase additional shares will be retained as cash for future general corporate purposes, including severance and merger related expenses. See "Use of Proceeds" on page 40.
Dividend policy	We have not declared or paid any cash dividends on our common stock, and we do not currently anticipate paying any cash dividends on our common stock in the foreseeable future.
Current AIM symbols	RSOX and RSX
Proposed AIM symbol following merger	RSOX
Proposed NYSE Amex symbol	RSOX
Risk factors
An investment in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 19 of this prospectus and other information included elsewhere in this prospectus for a discussion of factors you should consider before investing in our common stock.

        The number of shares of common stock to be outstanding after this offering is based on                        shares outstanding as of                        , 2010. This number (i) gives effect to the Reverse Stock Split which will be effective immediately prior to the closing of this offering, (ii) in connection with the merger, the issuance of approximately 19,264,518 shares of Resaca common stock to stockholders of Cano, which includes approximately 125,056 shares of Resaca common stock issuable on the exercise of certain Cano stock options, and (iii) excludes an aggregate of approximately 3,946,239 shares of common stock reserved and available for future issuance under the Incentive Plan.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        The following tables set forth our summary historical and unaudited pro forma combined financial data as of the dates and for the periods shown. The historical data reflects the separate operations of Resaca and Cano. The amounts for each historical annual period presented below were derived from the restated audited financial statements of Resaca and the audited financial statements of Cano included in this prospectus. The amounts for historical six months ended December 31, 2009 and 2008 were derived from the restated unaudited financial statements of Resaca and the unaudited financial statements of Cano. The unaudited pro forma combined financial information gives effect to the following transactions:

  •
  the Reverse Stock Split;

  •
  the issuance of approximately 19,264,518 shares of Resaca common stock to the stockholders of Cano pursuant to the merger, which includes approximately 125,056 shares of Resaca common stock issuable on the exercise of certain Cano stock options; and

  •
  the issuance of 27,963 shares of Resaca preferred stock (calculated as of April 27, 2010) to the preferred stockholders of Cano.

        The unaudited pro forma as adjusted combined financial information gives additional effect to the issuance of            shares of common stock in this offering, the repayment of $         million of the existing indebtedness of the combined company with $         million of net proceeds from this offering, and the refinancing of $         million of the existing indebtedness of the combined company with $         million from the New Facility (as defined in Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources of the Combined Company—Our New Facility" on page 86).

        The unaudited pro forma combined balance sheet as of December 31, 2009 is based on the unaudited consolidated balance sheets of Resaca and Cano as of December 31, 2009 included in this prospectus and gives effect to the transactions listed above as if they had occurred on December 31, 2009 (other than Resaca preferred stock outstanding, which is as of April 27, 2010).

        The unaudited pro forma combined statement of operations for the year ended June 30, 2009 is based on the restated audited consolidated statements of operations of Resaca and the audited financial statements of Cano for the year ended June 30, 2009 included in this prospectus and gives effect to the transactions listed above as if they had occurred on July 1, 2008.

        The unaudited pro forma combined statement of operations for the six months ended December 31, 2009 is based on the restated unaudited consolidated statements of operations of Resaca and the unaudited financial statements of Cano for the six months ended December 31, 2009 included in this prospectus and gives effect to the transactions listed above as if they had occurred on July 1, 2008.

        These adjustments are based on currently available information and certain estimates and assumptions, and, therefore, the actual effects of the merger may differ from the effects reflected in the unaudited pro forma combined financial statements and the unaudited pro forma as adjusted combined financial statements. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of this transaction as contemplated and that the pro forma adjustments give appropriate effect to those assumptions. The unaudited pro forma combined financial information is not necessarily indicative of the financial condition or results of operations of Resaca and Cano had the merger taken place on the assumed dates and should not be viewed as indicative of operations in the future. The following information should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical and pro forma combined financial statements included in this prospectus.

	Pro Forma		Pro Forma as Adjusted
In thousands, except per share data	Year Ended June 30, 2009	Six Months Ended December 31, 2009	Year Ended June 30, 2009	Six Months Ended December 31, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Statement of operations data
Operating Revenues:
Total operating revenues	$39,976	$18,520	$	$
Operating Expenses:
Lease operating	25,465	11,810
Production and ad valorem taxes	3,602	1,332
General and administrative	26,243	10,716
Depletion and depreciation	8,200	4,067
Accretion of discount on asset retirement obligations	586	223
Impairment of long-lived assets	—	283
Inventory write-down	318	—

Total operating expenses	64,414	28,431

Income (loss) from operations	(24,438)	(9,911)

Other income (expense):
Interest expense and other	(4,494)	(2,117)
Gain (loss) on derivatives	54,845	(6,809)

Total other income (expense)	50,351	(8,926)

Income (loss) before income taxes	25,913	(18,837)
Deferred income tax benefit (expense)	(9,646)	4,058

Net income (loss)	16,217	(14,779)
Preferred stock dividend	(2,730)	(890)
Preferred stock repurchased for less than carrying amount	10,890	—

Net income (loss) applicable to common stock	$24,377	$(15,669)	$	$

Net income (loss) per share—basic and diluted	$0.64	$(0.40)	$	$
Weighted average common shares outstanding
Basic	37,995	38,882
Diluted	37,999	38,882

	Pro Forma as of December 31, 2009	Pro Forma as Adjusted December 31, 2009
	(Unaudited)	(Unaudited)
Balance sheet data
Cash and cash equivalents	$1,416	$
Other current assets	9,525
Oil and gas properties, net, full cost	313,324
Other assets	6,735

Total assets	$331,000	$

Current liabilities(1)	$16,097	$
Long-term debt(2)	101,700
Other long-term liabilities	13,389
Preferred stock	27,963
Stockholders' equity	171,851

Total liabilities and stockholders' equity	$331,000	$

(1)
Excludes current portion of long-term debt.

(2)
Includes current portion of long-term debt.

	Resaca Historical
	Years Ended June 30,			Six Months Ended December 31,
In thousands, except per share data	2007	2008	2009	2008	2009
				(Unaudited)	(Unaudited)
Statement of operations data
Operating Revenues:
Total operating revenues	$15,491	$18,559	$14,154	$8,300	$7,134
Operating Expenses:
Lease operating	7,604	7,007	6,623	3,786	3,467
Production and ad valorem taxes	1,367	1,664	1,250	598	337
General and administrative	1,553	1,962	2,984	3,585	4,268
Depletion and depreciation	2,832	2,910	3,371	1,684	1,884
Accretion of discount on asset retirement obligations	295	341	281	192	87

Total operating expenses	13,651	13,884	14,509	9,845	10,043

Income (loss) from operations	1,840	4,675	(355)	(1,545)	(2,909)

Other income (expense):
Interest expense and other	(9,348)	(9,829)	(8,402)	(1,701)	(1,661)
Gain (loss) on derivatives	(901)	(12,349)	11,468	16,870	(1,591)

Total other income (expense)	(10,249)	(22,178)	3,066	15,169	(3,252)

Income (loss) before income taxes	(8,409)	(17,503)	2,711	13,624	(6,161)
Deferred income tax benefit (expense)	—	—	—	(5,045)	(2)

Net income (loss)	(8,409)	(17,503)	2,711	8,579	(6,163)
Preferred stock dividend	—	—	—	—	—
Preferred stock repurchased for less than carrying amount	—	—	—	—	—

Net income (loss) applicable to common stock	$(8,409)	$(17,503)	$2,711	$8,579	$(6,163)

Net income (loss) per share—basic and diluted	$—	$—	$0.03	$0.09	$(0.06)
Weighted average common shares outstanding
Basic	—	—	92,259	92,259	96,694
Diluted	—	—	92,280	92,259	96,694

	Resaca Historical
	As of June 30,			As of December 31,
	2007	2008	2009	2008	2009
				(Unaudited)	(Unaudited)
Balance sheet data
Cash and cash equivalents	$607	$188	$330	$659	$905
Other current assets	2,288	5,744	2,941	5,492	2,780
Oil and gas properties, net, full cost	99,226	100,842	117,753	116,346	119,544
Other assets	1,010	977	976	1,963	817

Total assets	$103,131	$107,751	$122,000	$124,460	$124,046

Current liabilities	$19,491	$35,099	$4,315	10,236	$4,989
Long-term debt	73,660	72,617	31,846	21,778	35,000
Other long-term liabilities	4,400	11,958	6,088	8,957	6,716
Preferred stock	—	—	—	—	—
Stockholders' equity	5,580	(11,923)	79,751	83,489	77,341

Total liabilities and stockholders' equity	$103,131	$107,751	$122,000	$124,460	$124,046

	Cano Historical
	Years Ended June 30,			Six Months Ended December 31,
In Thousands, Except Per Share Data	2007	2008	2009	2008	2009
				(Unaudited)	(Unaudited)
Operating Revenues:
Total operating revenues	$20,651	$34,650	25,409	$15,808	$11,407
Operating Expenses:
Lease operating	8,733	13,273	18,842	9,843	8,343
Production and ad valorem taxes	1,695	2,454	2,352	1,479	995
General and administrative	12,635	14,859	19,156	14,404	6,448
Impairment of long-lived assets	—	—	26,670	22,398	283
Exploration expense	—	—	11,379	—	5,024
Depletion and depreciation	3,202	3,903	5,720	2,572	2,522
Accretion of discount on asset retirement obligations	131	204	305	150	136

Total operating expenses	26,396	34,693	84,424	50,846	23,751

Loss from operations:	(5,745)	(43)	(59,015)	(35,038)	(12,344)

Other income (expense):
Gain (loss) on derivatives	(847)	(31,955)	43,790	44,994	(5,239)
Impairment of goodwill	—	—	(685)	(685)	—
Interest expense and other	(1,681)	(761)	(513)	(254)	(456)

Total other income (expense)	(2,528)	(32,716)	42,592	44,055	(5,695)
Income (loss) from continuing operations before income tax benefit	(8,273)	(32,759)	(16,423)	9,017	(18,039)
Deferred income tax benefit	2,970	11,767	4,712	(4,038)	6,044

Income (loss) from continuing operations	(5,303)	(20,992)	(11,711)	4,979	(11,995)
Income (loss) from discontinued operations, net of related taxes	4,513	3,471	11,480	11,393	—
Preferred stock discount	—	—	—	—	—
Preferred stock dividend	(3,169)	(4,083)	(2,730)	(1,791)	(890)
Preferred stock repurchased for less than carrying amount	—	—	10,890	10,890	—

Net income (loss) applicable to common stock	$(3,959)	$(21,604)	$7,929	$25,471	$(12,885)

Net income (loss) applicable to common stock:
Continuing operations	(8,472)	(25,075)	(3,551)	14,078	(12,885)
Discontinued operations	4,513	3,471	11,480	11,393	—

Net income (loss) applicable to common stock	$(3,959)	$(21,604)	$7,929	$25,471	$(12,885)

Net income (loss) per share—basic	$(0.13)	$(0.60)	$0.17	$0.55	$0.28
Net income (loss) per share—diluted	$(0.13)	$(0.60)	$0.17	$0.50	$0.28

Weighted average common shares outstanding
Basic	30,758	35,829	45,361	46,155	45,570
Diluted	30,758	35,829	45,361	54,518	45,570

	Cano Historical
	As of June 30,			As of December 31,
	2007	2008	2009	2008	2009
				(Unaudited)	(Unaudited)
Balance sheet data
Cash and cash equivalents	$2,119	$697	$392	$668	$511
Other current assets	5,493	34,062	8,764	11,504	6,744
Oil and gas properties, net, successful efforts	183,614	239,968	248,649	249,605	250,348
Other assets	10,243	3,007	6,223	9,085	3,593

Total assets	$201,469	$277,734	$264,028	$270,862	$261,196

Current liabilities	$10,900	$23,981	$8,815	$18,105	$8,191
Long-term debt	33,500	73,500	55,700	30,000	66,700
Other long-term liabilities	40,612	51,317	25,649	33,147	24,085
Preferred stock	47,596	45,086	25,405	24,848	25,961
Stockholders' equity	68,861	83,850	148,459	164,762	136,259

Total liabilities and stockholders' equity	$201,469	$277,734	$264,028	$270,862	$261,196

 SUMMARY OIL AND GAS DATA

Operating Data

        The following table presents certain information with respect to Resaca's historical operating data for the years ended June 30, 2007, 2008 and 2009 and for the six months ended December 31, 2009 and pro forma combined operating data for the year ended June 30, 2009 and the six months ended December 31, 2009, after giving effect to the merger.

	Resaca Historical
					Pro Forma Combined
	Years Ended June 30,			Six Months Ended December 31, 2009
					Year Ended June 30, 2009	Six Months December 31, 2009
	2007	2008	2009
Wells drilled (net)
Exploratory	—	—	—	—	4.00	—
Development	6.52	—	4.62	—	18.62	—
Net sales data
Net volume (MBOE)	281	255	237	114	675	311
Average daily volume (BOEPD)	770	699	649	621	1,849	1,691
Average sales price (per BOE)
Excludes the effect of commodity derivatives	$53.59	$85.23	$61.45	$62.24	$59.22	$59.55
Includes the effect of commodity derivatives	$55.09	$72.80	$59.70	$62.43	$67.85	$69.35
Expenses (per BOE)
Lease operating	$27.04	$27.49	$27.94	$30.34	$37.73	$37.97
Production and ad valorem taxes	$4.86	$6.53	$5.27	$2.95	$5.34	$4.28

Estimated Reserve Data

        The estimates in the table below of proved reserves as of June 30, 2009 are based on reserve reports prepared by Resaca's and Cano's independent petroleum engineers. You should refer to "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business and Properties" in evaluating the material presented below.

	June 30, 2009		Pro Forma Combined June 30, 2009(1)
	Resaca	Cano
Estimated proved reserves(2)
Oil (MBbls)	11,968	38,771	50,739
Gas (MMcf)	13,299	61,953	75,252
Total proved reserves (MBOE)	14,184	49,097	63,281
Proved developed producing reserves:
Oil (MBbls)	1,911	5,752	7,663
Gas (MMcf)	2,552	11,904	14,456
Total proved developed producing reserves (MBOE)	2,336	7,735	10,071
Proved developed reserves:
Oil (MBbls)	6,722	7,027	13,749
Gas (MMcf)	7,502	18,322	25,824
Total proved developed reserves (MBOE)	7,973	10,081	18,054

	June 30, 2009		Pro Forma Combined June 30, 2009(1)
	Resaca	Cano
PV-10 value (millions)(2)(3)
Proved developed producing reserves	$29.5	$63.5	$93.0
Proved developed non-producing reserves	93.0	15.0	108.0
Proved undeveloped reserves	70.7	392.8	463.5

Total PV-10 value	$193.2	$471.3	$664.5

Standardized measure of oil and gas quantities (millions)(2)	$136.2	$282.0	$418.2

(1)
Gives effect to the merger with Cano.

(2)
Resaca's estimated proved reserves and the future net revenues, PV-10, and standardized measure of discounted future net cash flows were determined using end of the period prices for natural gas and oil that Resaca realized as of June 30, 2009, which were $69.89 per barrel of oil and $3.84 per MMBtu of natural gas. Cano's estimated proved reserves and the future net revenues, PV-10, and standardized measure of discounted future net cash flows were determined using end of the period prices for natural gas and oil that Cano realized as of June 30, 2009, which were $69.89 per barrel of oil and $3.71 per MMBtu of natural gas.

(3)
PV-10 is a non-GAAP financial measure and generally differs from the standardized measure of discounted future net cash flows, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. See "Business and Primary Operations—Reconciliation of non-GAAP financial measures" for our definition of PV-10 and a reconciliation of PV-10 to the standardized measure of discounted future net cash flows.

The following table shows Resaca's, Cano's and the combined company's reconciliation of PV-10 to standardized measure of discounted future net cash flows (the most directly comparable measure calculated and presented in accordance with GAAP) at June 30, 2009. PV-10 is our estimate of the present value of future net revenues from estimated proved oil and gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their "present value." We believe PV-10 to be an important measure for evaluating the relative significance of our gas and oil properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating gas and oil companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating its company. We believe that most other companies in the oil and gas industry calculate PV-10 on the same basis.

  PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows as computed under GAAP.

	June 30, 2009
			Pro Forma June 30, 2009
In millions	Resaca	Cano
PV-10 value	$193.2	$471.3	$664.5
Less: Undiscounted income taxes	(154.5)	(535.3)	(689.8)
Plus: 10% discount factor	97.5	346.0	443.5

Discounted income taxes	(57.0)	(189.3)	(246.3)

Standard measure of discounted future net cash flows	$136.2	$282.0	$418.2

        The estimates presented in the table below of proved reserves as of December 31, 2009 are based on reserve reports prepared by Resaca's independent petroleum engineers, Haas. These estimates do not include the effect of the SEC's revised oil and gas rules, "Modernization of Oil and Gas Reporting," issued in December 2008, which is effective for annual reports on Forms 10-K for years ending on or after December 31, 2009. The revised securities rules include changes to the pricing used to estimate reserves, the ability to include nontraditional resources in reserves, the use of new technology for determining reserves and permitted disclosure of probable and possible reserves. The estimated proved reserves, future net revenues and PV-10 presented in the table below were determined using SEC rules in effect for fiscal years prior to December 31, 2009 including the use of end of the period prices for natural gas and oil as of December 31, 2009, which were $79.39 per barrel of oil and $5.82 per MMBtu of natural gas, instead of an unweighted average 12-month price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period ended December 31, 2009, of $61.18 per Bbl for oil and $3.87 per MMBtu for natural gas under the revised SEC rules. The Company will begin complying with the disclosure requirements of the final rule in its annual report on Form 10-K for the fiscal year ending June 30, 2010. You should refer to "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business and Properties" on pages 20, 60 and 97, respectively, in evaluating the material presented below.

	December 31, 2009		Pro Forma Combined December 31, 2009(1)
	Resaca	Cano
Estimated proved reserves(2)
Oil (MBbls)	12,262	33,098	45,360
Gas (MMcf)	13,103	59,545	72,648
Total proved reserves (MBOE)	14,446	43,022	57,468
Proved developed producing reserves:
Oil (MBbls)	2,144	4,605	6,749
Gas (MMcf)	2,492	9,839	12,331
Total proved developed producing reserves (MBOE)	2,559	6,245	8,804
Proved developed reserves:
Oil (MBbls)	6,911	6,104	13,015
Gas (MMcf)	7,273	16,180	23,453
Total proved developed reserves (MBOE)	8,124	8,800	16,924

	December 31, 2009		Pro Forma Combined December 31, 2009(1)
	Resaca	Cano
PV-10 value (millions)(2)(3)
Proved developed producing reserves	$42.4	$69.3	$111.7
Proved developed non-producing reserves	117.4	30.4	147.8
Proved undeveloped reserves	100.3	413.7	514.0

Total PV-10 value	$260.1	$513.4	$773.5

Standardized measure of oil and gas quantities (millions)(2)	$179.7	$332.4	$512.1

(1)
Gives effect to the merger with Cano.

(2)
Resaca's and Cano's estimated proved reserves and the future net revenues, PV-10, and standardized measure of discounted future net cash flows were determined using end of the period prices for natural gas and oil that each company realized as of December 31, 2009, which were $79.39 per barrel of oil $5.82 per MMBtu of natural gas.

(3)
PV-10 is a non-GAAP financial measure and generally differs from the standardized measure of discounted future net cash flows, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues.

  The following table shows Resaca's, Cano's and the combined company's reconciliation of PV-10 to standardized measure of discounted future net cash flows (the most directly comparable measure calculated and presented in accordance with GAAP) at December 31, 2009. PV-10 is our estimate of the present value of future net revenues from estimated proved oil and gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their "present value." We believe PV-10 to be an important measure for evaluating the relative significance of our gas and oil properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating gas and oil companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating its company. We believe that most other companies in the oil and gas industry calculate PV-10 on the same basis.

  PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows as computed under GAAP.

	December 31, 2009
			Pro Forma December 31, 2009
In millions	Resaca	Cano
PV-10 value	$260.1	$513.4	$773.5
Less: Undiscounted income taxes	(201.7)	(582.6)	(784.3)
Plus: 10% discount factor	121.3	401.6	522.9

Discounted income taxes	(80.4)	(181.0)	(261.4)

Standard measure of discounted future net cash flows	$179.7	$332.4	$512.1

        As of December 31, 2009, the PV-10 value for the combined company is $773.5 million, which is an increase of $109.0 million or 16.4% higher than the PV-10 value computed at June 30, 2009 of $664.5 million. The $109.0 million increase is primarily attributed to higher commodity prices. At December 31, 2009, flat case crude oil and natural gas prices were $79.39 per barrel and $5.82 per

MMBtu, respectively, as compared to corresponding crude oil and natural gas prices at June 30, 2009 of $69.89 per barrel and $3.71 per MMBtu.

        As of December 31, 2009, proved reserves were 57.5 MMBOE, which is a reduction of 7.9%, after considering the Cano property sale discussed on page 7 of 0.5 MMBOE and production for the six months ended December 31, 2009 of 0.3 MMBOE, as compared to proved reserves on June 30, 2009 of 63.3 MMBOE. The majority of the reduction was due to reclassifying 4.4 MMBOE of proved undeveloped reserves associated with the Panhandle Properties at June 30, 2009 to probable reserves as of December 31, 2009.

        As previously discussed, the Company will adopt the SEC's revised rules on reserve determination for its annual report on Form 10-K dated June 30, 2010. Haas estimates that, had the company applied unweighted 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period ended December 31, 2009, under the SEC's revised rules, the combined company's proved reserves would have decreased by 1.7 MMBOE, which is a reduction of 3% as compared to proved reserves of 57.5 MMBOE using December 31, 2009 flat pricing. Haas estimates that utilizing the unweighted 12-month average pricing at December 31, 2009 would have reduced the PV-10 value of the combined company's proved reserves by $404.9 million or 52% as compared to PV-10 value of proved reserves of $773.5 million using December 31, 2009 flat pricing. Beginning June 30, 2010, the combined company will be required to prepare its reserves estimates using the definitions and pricing required by the SEC's revised rules.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. Before making an investment in our common stock, you should carefully consider the following risks, as well as the other information contained in this prospectus. The risks described below are those that we believe are the material risks that we face. Any of the risk factors described below could significantly and adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of our common stock could decline, and you may lose a part or all of your investment.

Risks Relating to the Combined Company's Business

Resaca may not be able to successfully integrate its operations with Cano's operations.

        Integration of Cano's operations with Resaca's will be a complex, time consuming and costly process involving the following risks and difficulties, among others:

  •
  Cano's properties may not produce revenues, earnings or cash flow at anticipated levels;

  •
  we may have exposure to unanticipated liabilities and costs, some of which may materially exceed our estimates;

  •
  we may experience material difficulties in integrating personnel with diverse backgrounds and a differing organizational culture;

  •
  we may lose customers, suppliers, partners and agents of Cano;

  •
  the merger may disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures, including internal controls and procedures required under the Sarbanes-Oxley Act of 2002; and

  •
  we may experience material difficulties and additional costs in consolidating corporate and administrative functions.

As a result, we may be unable to integrate Cano successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems.

The combined company may not be able to fully execute its acquisition growth strategy if it encounters illiquid capital markets or increased competition for acquisition opportunities.

        The growth strategy of the combined company contemplates expansion into new assets with similar characteristics. The combined company intends to broaden its portfolio of assets into other long-life, mature U.S. oil and gas basins. In the longer-term, the combined company is also seeking to expand its portfolio of assets outside the United States. The combined company intends to concentrate on properties with strong upside potential from secondary and tertiary recovery from existing PDP, PDNP and PUD, and probable reserves.

        The combined company may require substantial new capital to finance the future acquisition and development of assets and businesses. Limitations on the combined company's access to capital will impair its ability to execute this strategy. Expensive capital will limit the combined company's ability to acquire and develop attractive assets. The combined company may not be able to raise the necessary funds on satisfactory terms, if at all.

        In addition, the combined company may experience increased competition for acquisition opportunities. Increased competition for a limited pool of assets could result in the combined company losing to other bidders more often or acquiring assets at higher prices. Either occurrence would limit the combined company's ability to fully execute its acquisition growth strategy. The combined company's inability to execute its growth strategy may materially adversely impact the market price of its securities.

If Resaca identifies differences between its accounting policies and those of Cano upon consummation of the merger, conforming those differences in accounting policies could have a material impact on the combined company's financial statements.

        The integration of Cano with Resaca will involve developing and implementing uniform accounting policies, internal controls and procedures, disclosure controls and procedures and other governance policies and standards. Upon consummation of the merger, Resaca will review Cano's accounting policies. As a result of that review, Resaca may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company's financial statements.

Upon completion of the merger, our combined debt may limit our financial and operating flexibility.

        We have a firm commitment from UBNA and Natixis, to arrange the New Facility in the maximum amount of $90 million with financial institutions acceptable to us and to UBNA and Natixis. The New Facility shall be guaranteed by all of Resaca's and Cano's existing and future material subsidiaries. Upon consummation of the merger as of December 31, 2009 on a pro forma as adjusted basis, the combined company would have had outstanding approximately $         million in advances under the New Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources of the Combined Company—Our New Facility" on page 86 and "Unaudited Pro Forma Combined Financial Data" on page 44.

        The New Facility shall contain, among other terms, provisions for the maintenance of certain financial ratios and certain restrictions related to (i) debt, (ii) liens, (iii) mergers, (iv) asset sales, (v) investments, (vi) change of ownership, (vii) distributions, redemptions and purchase of Resaca common stock and Resaca preferred stock, and (viii) hedging transactions. The New Facility shall be secured by 80% of the value of the combined company's existing and future oil and gas properties. The New Facility will require it to maintain compliance with specified financial ratios and satisfy certain financial condition tests. The combined company's ability to comply with these ratios and financial condition tests may be affected by events beyond its control, and we cannot assure you that the combined company will meet these ratios and financial condition tests. These financial ratio restrictions and financial condition tests could limit the combined company's ability to obtain future financings, make needed capital expenditures, withstand a future downturn in its business or the economy in general or otherwise conduct necessary or desirable corporate activities.

        A breach of any of these covenants or the combined company's inability to comply with the required financial ratios or financial condition tests could also result in a default under the New Facility. A default, if not cured or waived, could result in all of the combined company's indebtedness becoming immediately due and payable. If that should occur, the combined company may not be able to pay all such debt or to borrow sufficient funds to refinance it. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" for further information regarding the combined company's future compliance with these covenants.

        The substantial debt of the combined company following the merger could have important consequences for the combined company and its shareholders. For example, it could:

  •
  increase the combined company's vulnerability to general adverse economic and industry conditions;

  •
  limit the combined company's ability to fund future working capital and capital expenditures, to engage in future acquisitions or development activities, or to otherwise realize the value of its assets and opportunities fully because of the need to dedicate a substantial portion of its cash flow from operations to payments on its debt or to comply with any restrictive terms of its debt;

  •
  limit the combined company's flexibility in planning for, or reacting to, changes in the industry in which it operates; and

  •
  place the combined company at a competitive disadvantage as compared to its competitors that have less debt.

Realization of any of these factors could adversely affect the combined company's financial condition.

Following the merger, the combined company may not have sufficient funds to fulfill its expected capital expenditures for the twelve (12) months following the merger due to its current contractual obligations.

        The combined company will have current contractual obligations of $129.3 million consisting of Resaca debt of $35.0 million, Cano debt of $66.7 million and Resaca preferred stock of $27.5 million. Immediately following the offering, the combined company anticipates repaying $35.0 million of Resaca's debt obligations and $15.0 million of Cano's debt obligations with $        million of borrowings from the New Facility and $        million of proceeds from this offering and refinancing the remaining $51.7 million of Cano's debt obligations. In addition, the combined company intends to use net proceeds of the offering to repay $        million of the combined company's remaining debt obligations. After giving effect to the above transactions, the combined company anticipates having $        million of available borrowings under the New Facility, assuming net proceeds from this offering will exceed $        million. To the extent that net proceeds from this offering do not exceed $        million, the combined company may not have sufficient borrowings under its New Facility to adequately fund its current expected capital expenditures.

The combined company may not have the funds that it needs to redeem the Resaca preferred stock outstanding at its maturity date.

        The Resaca preferred stock is subject to mandatory redemption at its maturity date. The holders of the Resaca preferred stock have the option to convert the Resaca preferred stock to Resaca common stock through the maturity date of October 6, 2012. If any Resaca preferred stock remains outstanding on October 6, 2012, then Resaca is required to redeem the Resaca preferred stock in cash equal to the stated value of the Resaca preferred stock, plus accrued dividends and paid-in-kind dividends. The combined company expects to finance the redemption of outstanding Resaca preferred stock, if any, on October 6, 2012, through a combination of cash on hand, available debt borrowings and/or equity issuances but there can be no assurances that that the combined company will be able to finance the redemption as anticipated. At such time, the combined company may not have sufficient cash on hand to finance the redemption. Also, at such time, debt borrowings may not be available and/or the combined company may not be able to complete an equity issuance to finance the redemption of Resaca preferred stock.

The borrowing base under the New Facility may be reduced below the amount of our outstanding borrowings under that facility.

        The amount we are able to borrow under the New Facility is determined based on the value of our proved oil and natural gas reserves and is based on oil and natural gas price assumptions that vary by individual lender. Our borrowing base is subject to redetermination twice each year in February and August with the option for one additional redetermination during the interval between each scheduled redetermination and additional redeterminations based upon certain material dispositions. Should there be a deficiency in the amount of our borrowing base in comparison to our outstanding debt under the

New Facility, we would be required to repay any such deficiency in five equal monthly installments, beginning 30 days after the notice of redetermination. If we were unable to make those repayments, we would be in default under the New Facility, which could have a material adverse effect on our business, results of operations, financial condition and prospects.

If the combined company cannot obtain sufficient capital when needed, the combined company will not be able to continue with its business strategy as currently contemplated.

        The combined company's business strategy includes developing and acquiring interests in mature oil fields with established primary and/or secondary reserves that may possess significant remaining upside exploitation potential by implementing various secondary and/or tertiary EOR techniques. The combined company's capital expenditures are estimated to total approximately $45 million during the twelve months following the merger. We plan to fund these capital expenditures with cash on hand (assuming at least $50 million in gross proceeds from this offering), cash flow from operations and availability on the New Facility. However, if the proceeds from the offering are less than $50 million, we project that over the next twelve months we will need to raise additional funds in order to fund the combined company's development activities and working capital needs. The combined company's ability to raise additional capital will principally depend on the status of the capital and loan markets and the combined company's results of operations at the time it seeks such capital. Accordingly, the combined company may not be able to obtain financing in sufficient amounts or on acceptable terms when needed, which could adversely affect its operating results and prospects. If we cannot raise the capital required to implement our business strategy, we may be required to curtail operations or develop a different strategy, which could lead to a decline in our oil and natural gas reserves and could adversely affect our financial condition and results of operations. Future financings to provide this capital may dilute the combined company's shareholders' proportionate ownership in the combined company. Further, any debt financing must be repaid and the preferred stock must be redeemed regardless of whether or not it generates profits or cash flows from its business activities.

The combined company may be unable to compete effectively with larger companies, which could have a material adverse effect on its business, results of operations, financial condition and prospectus.

        The oil and natural gas industry is intensely competitive, and the combined company will compete with other companies that have greater resources than the combined company. The combined company's ability to acquire additional properties and to develop reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than the combined company's financial or human resources will permit. In addition, these companies may have a greater ability to continue exploration and development activities during periods of low oil and natural gas market prices and to absorb the burden of present and future federal, state, local and other laws and regulations. The combined company's inability to compete effectively with larger companies could have a material adverse effect on its business, results of operations, financial condition and prospects.

The combined company will incur significant charges and expenses as a result of the merger which will reduce the amount of capital available to fund its operations.

        Resaca and Cano expect to incur an aggregate of approximately $6.5 million of costs related to the merger and an aggregate of approximately $4.0 to $5.0 million of costs related to the offering. These expenses will include investment banking, legal, accounting and reserve engineering fees, printing costs, transition costs, separation payments to Cano's Chief Executive Officer and Chief Financial Officer and other related charges. The combined company may also incur unanticipated costs in the merger. As a result, the combined company will have less capital available to fund its exploitation and development activities.

Following the merger, the combined company will be subject to potential early repayments as well as restrictions pursuant to the terms of its preferred stock, which may adversely impact its operations.

        Pursuant to the terms of our preferred stock to be issued to the holders of Cano preferred stock upon the closing of the merger, if a "triggering event" occurs, the holders of Cano preferred stock will have the right to require us to redeem their Cano preferred stock at a price of at least 125% of the $1,000 per share stated value of the Resaca preferred stock plus accrued dividends, which was approximately $35.0 million in the aggregate as of April 27, 2010. "Triggering Events" include the following:

  •
  if our common stock is suspended from trading or fails to be listed on the NYSE Amex, the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market;

  •
  if we fail to convert and do not cure this failure within ten business days after the conversion date or give notice of our intention not to comply with a request for conversion;

  •
  if we fail to pay for at least five business days any amount when due pursuant to the terms of the preferred stock or any documents related to the sale and registration rights of the preferred stock and the common stock issuable upon conversion of the preferred stock;

  •
  taking certain actions, or third parties taking certain actions, with regard to bankruptcy;

  •
  a default on any indebtedness which default is not waived and the applicable grace period has expired; or

  •
  if we breach any representation, warranty, covenant or other term or condition of any document relating to the preferred stock and the common stock issuable upon conversion of the preferred stock, which, to the extent such breach is curable, is not cured within seven business days.

        There is no guarantee that the combined company would be able to repay the amounts due under the preferred stock upon the occurrence of a Triggering Event. The source of funds required as a result of any redemption of preferred stock upon a Triggering Event, include increased borrowing base, term debt, new preferred and common equity.

        In addition, the combined company will be prohibited from issuing any additional preferred stock that is senior or on par with the preferred stock with regard to dividends or liquidation without the approval of holders of a majority of the preferred stock.

Approximately 70% of the combined company's total estimated proved reserves at December 31, 2009, on a pro forma combined basis, were proved undeveloped reserves and may ultimately prove to be less than estimated.

        Recovery of proved undeveloped reserves requires significant capital expenditures and successful drilling operations. At December 31, 2009, approximately 40.5 MMBOE of the combined company's total estimated proved reserves were undeveloped. The reserve data included in the Resaca and Cano reserve engineer reports assume that substantial capital expenditures are required to develop non-producing reserves. The combined company's reserve report at December 31, 2009 assumes it will spend $290.1 million through December 31, 2014 to develop the combined company's estimated proved undeveloped reserves as of December 31, 2009, including an estimated $38.7 million in calendar year 2010. Subsequent to the calculation of our December 31, 2009 reserve report, we deferred approximately $10.0 million of planned calendar year 2010 capital expenditures related to undeveloped reserves due to the timing of the closing of the merger. Although cost and reserve estimates attributable to our natural gas and crude oil reserves have been prepared in accordance with industry standards, we cannot be sure that the estimated costs are accurate, that development will occur as scheduled or that the results of such development will be as estimated. For a more detailed discussion of the combined company's liquidity, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources of the Combined Company" beginning on page 81 of this prospectus.

Loss of the combined company's relationship with Torch Energy Advisors and its affiliates could negatively impact its operations.

        Resaca currently has a Second Amended and Restated Agreement for Administrative Services dated January 1, 2009, which we refer to as the Services Agreement, and an Amended and Restated Co-Employment Agreement dated January 1, 2009, which we refer to as the Co-Employment Agreement, with Torch, an affiliate of Resaca and its Chairman of the Board, J.P. Bryan, and Chief Executive Officer, John J. Lendrum, III, for the provision of operational, accounting and financial services, as well as the promotion of benefits and other services to Resaca's employees. Under the terms of these agreements, Resaca utilizes the employees and assets of Torch and its affiliates in its business. If the relationship with Torch or any of its affiliates were to be terminated, this could have a negative impact on the combined company's ability to function effectively pending the replacement of such Torch employees and assets. If Torch is unable to perform its obligations under the Services Agreement, or if Torch is unable to perform its obligations under the Co-Employment Agreement or other agreements with Resaca, this could have a negative impact on the combined company's ability to function effectively pending the replacement of these services.

The combined company could incur liability in connection with Cano's ongoing securities litigation.

        On October 2, 2008, a lawsuit was filed in the United States District Court for the Southern District of New York, against David W. Wehlmann; Gerald W. Haddock; Randall Boyd; Donald W. Niemiec; Robert L. Gaudin; William O. Powell, III and the underwriters of the June 26, 2008 public offering of Cano common stock, which we refer to as the 2008 Cano Offering, alleging violations of the federal securities laws. Messrs. Wehlmann, Haddock, Boyd, Niemiec, Gaudin and Powell were Cano outside directors on June 26, 2008. At the defendants' request, the case was transferred to the United States District Court for the Northern District of Texas.

        On July 2, 2009, the plaintiffs filed an amended complaint that added as defendants Cano, Cano's Chief Executive Officer and Chairman of the Board, S. Jeffrey Johnson, Cano's former Senior Vice President and Chief Financial Officer, Morris B. "Sam" Smith, Cano's current Senior Vice President and Chief Financial Officer, Benjamin L. Daitch, Cano's Vice President and Principal Accounting Officer, Michael Ricketts and Cano's Senior Vice President of Engineering and Operations, Patrick McKinney, and dismissed Gerald W. Haddock, a former director of Cano, as a defendant. The amended complaint alleges that the prospectus for the 2008 Cano Offering contained statements regarding Cano's proved reserve amounts and standards that were materially false and overstated Cano's proved reserves. The plaintiffs sought to certify the lawsuit as a class action lawsuit; however, the case was dismissed prior to the issue of class certification being addressed.

        On July 27, 2009, the defendants moved to dismiss the lawsuit. On December 3, 2009, the U.S. District Court for the Northern District of Texas granted motions to dismiss all claims brought by the plaintiffs. On December 18, 2009, the plaintiffs filed a notice of appeal with the United States Court of Appeals for the Fifth Circuit. On April 5, 2010, Cano filed its appellate brief in support of its position. On April 19, 2010, the plaintiffs filed their response. Cano is cooperating with its directors and officers liability insurance carrier regarding the defense of the lawsuit. We currently believe that the potential amount of losses resulting from this lawsuit in the future, if any, will not exceed the policy limits of

Cano's directors' and officers' insurance. If Cano is not successful in this litigation, Cano's liability could have a material adverse impact on the combined company's results of operations.

The combined company could incur liability in connection with Cano's litigation relating to a fire that occurred on March 12, 2006 in Carson County, Texas.

        Cano and certain of its subsidiaries were defendants in several lawsuits relating to a fire that occurred on March 12, 2006 in Carson County, Texas and remain defendants in one of the lawsuits. With regard to the one remaining lawsuit, on June 21, 2007, the judge of the 100th Judicial District Court issued a Final Judgment (a) granting motions for summary judgment in favor of Cano and certain of its subsidiaries on plaintiffs' claims for (i) breach of contract/termination of an oil and gas lease and (ii) negligence; and (b) granting the plaintiffs' no-evidence motion for summary judgment on contributory negligence, assumption of risk, repudiation and estoppel affirmative defenses asserted by Cano and certain of its subsidiaries.

        This final judgment was appealed and a decision was reached on March 11, 2009, as the Court of Appeals for the Tenth District of Texas in Amarillo affirmed in part and reversed in part the ruling of the 100th Judicial District Court. The Court of Appeals (a) affirmed the trial court's granting of summary judgment in Cano's favor for breach of contract/termination of an oil and gas lease and (b) reversed the trial court's granting of summary judgment in Cano's favor on plaintiffs' claims of Cano's negligence. The Court of Appeals ordered the case remanded to the 100th Judicial District Court. On March 30, 2009, the plaintiffs filed a motion for rehearing with the Court of Appeals and requested a rehearing on the affirmance of the trial court's holding on the plaintiffs' breach of contract/termination of an oil and gas lease claim. On June 30, 2009, the Court of Appeals ruled to deny the plaintiff's motion for rehearing. On August 17, 2009, Cano filed an appeal with the Texas Supreme Court to request the reversal of the Court of Appeals ruling regarding potential negligence. On December 11, 2009, the Texas Supreme Court declined to hear Cano's appeal. Therefore, this case will be remanded to the district court for trial on the negligence claims.

        The remaining plaintiff alleges damages to land and livestock, certain expenses related to fighting the fire and remedial expenses totaling approximately $1.7 million to $1.8 million. In addition the remaining plaintiff seeks termination of certain oil and natural gas leases, reimbursement of attorneys' fees and exemplary damages. Currently, known aggregate actual damage claims are approximately $1.8 million. However, the plaintiff has not provided actual damage claims for all of its claims. These actual damage claims do not include the additional claims by the plaintiff for attorneys' fees and exemplary damages, the potential amounts of which cannot be reasonably estimated. There is no remaining insurance coverage for the Cano fire litigation. Cano may not prevail in court or on further appeal or be able to settle the remaining lawsuit on acceptable terms. If Cano is not successful in this litigation, Cano's liability could have an adverse impact on the combined company's results of operations.

If the combined company is unable to replace the reserves that it has produced, its reserves and revenues will decline.

        The combined company's future success depends on its ability to find, develop and acquire additional oil and gas reserves that are economically recoverable which, in itself, is dependent on oil and gas prices. Without continued successful exploitation, acquisition or exploration activities, the combined company's reserves and revenues will decline as a result of its current reserves being depleted by production. The combined company may not be able to find or acquire additional reserves at acceptable costs. The combined company's ability to make the necessary capital investments to maintain or expand its asset base of oil and natural gas reserves would be impeded to the extent cash flow from operations is reduced and external sources of capital become limited or unavailable.

The combined company may not be able to successfully integrate any acquired businesses and business acquisitions may substantially increase the combined company's indebtedness and contingent liabilities.

        The combined company's ability to successfully execute its growth strategy is dependent in part upon successfully executing on acquisition opportunities. As a result, from time to time, the combined company will evaluate and acquire assets and businesses that it believes complement its existing operations. Similar to the risks associated with integrating Resaca's operations with Cano's operations, the combined company may be unable to integrate successfully businesses it acquires in the future. The combined company may incur substantial expenses or encounter delays or other problems in connection with its growth strategy that could negatively impact its results of operations, cash flows and financial condition. Moreover, acquisitions and business expansions involve numerous risks, including:

  •
  difficulties in the assimilation of the operations, technologies and services of the acquired companies or business segments;

  •
  inefficiencies and complexities that can arise because of unfamiliarity with new assets and the businesses associated with them, including with their markets; and

  •
  diversion of the attention of management and other personnel from day-to-day business to the development or acquisition of new businesses and other business opportunities.

        If consummated, any acquisition or investment would also likely result in the incurrence of indebtedness and contingent liabilities and an increase in interest expense and depreciation, depletion and amortization expenses. As a result, the combined company's capitalization and results of operations may change significantly following an acquisition. A substantial increase in the combined company's indebtedness and contingent liabilities could have a material adverse effect on its business.

The present value of future net cash flows from Resaca's and Cano's proved reserves may not be the same as the current market value of Resaca's and Cano's estimated crude oil, natural gas and natural gas liquids ("NGL") reserves.

        In accordance with the requirements of the SEC, the estimated discounted future net cash flows from our proved reserves are based on prices and costs on the date of the estimate, held flat for the life of the properties. Actual future prices and costs may differ materially from those used in the present value estimate. The present value of future net revenues from our proved reserves as of June 30, 2009 was based on a NYMEX price of $69.89 per barrel for crude oil and NYMEX natural gas prices of $3.84 per MMBtu for Resaca and $3.71 per MMBtu for Cano on June 30, 2009.

        If crude oil prices were $1.00 per Bbl lower than the price used, Resaca's standardized measure as of June 30, 2009 would have decreased from $136.2 million to $133.1 million, and Cano's standardized measure as of June 30, 2009 would have decreased from $282.0 million to $275.1 million. If natural gas prices were $0.10 per MMBtu lower than the price used, Resaca's standardized measure as of June 30, 2009, would have decreased from $136.2 million to $135.8 million, Cano's standardized measure as of June 30, 2009, would have decreased from $282.0 million to $279.6 million. Any adjustments to the estimates of proved reserves or decreases in the price of crude oil or natural gas may decrease the value of shares of Resaca common stock.

        In accordance with the requirements of the SEC, the estimated discounted future net cash flows from our proved reserves are based on prices and costs on the date of the estimate, held flat for the life of the properties. Actual future prices and costs may differ materially from those used in the present value estimate. The present value of future net revenues from our proved reserves as of December 31, 2009 was based on a NYMEX price of $79.39 per barrel for crude oil and NYMEX natural gas price of $5.82 per MMBtu.

        Actual future net cash flows will also be affected by increases or decreases in oil and gas demand and changes in governmental regulations or taxation. The timing of both the production and the incurrence of expenses in connection with the development and production of oil and natural gas properties affects the timing of actual future net cash flows from proved reserves. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor. The effective interest rate at various times and the risks associated with the combined company's business or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

        The discounted future net revenues included in this prospectus should not be considered as the market value of the reserves attributable to our properties. The estimated discounted future net revenues from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net revenues will also be affected by factors such as:

  •
  the amount and timing of actual production;

  •
  supply and demand for oil and gas; and

  •
  changes in governmental regulations or taxation.

        In addition, the 10% discount factor, which the SEC requires to be used to calculate discounted future net revenues for reporting purposes, is not necessarily the most appropriate discount factor based on the cost of capital in effect from time to time and risks associated with the combined company's business and the oil and gas industry in general. Actual net revenues may be materially higher or lower.

Resaca's and Cano's estimated reserves are based on many assumptions that may prove inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of the combined company's reserves.

        No one can measure underground accumulations of oil and natural gas in an exact way. Oil and natural gas reserve engineering requires subjective estimates of underground accumulations of oil and natural gas and assumptions concerning future oil and natural gas prices, production levels, and operating and development costs. As a result, estimated quantities of proved reserves and projections of future production rates and the timing of development expenditures may prove to be inaccurate. Additionally, prior to the completion of the merger, Cano's proved reserve estimates were prepared each year at June 30th by Miller and Lents, Ltd. Upon completion of the merger, Haas will prepare the combined company's future reserve reports. Any material inaccuracies in Resaca's or Cano's existing reserve estimates, underlying assumptions or material differences in Haas' estimates of proved reserves acquired from Cano will materially affect the quantities and present value of the combined company's reserves, which could adversely affect the combined company's business, results of operations, financial condition and prospects.

        The proved oil and gas reserve information included in this prospectus represents only estimates. These estimates are based on reports prepared by independent petroleum engineers. The estimates were calculated using oil and gas prices in effect on the date indicated in the reports. Any significant price changes will have a material effect on the quantity and present value of the combined company's reserves.

        Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and future net cash flows depend upon a number of variable factors and assumptions, including:

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  historical production from the area compared with production from other comparable producing areas;

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  the assumed effects of regulations by governmental agencies;

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  assumptions concerning future oil and gas prices; and

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  assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.

        Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating reserves:

  •
  the quantities of oil and gas that are ultimately recovered;

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  the timing of the recovery of oil and gas reserves;

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  the production and operating costs incurred; and

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  the amount and timing of future development expenditures.

        Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Actual production, revenues and expenditures with respect to reserves will vary from estimates and the variances may be material. For example, our combined company's reserve report at December 31, 2009 assumes we will spend approximately $51 million on development capital expenditures during calendar year 2010 to develop estimated proved nonproducing and proved undeveloped reserves. As a result of the timing of the closing of the merger, certain development capital expenditures have been deferred from calendar year 2010 to calendar year 2011. On a combined basis, we expect to spend approximately $41 million on development capital expenditures through calendar year 2010. $10 million of calender year 2010 development capital will be deferred. In addition, our combined company's reserve report at December 31, 2009 also assumes that the combined company will have sufficient liquidity to meet capital needs of its development plan, which will require approximately $331 million through December 31, 2014 to develop the combined company's estimated undeveloped proved reserves as of December 31, 2009.

The combined company may not be successful in acquiring, exploiting or developing oil and gas properties.

        The successful acquisition, exploitation or development of, or exploration for, oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities, and other factors. These assessments are necessarily inexact. As a result, the combined company may not recover the purchase price of a property from the sale of production from the property, or may not recognize an acceptable return from properties it does acquire. In addition, the combined company's exploitation and development operations may not result in any increases in reserves. The combined company's operations may be curtailed, delayed or canceled as a result of:

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  inadequate capital or other factors, such as title problems;

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  weather;

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  gas plant, pipelines or compressor interruptions in our operating area;

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  compliance with governmental regulations or price controls;

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  mechanical difficulties; or

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  shortages or delays in the delivery of equipment.

        In addition, exploitation and development costs may greatly exceed initial estimates. In that case, the combined company would be required to make unanticipated expenditures of additional funds to develop these projects, which could materially adversely affect its business, financial condition and results of operations.

        Estimates of oil and gas reserves depend on many assumptions. Any material changes in those assumptions could adversely affect the quantity and value of the combined company's oil and gas reserves.

The geographic concentration of the combined company's oil and gas reserves may have a greater effect on its ability to sell its oil and gas compared to larger, more geographically diverse companies and may make the combined company more sensitive to price volatility.

        After the merger, all of the combined company's reserves will consist of oil and gas reserves in Texas, New Mexico and Oklahoma. Because the combined company's reserves are not as diversified geographically as many of its larger, more geographically diverse competitors, its business is more subject to local conditions than other, more diversified companies. Any regional events, including price fluctuations, natural disasters, oil and gas processing or transportation interruptions, and restrictive regulations, that increase costs, reduce availability of equipment or supplies, reduce demand or limit the combined company's production may impact its operations more than if its reserves were more geographically diversified. For example, if a hurricane strikes certain areas of the Texas Gulf Coast, the price received for the combined company's natural gas may be negatively impacted due to the temporary closure of natural gas pipelines or natural gas liquids processing plants in the region impacted by the hurricane.

The combined company's business will depend on gathering and transportation facilities owned by others. Any limitation in the availability of those facilities would interfere with the combined company's ability to market the oil and natural gas that it produces.

        The marketability of the combined company's oil and natural gas production will depend in part on the availability, proximity and capacity of gathering and pipeline systems owned by third parties. The amount of oil and natural gas that can be produced and sold is subject to curtailment in certain circumstances, such as pipeline interruptions due to scheduled and unscheduled maintenance, excessive pressure, physical damage to the gathering or transportation system, or lack of contracted capacity on such systems. The curtailments arising from these and similar circumstances may last from a few days to several months. In many cases, the combined company will be provided only with limited, if any, notice as to when these circumstances will arise and their duration. Any significant curtailment in gathering system or pipeline capacity, or significant delay in the construction of necessary gathering and transportation facilities, could adversely affect the combined company's business, results of operations, financial condition and prospects.

The combined company intends to continue hedging a portion of its production, which may result in it making cash payments or prevent it from receiving the full benefit of increases in prices for oil and gas.

        Resaca and Cano reduce their respective exposure to the volatility of oil and gas prices by actively hedging a portion of their production. Hedging also prevents Resaca and Cano from receiving the full advantage of increases in oil or gas prices above the fixed amount specified in the hedge agreement. In a typical hedge transaction, it is anticipated that the combined company will have the right to receive from the hedge counterparty the excess of the fixed price specified in the hedge agreement over a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, the combined company will be required to pay the counterparty this difference multiplied by the quantity hedged even if the combined company were to have insufficient production to cover the quantities specified in the hedge agreement. Accordingly, if the combined company has less production than it has hedged when the floating price exceeds the fixed price, it will be required to make payments against which there are no offsetting sales of production. If these payments become too large, the remainder of the combined company's business may be adversely affected. In addition, the combined company's hedging agreements will expose it to risk of financial loss if the counterparty to a hedging contract defaults on its contract obligations.

Our ability to use net operating loss carryovers to offset future taxable income may be limited.

        As a result of the issuance of our common stock in the merger and this offering, we expect the combined company's federal income tax net operating loss ("NOL") carryforwards to be subject to the ownership change limitation provisions of Internal Revenue Code of 1986, as amended, which we refer to as the Code. This will result in a limitation on the use of NOL carryforwards to a specified amount per year. There can be no certainty that any of the combined company's NOL carryforwards will be utilized by the combined company in the future.

Loss of key executives and failure to attract qualified management could limit the combined company's growth and negatively impact its operations.

        Successfully implementing the combined company's strategies will depend, in part, on its management team. The loss of members of its management team could have an adverse effect on its business. The combined company's exploitation success and the success of other activities integral to its operations will depend, in part, on its ability to attract and retain experienced engineers, geoscientists and other professionals. Competition for experienced professionals is extremely intense. If the combined company cannot attract or retain experienced technical personnel, its ability to compete could be harmed.

        It is currently contemplated that J.P. Bryan will serve as the Chief Executive Officer of the combined company until the combined company can complete an executive search and hire a Chief Executive Officer. It may take up to one year or more to complete this process, and there can be no assurance that the company will find qualified candidates on terms acceptable to its board of directors.

Resales of shares of Resaca common stock following the merger and additional obligations to issue shares of Resaca common stock may cause the market price of Resaca common stock to fall.

        As of December 31, 2009, approximately 96.9 million shares of Resaca common stock were outstanding and approximately 5.0 million shares of Resaca common stock were subject to outstanding options, restricted stock awards, and other rights to purchase or acquire its shares. Resaca currently expects that it will issue approximately 19.3 million shares of Resaca common stock in connection with the merger. The issuance of these new shares of Resaca common stock, the sale of additional shares of Resaca common stock that may become eligible for sale in the public market from time to time upon exercise of options or vesting of restricted stock awards and any future issuances of common stock as consideration for future acquisitions and investments could have the effect of depressing the market price for shares of Resaca common stock.

If the Rig Acquisition is not approved by the Resaca shareholders, then the combined company will have to unwind the Rig Acquisition, return the Rig Assets and locate other acceptable assets to replace them.

        Resaca's board has approved the Rig Acquisition and submitted the matter for shareholder approval at its annual meeting. If the shareholders do not ratify and approve the Rig Acquisition, the combined company will unwind the transaction, return the Rig Assets and real property to PBWS and receive the shares of Resaca common stock tendered as payment for the Rig Assets. Without the Rig Assets, the combined company would have to negotiate a new lease on office space, a rig yard in or around Odessa, Texas, lease or purchase comparable rigs and enter into an operating agreement with PBWS or another third party to operate the rigs. There can be no assurance that the combined company would be able to obtain comparable assets on similar terms, if at all, in the current market. The failure of the combined company to procure comparable assets could adversely affect its operations and drilling program.

If the waterflood project at the Cockrell Ranch Unit of the Panhandle Properties is not successful, the aggregate reserves of the Panhandle Properties would be significantly reduced or eliminated.

        Cano is currently undertaking a waterflood project at the Cockrell Ranch Unit on 62 injection wells and 71 producing wells on 1,023 developed acres. Production has increased from roughly 10 BOEPD to over 100 BOEPD since the initial phase of the project was started in July of 2007. A number of conformance issues, caused by using prior injectors that were open-hole completed, has limited the rate of project response. Cano has embarked on an active isolation program to address these issues and retained a third-party engineering firm to perform simulation modeling. This isolation program and modeling is expected to be finalized by, and cost a remaining $250,000 through, June 30, 2010. Once completed, it is felt that waterflood production growth will more closely track the analog East Schafer Ranch response profile. Under the analogous East Schafer Ranch profile, the Cockrell Ranch Unit production would increase from the current levels of 100 BOEPD to approximately 700 BOEPD or roughly 10 BOEPD per producing well within the next 18 to 24 months after completion. The Cockrell Ranch unit contains 456 MBOE of PDP reserves based on actual performance to date and 725 MBOE of remaining PUD reserves. Should the project response at the Cockrell Ranch not match the expectations for the PUD reserve profile, the reserves for this project area would be significantly reduced or eliminated. Moreover, a complete failure at the Cockrell Ranch Unit waterflood would impair the PUD reserve calculations for the properties immediately adjacent to the Cockrell Ranch, and could partially impair the remainder of the Panhandle Properties.

Risks Relating to the Oil and Gas Industry

Volatile oil and gas prices could adversely affect the combined company's financial condition and results of operations.

        The combined company's success is largely dependent on oil and gas prices, which are extremely volatile. Any substantial or extended decline in the price of oil and gas below current levels will have a material adverse effect on its business operations and future revenues. Moreover, oil and gas prices depend on factors the combined company cannot control, such as:

  •
  supply and demand for oil and gas and expectations regarding supply and demand;

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  weather;

  •
  actions by the Organization of Petroleum Exporting Countries;

  •
  political conditions in other oil-producing and gas-producing countries including the possibility of terrorism, insurgency or war in such areas;

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  the prices of foreign exports and the availability of alternative fuel sources;

  •
  valuation of U.S. Dollar;

  •
  general economic conditions in the United States and worldwide; and

  •
  governmental regulations.

With respect to the combined company's business, prices of oil and gas will affect:

  •
  its revenues, cash flows, profitability and earnings;

  •
  its ability to attract capital to finance its operations and the cost of such capital;

  •
  the amount that it is allowed to borrow; and

  •
  the value of its oil and gas properties.

Any prolonged, substantial reduction in the demand for oil and gas, or distribution problems in meeting this demand, could adversely affect the combined company's business.

        The combined company's success is materially dependent upon the demand for oil and gas. The availability of a ready market for its oil and gas production depends on a number of factors beyond its control, including the demand for and supply of oil and gas, the availability of alternative energy sources, the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines or trucking and terminal facilities. The combined company may also have to shut-in some of its wells temporarily due to a lack of market or adverse weather conditions. If the demand for oil and gas diminishes, the combined company's financial results would be negatively impacted.

        In addition, there are limitations related to the methods of transportation for the combined company's production. Substantially all of the combined company's oil and gas production is transported by pipelines and trucks owned by third parties. The inability or unwillingness of these parties to provide transportation services to the combined company for a reasonable fee could result in it having to find transportation alternatives, increased transportation costs or involuntary curtailment of a significant portion of its oil and gas production, any of which could have a negative impact on its results of operation and cash flows.

Resaca's and Cano's estimates of proved reserves and related PV-10 and standardized measure of discounted future net cash flows, which were prepared and presented under applicable SEC rules, may change materially as a result of new SEC rules that will go into effect for fiscal years ending on or after December 31, 2009.

        This prospectus presents estimates of Resaca's and Cano's proved reserves and related PV-10 and standardized measure of discounted future net cash flows as of June 30, 2009 and December 31, 2009. The combined company will begin complying with the disclosure requirements of the final rule in its annual report on Form 10-K for the fiscal year ending June 30, 2010. These estimates do not include the effect of the SEC's revised oil and gas rules, "Modernization of Oil and Gas Reporting," issued in December 2008, which is effective for annual reports on Forms 10-K for years ending on or after December 31, 2009. The revised SEC rules include changes to the pricing used to estimate reserves, the ability to include nontraditional resources in reserves, the use of new technology for determining reserves and permitted disclosure of probable and possible reserves. The estimated proved reserves, future net revenues and PV-10 presented at December 31, 2009 were determined using SEC rules in effect for fiscal years prior to December 31, 2009, including the use of end of the period prices for oil and natural gas as of December 31, 2009, which were $79.39 per barrel of oil and $5.82 per MMBtu of natural gas instead of an unweighted average 12-month price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period ended December 31, 2009, of $61.18 per Bbl for oil and $3.87 per MMBtu for natural gas under the new SEC rules. Haas estimates that, had the combined company applied unweighted 12-month average pricing at December 31, 2009 under the SEC's revised rules, the combined company's proved reserves would have decreased by 1.7 MMBOE, which is a reduction of 3% as compared to proved reserves of 57.5 MMBOE using December 31, 2009 flat pricing. Haas estimates that utilizing the unweighted 12-month average pricing at December 31, 2009 would have reduced the PV-10 value of the combined company's proved reserves by $404.9 million or 52% as compared to PV-10 value of proved reserves of

$773.5 million using December 31, 2009 flat pricing. Beginning June 30, 2010, the combined company will be required to prepare its reserve estimates using the definitions and pricing required by the SEC's revised rules.

        Another impact of the new SEC rules is a general requirement that, subject to limited exceptions, proved undeveloped reserves may only be booked if they relate to wells scheduled to be drilled within five years of the date of booking. This new rule may reduce a portion of the combined company's estimated proved undeveloped reserves at December 31, 2009, and may limit our potential to book additional proved undeveloped reserves. Moreover, we may be required to write down our proved undeveloped reserves if we do not develop those reserves within the required five-year timeframe. The impact of the SEC's revised rules on the combined company's estimates, and in particular the combined company's estimates of its proved undeveloped reserves, could be material.

Enhanced oil recovery, or EOR, techniques that we may use, such as CO2 flooding and alkali-surfactant-polymer flooding, involve more risk than traditional water flooding.

        EOR techniques such as CO2 injection and alkali-surfactant-polymer, or ASP, chemical injection involve significant capital investment and an extended period of time, generally a year or longer, from the initial phase of a pilot program until increased production occurs. In addition, the results of any successful pilot program may not be indicative of actual results achieved in a broader EOR project in the same field or area. Generally, CO2 and ASP injection are regarded as involving more risk than traditional water flood operations. Our ability to effectively utilize EOR projects to convert probable reserves to proved reserves and achieve commercial production is contingent upon many uncertainties associated with our use of EOR technology, including CO2 and ASP technologies, geological uncertainties, chemical and equipment availability, rig availability and many other factors.

Operating hazards, natural disasters or other interruptions of the combined company's operations could result in potential liabilities, which may not be fully covered by its insurance.

        The oil and gas business involves certain operating hazards such as:

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  well blowouts;

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  cratering;

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  explosions;

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  uncontrollable flows of oil, gas or well fluids;

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  fires;

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  pollution; and

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  releases of toxic gas.

        Consistent with insurance coverage generally available to the industry, the combined company's insurance policies provide limited coverage for losses or liabilities. The insurance market in general and the energy insurance market in particular have been difficult markets over the past several years. As a result, Resaca and Cano do not believe that insurance coverage for the full potential liability, especially environmental liability, is currently available at a reasonable cost. If the combined company incurs substantial liability and the damages are not covered by insurance or are in excess of policy limits, or if it incurs liability at a time when it is not able to obtain liability insurance, then its business, results of operations and financial condition could be materially adversely affected.

Decommissioning costs could exceed the value of remaining reserves.

        The combined company may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which it may use for production of oil and gas. Abandonment and reclamation of facilities and the costs associated therewith is often referred to as "decommissioning." Should decommissioning be required, the costs of decommissioning may exceed the value of reserves remaining at any particular time to cover such decommissioning costs. The combined company may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could have a material adverse effect on the combined company's financial position and future results of operations.

Governmental agencies and other bodies might impose regulations that increase the combined company's costs and may terminate or suspend its operations.

        The combined company's business is subject to federal, state and local laws and regulations as interpreted by governmental agencies and other bodies vested with much authority relating to the exploration for, and the development, production and transportation of, oil and gas, as well as environmental and safety matters. Existing laws and regulations could be changed, and any changes could increase costs of compliance and costs of operating drilling equipment or significantly limit drilling activity.

        Under certain circumstances, the United States Minerals Management Service may require that the combined company's operations on federal leases be suspended or terminated. These circumstances include the combined company's failure to pay royalties or its failure to comply with safety and environmental regulations. The requirements imposed by these laws and regulations are frequently changed and subject to new interpretations.

Environmental liabilities could adversely affect the combined company's financial condition.

        The oil and gas business is subject to environmental hazards, such as oil spills, gas leaks and ruptures and discharges of petroleum products and hazardous substances, and historic disposal activities. These environmental hazards could expose the combined company to material liabilities for property damages, personal injuries or other environmental harm, including costs of investigating and remediating contaminated properties. In addition, the combined company also may be liable for environmental damages caused by the previous owners or operators of properties it has purchased or is currently operating. A variety of stringent federal, state and local laws and regulations govern the environmental aspects of the combined company's business and impose strict requirements for, among other things:

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  well drilling or workover, operation and abandonment;

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  waste management;

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  land reclamation;

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  financial assurance under the Oil Pollution Act of 1990; and

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  controlling air, water and waste emissions.

        Any noncompliance with these laws and regulations could subject the combined company to material administrative, civil or criminal penalties or other liabilities. Additionally, the combined company's compliance with these laws may, from time to time, result in increased costs to its operations or decreased production, and may affect its costs of acquisitions.

        In addition, environmental laws may, in the future, cause a decrease in the combined company's production or cause an increase in its costs of production, development or exploration. Pollution and similar environmental risks generally are not fully insurable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Regulation—Governmental Regulation—Environmental Regulations" on page 120.

Certain U.S. federal income tax deductions currently available with respect to oil and gas exploration and development may be eliminated as a result of future legislation.

        President Obama's Proposed Fiscal Year 2010 Budget includes proposed legislation that would, if enacted into law, make significant changes to United States tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether any such changes will be enacted or how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such change could negatively affect our financial condition and results of operations.

Climate change legislation or regulations restricting emissions of "greenhouse gases" could result in increased operating costs and reduced demand for the oil and natural gas that we produce.

        On December 15, 2009, the U.S. Environmental Protection Agency ("EPA") officially published its findings that emissions of carbon dioxide, methane and other "greenhouse gases" present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the Earth's atmosphere and other climatic changes. These findings by the EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. In late September 2009, the EPA had proposed two sets of regulations in anticipation of finalizing its findings that would require a reduction in emissions of greenhouse gases from motor vehicles and that could also lead to the imposition of greenhouse gas emission limitations in Clean Air Act permits for certain stationary sources. In addition, on September 22, 2009, the EPA issued a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States beginning in 2011 for emissions occurring in 2010. In March 2010, the EPA announced a proposed rulemaking that would expand its final rule on reporting of GHG emissions to include owners and operators of onshore oil and natural gas production facilities. If the proposed rule is finalized in its current form, reporting of GHG emissions from such facilities would be required on an annual basis beginning in 2012 for emissions occurring in 2011. The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of greenhouse gases from, our equipment and operations could require us to incur costs to reduce emissions of greenhouse gases associated with our operations or could adversely affect demand for the oil and natural gas that we produce.

        Also, on June 26, 2009, the U.S. House of Representatives passed the "American Clean Energy and Security Act of 2009," or "ACESA," which would establish an economy-wide cap-and-trade program to reduce U.S. emissions of greenhouse gases including carbon dioxide and methane. ACESA would require a 17% reduction in greenhouse gas emissions from 2005 levels by 2020 and just over an 80% reduction of such emissions by 2050. Under this legislation, the EPA would issue a capped and steadily declining number of tradable emissions allowances to certain major sources of greenhouse gas emissions so that such sources could continue to emit greenhouse gases into the atmosphere. These allowances would be expected to escalate significantly in cost over time. The net effect of ACESA will be to impose increasing costs on the combustion of carbon-based fuels such as oil, refined petroleum products, and natural gas. The U.S. Senate has begun work on its own legislation for restricting domestic greenhouse gas emissions and the Obama Administration has indicated its support of legislation to reduce greenhouse gas emissions through an emission allowance system. Although it is not possible at this time to predict when the Senate may act on climate change legislation or how any bill passed by the Senate would be reconciled with ACESA, any future federal laws or implementing regulations that may be adopted to address greenhouse gas emissions could require us to incur increased operating costs and could adversely affect demand for the oil and natural gas that we produce.

The adoption of derivatives legislation by Congress could have an adverse impact on our ability to hedge risks associated with our business.

        Congress is currently considering legislation to impose restrictions on certain transactions involving derivatives, which could affect the use of derivatives in hedging transactions. ACESA contains provisions that would prohibit private energy commodity derivative and hedging transactions. ACESA would expand the power of the Commodity Futures Trading Commission, or CFTC, to regulate derivative transactions related to energy commodities, including oil and natural gas, and to mandate clearance of such derivative contracts through registered derivative clearing organizations. Under ACESA, the CFTC's expanded authority over energy derivatives would terminate upon the adoption of general legislation covering derivative regulatory reform. The Chairman of the CFTC has announced that the CFTC intends to conduct hearings to determine whether to set limits on trading and positions in commodities with finite supply, particularly energy commodities, such as crude oil, natural gas and other energy products. The CFTC also is evaluating whether position limits should be applied consistently across all markets and participants. In addition, the Treasury Department recently has indicated that it intends to propose legislation to subject all OTC derivative dealers and all other major OTC derivative market participants to substantial supervision and regulation, including by imposing conservative capital and margin requirements and strong business conduct standards. Derivative contracts that are not cleared through central clearinghouses and exchanges may be subject to substantially higher capital and margin requirements. Although it is not possible at this time to predict whether or when Congress may act on derivatives legislation or how any climate change bill approved by the Senate would be reconciled with ACESA, any laws or regulations that may be adopted that subject us to additional capital or margin requirements relating to, or to additional restrictions on, our trading and commodity positions could have an adverse effect on our ability to hedge risks associated with our business or on the cost of our hedging activity.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

        Congress is currently considering legislation to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and gas industry in the hydraulic fracturing process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into rock formations to stimulate natural gas production. Sponsors of bills currently pending before the Senate and House of Representatives have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. The proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. These bills, if adopted, could establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens that could make it more difficult to perform hydraulic fracturing and increase our costs of compliance and doing business. In addition, in March 2010, the EPA announced its intention to conduct a comprehensive research study on the potential adverse impacts that hydraulic fracturing may have on water quality and public health. Thus, even if the pending bills are not adopted, the EPA study, depending on its results, could spur further initiatives to regulate hydraulic fracturing under the SDWA.

Risks Related to this Offering and Ownership of Our Common Stock

The market price of our common stock could be volatile due to a number of factors, many of which are beyond our control.

        The market price of our common stock could be subject to wide fluctuations in response to a number of factors, most of which we cannot control, including:

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  changes in securities analysts' recommendations and their estimates of our financial performance;

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  the public's reaction to our press releases, announcements and our filings with the SEC;

  •
  fluctuations in broader securities market prices and volumes, particularly among securities of oil and natural gas companies;

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  changes in market valuations of similar companies;

  •
  departures of key personnel;

  •
  commencement of or involvement in litigation;

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  variations in our quarterly results of operations or those of other oil and natural gas companies;

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  future issuances and sales of securities; and

  •
  changes in general conditions in the U.S. economy, financial markets or the oil and natural gas industry.

        In recent years, the securities market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. Future market fluctuations may result in a lower price of our shares of common stock and could make it difficult for you to resell shares of our common stock at attractive prices.

The rights granted to holders of the Resaca preferred stock may restrict the combined company's ability to raise additional equity capital and adversely affect the rights of holders of Resaca common stock.

        The issuance of shares of Resaca preferred stock by Resaca's board of directors in connection with the merger may adversely affect the rights of the holders of Resaca common stock. For example, Resaca preferred stock issued by Resaca shall rank superior to the Resaca common stock as to dividend rights and liquidation preference, shall have preferred voting rights and is convertible into shares of Resaca common stock. Accordingly, the issuance of shares of Resaca preferred stock may discourage bids for Resaca common stock or may otherwise adversely affect the market price of Resaca common stock. In addition, the holders of Resaca preferred stock have certain rights that may restrict Resaca's ability to raise additional equity capital. For example, the holders of Resaca preferred stock have a preemptive right to participate in up to 30% of any future offering of equity securities of Resaca, except for issuances of excluded securities (as defined in "Description of Capital Stock—Resaca Preferred Stock—Adjustments to Conversion Price" on page 155) and Resaca common stock in the offering, including but not limited to a firm commitment underwritten offering with gross proceeds in excess of $50 million and issuances in connection with strategic acquisitions. Also, for the first nine (9) months following the initial issuance date of the Resaca preferred stock, without the prior written consent of a majority of the holders of Resaca preferred stock, Resaca may not issue Resaca common stock (excluding issuances of certain excluded securities) for which it receives proceeds (net of offering expenses, discounts and fees) of more than $50 million at a gross price per share below the market price of $0.7941 per share (which does not reflect the Reverse Stock Split). For a more detailed description of the rights granted to the holders of Resaca preferred stock, please refer to "Description of Capital Stock—Resaca Preferred Stock—Adjustments to Conversion Price" on page 151 and "—Investors Rights Agreement with Holders of Resaca Preferred Stock—Additional Issuances of Resaca Equity" beginning on page 160.

Our certificate of formation and bylaws discourage unsolicited takeover proposals and could prevent you from realizing a premium for your common stock.

        Our certificate of formation and bylaws contain provisions that could delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of the incumbent management and directors more difficult, which, under certain circumstances, could reduce the market price of our common stock. These provisions include:

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  a classified board of directors;

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  the ability of the board of directors to designate the terms of a new series of preferred stock;

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  advance notice requirements for nominations for election of the board of directors; and

  •
  requirements for approval of business combinations with interested parties.

        Together, these provisions may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for your common stock.

We may issue additional equity securities, which would dilute existing ownership interests.

        We may issue equity in the future in connection with capital raising, debt exchanges, acquisitions, strategic transactions or for other purposes.

        The issuance of additional equity securities may have the following effects:

  •
  an individual's proportionate ownership interest in us may decrease;

  •
  our earnings per share could be reduced;

  •
  the relative voting strength of each previously outstanding share may be reduced; and

  •
  the market price of our common stock may decline.

We may issue shares of preferred stock with greater rights than our common stock

        Our board of directors can, without approval of our shareholders, issue one or more series of preferred stock and determine the number of shares of each series and the rights, preferences and limitations on each series. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank ahead of our common stock as to dividend rights, liquidation preferences or voting rights, and may be convertible into shares of our common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock. See "Description of Capital Stock—Resaca Preferred Stock" beginning on page 154.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $             million (or $             million if the underwriters exercise their option to purchase additional shares in full) based on an assumed public offering price of $            per share, after deducting underwriters' discounts, commissions and our estimated offering expenses.

        We intend to use the net proceeds of this offering to repay an aggregate of $         million of existing indebtedness of the combined company. The remaining proceeds of this offering of $         million and the proceeds from any exercise of the underwriters' option to purchase additional shares will be retained as cash for future general corporate purposes, including severance and merger related expenses.

        Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources of the Combined Company" and "Our New Facility" beginning on pages 83 and 86, respectively, for a description of our outstanding indebtedness.

DIVIDEND POLICY

        Resaca and Cano do not currently pay dividends on its common stock. After the merger, the combined company intends to retain its earnings to finance the expansion of its business and for general corporate purposes. We expect that the New Facility will not permit us to pay dividends to holders of our common stock. In addition, the terms of the Resaca preferred stock to be issued to existing holders of Cano preferred stock will not permit the combined company to pay dividends on its common stock without the approval of a majority of the Resaca preferred stock. Therefore, we do not anticipate paying cash dividends on our common stock in the foreseeable future.

        For the year ended June 30, 2009, the Cano preferred stock dividend was $2.7 million, of which $1.6 million pertained to holders of the payment-in-kind dividend option. For the three months ended December 31, 2009, the Cano preferred stock dividend was $0.9 million, of which $0.6 million pertained to holders of the payment-in-kind dividend option.

        Following the merger, the combined company's board of directors will have the authority to declare and pay dividends on its common stock in its discretion, as long as the combined company has funds legally available to do so.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2009:

  •
  on an historical basis;

  •
  on a pro forma basis, reflecting (i) the Reverse Stock Split, (ii) our issuance of approximately 19,264,518 shares of Resaca common stock to the stockholders of Cano in the merger, which includes approximately 125,056 shares of Resaca common stock issuable on the exercise of certain Cano stock options, and (iii) our issuance of 27,963 shares of Resaca preferred stock (calculated as of April 27, 2010) to the preferred stockholders of Cano; and

  •
  on a pro forma as adjusted combined basis, reflecting our sale of                shares of our common stock in this offering, assuming no exercise of the underwriters' option to purchase additional shares, the application of the estimated net proceeds (assuming a public offering price of $            per share, the last reported share price on            ) from this offering as set forth under "Use of Proceeds" on page 38 and the refinancing of $             million of the existing indebtedness of the combined company with $             million of proceeds from the New Facility.

	As of December 31, 2009
In thousands, except shares	Historical	Pro Forma	Pro Forma as Adjusted
Cash and cash equivalents	$905	$1,416	$

Long-term debt
Resaca revolving line of credit	35,000	35,000
Cano senior revolving line of credit	—	51,700
Cano subordinated loan	—	15,000
New Facility	—	—

Total long-term debt	35,000	101,700
Temporary equity
Series D convertible preferred stock and cumulative paid-in-kind dividends; par value $0.0001 per share, stated value $1,000 per share; 27,963 shares issued; liquidation preference is $27,963	—	27,963
Stockholders' equity
Common stock, $0.01 par value; 230,000,000 shares authorized; shares issued and outstanding	970	387
Additional paid-in capital	92,143	160,152
Retained earnings (Accumulated deficit)	(15,772)	11,312

Total stockholders' equity	77,341	171,851

Total capitalization	$112,341	$301,514	$

        You should read this table together with the sections of this prospectus entitled "Use of Proceeds," "Unaudited Pro Forma Combined Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with Resaca's and Cano's financial statements and related notes included elsewhere in this prospectus.

 DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the offering price per share of common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value (tangible assets less total liabilities) by the number of outstanding shares of common stock.

        Our pro forma net tangible book value at December 31, 2009, after giving effect to the merger, the issuance of Resaca common stock and Resaca preferred stock in conjunction with the merger, the Reverse Stock Split and the Rig Acquisition was $            or $            per share of common stock, based on            shares of common stock outstanding prior to the closing of this offering. After giving effect to the sale of            shares of common stock by us in this offering at an offering price of $            per share, less the underwriting discounts and commissions and the estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at December 31, 2009, would be $            , or $            per share. This represents an immediate increase in the pro forma net tangible book value of $            per share to existing stockholders and immediate dilution of $            per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$

Pro forma net tangible book value per share as of December 31, 2009 after giving effect to the merger, the issuance of Resaca common stock and Resaca preferred stock in conjunction with the merger, the Reverse Stock Split and the Rig Acquisition

$
Increase per share attributable to new public investors

Pro forma net tangible book value per share after giving effect to the merger, the issuance of Resaca common stock and Resaca preferred stock in conjunction with the merger, the Reverse Stock Split, the Rig Acquisition and this offering

Dilution per share to new investors	$

        A $1.00 increase (decrease) in the assumed offering price of $            per share would increase (decrease) our pro forma net tangible book value by $             million, the pro forma net tangible book value per share, after giving effect to this offering, by $            per share and the dilution in pro forma net tangible book value per share to new investors in this offering by $            per share, assuming no change in the number of shares offered by us as set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        The following table summarizes, on a pro forma as adjusted basis, set forth above as of December 31, 2009, the total number of shares of common stock owned by existing shareholders and to be owned by new investors, the total consideration paid, and the average price per share paid by our existing shareholders and to be paid by new investors in this offering at $            , the midpoint of the

initial public offering price range set forth on the cover page of this prospectus, calculated before deduction of estimated underwriting discounts and commissions.

	Shares Purchased(1)			Total Consideration
Average Price Per Share
	Number	%		Amount	%
Existing shareholders(1)			%	$		%	$
New public investors

Total		100%		$	100%		$

(1)
With respect to our executive officers, directors and holders of more than 10% of our common stock, and assuming the exercise of all of their outstanding stock options, the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by all of those affiliated persons, are as follows:

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	%		Amount	%
Affiliated persons			%	$		%	$

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        The following unaudited pro forma combined financial data is designed to show how the merger of Resaca and Cano might have affected historical financial statements if the merger had been completed at an earlier time and was prepared based on the historical financial results reported by Resaca and Cano. The following should be read in connection with (i) the Resaca restated audited consolidated balance sheet as of June 30, 2009 and the Resaca restated audited consolidated statement of operations for the year ended June 30, 2009; (ii) the Resaca restated unaudited consolidated balance sheet as of December 31, 2009 and the Resaca restated unaudited consolidated statements of operations for the six months ended December 31, 2009; (iii) the Cano audited consolidated balance sheet as of June 30, 2009 and the Cano audited consolidated statement of operations for the year ended June 30, 2009; and (iv) the Cano unaudited consolidated balance sheet as of December 31, 2009 and the Cano unaudited consolidated statements of operations for the six months ended December 31, 2009, all beginning on page F-11 of this prospectus.

        The following unaudited pro forma combined financial statements were prepared to present the effect of the merger to be accounted for as an acquisition of Cano by Resaca using the "purchase" method of accounting. In addition, Resaca will continue to use the full cost method of accounting for oil and gas properties. The unaudited pro forma combined financial statements give effect to the following transactions:

  •
  the Reverse Stock Split;

  •
  the issuance of approximately 19,264,518 shares of Resaca common stock to the stockholders of Cano pursuant to the merger with Cano, which includes approximately 125,056 shares of Resaca common stock issuable on the exercise of certain Cano stock options; and

  •
  the issuance of 27,963 shares of Resaca preferred stock (calculated as of April 27, 2010) to the preferred stockholders of Cano.

        The unaudited pro forma as adjusted combined financial information gives additional effect to the issuance of             shares of common stock in this offering, the repayment of $       million of existing indebtedness of the combined company with $         million of net proceeds from this offering, and the refinancing of $       million of the existing indebtedness of the combined company with $         million from the New Facility.

        The unaudited pro forma combined balance sheet as of December 31, 2009 is based on the restated unaudited consolidated balance sheet of Resaca and the unaudited consolidated statement of operations of Cano both as of December 31, 2009 included in this prospectus and gives effect to the transactions listed above as if they had occurred on December 31, 2009 (other than preferred stock outstanding, which is as of April 27, 2010).

        The unaudited pro forma combined statement of operations for the year ended June 30, 2009 is based on the restated audited consolidated statement of operations of Resaca and the audited consolidated statement of operations of Cano for both the year ended June 30, 2009 included in this prospectus and gives effect to the transactions listed above as if they had occurred on July 1, 2008.

        The unaudited pro forma combined statement of operations for the six months ended December 31, 2009 is based on the restated unaudited consolidated statement of operations of Resaca and the unaudited consolidated statement of operations of Cano both for the six months ended December 31, 2009 included in this prospectus and gives effect to the transactions listed above as if they had occurred on July 1, 2008.

        The unaudited pro forma combined financial statements presented herein are based upon assumptions and include adjustments as explained in the notes to the unaudited pro forma combined financial statements, and the actual recording of the transactions upon closing of the merger could differ. The unaudited pro forma combined financial information is not necessarily indicative of the results of operations or the financial position that would have occurred if the transactions described above had been consummated on the dates indicated, nor is it necessarily indicative of future results of operations or financial position. However, management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the transactions discussed above and that the pro forma adjustments give appropriate effect to those assumptions.

        You should read the unaudited pro forma combined financial data together with the historical financial statements of Resaca and Cano. The unaudited pro forma combined financial statements of Resaca and Cano have been included as required by the rules of the SEC and are provided for comparative purposes only.

 UNAUDITED PRO FORMA
COMBINED BALANCE SHEET
December 31, 2009

In Thousands, Except Shares and Per Share Amounts	Resaca Historical Amounts (a)	Cano Historical Amounts	Adjustments for Merger and Reverse Stock Split		Pro Forma Subtotal as of December 31, 2009	Adjustments for Offering and New Facility	Pro Forma as Adjusted as of December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$905	$511	$—		$1,416	$	$
Restricted cash	25	—	—		25
Accounts receivable	1,632	2,303	—		3,935
Deferred tax assets	232	—	—		232
Derivative assets	—	2,976	—		2,976
Inventory and other current assets	892	1,465	—		2,357

Total current assets	3,686	7,255	—		10,941

Oil and gas properties	129,103	293,124	(97,724	)(b)	324,503
Less accumulated depletion and depreciation	(11,179)	(42,776)	42,776	(b)	(11,179)

Net oil and gas properties	117,924	250,348	(54,948)		313,324

Fixed assets and other, net	2,436	2,838	—		5,274
Derivative assets	—	654	—		654
Deferred tax asset	—	—	807	(c)	807
Goodwill	—	101	(101	)(d)	—

TOTAL ASSETS	$124,046	$261,196	$(54,242)		$331,000	$	$

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$856	4,427	$—		$5,283	$	$
Accrued liabilities	1,372	1,888	2,917	(e)	6,177
Due to affiliates, net	1,264	—	—		1,264
Deferred tax liabilities	—	807	—		807
Oil and gas sales payable	78	780	—		858
Derivative liabilities	1,419	199	—		1,618
Current portion of long-term debt	—	66,700	—		66,700
Current portion of asset retirement obligations	—	90	—		90

Total current liabilities	4,989	74,891	2,917		82,797
Long-term liabilities
Long-term debt	35,000	—	—		35,000
Asset retirement obligations	4,026	2,950	—		6,976
Derivative liabilities	2,458	3,723	—		6,181
Deferred tax liabilities	232	17,412	(17,412	)(c)	232

Total liabilities	46,705	98,976	(14,495)		131,186

Temporary equity
Series D convertible preferred stock	—	25,961	2,002	(f)	27,963

Commitments and contingencies
Stockholders' equity
Common stock	970	5	(5 193 (776	)(g) (h) )(l)	387
Additional paid-in capital	92,143	190,211	(190,211 67,233 776	)(g) (h) (l)	160,152
Retained earnings (accumulated deficit)	(15,772)	(53,260)	53,260 27,084	(g) (b)	11,312
Treasury stock, at cost	—	(697)	697	(g)	—

Total stockholders' equity	77,341	136,259	(41,749)		171,851

TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY	$124,046	$261,196	$(54,242)		$331,000	$	$

See Notes to Unaudited Pro Forma Combined Financial Statements.

 UNAUDITED PRO FORMA
COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2009

In Thousands, Except Per Share Data	Resaca Historical Amounts (a)	Cano Historical Amounts	Adjustments for Merger and Reverse Stock Split		Pro Forma Subtotal Six Months Ended December 31, 2009	Adjustments for Offering and New Facility	Pro Forma as Adjusted Six Months Ended December 31, 2009
Operating Revenues:
Crude oil sales	$6,360	$9,144	$—		$15,504	$	$
Natural gas sales	753	2,263	—		3,016

Total operating revenues	7,113	11,407	—		18,520

Operating Expenses:
Lease operating	3,467	8,343	—		11,810
Production and ad valorem taxes	337	995	—		1,332
General and administrative	4,268	6,448	—		10,716
Impairment of long-lived assets	—	283	—		283
Exploration expense	—	5,024	(5,024	)(j)	—
Depletion and depreciation	1,884	2,522	(339	)(i)	4,067
Accretion of discount on asset retirement obligations	87	136	—		223

Total operating expenses	10,043	23,751	(5,363)		28,431

Income (loss) from operations	(2,930)	(12,344)	5,363		(9,911)
Other income (expense):
Interest expense and other	(1,661)	(456)	—		(2,117)
Gain (loss) on derivatives	(1,570)	(5,239)	—		(6,809)

Total other income (expense)	(3,231)	(5,695)	—		(8,926)

Income (loss) before income taxes	(6,161)	(18,039)	5,363		(18,837)
Deferred income tax benefit (expense)	(2)	6,044	(1,984	)(k)	4,058

Net income (loss)	(6,163)	(11,995)	3,379		(14,779)
Preferred stock dividend	—	(890)	—		(890)

Net income (loss) applicable to common stock	$(6,163)	$(12,885)	$3,379		$(15,669)	$	$

Net income (loss) per share
Basic and diluted	$(0.06)	$(0.28)			$(0.40)		$

Weighted average common shares outstanding
Basic and diluted	96,694	45,570	(45,570	)(g)	38,882

			19,265	(h)
			278	(e)
			(77,355	)(m)

See Notes to Unaudited Pro Forma Combined Financial Statements.

 UNAUDITED PRO FORMA
COMBINED STATEMENT OF OPERATIONS
For the Year Ended June 30, 2009

In Thousands, Except Per Share Data	Resaca Historical Amounts(a)	Cano Historical Amounts	Adjustments for Merger and Reverse Stock Split		Pro Forma Subtotal Year Ended June 30, 2009	Adjustments for Offering and New Facility	Pro Forma as Adjusted Year Ended June 30, 2009
Operating Revenues:
Crude oil sales	$12,688	$19,222	$—		$31,910	$	$
Natural gas sales	1,879	5,875	—		7,754
Other revenue	—	312	—		312

Total operating revenues	14,567	25,409	—		39,976

Operating Expenses:
Lease operating	6,623	18,842	—		25,465
Production and ad valorem taxes	1,250	2,352	—		3,602
General and administrative	7,087	19,156	—		26,243
Impairment of long-lived assets	—	26,670	(26,670	)(j)	—
Exploration expense	—	11,379	(11,379	)(j)	—
Depletion and depreciation	3,371	5,720	(891	)(i)	8,200
Accretion of discount on asset retirement obligations	281	305	—		586
Inventory writedown	318	—	—		318

Total operating expenses	18,930	84,424	(38,940)		64,414

Income (loss) from operations	(4,363)	(59,015)	38,940		(24,438)
Other income (expense):
Interest expense and other	(3,981)	(513)	—		(4,494)
Impairment of goodwill	—	(685)	685	(j)	—
Gain (loss) on derivatives	11,055	43,790	—		54,845

Total other income (expense)	7,074	42,592	685		50,351

Income (loss) before income taxes	2,711	(16,423)	39,625		25,913
Deferred income tax benefit	—	4,712	(14,408	)(k)	(9,646)

Net income (loss)	2,711	(11,711)	25,217		16,217
Preferred stock dividend	—	(2,730)	—		(2,730)
Preferred stock repurchased for less than carrying amount	—	10,890	—		10,890

Net income (loss) applicable to common stock	$2,711	$(3,551)	$25,217		$24,377	$	$

Net income (loss) per share
Basic and diluted	$0.03	$(0.08)			$0.64		$

Weighted average common shares outstanding
Basic	92,259	45,361	(45,361	)(g)	37,995

			19,265	(h)
			278	(e)
			(73,807	)(m)
Diluted	92,280	45,361	(45,361	)(g)	37,999

			19,265	(h)
			278	(e)
			(73,824	)(m)

See Notes to Unaudited Pro Forma Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA
COMBINED FINANCIAL STATEMENTS

(a)
The amounts presented in the Resaca historical balance sheet and statement of operations have been reclassified for consistency with the presentation of the Cano historical amounts. Such presentation will be adopted by the combined company post merger.

(b)
The following table summarizes the consideration paid for Cano by Resaca, and the allocation to the assets acquired and liabilities assumed and recognized at the acquisition date.

Consideration
Equity instruments (19,264,518) shares of Resaca common stock per note (h)	$67,426

Recognized amounts of identifiable assets acquired and liabilities assumed
Current assets	$7,255
Oil and gas properties	195,400
Other assets	4,299
Current liabilities (including current portion of long-term debt)	(77,808)
Long-term liabilities	(6,673)
Preferred stock	(27,963)

Total identifiable net assets	94,510

Gain on bargain purchase per note (h)	$27,084

  Under purchase accounting, an acquiring company is required to measure and account for assets acquired, liabilities assumed or incurred, and equity instruments issued in a business combination in accordance with fair value measurements as set forth in ASC 820. The actual purchase price will ultimately be based on the Resaca common share price at the transaction closing date and the allocation of such purchase price is provisional in nature and subject to a fair market valuation of Cano's oil and gas properties on the closing date. We believe the fair value of current assets, other assets, current liabilities and long-term liabilities approximates their respective carrying values. The preferred stock fair value was adjusted to its liquidation value. As of December 31, 2009, the carrying value of Cano's oil and gas properties reflects Cano's historical cost of its oil and gas properties accounted for under the successful efforts method of accounting after the evaluation of impairment based on its estimate of undiscounted cash flows. Under the successful efforts method of accounting, impairment is evaluated if conditions indicate that the carrying value of oil and gas properties may not be recoverable from management's future estimated undiscounted pre-tax cash flow from its oil and gas properties, on a property-by-property basis. At December 31, 2009, Cano determined that no impairment of its oil and gas properties was required. Transaction prices are almost always different than the carrying amounts of assets, or even the cost of initially acquiring and developing a property as prices and costs fluctuate over time. The fair value of Cano's oil and gas properties included in these unaudited pro forma combined financial statements represents the transactional value that an acquirer would pay for the assets, but does not reflect the undiscounted cash flows we expect to recover, which at December 31, 2009 and June 30, 2009, were in excess of the related carrying amounts.

  The provisional fair value of Cano's oil and gas properties is $195.4 million. We analyzed the fair value of Cano's oil and gas properties by reviewing several valuation methods, including valuations based on current production, valuations based on total proved reserves, and risked net asset value ("NAV") using current market risk factors for oil and gas property acquisitions. The $195.4 million value was based on the risked NAV analysis utilizing the December 31, 2009 Haas report on

  Cano's reserves. We believe the risked NAV analysis is the most appropriate method of valuing Cano's oil and gas properties. Based on the risked NAV analysis, Cano's oil and gas properties will be valued based on the risked value assigned to its reserves. A significant portion of Cano's reserves (approximately 79%) are classified as PUD reserves. The development of PUD reserves, such as implementing waterfloods, requires a large capital outlay and a long lead-time to generate future production. Under current market conditions for oil and gas property acquisitions, significant discounts are applied by acquirers to such PUD reserves. The $54.9 million pro forma reduction applied to Cano's oil and gas properties, as carried under the successful efforts method of accounting, is largely due to the current acquisition market convention of discounting values associated with acquired PUD reserves.

(c)
To adjust Cano's historic deferred tax liabilities based primarily on adjustments to the carrying amount of Cano's oil and gas properties as discussed in note (b), and the establishment of a valuation allowance on Cano's NOL carryforwards. We established the valuation allowance on NOL carryforwards based on our estimation of the combined entity's demonstrated ability to utilize such carryforwards to offset future taxable income. The adjustment results in net deferred tax liability of zero attributable to Cano, reflected as a non-current asset of $0.8 million and a current liability of $0.8 million.

(d)
To eliminate Cano's historical goodwill.

(e)
To record severance liabilities for Cano's change of control provisions for two Cano executives to be terminated at the merger closing in 2010. The pro forma adjustment of $2.9 million consists of anticipated cash payments of $1.9 million and the issuance of $1.0 million in common stock. The actual number of shares to be issued will be determined based on Resaca's share price at the transaction closing date. For purposes of pro forma earnings per share, we have computed the number of shares to be issued based on the Resaca stock price of $0.70 per share on April 26, 2010, resulting in the issuance of approximately 0.3 million shares (after consideration of the Reverse Stock Split) pursuant to the change of control provisions.

(f)
To increase the carrying value of the preferred stock to its face value to reflect the current market value of the preferred stock, after giving effect to the amendment to the preferred stock certificate of designation contemplated in the merger agreement.

(g)
To eliminate Cano's historical equity balances and weighted average common shares outstanding.

(h)
To record the issuance of 19,264,518 shares of Resaca common stock, which includes approximately 125,056 shares of Resaca common stock issuable on the exercise of certain Cano stock options, based on Resaca's stock price of $3.50 per share as of April 26, 2010. Both the issuance of common shares and the transaction price were adjusted for the Reverse Stock Split. The stock issuance is valued at $67.4 million, of which $0.2 million is recorded as common stock (par value of $0.01 per share) and $67.2 million is recorded as additional paid-in capital.

  Resaca common stock is not frequently traded. The average volume of shares traded between December 20, 2009 and January 20, 2010 was 6,500 per day as measured against 96.9 million shares outstanding. As a byproduct of infrequent trading activity, small trade volumes have often led to large changes in Resaca's stock price. The recent Resaca stock price of $0.70 on April 26, 2010 (converted to 45.3 pence based on a foreign currency exchange rate of 1.54571 as of April 26, 2010) represents a 26% reduction as compared to the Resaca stock price of 61.5 pence on September 30, 2009 (day after the merger agreement was approved and announced by both Resaca and Cano). Continued fluctuations in Resaca's stock price will affect the valuation of Resaca's ultimate consideration for Cano common shares. Based on the $0.70 stock price, the consideration would be currently valued at $67.4 million exchange rate of and reflect a bargain purchase gain of $27.1 million. Based on the 61.5 pence stock price, the value of the consideration would be

  $96.4 million (using a foreign currency exchange rate of U.S. $1.6277 per British Pound as of September 30, 2009) and would reflect goodwill of $1.8 million.

  The actual valuation of the Resaca common stock to be issued and the valuation of the net assets of Cano will be estimated based on facts and circumstances in existence at the transaction closing date. The final amounts assigned to Cano's net assets acquired and the value of the Resaca common shares issued to Cano's shareholders could differ from the amounts included in these unaudited pro forma combined financial statements. The largest component of Cano's net assets are its' oil and gas properties, which will be valued at the closing date based on the value assigned to its reserves. Significant assumptions are required in the valuation of proved crude oil and natural gas reserves. For example, changes in market prices for crude oil and natural gas and market demand for oil and gas properties could affect the valuation of proved reserves, which could affect the fair value assigned to Cano's oil and gas properties. A hypothetical increase or decrease of 10% in Resaca's stock price would result in an increase or decrease in the value of Resaca common stock to be issued of approximately $6.7 million.

(i)
As a result of the merger, Cano will adopt the full cost method of accounting for oil and gas properties to conform with the method employed by Resaca. Based on the depletion calculation for the combined entity, depletion expense for the year ended June 30, 2009 and the six months ended December 31, 2009 would be reduced by $0.9 million and $0.3 million, respectively.

(j)
Based on the combined entity ceiling test and purchase accounting entry discussed in note (b), Cano would not have recognized impairment of long-lived assets of $26.7 million, exploration expense of $11.4 million and impairment of goodwill of $0.7 million during the year ended June 30, 2009 and exploration expenses of $5.0 million for the six months ended December 31, 2009. Therefore, the pro forma adjustments include the reversal of these expense amounts during the year ended June 30, 2009 and the six months ended December 31, 2009.

(k)
The income tax effect of the expense reductions as discussed in notes (i) and (j), excluding the impairment of goodwill, for the year ended June 30, 2009 and the six months ended December 31, 2009 is $14.4 million and $2.0 million, respectively. The effective income tax rate used is 37%, based on Resaca's combined federal and state statutory rates. The impairment of goodwill is excluded since it is a permanent difference between book and taxable income.

(l)
To record the effect of the Reverse Stock Split. As of December 31, 2009, Resaca had 96,947,494 shares of its $0.01 par value common shares outstanding. If the Reverse Stock Split had occurred on December 31, 2009, Resaca would have had 19,389,499 shares outstanding, resulting in par value of approximately $193,000. The adjustment represents the difference between Resaca's historical par value of $969,000 and the pro forma par value reflecting the Reverse Stock Split of $193,000.

(m)
To adjust weighted average historical shares outstanding for Resaca's Reverse Stock Split, as if such split occurred on July 1, 2008, by dividing Resaca's historical amounts by five.

 PRO FORMA COMBINED SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

        The following tables present certain unaudited pro forma combined information concerning Resaca and Cano's proved oil and gas reserves at June 30, 2008 and June 30, 2009 and certain pro forma information giving effect to the merger as if it had occurred on July 1, 2008. There are numerous uncertainties inherent in estimating the quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represent estimates only and reflects prices and costs at June 30, 2008 and June 30, 2009, and should not be construed as being exact.

	Resaca Historical Amounts	Cano Historical Amounts	Pro Forma Amounts
Reserves—Crude Oil (MBbls)
Reserves at June 30, 2008	14,732	39,116	53,848
Extensions and discoveries	—	2,544	2,544
Sale of minerals in place	—	(1,240)	(1,240)
Purchases	221	—	221
Revisions of prior estimates	(2,796)	(1,338)	(4,134)
Production	(189)	(311)	(500)

Reserves at June 30, 2009	11,968	38,771	50,739

Proved developed reserves at June 30, 2009	6,722	7,027	13,749

	Resaca Historical Amounts	Cano Historical Amounts	Pro Forma Amounts
Reserves—Natural Gas (MMCF)
Reserves at June 30, 2008	18,941	84,439	103,380
Extensions and discoveries	—	472	472
Sale of minerals in place	—	(7,886)	(7,886)
Purchases	284	—	284
Revisions of prior estimates	(5,639)	(14,191)	(19,830)
Production	(287)	(881)	(1,168)

Reserves at June 30, 2009	13,299	61,953	75,252

Proved developed reserves at June 30, 2009	7,502	18,322	25,824

	Resaca Historical Amounts	Cano Historical Amounts	Pro Forma Amounts
Standardized Measure of Discounted Cash Flows: ($000s)
Future cash inflows	$861,424	$2,751,854	$3,613,278
Future production costs	(240,966)	(767,743)	(1,008,709)
Future development costs	(97,151)	(332,677)	(429,828)
Future income taxes	(154,507)	(535,300)	(689,807)

Future net cash flows	368,800	1,116,134	1,484,934
10% annual discount	(232,638)	(834,122)	(1,066,760)

Standardized measure of discounted future net cash flows at June 30, 2009	$136,162	$282,012	$418,174

	Resaca Historical Amounts	Cano Historical Amounts	Pro Forma Amounts
Changes in Standardized Measure of Discounted Future Cash Flows: ($000s)
Balance at June 30, 2008	$445,776	$1,412,543	$1,858,319
Net changes in prices and production costs	(422,943)	(1,598,659)	(2,021,602)
Net changes in future development costs	1,582	(36,746)	(35,164)
Sales of oil and gas produced, net	(7,531)	(6,552)	(14,083)
Purchases of reserves	9,746	—	9,746
Sales of reserves	—	(94,357)	(94,357)
Extensions and discoveries	—	38,256	38,256
Revisions of previous quantity estimates	(65,786)	(54,017)	(119,803)
Previously estimated development costs incurred	5,954	47,590	53,544
Net change in income taxes	168,297	349,339	517,636
Accretion of discount	67,887	224,235	292,122
Other	(66,820)	380	(66,440)

Balance at June 30, 2009	$136,162	$282,012	$418,174

COMPARATIVE PER SHARE DATA (UNAUDITED)

        The following tables set forth historical per share information of Resaca and Resaca per share information after giving effect only to the Rig Acquisition and the Reverse Stock Split but without giving effect to the merger and the issuance of the Resaca common stock and Resaca preferred stock in conjunction with the merger. Resaca has never declared dividends on its common stock since its formation. Resaca common stock began trading on the AIM on July 17, 2008 so historical per share information for Resaca is unavailable for years ended prior to June 30, 2009. See "Comparative Per Share Market Price and Dividend Information" on page 53.

        The historical per share information is derived from, and should be read in conjunction with, the financial statements for Resaca, which are included in this prospectus. See "Business and Properties" beginning on page 97.

	Six Months Ended December 31, 2009	Year Ended June 30, 2009
Resaca Historical Per Share Data:
Income from continuing operations:
Basic(a)	$(0.06)	$0.03
Diluted(a)	$(0.06)	$0.03
Book Value Per Share—Diluted(b)	$0.80	$0.86
Resaca Historical Per Share Data as adjusted for Reverse Stock Split:
Income from continuing operations
Basic(c)	$(0.32)	$0.15
Diluted(c)	$(0.32)	$0.15
Book Value Per Share—Diluted(c)	$4.00	$4.32

(a)
These amounts are presented on the Unaudited Pro Forma Combined Statement of Operations. See "Unaudited Pro Forma Combined Financial Data" beginning on page 44.

(b)
For the six months ended December 31, 2009, the amount was computed based on Resaca's historical book value of $77.3 million divided by weighted average diluted common shares of 96.7 million. For the year ended June 30, 2009, the amount was computed based on Resaca's historical book value of $79.8 million divided by weighted average diluted common shares of 92.3 million.

(c)
These amounts were calculated by adjusting Resaca's historical per share data for the Reverse Stock Split only. These amounts do not reflect any other pro forma items.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Historical Stock Prices

        Resaca common stock is listed on the AIM under the symbols "RSX" and "RSOX." Cano common stock is listed on the NYSE Amex under the symbol "CFW." The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of Resaca common stock and Cano common stock on the AIM and NYSE Amex, respectively. Resaca common stock began trading on the AIM on July 17, 2008 so historical per share sales prices for Resaca are unavailable for the years ended June 30, 2007 and 2008.

	Reverse Stock Split Adjusted Resaca Common Stock(1)(2)		Resaca Common Stock(1)		Cano Common Stock
	High	Low	High	Low	High	Low
Fiscal Year Ended June 30, 2010
First Quarter	$4.90	$2.20	$0.98	$0.44	$1.37	$0.52
Second Quarter	$4.50	$2.90	$0.90	$0.58	$1.31	$0.79
Third Quarter	$3.50	$2.60	$0.70	$0.52	$1.22	$0.76
Fiscal Year Ended June 30, 2009
First Quarter	$13.40	$10.70	$2.68	$2.14	$8.03	$2.01
Second Quarter	$10.95	$0.95	$2.19	$0.19	$2.34	$0.22
Third Quarter	$2.10	$1.40	$0.42	$0.28	$0.75	$0.24
Fourth Quarter	$2.15	$1.30	$0.43	$0.26	$1.55	$0.40
Fiscal Year Ended June 30, 2008
First Quarter	—	—	—	—	$7.42	$5.05
Second Quarter	—	—	—	—	$8.85	$5.94
Third Quarter	—	—	—	—	$7.50	$3.85
Fourth Quarter	—	—	—	—	$9.40	$4.29
Fiscal Year Ended June 30, 2007
First Quarter	—	—	—	—	$6.40	$3.69
Second Quarter	—	—	—	—	$5.80	$3.90
Third Quarter	—	—	—	—	$5.47	$4.15
Fourth Quarter	—	—	—	—	$6.46	$4.40

(1)
Prior to April 1, 2010, Resaca common stock was traded on the AIM in British pounds. The dollar amounts reflected herein have been converted to US dollars at applicable exchange rates for the periods presented.

(2)
Historical prices are adjusted for the Reverse Stock Split.

        On September 28, 2009, the second to last full trading day before the public announcement of the merger, the closing price per share of Resaca common stock on the AIM was U.K. £0.50, which, after applying an assumed exchange rate of U.S. $1.5882 per British pound, equates to $0.794 per Resaca common share and the closing price per share of Cano common stock on the NYSE Amex was $1.02.

        As of April 27, 2010, there were approximately 159 record holders of Resaca common stock. As of April 27, 2010, there were approximately 107 record holders of Cano common stock and approximately 7,300 beneficial holders of Cano common stock in street name. Additionally, as of April 27, 2010, there were 16 record holders of Cano preferred stock.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RESACA

        The following table sets forth certain of Resaca's consolidated financial data as of and for each of the periods indicated. The financial information as of and for the years ended June 30, 2007, 2008 and 2009 has been derived from Resaca's audited consolidated financial statements. The financial information as of and for the six month periods ended December 31, 2008 and 2009 has been derived from Resaca's unaudited consolidated financial statements. The financial information as of June 30, 2006 and for the period from inception (March 1, 2006) to June 30, 2006 has been derived from Resaca's unaudited financial statements. This disclosure reflects Resaca's results only and does not include the effect of the merger or the Reverse Stock Split. The selected historical financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 60 and Resaca's consolidated financial statements and notes thereto beginning on page F-11.

	Six Months Ended December 31,					Period From Inception (March 1, 2006) To June 30, 2006
			Years Ended June 30,
In Thousands, Except Per Share Data	2009	2008	2009	2008	2007
	(unaudited)	(unaudited)				(unaudited)
Operating Revenues:
Total operating revenues	$7,134	$8,300	$14,154	$18,559	$15,491	$2,927
Operating Expenses:
Lease operating	3,467	3,786	6,623	7,007	7,604	1,337
Production and ad valorem taxes	337	598	1,250	1,664	1,367	263
General and administrative	4,268	3,585	2,984	1,962	1,553	41
Depletion and depreciation	1,884	1,684	3,371	2,910	2,832	578
Accretion of discount on asset retirement obligations	87	192	281	341	295	49

Total operating expenses	10,043	9,845	14,509	13,884	13,651	2,268

Income (loss) from operations:	(2,909)	(1,545)	(355)	4,675	1,840	659

Other income (expense):
Gain (loss) on derivatives	(1,591)	16,870	11,468	(12,349)	(901)	(504)
Interest expense and other	(1,661)	(1,701)	(8,402)	(9,829)	(9,348)	(1,542)

Total other income (expense)	(3,252)	15,169	3,066	(22,178)	(10,249)	(2,046)
Income (loss) from continuing operations before income tax benefit	(6,161)	13,624	2,711	(17,503)	(8,409)	(1,387)
Deferred income tax benefit (expense)	(2)	(5,045)	—	—	—	—

Net income (loss)	$(6,163)	$8,579	$2,711	$(17,503)	$(8,409)	$(1,387)

Net income (loss) per share—basic and diluted	$(0.06)	$0.09	$0.03	$—	$—	$—

Weighted average common shares outstanding
Basic	96,694	92,259	92,259	—	—	—
Diluted	96,694	92,259	92,280	—	—	—

	Six Months Ended December 31,					Period From Inception (March 1, 2006) To June 30, 2006
			Years Ended June 30,
	2009	2008	2009	2008	2007
	(unaudited)	(unaudited)				(unaudited)
CASH FLOW DATA:
Cash flow provided by (used in):
Operating activities	$(859)	$(3,557)	$(3,953)	$1,707	$(2,797)	$(445)
Investing activities	(1,715)	(17,544)	(20,522)	(4,526)	(13,722)	(85,828)
Financing activities	3,149	21,571	24,617	2,400	16,200	87,200

	As of December 31,		As of June 30,
	2009	2008	2009	2008	2007	2006
	(unaudited)	(unaudited)				(unaudited)
BALANCE SHEET DATA:
Cash and cash equivalents	$905	$659	$330	$188	$607	$926
Total assets	124,046	124,460	122,000	107,751	103,131	93,191
Long-term debt	35,000	21,778	31,846	72,617	73,660	72,200
Stockholders' equity	77,341	83,489	79,751	(11,923)	5,580	13,740

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CANO

        The following table sets forth certain of Cano's consolidated financial data as of and for each of the periods indicated. The financial information as of and for the years ended June 30, 2005, 2006, 2007, 2008 and 2009 is derived from Cano's audited consolidated financial statements. The financial information as of and for the six months ended December 31, 2008 and 2009 is derived from Cano's unaudited consolidated financial statements. This disclosure reflects Cano's results only and does not include the effect of the merger, the issuance of Resaca common stock and Resaca preferred stock in conjunction with the merger, the Reverse Stock Split or the Rig Acquisition. The selected historical financial data below should be read in conjunction with "Cano Historical Financial Data" beginning on page 68 for the year ended June 30, 2009 and the six months ended December 31, 2009 and Cano's consolidated financial statements and notes thereto beginning on page F-65.

	Six Months Ended December 31,		Years Ended June 30,
In Thousands, Except Per Share Data	2009	2008	2009	2008	2007	2006	2005
	(unaudited)	(unaudited)
Operating Revenues:
Total operating revenues	$11,407	$15,808	25,409	$34,650	$20,651	$14,371	$3,764
Operating Expenses:
Lease operating	8,343	9,843	18,842	13,273	8,733	5,952	2,069
Production and ad valorem taxes	995	1,479	2,352	2,454	1,695	985	223
General and administrative	6,448	14,404	19,156	14,859	12,635	7,623	4,754
Impairment of long-lived assets	283	22,398	26,670	—	—	—	—
Exploration expense	5,024	—	11,379	—	—	—	—
Depletion and depreciation	2,522	2,572	5,720	3,903	3,202	1,652	371
Accretion of discount on asset retirement obligations	136	150	305	204	131	89	48

Total operating expenses	23,751	50,846	84,424	34,693	26,396	16,301	7,465

Loss from operations:	(12,344)	(35,038)	(59,015)	(43)	(5,745)	(1,930)	(3,701)

Other income (expense):
Gain (loss) on derivatives	(5,239)	44,994	43,790	(31,955)	(847)	(2,705)	—
Impairment of goodwill	—	(685)	(685)	—	—	—	—
Interest expense and other	(456)	(254)	(513)	(761)	(1,681)	(2,075)	12

Total other income (expense)	(5,695)	44,055	42,592	(32,716)	(2,528)	(4,780)	12
Income (loss) from continuing operations before income tax benefit	(18,039)	9,017	(16,423)	(32,759)	(8,273)	(6,710)	(3,689)
Deferred income tax benefit	6,044	(4,038)	4,712	11,767	2,970	3,990	—

Income (loss) from continuing operations	(11,995)	4,979	(11,711)	(20,992)	(5,303)	(2,720)	(3,689)
Income (loss) from discontinued operations, net of related taxes	—	11,393	11,480	3,471	4,513	876	716
Preferred stock discount	—	—	—	—	—	—	(417)
Preferred stock dividend	(890)	(1,791)	(2,730)	(4,083)	(3,169)	—	—
Preferred stock repurchased for less than carrying amount	—	10,890	10,890	—	—	—	—

Net income (loss) applicable to common stock	$(12,885)	$25,471	$7,929	$(21,604)	$(3,959)	$(1,844)	$(3,390)

Net income (loss) applicable to common stock:
Continuing operations	$(12,885)	$14,078	$(3,551)	$(25,075)	$(8,472)	$(2,720)	$(4,106)
Discontinued operations	—	11,393	11,480	3,471	4,513	876	716

Net income (loss) applicable to common stock	$(12,885)	$25,471	$7,929	$(21,604)	$(3,959)	$(1,844)	$(3,390)

Net income (loss) per share—basic	$(0.28)	$0.55	$0.17	$(0.60)	$(0.13)	$(0.08)	$(0.29)
Net income (loss) per share—diluted	$(0.28)	$0.50	$0.17	$(0.60)	$(0.13)	$(0.08)	$(0.29)

Weighted average common shares outstanding
Basic	45,570	46,155	45,361	35,829	30,758	22,364	11,839
Diluted	45,570	54,518	45,361	35,829	30,758	22,364	11,839

	Six Months Ended December 31,		Years Ended June 30,
	2009	2008	2009	2008	2007	2006	2005
	(unaudited)	(unaudited)
CASH FLOW DATA:
Cash flow provided by (used in):
Operating activities	$(891)	$(3,141)	$(6,609)	$17,028	$2,658	$(6,083)	$(501)
Investing activities	(9,607)	4,685	(17,349)	(84,751)	(39,854)	(78,365)	(10,726)
Financing activities	10,617	(1,647)	23,653	66,301	38,670	84,948	9,797

	As of December 31,		As of June 30,
	2009	2008	2009	2008	2007	2006	2005
	(unaudited)	(unaudited)
BALANCE SHEET DATA:
Cash and cash equivalents	$511	$668	$392	$697	$2,119	$645	$145
Total assets	261,196	270,862	264,028	277,734	201,469	146,949	17,578
Long-term debt (includes current portion)	66,700	30,000	55,700	73,500	33,500	68,750	—
Temporary equity	25,961	24,848	25,405	45,086	47,596	—	—
Stockholders' equity	136,259	164,762	148,459	83,850	68,861	40,636	15,391

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with "Unaudited Pro Forma Combined Financial Data," "Selected Historical Consolidated Financial Data of Resaca," "Selected Historical Consolidated Financial Data of Cano" and the financial statements and related notes included elsewhere in this prospectus. The following discussion and analysis contains forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the volatility of oil and gas prices, production timing and volumes, estimates of proved reserves, operating costs and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this prospectus, particularly in "Risk Factors" and "Forward Looking Statements," all of which are difficult to predict. As a result of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

 Overview

Introduction

        We are an independent oil and gas exploitation company headquartered in Houston, Texas. We exploit known, mature, proven and probable low-risk oil and gas reserves, as opposed to generally pursuing exploratory operations. We utilize existing technology to achieve secondary and tertiary hydrocarbon recovery. Our activities are focused in the Permian Basin of West Texas and southeast New Mexico. In the merger with Cano, we will acquire additional assets in Texas, New Mexico and Oklahoma.

        We were formed in 2006 to exploit a number of oil and gas properties in the Permian Basin of the United States. Our common stock was admitted to trading on the AIM on July 17, 2008.

The Merger

        On September 30, 2009, Cano and Resaca announced that their respective boards of directors had approved the merger agreement that provides for the acquisition of Cano by Resaca. Closing is anticipated before the end of May 2010; however, it is possible that factors outside of either company's control could require us to complete the merger at a later time or not to complete it at all.

        Under the terms of the merger agreement, holders of Cano common stock will receive 2.1 shares (or 0.42 shares after giving effect to the Reverse Stock Split) of Resaca common stock for each share of Cano common stock held, and the existing holders of Cano preferred stock will receive one share of preferred stock of Resaca for each share of Cano preferred stock held. The merger is intended to be a tax-free transaction to the Resaca shareholders and to the Cano stockholders to the extent the Cano common stockholders receive Resaca common stock and the Cano preferred stockholders receive Resaca preferred stock in the merger.

        Consummation of the transactions contemplated by the merger agreement is conditioned upon, among other things, (1) approval of the holders of the Cano common stock and Cano preferred stock, (2) approval of the holders of Resaca common stock, (3) the listing of Resaca common stock on the NYSE Amex, (4) the refinancing of existing bank debt of Resaca and Cano, (5) the receipt of required regulatory approvals, (6) Resaca's application for readmission to the AIM, which is anticipated to occur simultaneous with the closing of the merger, (7) the effectiveness of a registration statement relating to the shares of Resaca common stock to be issued in the merger, and (8) approval of the Incentive Plan Amendment by the holders of the Resaca common stock. The merger agreement contains certain termination rights for each of Cano and Resaca, including the right to terminate the merger agreement to enter into a Superior Proposal (as such term is defined in the merger agreement). In the event of a termination of the merger agreement under certain specified circumstances described in the merger agreement, one party will be required to pay the other party a termination fee of $3.5 million.

        Cano entered into stock voting agreements with 75% of the holders of Cano's preferred stock on various dates between September and November 2009. Each stock voting agreement contains the same terms and provides, among other things, that each of the preferred holders will vote all its shares of stock (a) in favor of an amendment to the Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock of Cano, which we refer to as the Series D Amendment, (b) in favor of adoption of the merger agreement, and (c) in accordance with the recommendation of our Board of Directors in connection with any Target Acquisition Proposal (as such term is defined in the merger agreement). The Series D Amendment generally provides that the holders of Cano preferred stock shall have no rights arising from the merger with Resaca (including any right to require us to redeem their shares of Cano preferred stock) other than the right to receive the merger consideration specified in the merger agreement. To be effective, the Series D Amendment must be approved by the holders of a majority of the shares of Cano preferred stock, voting as a separate class, and by the holders of a majority of the shares of Cano common stock, voting as a separate class, and then filed by us with the Secretary of State of Delaware.

The Combined Company

        Due to Resaca's and Cano's complementary asset bases and similar strategic focus, we believe that the combined company will benefit from (i) balancing Resaca's near-term growth opportunities with Cano's longer-term development opportunities, (ii) capitalizing on significant cost savings and efficiencies through operational and administrative synergies in the range of $4.5 million to $5.0 million per year, (iii) increasing near-term production by the sharing of engineering expertise among Resaca and Cano management and staff, (iv) optimizing our larger and more diverse portfolio of combined assets, and (v) expanding our access to capital because of the combined company's increased size.

        Our estimated combined June 30, 2009 proved reserves of 63.3 MMBOE, included 10.1 MMBOE of PDP, 8.0 MMBOE of PDNP, and 45.2 MMBOE of PUD. Reserves were estimated using NYMEX, crude oil and natural gas prices and production and development costs in effect on June 30, 2009. NYMEX crude oil price used in the estimation of Resaca's and Cano's reserves was $69.89 per barrel. NYMEX natural gas prices used in the estimation of Resaca's and Cano's reserves were $3.84 per MMBtu and $3.71 per MMBtu, respectively. The values reported may not necessarily reflect the fair market value of the reserves. For a more detailed description of the combined company's reserves, please read "Business and Properties—Combined Company Production, Estimated Proved Reserves and Acreage" beginning on page 104 of this prospectus.

        Our properties are contained in eight primary field complexes and a group of minor fields in Texas, New Mexico and Oklahoma and consist of approximately 75,000 gross and 73,000 net acres. At April 27, 2010, on a pro forma combined basis, we operated approximately 1,903 active wells, including 1,500 producing wells, 391 waterflood injection wells, and 12 salt water disposal wells. For the month ended December 31, 2009, on a pro forma combined basis, we produced an average of 1,792 net BOE per day from over 25 separate formations, which was composed of approximately 70% oil and approximately 30% natural gas. Nearly all of our production is from relatively shallow formations.

        Our exploitation plan involves the reactivation of shut-in wells, recompletion of currently producing wells, including refracturing, implementation of new waterfloods, reactivation and optimization of existing waterfloods and an infill drilling program. We believe our properties contain many opportunities for the development of low risk oil and gas reserves and many of our properties are candidates for tertiary recovery by CO2 flooding based on reports and studies performed on these properties.

        For the year ended June 30, 2009, we generated pro forma combined operating revenues of $40.0 million and pro forma combined net income of $24.4 million. For the six months ended December 31, 2009, we generated pro forma combined operating revenues of $18.5 million and pro forma combined net loss of $15.7 million.

        The following table shows selected data concerning our combined production, estimated proved reserves and acreage for the periods indicated on a proforma combined basis:

Field	December 2009 Average Daily Production (BOE)	Total Est. Proved Reserves MMBOE (As of June 30, 2009)(1)	Percent of Total Est. Proved Reserves MMBOE	PV-10 (As of June 30, 2009) (In Millions)(1)	Gross Acres (As of April 27, 2010)(2)	Net Acres (As of April 27, 2010)(3)
Texas Properties
Panhandle Properties	579	28.9	45.7%	$323.9	20,387	20,387
Penwell Properties	136	1.7	2.7%	19.8	3,120	3,120
Desdemona Properties	61	1.4	2.2%	7.1	11,264	11,264
Grand Clearfork Unit Properties	47	0.5	0.8%	4.6	1,120	1,120
Other Minor Properties	150	2.0	3.1%	31.4	7,890	7,823
New Mexico Properties
Cato Properties	241	16.0	25.3%	116.5	21,122	20,662
Cooper Jal Unit Properties	280	9.8	15.5%	134.8	2,560	1,855
Other Minor Properties	7	0.2	0.3%	2.6	320	240
Oklahoma Properties
Nowata Properties	217	1.5	2.4%	13.9	4,594	4,594
Davenport Properties	74	1.3	2.0%	9.9	2,178	2,178

Total	1,792	63.3	100.0%	$664.5	74,555	73,243

(1)
PV-10 is a non-GAAP financial measure and generally differs from the standardized measure of discounted future net cash flows, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. At June 30, 2009, our standardized measure of discounted future net cash flows was $418.2 million on a combined basis as shown in "Business and Properties—Combined Company Production, Estimated Proved Reserves and Acreage" beginning on page 107.

(2)
"Gross" acres refers to acreage in which we have a working interest.

(3)
"Net" acres refers to the aggregate of our percentage working interest in gross acreage before royalties or other payouts, as appropriate.

Realized Commodity Prices

  Factors Affecting the Sales Price of Oil, NGLs and Gas:

        We market our oil, NGLs and gas production to a variety of purchasers and the values received are typically based on regional pricing. The relative prices of oil, NGLs and gas are determined by factors impacting global and regional supply and demand dynamics, such as economic conditions, production and storage levels, weather cycles and other events. In addition, relative prices are heavily influenced by product quality and location relative to consuming and refining markets.

  Oil Prices:

        The NYMEX futures price of crude oil is a widely used benchmark in the pricing of domestic and imported oil in the United States. The actual prices realized by us from the sale of oil differ from the quoted NYMEX price as a result of quality and location differentials.

        Quality differentials result from the fact that oils differ from one another due to their different molecular makeup which plays an important part in their refining and subsequent sale as petroleum products. Among other things, there are two characteristics that commonly drive quality differentials: (1) the oil's American Petroleum Institute gravity, which we refer to as API gravity, and (2) the oil's percentage of sulfur content by weight. In general, lighter oil (with higher API gravity) produces more lighter products, such as gasoline, at a lower refining cost than the heavier oil. The higher light product yield at a lower refining cost results in a higher market price for the lighter oils versus the heavier oils. Oil with low sulfur content ("sweet" crude oil) is less expensive to refine and, as a result, normally sells at a higher price than the high sulfur-content oil ("sour" crude oil).

        Location differentials result from variances in transportation costs based on the produced oil's type of transportation (truck or pipeline) and proximity to the major refining centers and consumer markets to which it is ultimately delivered. Oil that is produced closer to these major centers and markets incurs lower transportation costs as compared to oil that is produced further from such centers and markets and, consequently, realizes a higher price (i.e., a lower location differential to NYMEX).

        The oil produced from our properties is generally a mid average API gravity with a sour crude adjustment and approximately half is trucked to pipeline receiving stations and half is delivered directly into crude oil pipelines.

  NGL Prices:

        Raw natural gas produced in conjunction with crude oil is infused with NGLs and is typically referred to as "wet gas." Wet gas is generally sold at the wellhead and transported by the purchaser to a gas processing and conditioning plant where the NGLs and other impurities are separated from the wet gas leaving a dry pipeline quality residue gas which is delivered and sold directly into a pipeline at the plant tailgate. The NGLs are typically transported from the gas processing plant by pipeline for further fractionation at Mont Belvieu, Texas which is strategically located near the Houston ship channel petro-chemical and refining complex.

        NGLs are generally composed of five marketable components, which, ordered from lightest to heaviest, are: (1) ethane, (2) propane, (3) isobutane, (4) normal butane and (5) normal gasoline. Once fractionated, these components are used as feedstocks in the petro-chemical business and as additives in gasoline blends. The heavier liquid components normally realize higher prices than the lighter components.

        Virtually all of our wellhead gas production is sent through a gas processing plant. The NGLs recovered from the processing of our wet gas are sold at Mont Belvieu posted prices for each fractionated liquid component product. A portion of our NGL and dry gas residue value is retained by the gas processing plants as compensation for gathering and processing our wet gas into the NGL and dry gas residue components, which is commonly referred to as a percent of proceeds arrangement. Our realized NGL price is generally correlated with the NYMEX oil price. Our NGL differential primarily takes into account the relative liquid component mix, the discount that NGLs sell relative to oil and the effects of the NGL value deduction retained by the gas processing plants under our contracts.

  Gas Prices:

        The NYMEX price of gas is a widely used benchmark for the pricing of gas in the United States. Similar to oil, the actual prices realized from the sale of gas differ from the quoted NYMEX price as a result of quality and location differentials.

        Wet gas with a high Btu content typically sells at a premium to low Btu content wet gas because high Btu content wet gas yields a greater quantity of NGLs. Gas with low sulfur content sells at a premium to high sulfur content gas because the cost to extract the sulfur from the gas and render it marketable exceeds the market value of the recovered sulfur.

        Location differentials to NYMEX prices result from variances in transportation costs based on the gas' proximity to major consuming markets to which it is ultimately delivered. Also affecting the differential are the effects of the dry gas value deduction retained by the gas processing plant. The dry gas residue is generally sold based on index prices in the region. Generally, these index prices have historically been at a discount to NYMEX gas prices.

  Hedging Transactions:

        We have entered into and plan to continue entering into derivative instruments to mitigate the impact of commodity price volatility on our cash flow from operations. For an explanation of the derivative instruments we have entered into to manage our exposure to volatility of commodity market prices, please read "—The Combined Company's Quantitative and Qualitative Disclosures About Market Risk."

  Production Costs:

        Production costs are the costs incurred in the operation of producing and processing our production and are primarily comprised of lease operating expense, workover costs and production and ad valorem taxes. In general, lease operating expense and workover costs represent the components of production costs over which we have management control, while production taxes and ad valorem taxes are directly related to changes in commodity prices. Additionally, certain components of lease operating expense are impacted by energy and field services prices. For example, we incur power costs in connection with various production related activities such as pumping to recover oil and gas, injecting water in the water floods and separation and treatment of water produced in connection with our production. Although these costs are highly correlated with production volumes, they are influenced not only by production volumes but also by utility rates, inflation of field services costs and volumes of water produced. Certain items, however, such as direct labor and materials and supplies, generally remain relatively fixed across broad production volume ranges, but can fluctuate depending on activities performed during a specific period. For instance, repairs to our pumping water equipment, injection pumps or surface facilities result in increased expenses in periods during which they are performed.

        Every state regulates the development, production, gathering and sale of oil and gas, including imposing production taxes and requirements for obtaining drilling permits. In general, each state imposes a production tax on the underlying value of the oil, NGLs and gas.

Outlook

        Significant factors that may impact future commodity prices include (i) developments in issues currently impacting Venezuela, Iraq, Iran and the Middle East in general, (ii) the extent to which members of the Organization of Petroleum Exporting Countries and other oil exporting nations are able to continue to manage oil supply through export quotas and (iii) overall North American gas supply and demand fundamentals, including the impact of increasing liquefied natural gas deliveries to the United States. Although we cannot predict the occurrence of events that will affect future commodity prices or the degree to which these prices will be affected, the prices for any commodity that we produce will generally approximate market prices in the geographic region of the production.

        In order to address, in part, volatility in commodity prices, we have implemented a commodity price risk management program that is intended to reduce the volatility in our revenues and support our New Facility. Accordingly, we have adopted a policy that contemplates hedging oil and gas prices for approximately 75-80% of our PDP production for three to five years. Implementation of this policy will mitigate, but will not eliminate, our sensitivity to short-term changes in commodity prices.

CO2 Enhanced Oil Recovery

        Resaca's Cooper Jal, Penwell and Grand Clearfork Unit Properties were originally developed in the mid 1950s, with development and waterflood initiation continuing until the mid 1970s, at a time of significantly lower oil and natural gas prices and prior to the availability of current completion and fracturing techniques and the development of technologies which greatly enhance the exploitation of proved reserves. In addition to Resaca's other exploitation opportunities, Resaca believes these properties are excellent candidates for tertiary recovery by CO2 flooding based on reports and studies on these properties. The use of CO2 for this type of enhanced recovery has revitalized many older proven oil producing fields in the Permian Basin. Several major companies are operating CO2 floods in the region and some of our properties were identified in a report dated February 2006 prepared by Advanced Resources International for the U.S. Department of Energy entitled "Basin Oriented Strategies for CO2 Enhanced Oil Recovery: Permian Basin" as being amenable to CO2 enhanced oil recovery. Furthermore, many of our properties are located near existing CO2 pipelines.

Merger Related Cost Savings

        We expect to reduce combined general and administrative expenses and lease operating expenses, which we refer to as LOE, by approximately $4.5 to 5.0 million per year as compared to Resaca's and Cano's combined fiscal year 2009 general and administrative expenses and LOE as a result of the merger, exclusive of share based compensation, transaction, and litigation costs. These reductions in costs include:

  •
  Reduction in redundant overhead;

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  Reduction in redundant executive personnel and directors;

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  Reduction in redundant third party costs such as accounting and auditing services, legal services, contractor services, and insurance coverage;

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  Consolidation of field operating offices;

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  Consolidation of IT functions; and

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  Reductions in office lease expense.

Resaca Historical Financial Data

Results of Operations

Year Ended June 30, 2009 Compared to Year Ended June 30, 2008

        Income:    Total income increased $19.5 million for the year ended June 30, 2009 when compared to the year ended June 30, 2008. The increase was primarily attributable to a $23.8 million change in the unrealized value of Resaca's oil and gas hedges from a loss of $12.3 million in the prior year to a gain of $11.5 million in the current fiscal year. This increase was offset by a $4.4 million decrease in oil and gas revenues to $14.1 million for the year ended June 30, 2009 due primarily to lower oil and gas prices.

        Costs and Expenses:    Total costs and expenses decreased $0.7 million to $23 million for the year ended June 30, 2009 when compared to the year ended June 30, 2008. This $0.7 million decrease was primarily attributable to the following:

  •
  Lease operating expenses decreased $0.4 million to $6.6 million for the year ended June 30, 2009 due to a reduction in the well maintenance projects performed by Resaca;

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  Production and ad valorem taxes decreased $0.4 million to $1.3 million for the year ended June 30, 2009 due to the oil and gas revenues;

  •
  General and administrative expenses increased $1.0 million to $3.0 million for the year ended June 30, 2009 primarily attributable to the hiring of key personnel and management to support the growth of the business and also higher administrative costs associated with being a public company;

  •
  Share-based compensation costs of $4.1 million were recognized in the current year versus zero in the previous year. This expense stems from the award of restricted stock and stock options to key members of management to promote the success of Resaca;

  •
  Resaca recognized an inventory writedown of $0.3 million during the year ended June 30, 2009 as the market value of tubular inventory declined significantly at the end of the fiscal year;

  •
  Depletion, depreciation, and amortization increased by $0.4 million to $3.4 million for the year ended June 30, 2009 due to a reduced reserve base as a result of lower oil and gas prices at June 30, 2009 versus June 30, 2008; and

  •
  Net interest expense declined by $5.8 million to $4.0 million for the year ended June 30, 2009. The decrease was mostly due to a $40.7 million reduction in outstanding debt after Resaca initial public offering in July 2008 that was repaid with proceeds from its initial public offering on the AIM.

Year Ended June 30, 2008 Compared to Year Ended June 30, 2007

        Income:    Total income decreased $8.4 million for the year ended June 30, 2008 when compared to the year ended June 30, 2007. The decrease was primarily attributable to a $11.4 million decline in the unrealized value of Resaca oil and gas hedges from a loss of $0.9 million in 2007 to a loss of $12.3 million in the 2008 fiscal year. This decrease was offset by a $3.1 million increase in oil and gas revenues to $18.6 million for the year ended June 30, 2008 due primarily to higher oil and gas prices.

        Costs and Expenses:    Total costs and expenses increased $0.7 million to $23.7 million for the year ended June 30, 2008 when compared to the year ended June 30, 2007. This $0.7 million decrease was primarily attributable to the following:

  •
  Lease operating expenses decreased $0.6 million to $7.0 million for the year ended June 30, 2008 due to a reduction in the well maintenance projects performed by Resaca;

  •
  Production and ad valorem taxes increased $0.3 million to $1.7 million for the year ended June 30, 2008 due to the increase in oil and gas sales;

  •
  General and administrative expenses increased $0.4 million to $2.0 million for the year ended June 30, 2008. The increase was attributable to the hiring of key personnel and management to support the growth of the business and also higher administrative costs associated with preparations to become listed on the AIM; and

  •
  Net interest expense increased by $0.5 million to $9.8 million in the year ended June 30, 2008. The increase was mostly due increased borrowings in outstanding debt during the year ended June 30, 2008.

Three Months and Six Ended December 31, 2009 Compared to Three and Six Months Ended December 31, 2008

        Income:    Total income of $2.2 million for the three months ended December 31, 2009 was $14.1 million lower as compared to total income of $16.3 million for the three months ended December 31, 2008. The decrease was primarily attributable to a $14.4 million decrease in unrealized gain (loss) on Resaca's oil and gas hedges. In addition, there was a $0.3 million increase in oil and gas revenues due primarily to higher oil and gas prices, which increased oil and gas revenues from $3.5 million for the three months ended December 31, 2008 to $3.8 million for the three months ended December 31, 2009.

        Total income of $5.5 million for the six months ended December 31, 2009 was $19.7 million lower as compared to total income of $25.2 million for the six months ended December 31, 2008. The decrease was primarily attributable to a $18.5 million decrease in unrealized gain (loss) on Resaca's oil and gas hedges. In addition, there was a $1.2 million decrease in oil and gas revenues due primarily to lower oil and gas prices, which lowered oil and gas revenues from $8.3 million for the six months ended December 31, 2008 to $7.1 million for the six months ended December 31, 2009.

        Costs and Expenses:    Total costs and expenses increased $0.2 million from $5.8 million to $6.0 million for the three months ended December 31, 2009 when compared to the three months ended December 31, 2008. This $0.2 million increase was comprised primarily of the following:

  •
  Lease operating expenses decreased $0.2 million to $1.7 million for the three months ended December 31, 2009 due to a reduction in the well maintenance projects performed by Resaca;

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  Production and ad valorem taxes increased $0.1 million to $0.2 million for the three months ended December 31, 2009 due to the increase in oil and gas revenues;

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  General and administrative expenses increased $0.3 million to $1.2 million for the three months ended December 31, 2009. The increase was primarily attributable to transaction costs incurred related to the merger;

  •
  Share-based compensation costs of $1.1 million were recognized in the current period versus $1.2 million in the previous year, resulting in a $0.1 million decrease. This decrease stems from the forfeiture of stock options during the period; and

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  Net interest expense increased by $0.2 million from $0.7 million to $0.9 million for the three months ended December 31, 2009. The increase was primarily due to a $3.0 million increase in outstanding debt from $21.8 million at December 31, 2008 to $35.0 million at December 31, 2009.

        Total costs and expenses increased $0.1 million from $11.6 million to $11.7 million for the six months ended December 31, 2009 when compared to the six months ended December 31, 2008. This $0.1 million increase was comprised primarily of the following:

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  Lease operating expenses decreased $0.3 million to $3.5 million for the six months ended December 31, 2009 due to a reduction in the well maintenance projects performed by Resaca;

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  Production and ad valorem taxes decreased $0.3 million to $0.3 million for the six months ended December 31, 2009 due to the decrease in oil and gas revenues and a refund of production taxes on exempt wells;

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  General and administrative expenses increased $0.5 million to $2.1 million for the six months ended December 31, 2009. The increase was primarily attributable to transaction costs incurred related to the merger;

  •
  Share-based compensation costs of $2.2 million were recognized in the current period versus $2.0 million in the previous year, resulting in a $0.2 million increase. This expense stems from the award of restricted stock and stock options to key members of management to promote the success of Resaca; and

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  Depletion, depreciation, and amortization increased by $0.2 million to $1.9 million for the six months ended December 31, 2009 due to a reduction in proved reserves and the acquisition of workover rigs, reversing units and related assets.

Crude Oil and Natural Gas Prices and Derivatives

        The average prices Resaca receives for crude oil sales are generally at market prices received at the wellhead, which are generally based on West Texas Sour, which we refer to as WTS, prices and are adjusted for quality and transportation charges. The average prices Resaca receives for natural gas sales are approximately the market price received at the wellhead, which are generally based on Waha Natural Gas Hub, which Resaca refers to as Waha, prices and are adjusted for the value of natural gas liquids, less transportation and marketing expenses. Resaca has commodity derivatives in place that provide for $58.00 to $60.00 WTS crude oil "floor prices" and $5.50 to $6.30 Waha natural gas "floor prices." If WTS crude oil or Waha natural gas prices are lower than the "floor prices," Resaca will be paid by its counterparty for the difference between the WTS or Waha price, as the case may be, and the "floor price." Resaca's derivatives also include $66.30 to $77.00 WTS crude oil "ceiling prices" and $6.10 to $11.50 Waha natural gas "ceiling prices." If WTS crude oil or Waha natural gas prices are higher than the "ceiling prices," Resaca will pay its counterparty for the difference between the WTS or Waha price, as the case may be, and such "ceiling price."

        For the 2009 fiscal year, Resaca recorded an unrealized gain on derivatives of $11.5 million as compared to unrealized losses of $12.3 million and $0.9 million for the 2008 and 2007 fiscal years, respectively. For the three months ended December 31, 2009 and 2008, Resaca recorded an unrealized loss of $1.6 million and an unrealized gain of $12.8 million, respectively. For the six months ended December 31, 2009 and 2008, Resaca recorded an unrealized loss of $1.6 million and an unrealized gain of $16.9 million, respectively.

        The unrealized gains for fiscal year 2009 and the three and six months ended December 31, 2009 reflect the fair value of the commodity derivatives as of June 30, 2009 and December 31, 2009, respectively. By their nature, these commodity derivatives can have a highly volatile impact on our earnings. At June 30, 2009 and December 31, 2009, a five percent change in the prices for Resaca's commodity derivative instruments would have impacted its pre-tax earnings by approximately $1.0 million.

        Resaca includes realized gains and losses from derivative settlements in oil and gas revenues. Resaca recorded realized losses from derivative settlements of $0.4 million and $3.2 million for fiscal years 2009 and 2008, respectively, and a realized gain of $0.4 million for fiscal year 2007. Resaca recorded a $0.1 million realized loss and a $0.4 million realized gain from derivative settlements for the three months ended December 31, 2009 and 2008, respectively. Resaca recorded a less than $0.1 million gain and a $1.4 million loss from derivative settlements for six months ended December 31, 2009 and 2008, respectively.

Cash Flow Activity

Year Ended June 30, 2009 Compared to Year Ended June 30, 2008

        Operating Activities.    Cash flows from operating activities decreased $5.7 from $1.7 for the year ended June 30, 2008 to $(4.0) million for the year ended June 30, 2009. Net income adjusted for non cash transactions increased $1.7 million from $(1.6) million in the prior year to $0.1 million in the current period. This increase was offset by a $4.0 million decrease in net working capital.

        Investing Activities.    Cash flows used in investing activities increased by $16.0 million to $20.5 million for the year ended June 30, 2009 from $4.5 million in the prior year. The increase was primarily due to investments of $20.0 million in Resaca's oil and gas properties.

        Financing Activities.    Cash flows provided by financing activities increased $22.2 million to $24.6 million for the year ended June 30, 2009 from $2.4 million during the year ended June 30, 2008. The increase was primarily due to $74.9 million in net proceeds from Resaca's initial public offering, offset by $44.3 million and $15.0 million used to paydown Tranche A and Tranche B, respectively, of Resaca's credit facility.

Year Ended June 30, 2008 Compared to Year Ended June 30, 2007

        Operating Activities.    Cash flows from operating activities increased $4.5 million from $(2.8) million for the year ended June 30, 2007 to $1.7 million for the year ended June 30, 2008. Net income adjusted for non cash transactions increased $2.4 million to $(1.6) million in the current year from $(4.0) million in the prior year. This addition was offset by a $3.3 million increase in net working capital.

        Investing Activities.    Cash flows used in investing activities decreased by $9.2 million to $4.5 million for the year ended June 30, 2008 from $13.7 million in the prior year. The decrease was primarily due to a reduction in investments of $9.3 million in Resaca's oil and gas properties.

        Financing Activities.    Cash flows provided by financing activities decreased $13.8 million to $2.4 million for the year ended June 30, 2008. Cash flows provided by financing activities were $16.2 million during the year ended June 30, 2007. The decrease was due to reduced borrowings of $13.8 million on Resaca's credit facility in the 2008 fiscal year.

Six Months Ended December 31, 2009 Compared to Six Months Ended December 31, 2008

        Operating Activities.    Cash flows used in operating activities decreased $2.7 million from $3.6 million for the six months ended December 31, 2008 to $0.9 million for the six months ended December 31, 2009. Net income adjusted for non cash transactions decreased $1.0 million from $0.7 million in the prior period to a loss of $0.3 million in the current period. Working capital decreased by $0.6 million for the six months ended December 31, 2009 as compared to a $4.2 million decrease for the six months ended December 31, 2008.

        Investing Activities.    Cash flows used in investing activities decreased by $15.8 million from $17.5 million for the six months ended December 31, 2008 to $1.7 million for the six months ended December 31, 2009. The decrease was primarily due to a reduction of Resaca's investment in its oil and gas properties.

        Financing Activities.    Cash flows provided by financing activities decreased $18.5 million from $21.6 million for the six months ended December 31, 2008 to $3.1 million during the six months ended December 31, 2009. The decrease was primarily due to $74.9 million being provided by Resaca's initial public offering offset by $44.3 million and $15.0 million used to paydown Tranche A and Tranche B, respectively, of Resaca's credit facility in July 2008.

Cano Historical Financial Data

Results of Operations

Year Ended June 30, 2009 Compared to Year Ended June 30, 2008

  Overall

        For the 2009 fiscal year, Cano had income applicable to Cano common stock of $7.9 million, which was a $29.5 million improvement as compared to the $21.6 million loss applicable to Cano common stock for the 2008 fiscal year. Items that led to the improvement were increased gain on derivatives of $75.7 million, Cano preferred stock repurchased for less than the carrying amount of $10.9 million, higher income from discontinued operations of $8.0 million and lower Cano preferred stock dividend of $1.4 million. These positive factors were partially offset by higher operating expenses of $49.7 million, lower operating revenues of $9.2 million, lower deferred income tax benefit of $7.1 million and goodwill impairment of $0.7 million.

Operating Revenues

        The table below summarizes Cano's operating revenues for the years ended June 30, 2009 and 2008.

	Year Ended June 30,		Increase (Decrease)
	2009	2008	2009 v. 2008
Operating Revenues (In Thousands)	$25,409	$34,650	$(9,241)
Sales:
Crude Oil (MBbls)	309	249	60
Natural Gas (MMcf)	776	908	(132)
MBOE	438	401	37
Average Realized Price
Crude Oil ($/Bbl)	$62.17	$94.08	$(31.91)
Natural Gas ($/Mcf)	$7.57	$11.99	$(4.42)
Operating Revenues and Commodity
Derivative Settlements (In Thousands)	$32,299	$32,065	$234
Average Adjusted Price (includes Commodity derivative settlements)
Crude Oil ($/Bbl)	$75.84	$81.92	$(6.08)
Natural Gas ($/Mcf)	$10.23	$12.48	$(2.25)

        The 2009 fiscal year operating revenues of $25.4 million were $9.2 million lower as compared to the 2008 fiscal year operating revenues of $34.7 million. The $9.2 million reduction is primarily attributable to lower prices received for crude oil and natural gas sales, which lowered revenues by $8.0 million and $4.0 million, respectively, and by lower natural gas sales volumes, which lowered revenues by $1.0 million. These decreases were partially offset by increased crude oil sales volumes, which increased revenues by $3.7 million.

        The impact of lower prices for crude oil and natural gas sales, as discussed above, is partially mitigated by commodity derivative settlements received during the 2009 fiscal year as presented in the preceding table. As discussed in Note 7 to Cano's Consolidated Financial Statements, if crude oil and natural gas NYMEX prices are lower than derivative floor prices, Cano will be reimbursed by our counterparty for the difference between the NYMEX price and floor price (i.e. realized gain). Conversely, if crude oil and natural gas NYMEX prices are higher than the derivative ceiling prices, Cano will pay its counterparty for the difference between the NYMEX price and ceiling price (i.e. realized loss).

        Crude Oil Sales.    For the 2009 fiscal year, approximately 82% of the increased crude oil sales of 60 MBbls were attributed to development activity at the Cato Properties. Also, Cano had increased crude oil sales from the Panhandle Properties due to development activity.

        Natural Gas Sales.    For the 2009 fiscal year, the overall decrease in natural gas sales of 132 MMcf pertains primarily to reductions with respect to Cano's Barnett Shale project at our Desdemona Properties. During the first half of calendar year 2008, various workovers and re-fracture stimulations were attempted to increase production. Through December 2008, these efforts were met with marginal success. In January 2009, Cano halted its workover program in the Desdemona Properties—Barnett Shale. Once the workover activity ceased, Cano experienced normal Barnett Shale annual production declines of approximately 65-90%. In July 2009, Cano shut-in its Barnett Shale natural gas wells and, based upon the current and near-term outlook of natural gas prices, Cano has no plans to return these wells to production in the foreseeable future.

        Also, higher gas production from the Cato Properties due to the aforementioned development activity was offset by lower gas production from Cano's Panhandle Properties due to normal field decline of approximately 10% annually and temporary pipeline curtailments of gas deliveries by its gas purchasers.

        Crude Oil and Natural Gas Prices.    The average price Cano receives for crude oil sales is generally at market prices received at the wellhead, except for the Cato Properties, for which Cano receives below market prices due to the levels of impurities in the oil. Differentials gapped briefly as commodity prices rapidly declined between July 2008 and December 2008; however, the differentials have since recovered with the higher crude oil prices. The average price Cano receives for natural gas sales is approximately the market price received at the wellhead, adjusted for the value of natural gas liquids, less transportation and marketing expenses. As discussed in Note 7 to Cano's Consolidated Financial Statements, Cano has commodity derivatives in place that provide for $80.00 to $85.00 crude oil "floor prices" and $7.75 to $8.00 natural gas "floor prices." If crude oil and natural gas NYMEX prices are lower than the "floor prices," Cano will be reimbursed by its counterparty for the difference between the NYMEX price and such "floor price."

Operating Expenses

        For the 2009 fiscal year, Cano's total operating expenses were $84.4 million, or $49.7 million higher than the 2008 fiscal year of $34.7 million. The primary contributors to the increase were an impairment of long-lived assets of $26.7 million and exploration expense of $11.4 million associated with the Desdemona Properties—Duke Sands waterflood project. In addition, Cano experienced increased lease operating expenses of $5.6 million, general and administrative of $4.3 million and higher depletion and depreciation of $1.8 million.

Lease Operating Expenses

        Cano's LOE consists of the costs of producing crude oil and natural gas such as labor, supplies, repairs, maintenance, workovers and utilities.

        For the 2009 Fiscal Year, our LOE was $18.8 million, which is $5.5 million higher than 2008 fiscal year of $13.3 million. The $5.5 million increase resulted primarily from increased workover activities and general repairs at the Panhandle Properties of $4.2 million and higher operating expenses incurred at the Cato Properties of $2.1 million to support increased crude oil and natural gas sales, as discussed under "—Operating Revenues," partially offset by lower operating expenses of $1.1 million due to lower natural gas sales at the Desdemona Properties, as discussed under "—Operating Revenues." Cano also had higher LOE at the Davenport and Nowata Properties of $0.3 million due to increased electricity expenses, general repairs and workover expenses. The workover activities at the Panhandle

Properties pertained to returning wells to production and have increased production, as discussed under "—Operating Revenues," and are expected to result in increased production in future months.

        For the 2009 fiscal year, our LOE per BOE, based on production, was $41.28 as compared to $32.69 for the 2008 fiscal year. In general, secondary and tertiary LOE is higher than the LOE for companies developing primary production because Cano's fields are more mature and typically produce less oil and more water. Cano expects the LOE to decrease during the 2010 fiscal year as Cano realizes the benefit of a full year of lower service rates with vendors, and Cano expects LOE per BOE to decrease as production increases from the waterflood and EOR development activities Cano has implemented and are implementing. Cano did experience decreases in our LOE per BOE during the 2009 fiscal year as the LOE per BOE for the six months ended June 30, 2009 was $37.75, which is lower than the $44.84 LOE per BOE for the six months ended December 31, 2008.

        For the 2008 fiscal year, Cano's LOE was $13.3 million, which is $4.6 million higher as compared to the 2007 fiscal year LOE of $8.7 million. Cano incurred higher LOE due to the inclusion of the Cato Properties of $0.8 million, increased lifting costs at the Desdemona Properties of $1.7 million, increased workover rig expenses at the Panhandle and Pantwist Properties of $1.6 million and increased electricity expense of $0.7 million. Other factors contributing to higher LOE were increased crude oil and natural gas sales, as discussed under "—Operating Revenues," and generally higher costs for goods and services. Our LOE for the 2008 fiscal year included a full year of Cato Properties' operating results versus three months in the 2007 fiscal year. Our LOE per BOE has increased from $23.47 during the 2007 Fiscal Year to $32.69 for the 2008 fiscal year, for the reasons previously discussed.

Production and Ad Valorem Taxes

        For the 2009 fiscal year, Cano's production and ad valorem taxes were $2.4 million, which is $0.1 million lower than the 2008 fiscal year of $2.5 million. Cano's production taxes were lower by $0.6 million due to lower operating revenues and were partially offset by increased ad valorem taxes of $0.5 million. The increased ad valorem taxes were due to notification of revisions in tax property valuations by taxing authorities for the 2008 calendar year. Therefore, the 2009 fiscal year includes higher tax rates for the twelve months plus a charge for applying the rates to the first six months of the 2008 calendar year. Cano's production taxes as a percent of operating revenues for the 2009 fiscal year of 6.5% was comparable to the 2008 fiscal years of 6.7%. Cano anticipates the 2010 fiscal year to be subject to similar production tax rates.

        For the 2008 fiscal year, Cano's production and ad valorem taxes were $2.5 million, which is $0.8 million higher than the 2007 fiscal year of $1.7 million. The $0.8 million increase is attributable to higher operating revenues, as previously discussed.

General and Administrative Expenses

        Cano's general and administrative, which it refers to as G&A, expenses consist of support services for its operating activities and investor relations costs.

        For the 2009 fiscal year, Cano's G&A expenses totaled $19.2 million, which is $4.3 million higher than fiscal year 2008 of $14.9 million. The primary contributors to the $4.3 million increase were higher litigation costs of $4.4 million pertaining to the settlement costs and legal fees pertaining of the fire litigation as discussed in Note 17 to Cano's Consolidated Financial Statements and increased stock compensation expense of $0.2 million partially offset by reduced payroll expense of $0.3 million. During the quarter ended March 31, 2009, Cano took steps to reduce its payroll, eliminating 25% of its home office staff. The quarter ended June 30, 2009 was the first time Cano realized these savings.

        Since Cano has settled all fire litigation claims except for one lawsuit, as discussed in Note 17 to Cano's Consolidated Financial Statements, Cano expects significant decreases in future quarters' legal expenses. Also, the previously discussed workforce reductions are expected to reduce payroll and benefits costs by $0.8 million annually.

Impairment of Long-Lived Assets

        During the 2009 fiscal year, Cano recorded a $26.7 million impairment on its Barnett Shale Properties. As discussed in Note 14 to Cano's Consolidated Financial Statements, the decline in commodity prices created an uncertainty in the likelihood of developing its reserves associated with Cano's Barnett Shale natural gas properties within the next five years. Therefore, during the quarter ended December 31, 2008, Cano recorded a $22.4 million pre-tax impairment to its Barnett Shale Properties. During the quarter ended June 30, 2009, Cano recorded an additional $4.3 million pre-tax impairment to its Barnett Shale natural gas properties, which we refer to as Barnett Shale Properties as the forward outlook for natural gas prices continued to decline and Cano shut-in its Barnett Shale natural gas wells. The fair value was determined using estimates of future production volumes, prices and operating expenses, discounted to a present value.

Exploration Expense

        During the 2009 fiscal year, Cano recorded exploration expense of $11.4 million pertaining to the Duke Sands waterflood project. The primary source of water for this waterflood project had been derived from its Barnett Shale wells. Since Cano has shut-in its Barnett Shale natural gas production due to uneconomic natural gas commodity prices, as previously discussed, Cano no longer has an economic source of water to continue flooding the Duke Sands. Therefore, its rate of water injection has been reduced to a point where Cano cannot consider the waterflood active. Cano continues to believe that this reservoir is an excellent secondary and tertiary recovery candidate; however, Cano does not have current plans to recommence injection for the foreseeable future.

Depletion and Depreciation

        For the 2009 fiscal year, Cano's depletion and depreciation expense was $5.7 million, an increase of $1.8 million as compared to the 2008 fiscal year depletion and depreciation expense of $3.9 million. This includes depletion expense pertaining to Cano's oil and natural gas properties, and depreciation expense pertaining to Cano's field operations vehicles and equipment, natural gas plant, office furniture and computers. The increase is due to increased crude oil and natural gas sales volumes (net) as previously discussed under "—Operating Revenues" and higher per BOE depletion rates. For the 2009 fiscal year, Cano's depletion rate pertaining to its oil and gas properties was $11.85 per BOE, as compared to the 2008 fiscal year rate of $8.90 per BOE. The increased depletion rates resulted from higher depletion rates for Cano's Cato and Panhandle Properties based on our reserve redetermination at June 30, 2009 and periodic reassessments of depletion rates during the 2009 fiscal year.

Interest Expense and Other

        For the 2009 and 2008 fiscal years, Cano incurred interest expense of $0.5 million and $0.8 million, as a direct result of the credit agreements Cano entered into, as discussed in Note 6 to Cano's Consolidated Financial Statements. The interest expense for the 2009 and 2008 Fiscal Years was reduced by $1.4 million and $2.5 million, for interest cost that was capitalized to the waterflood and ASP projects. Cano incurred higher interest costs during the 2008 Fiscal Year due to higher outstanding debt balances and higher interest rates.

Gain (Loss) on Commodity Derivatives

        As discussed in Note 7 to Cano's Consolidated Financial Statements, Cano has entered into financial contracts for its commodity derivatives and an interest rate swap arrangement. For the 2009 fiscal year, Cano recorded a gain on derivatives of $43.8 million as compared to losses of $32.0 million and $0.8 million for the 2008 and 2007 fiscal years, respectively. The 2009 fiscal year gain consisted of an unrealized gain of $36.9 million, a realized gain on settlements of commodity derivative contracts of $6.2 million and a $0.7 million realized gain on the sale of floor-priced contracts.

        For the realization of settlements, if crude oil and natural gas NYMEX prices are lower than the floor prices, Cano will be reimbursed by its counterparty for the difference between the NYMEX price and floor price (i.e., realized gain). Conversely, if crude oil and natural gas NYMEX prices are higher than the ceiling prices, Cano will pay its counterparty for the difference between the NYMEX price and such ceiling price (i.e., realized loss).

        The unrealized gain for the 2009 fiscal year reflects the fair value of the commodity derivatives as of June 30, 2009. By their nature, these commodity derivatives can have a highly volatile impact on Cano's earnings. A five percent change in the prices for its commodity derivative instruments could impact our pre-tax earnings by approximately $1.8 million.

Income Tax Benefit (Expense)

        For the 2009 fiscal year, Cano had income tax expense of $1.7 million, as compared to an income tax benefit for the 2008 Fiscal Year of $9.8 million. These tax amounts included taxes related to discontinued operations as shown in Note 8 to Cano's Consolidated Financial Statements. The increased income taxes for the 2009 fiscal year, as compared to the 2008 fiscal year, is due to the increase in taxable income and an increase in the state tax rate and other permanent items, as presented in Note 16 to Cano's Consolidated Financial Statements, resulting in an aggregate rate of 107.4%. The income tax rates for the 2008 fiscal year was 35.9% for such year.

Income from Discontinued Operations

        For the 2009 and 2008 fiscal years, Cano had income from discontinued operations of $11.5 million and $3.5 million, respectively, due to its divestitures of the Pantwist, LLC; Corsicana Properties and Rich Valley Properties, as discussed in Note 8 to Cano's Consolidated Financial Statements.

Cano Preferred Stock Dividend

        The Cano preferred stock dividend for the 2009 fiscal year of $2.7 million was a decrease of $1.4 million from $4.1 million for 2008 fiscal year. This resulted from the November and December 2008 repurchases of Cano preferred stock as discussed in Note 5 to Cano's Consolidated Financial Statements. Due to the repurchases, Cano's quarterly preferred stock dividends will be approximately $0.5 million per quarter of which 59% will be paid in the form of additional Cano preferred stock, with the remaining balance paid in cash. Also, the 2008 fiscal year amount includes $0.5 million of federal tax Cano was required to withhold in accordance with Internal Revenue Service regulations from September 2006 through June 2008. These amounts did not have a material effect to its prior period financial statements. Due to the previously discussed repurchases, Cano no longer has any Cano preferred stock that required withholding taxes.

Year Ended June 30, 2008 Compared to Year Ended June 30, 2007

        For the 2008 fiscal year, Cano had a loss applicable to Cano common stock of $21.6 million, which was $17.6 million greater than the $4.0 million loss applicable to Cano common stock incurred for the year ended June 30, 2007. Increased revenues of $14.0 million, increased deferred tax benefit of $8.8 million and lower interest expense of $0.9 million were more than offset by higher loss on commodity derivatives of $31.1 million, higher operating expenses of $8.3 million, lower income from discontinued operations of $1.0 million and increased Cano preferred stock dividend of $0.9 million.

Operating Revenues

        The table below summarizes Cano's operating revenues for the years ended June 30, 2008, and 2007.

	Year Ended June 30,		Increase (Decrease)
	2008	2007	2008 v. 2007
Operating Revenues (In Thousands)	$34,650	$20,651	$13,999
Sales:
Crude Oil (MBbls)	249	223	26
Natural Gas (MMcf)	908	824	84
MBOE	401	360	41
Average Realized Price
Crude Oil ($/Bbl)	$94.08	$61.96	$32.12
Natural Gas ($/Mcf)	$11.99	$8.29	$3.70
Operating Revenues and Commodity
Derivative Settlements (In Thousands)	$32,065	$21,614	$10,451
Average Adjusted Price (includes Commodity derivative settlements)
Crude Oil ($/Bbl)	$81.92	$62.17	$19.75
Natural Gas ($/Mcf)	$12.48	$9.41	$3.07

        The 2008 fiscal year operating revenues of $34.7 million represent an improvement of $14.0 million as compared to the 2007 fiscal year operating revenues of $20.7 million. The $14.0 million improvement is primarily attributable to:

  •
  Higher realized prices received for crude oil and natural gas sales, as shown in the above table, which led to increases of $8.0 million and $3.3 million, respectively, and

  •
  A full twelve months of Cato Properties operating revenues versus three months in 2007 fiscal year which contributed an additional $3.2 million to operating revenues.

Operating Expenses

        For the 2008 fiscal year, Cano's total operating expenses were $34.7 million, or $8.3 million higher than the 2007 fiscal year of $26.4 million. The $8.3 million increase is primarily attributed to increased lease operating expenses of $4.6 million, higher general and administrative expenses of $2.2 million, higher production and ad valorem taxes of $0.8 million and increased depletion and depreciation expense of $0.7 million.

General and Administrative Expenses

        For the 2008 fiscal year, Cano's G&A expenses totaled $14.9 million, which is $2.3 million higher than fiscal year 2007 of $12.6 million. The primary contributors to the $2.3 million increase were:

  •
  Increased stock compensation expense of $2.1 million resulting from the issuance of stock options as discussed in Note 10 to Cano's Consolidated Financial Statements and the issuance of restricted shares as discussed in Note 11 to Cano's Consolidated Financial Statements,

  •
  Increased labor and staffing costs of $0.3 million, which includes the accrual of bonuses earned during the 2008 fiscal year and the payment of bonuses during the quarter ended December 31, 2007, and

  •
  Higher legal fees of $0.3 million pertaining to the fire litigation as discussed in Note 17 to Cano's Consolidated Financial Statements.

        These increases were partially offset by lower fees of $0.3 million for accounting services to achieve full compliance with Section 404 of the Sarbanes-Oxley Act and reductions totaling $0.1 million pertaining to other expenses.

Depletion and Depreciation

        For the 2008 fiscal year, Cano's depletion and depreciation expense was $3.9 million, an increase of $0.7 million as compared to the 2007 fiscal year depletion and depreciation expense of $3.2 million. This includes depletion expense pertaining to Cano's oil and natural gas properties, and depreciation expense pertaining to its field operations vehicles and equipment, natural gas plant, office furniture and computers. The increase is due to increased crude oil and natural gas sales volumes as previously discussed under "—Operating Revenues" and higher per BOE depletion rates. For the 2008 fiscal year, Cano's depletion rate pertaining to its oil and gas properties was $8.19 per BOE, as compared to 2007 fiscal year rate of $6.91 per BOE. The higher depletion rates resulted from a reduction of reserves for the Desdemona—Barnett Shale and Pantwist Properties, as discussed in Note 18 to Cano's Consolidated Financial Statements, and higher depletion rates attributed to the Cato Properties.

Interest Expense and Other

        For the 2008 and 2007 fiscal years, Cano incurred interest expense of $0.8 million and $1.7 million, respectively, as a direct result of the credit agreements Cano entered into, as discussed in Note 6 to Cano's Consolidated Financial Statements. The interest expense for the 2008 and 2007 fiscal years was reduced by $2.5 million and $0.3 million, respectively, for interest cost that was capitalized to the waterflood and ASP projects. Cano incurred higher interest costs during the 2008 fiscal year due to higher outstanding debt balances and higher interest rates.

Gain (Loss) on Commodity Derivatives

        The 2008 fiscal year loss consists of unrealized and realized losses of $29.4 million and $2.6 million, respectively. For the 2007 fiscal year, Cano incurred an unrealized loss of $1.8 million and a realized gain of $1.0 million.

Income Tax Benefit (Expense)

        For the 2008 fiscal year, Cano had income tax expense of $9.8 million, as compared to an income tax benefit for the 2007 fiscal year of $0.4 million. These tax amounts included taxes related to discontinued operations as shown in Note 8 to Cano's Consolidated Financial Statements. The increased income taxes for the 2008 fiscal year, as compared to the 2007 fiscal year, is due to the increase in taxable income and an increase in the state tax rate and other permanent items, as presented in Note 16 to Cano's Consolidated Financial Statements, resulting in an aggregate rate of 35.9%. The income tax rates for the 2007 fiscal year was 35.3% for such year.

Income from Discontinued Operations

        For the 2008 and 2007 fiscal years, Cano had income from discontinued operations of $3.5 million and $4.5 million, respectively, due to its divestitures of the Pantwist, LLC; Corsicana Properties and Rich Valley Properties, as discussed in Note 8 to Cano's Consolidated Financial Statements.

Cano Preferred Stock Dividend

        The Cano preferred stock dividend for the 2008 fiscal year of $4.1 million was $0.9 million higher than the $3.2 million for the 2007 fiscal year. This is primarily due to $0.5 million federal tax withholding previously discussed.

Three and Six Months Ended December 31, 2009 Compared to Three and Six Months Ended December 31, 2008

        For the quarter ended December 31, 2009, Cano had a loss applicable to common stock of $8.9 million, which was a $22.6 million decrease as compared to $13.7 million income applicable to Cano common stock for the quarter ended December 31, 2008. Items contributing to the $22.6 million earnings decrease were reduced gain on derivatives of $26.0 million, lower income from discontinued operations of $12.2 million and decreased income from the Cano preferred stock repurchased for less than the carrying amount of $10.9 million. Partially offsetting the earnings decrease were lower operating expenses of $24.6 million and higher operating revenues of $1.2 million. The $24.6 million reduction in operating expenses is primarily attributable to a $22.4 million charge for impairment of long-lived assets in the quarter ended December 31, 2008.

        For the six-month period ended December 31, 2009, Cano had a loss applicable to Cano common stock of $12.9 million, which was a $38.4 million decrease as compared to the $25.5 million income applicable to Cano common stock incurred for the six-month period ended December 31, 2008. Items contributing to the $38.4 million earnings decrease were reduced gain on derivatives of $50.2 million, lower income from discontinued operations of $11.4 million, decreased income from the Cano preferred stock repurchased for less than the carrying amount of $10.9 million and lower operating revenues of $4.4 million. Partially offsetting the earnings decrease were lower operating expenses of $27.1 million, which is primarily attributable to a $22.4 million charge for impairment of long-lived assets in the quarter ended December 31, 2008.

        These items will be addressed in the following discussion.

Operating Revenues

        The table below summarizes Cano's operating revenues for the three- and six-month periods ended December 31, 2009 and 2008.

	Three months ended December 31,			Six months ended December 31,
			Increase (Decrease)			Increase (Decrease)
	2009	2008		2009	2008
Operating Revenues (in thousands)	$6,143	$4,876	$1,267	$11,407	$15,808	$(4,401)
Sales
Crude Oil (MBbls)	68	70	(2)	140	143	(3)
Natural Gas (MMcf)	183	195	(12)	342	390	(48)
Total (MBOE)	99	103	(4)	197	208	(11)
Average Realized Price
Crude Oil ($/Bbl)	$69.29	$52.55	$16.74	$65.12	$82.72	$(17.60)
Natural Gas ($/Mcf)	$7.83	$5.70	$2.13	$6.62	$9.87	$(3.25)
Operating Revenues and Commodity Derivative Settlements (in thousands)	$7,339	$6,587	$752	$14,454	$16,968	$(2,514)
Average Adjusted Price (includes commodity derivative settlements)
Crude Oil ($/Bbl)	$73.86	$71.55	$2.31	$72.58	$89.20	$(16.62)
Natural Gas ($/Mcf)	$12.66	$7.65	$5.01	$12.46	$10.47	$1.99

        The quarter ended December 31, 2009 operating revenues of $6.1 million are $1.2 million higher as compared to the quarter ended December 31, 2008 of $4.9 million. The $1.2 million increase is primarily attributable to higher average prices received for crude oil and natural gas sales of $1.2 million and $0.4 million, respectively, partially offset by lower crude oil and natural gas sales volumes which combined to reduce revenues by $0.2 million.

        The six-month period ended December 31, 2009 operating revenues of $11.4 million are $4.4 million lower as compared to the six-month period ended December 31, 2008 of $15.8 million. The $4.4 million decrease is primarily attributable to lower average prices received for crude oil and natural gas sales of $2.4 million and $1.1 million, respectively, and lower crude oil and natural gas sales volumes which reduced revenues by $0.2 million and $0.5 million, respectively.

        The impact of lower average prices for crude oil and natural gas sales for the six-month period ended December 31, 2009, as discussed above, is partially mitigated by commodity derivative settlements received during the six-month period ended December 31, 2009 as presented in the preceding table. If crude oil and natural gas NYMEX prices are lower than derivative floor prices, Cano will be reimbursed by its counterparty for the difference between the NYMEX price and floor price (i.e., realized gain). Conversely, if crude oil and natural gas NYMEX prices are higher than the derivative ceiling prices, Cano will pay its counterparty for the difference between the NYMEX price and ceiling price (i.e., realized loss).

        Crude Oil Sales.    Cano's quarter ended December 31, 2009 crude oil sales were 2 MBbls lower as compared to the quarter ended December 31, 2008. Increased production from the Cato Properties was more than offset by lower sales from the Panhandle Properties due to severe weather during December 2009 which temporarily curtailed production and decreased condensate sales from the Desdemona Property as the gas plant was temporarily shut-in to equip the plant to handle increased gas production and associated NGL recovery from the return to production of 25 shut-in gas wells as previously discussed under "—Drilling Capital Development and Operating Activities Update."

        Cano's six-month period ended December 31, 2009 crude oil sales were 3 MBbls lower as compared to the six-month period ended December 31, 2008 due to the same reasons previously discussed and lower sales from the Panhandle Properties as temporary shut-in production at the Cockrell Ranch waterflood due to the controlled injection project surveillance, as previously discussed under "—Drilling Capital Development and Operating Activities Update." All Cockrell Ranch production that had been shut-in for the controlled injection project was restored on September 28, 2009.

        Natural Gas Sales.    Cano's quarter ended December 31, 2009 natural gas sales were 12 MMcf lower as compared to the quarter ended December 31, 2008 due to lower production at its Desdemona Properties since, during July 2009, Cano shut-in its Barnett Shale natural gas wells based upon the current and near-term outlook of natural gas prices.

        Cano's six-month period ended December 31, 2009 natural gas sales were 48 MMcf lower as compared to the six-month period ended December 31, 2008 due to shut-in natural gas production from its Barnett Shale wells, as previously discussed, and lower natural gas sales at the Panhandle Properties resulting from the controlled production project at Cockrell Ranch waterflood, as previously discussed, and one of Cano's gas purchasers experienced an unplanned plant outage from mid-August 2009 through the end of September 2009, which resulted in reduced natural gas and NGL sales.

        Crude Oil and Natural Gas Prices.    The average price received by Cano for crude oil sales is generally at market prices received at the wellhead, except for the Cato Properties, for which Cano receives below market prices due to the levels of impurities in the oil. The average price receive by Cano for natural gas sales is approximately the market price received at the wellhead, adjusted for the value of natural gas liquids, less transportation and marketing expenses. As previously discussed, Cano has commodity derivatives in place that mitigate future price risk.

Operating Expenses

        For the quarter ended December 31, 2009, Cano's total operating expenses were $14.0 million, which is a decrease of $24.6 million as compared to the quarter ended December 31, 2008 of $38.6 million. The quarter ended December 31, 2008 included an impairment of long-lived assets of $22.4 million, which is the primary reason for the overall decrease. In addition, Cano had reduced G&A expenses of $6.7 million and lower lease operating expenses of $0.9 million, partially offset by the exploration expense of $5.0 million recorded during the current quarter.

        For the six-month period ended December 31, 2009, Cano's total operating expenses were $23.8 million, which is a decrease of $27.0 million as compared to the six-month period ended December 31, 2008 of $50.8 million. The prior year six months included an impairment of long-lived assets of $22.4 million, which is the primary reason for the overall decrease. In addition, Cano had reduced G&A expenses of $8.0 million and lower lease operating expenses of $1.5 million, partially offset by the exploration expense of $5.0 million recorded during the six-month period ended December 31, 2009.

  Lease Operating Expenses

        Cano's LOE consists of the costs of producing crude oil and natural gas such as labor, supplies, repairs, maintenance, workovers and utilities.

        For the quarter ended December 31, 2009, Cano's LOE was $3.9 million, which is $0.9 million lower than the quarter ended December 31, 2008 of $4.8 million. For the six-month period ended December 31, 2009, Cano's LOE was $8.3 million, which is $1.5 million lower than the six-month period ended December 31, 2008 of $9.8 million. The LOE decreases for the quarter ended December 31, 2009 and six-month period ended December 31, 2009 of $0.9 million and $1.5 million, respectively, resulted primarily from reduced service rates negotiated with vendors and the shut-in of its Barnett Shale natural gas wells, as previously discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cano—Results of Operations—Operating Revenues" which reduced LOE for the quarter ended December 31, 2009 and six-month period ended December 31, 2009 by $0.3 million and $0.4 million, respectively. Partially offsetting these LOE cost reductions were increased LOE at the Cato Properties for the quarter ended December 31, 2009 and six-month period ended December 31, 2009 of $0.2 million and $0.4 million, respectively, to support higher levels of activity, as previously discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cano—Results of Operations—Operating Revenues."

        For the quarter ended December 31, 2009, Cano's LOE per BOE, based on production, was $37.12, which is an improvement of $6.94 as compared to $44.06 for the quarter ended December 31, 2008. For the six-month period ended December 31, 2009, its LOE per BOE, based on production, was $37.93, which is an improvement of $6.92 as compared to $44.86 for the six-month period ended December 31, 2008. In general, secondary and tertiary LOE is higher than LOE for companies developing primary production because Cano's fields are more mature and typically produce less oil and more water. Cano expects LOE to decrease during the 2010 fiscal year as it realizes the continued benefit of lower service rates negotiated with vendors, and Cano expects LOE per BOE to decrease as production increases from the waterflood and EOR development activities Cano has implemented and are implementing as discussed under "—Drilling Capital Development and Operating Activities Update."

  Production and Ad Valorem Taxes

        For the quarter ended December 31, 2009, Cano's production and ad valorem taxes were $0.5 million, which is $0.1 million higher than the quarter ended December 31, 2008 of $0.4 million. The $0.1 million increase resulted from higher production taxes from increased operating revenue.

Cano's production taxes as a percent of operating revenues for the quarter ended December 31, 2009 of 6.5% was comparable to the quarter ended December 31, 2008 of 5.9%.

        For the six-month period ended December 31, 2009, Cano's production and ad valorem taxes were $1.0 million, which is $0.5 million lower than the six-month period ended December 31, 2008 of $1.5 million. The $0.6 million decrease resulted from lower production taxes of $0.3 million due to lower operating revenues and reduced ad valorem taxes of $0.2 million due to lower property tax valuations by taxing authorities for the 2009 calendar year. Cano's production taxes as a percent of operating revenues for the six-month period ended December 31, 2009 of 6.4% was comparable to the six-month period ended December 31, 2008 of 6.7%.

  General and Administrative Expenses

        Cano's G&A expenses consist of support services for its operating activities and investor relations costs.

        For the quarter ended December 31, 2009, Cano's G&A expenses totaled $2.9 million, which is $6.7 million lower than the quarter ended December 31, 2008 of $9.5 million. The $6.7 million expense reduction resulted from reduced legal costs of $6.4 million, reduced stock-based compensation costs of $0.5 million, lower payroll and benefits costs of $0.2 million, and other reductions of $0.2 million, partially offset by increased costs related to the merger of $0.8 million.

        For the six-month period ended December 31, 2009, Cano's G&A expenses totaled $6.5 million, which is $7.9 million lower than the six-month period ended December 31, 2008 of $14.4 million. The $7.9 million expense reduction resulted from reduced legal costs of $7.5 million, reduced stock-based compensation costs of $1.0 million, lower payroll and benefits costs of $0.5 million, and other reductions of $0.5 million, partially offset by increased costs related to the merger of $1.5 million.

        The reduced payroll and benefits costs resulted from workforce reductions Cano implemented during the quarter ended March 31, 2009, which eliminated 25% of its home office staff and is estimated to reduce payroll and benefits costs by $0.8 million annually. The lower stock-based compensation costs are directly related to reduced issuances of stock options and restricted stock. Legal cost reduction occurred as Cano has settled all but one of its fire litigation claims during the fiscal year ended June 30, 2009. Cano expects continued decreases in future quarters' legal expenses.

  Exploration Expense

        During the quarter ended December 31, 2009, Cano recorded exploration expense of $5.0 million pertaining to the Nowata ASP Project. During December 2009, Cano finalized its performance analysis, which indicated the Nowata ASP Project did not result in increased oil production of significant quantities to be considered economically viable that would justify the recognition of proved reserves. Accordingly, at December 31, 2009, Cano recorded a $5.0 million pre-tax exploration expense.

  Impairment of Long-Lived Assets and Goodwill

        During the quarter ended December 31, 2009, Cano wrote down $0.3 million of costs associated with the ASP facility used for the Nowata ASP Project. The facility's water filtering process did not work properly with the oil-water fluid production at its Nowata Properties. Cano intends to use the ASP facility for future pilot tertiary projects at its Cato and Panhandle Properties.

        During the quarter ended December 31, 2008, Cano recorded a $22.4 million pre-tax impairment to its Barnett Shale Properties and a $0.7 million pre-tax impairment to the goodwill associated with its subsidiary which holds the equity in its Barnett Shale Properties. Cano recorded the impairments due to the decline in commodity prices which created an uncertainty in the likelihood of developing reserves associated with its Barnett Shale Properties within the next five years.

  Depletion and Depreciation

        For the quarter ended December 31, 2009 and six-month period ended December 31, 2009, Cano's depletion and depreciation expenses were $1.3 million and $2.5 million, respectively, which is a slight decrease of $0.1 million as compared to each of the corresponding prior year periods. This includes depletion expense pertaining to Cano's oil and natural gas properties, and depreciation expense pertaining to its field operations vehicles and equipment, natural gas plant, office furniture and computers. The decrease is due to higher depreciation of non-oil and gas properties assets, partially offset by lower depletion costs due to lower depletion rates and lower crude oil and natural gas sales volumes (net) as previously discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cano—Results of Operating Revenues." For the quarter ended December 31, 2009 and six-month period ended December 31, 2009, Cano's depletion rate pertaining to its oil and gas properties was $10.49 per BOE and $10.54 per BOE, respectively. For the quarter ended December 31, 2008 and six-month period ended December 31, 2008, Cano's depletion rate pertaining to its oil and gas properties was $11.81 per BOE and $11.07 per BOE, respectively.

  Interest Expense and Other

        For the quarters ended December 31, 2009 and 2008, Cano incurred interest expense of $0.3 million and $0.1 million, respectively. For the current and prior year six months, Cano incurred interest expense of and $0.5 million and $0.3 million, respectively. Cano's interest expense is a direct result of the credit agreements it entered into, as discussed in Note 4 to its Consolidated Financial Statements. The interest expense for the quarters ended December 31, 2009 and 2008 was reduced by $0.5 million and $0.1 million, respectively, for interest cost that was capitalized to the waterflood projects discussed under "—Development Capital Expenditures and Operating Activities Update." The interest expense for the six-month periods ended December 31, 2009 and 2008 was reduced by $1.0 million and $0.6 million, respectively, for the same reason. Cano incurred higher interest costs during the quarter ended December 31, 2009 and six-month period ended December 31, 2009 due to higher outstanding debt balances.

  Gain (Loss) on Derivatives

        Cano has entered into financial derivatives contracts for its commodity sales and interest expense. For the quarter ended December 31, 2009, Cano recorded a loss on derivatives of $4.7 million as compared to a gain of $21.2 million for the quarter ended December 31, 2008. The quarter ended December 31, 2009 loss of $4.7 million consisted of an unrealized loss of $5.8 million and a realized gain on settlements of derivative contracts of $1.1 million.

        For the six-month period ended December 31, 2009, Cano recorded a loss on derivatives of $5.2 million as compared to a gain of $45.0 million for the six-month period ended December 31, 2008. The six-month period ended December 31, 2009 loss of $5.2 million consisted of an unrealized loss of $8.2 million and a realized gain on settlements of derivative contracts of $2.9 million.

        The realized gain primarily pertains to the realization of commodity settlements, as crude oil and natural gas NYMEX prices were lower than the floor prices.

        The unrealized loss for the quarter ended December 31, 2009 and six-month period ended December 31, 2009 reflects the fair value of the commodity derivatives as of December 31, 2009 as compared to September 30, 2009 and June 30, 2009, respectively. By their nature, these commodity derivatives can have a highly volatile impact on Cano's earnings. At December 31, 2009, a ten percent change in the prices for Cano's commodity derivative instruments would have impacted its pre-tax earnings by approximately $29,000.

  Income Tax Benefit (Expense)

        For the quarter ended December 31, 2009, Cano had an income tax benefit of $4.4 million, as compared to an income tax expense for the quarter ended December 31, 2008 of $2.4 million. For the six-month period ended December 31, 2009, Cano had an income tax benefit of $6.0 million, as compared to an income tax expense for the six-month period ended December 31, 2008 of $10.5 million. The tax amounts for the quarter ended December 31, 2008 and six-month period ended December 31, 2008 included taxes related to discontinued operations as discussed below. The decreased income taxes for the quarter ended December 31, 2009 and six-month period ended December 31, 2009, as compared to the corresponding prior year periods, resulted from the decrease in taxable income. The effective income tax rates for the quarter ended December 31, 2009 and six-month period ended December 31, 2008 were 34.4% and 33.5%, respectively. The effective income tax rates for the quarter ended December 31, 2008 and six-month period ended December 31, 2008 were 40.3% and 39.2%, respectively. The prior year tax rates were higher due to an increase in the state tax rate.

  Loss from Discontinued Operations

        For the quarter ended December 31, 2009 and six-month period ended December 31, 2009, Cano had no income from discontinued operations, as compared to income of $12.2 million and $11.4 million, respectively, for the three-month period ended December 31, 2008 and six-month period ended December 31, 2008. The prior year income pertains to its divestitures of the Pantwist, LLC and Corsicana Properties.

  Preferred Stock Dividend

        The Cano preferred stock dividend for the quarter ended December 31, 2009 of $0.4 million was a decrease of $0.5 million from $0.9 million for the quarter ended December 31, 2008. The Cano preferred stock dividend for the six-month period ended December 31, 2009 of $0.9 million was a decrease of $0.9 million from $1.8 million for the six-month period ended December 31, 2008. The decreases are attributable to Cano's repurchases of Cano preferred stock during November and December 2008. Due to the repurchases, Cano's quarterly Cano preferred stock dividends will be approximately $0.5 million per quarter of which 59% will be PIK, with the balance paid in cash. Also, the quarter ended December 31, 2009 decrease includes a one-time adjustment of approximately $50,000 to adjust estimated federal withholding taxes applicable to the Cano preferred stock dividend.

Selected Quarterly Financial Data (Unaudited) of Cano

        Cano derived the selected historical financial data in the table below from our unaudited interim consolidated financial statements. The sum of net income per share by quarter may not equal the net income per share for the year due to variations in the weighted average shares outstanding used in computing such amounts. The historical data presented here are only a summary and should be read in conjunction with Cano's consolidated financial statements, related notes and other financial information included elsewhere in this annual report.

In thousands, except per share data Fiscal Year Ended June 30, 2010	Sept. 30	Dec. 31
Operating revenues from continuing operations	$5,264	$6,143
Operating loss from continuing operations	(4,522)	(7,823)
Loss from continuing operations	(3,561)	(8,434)
Income (loss) from discontinued operations, net of tax	—	—
Net income (loss) applicable to common stock	(4,031)	(8,854)
Net income (loss) per share—basic	(0.09)	(0.19)
Net income (loss) per share—diluted	(0.09)	(0.19)

Fiscal Year Ended June 30, 2009	Sept. 30(a)	Dec. 31(b)	Mar. 31	Jun. 30(c)
Operating revenues from continuing operations	$10,932	$4,876	$3,928	$5,673
Operating loss from continuing operations	(1,335)	(33,703)	(4,332)	(19,645)
Loss from continuing operations	13,607	(8,628)	(704)	(15,986)
Income (loss) from discontinued operations, net of tax	(853)	12,246	(5)	92
Net income (loss) applicable to common stock	11,818	13,653	(1,179)	(16,363)
Net income (loss) per share—basic	0.26	0.30	(0.03)	(0.36)
Net income (loss) per share—diluted	0.23	0.27	(0.03)	(0.36)

Fiscal Year Ended June 30, 2008	Sept. 30	Dec. 31	Mar. 31	Jun. 30(d)
Operating revenues from continuing operations	$6,586	$7,696	$9,173	$11,195
Operating income (loss) from continuing operations	(1,008)	(155)	613	507
Loss from continuing operations	(931)	(1,412)	(1,995)	(16,654)
Income from discontinued operations, net of tax	652	722	946	1,151
Net loss applicable to common stock	(1,246)	(1,578)	(1,926)	(16,854)
Net loss per share—basic and diluted	(0.04)	(0.04)	(0.05)	(0.47)

(a)
For the quarter ended September 30, 2008, Cano's results of operations were favorably impacted by $24.2 million unrealized gain on commodity derivatives resulting from a significant price decrease for both crude oil and natural gas.

(b)
For the quarter ended December 31, 2008, Cano's results of operations were unfavorably impacted by impairment of long-lived assets of $22.4 million, partially offset by unrealized gain on commodity derivatives.

(c)
For the quarter ended June 30, 2009, Cano's results of operations were unfavorably impacted by exploration expense of $11.4 million and impairment of long-lived assets of $4.3 million.

(d)
For the quarter ended June 30, 2008, Cano's results of operations were unfavorably impacted by $23.8 million unrealized loss on commodity derivatives resulting from a significant price increase for both crude oil and natural gas.

Liquidity and Capital Resources of the Combined Company

        Resaca's and Cano's primary sources of capital and liquidity have been issuances of common equity, borrowings under their respective credit agreements, and cash flows from operating activities. The combined company expects to fund its capital expenditures for the twelve months following the merger with Cano with cash on hand, including cash retained on our balance sheet from a portion of the net proceeds of this offering, cash flow from operations and borrowings under our New Facility. Our New Facility and calendar year 2010 budgeted capital expenditure plan are discussed in greater detail below.

        Our cash flows from operations are significantly affected by the market prices for oil and natural gas at the time of sale, our production output, and the success of our exploitation activities. Our hedge positions reduce our exposure to declines in oil and gas prices. At December 31, 2009, pro forma for the completion of the merger, this offering and the use of proceeds as described herein, we had $         million of cash on hand and $         million of total debt outstanding.

        The current worldwide financial crisis has reduced the availability of liquidity and credit. Continued disruption of the credit markets could adversely affect our ability to implement our exploitation plan and limit our ability to expand our asset base, which could materially impact our results of operations, financial position or cash flows. Notwithstanding the current market conditions, management believes it is well positioned in this market and intends to leverage the many relationships with energy lenders and other capital providers that it has developed over their extensive careers in the oil and gas industry to endure these difficult times.

Contractual Obligations

        The following table sets forth our contractual obligations in thousands at December 31, 2009 for the periods shown:

Amounts in thousands	Total	Less than 1 Year	1 To 3 Years	3 to 5 Years	More Than 5 Years
Resaca long-term debt (See Note D to Resaca's Consolidated Financial Statements)	$35,000	$—	$35,000	$—	$—
Cano long-term debt (See Note 4 to Cano's Consolidated Financial Statements)(a)	66,700	66,700	—	—	—
Cano Series D Preferred Stock	27,544	—	27,544	—	—

Total contractual obligations	$129,244	$66,700	$62,544	$—	$—

(a)
At December 31, 2009, Cano's long-term debt was reclassified as a current liability. The maturity dates of the Union Bank/Natixis Credit Agreement and Subordinated Credit Agreement are December 17, 2012 and June 17, 2013, respectively.

        The contractual obligations for the combined company of $129.3 million consists of Resaca debt of $35.0 million outstanding under the CIT Facility, Cano debt of $51.7 million outstanding under the Union Bank/Natixis Credit Agreement, Cano debt of $15.0 million outstanding under the Subordinated Credit Agreement and Cano preferred stock of $27.5 million. Proceeds from the offering and borrowings from the New Facility will be used to fully repay Resaca's debt of $35.0 million due under the CIT Facility and Cano's debt of $15.0 million due under the Subordinated Credit Agreement, and to refinance Cano's debt of $51.7 million outstanding under the Union Bank/Natixis Credit Agreement. In addition, the combined company intends to use net proceeds from the offering to repay approximately $        million of remaining debt. The combined company anticipates having approximately $        million of availability under the New Facility upon the closing of the offering and the New Facility. In addition to these obligations, the combined company expects to spend approximately $45 million in capital expenditures in the first twelve (12) months following the merger. The combined company intends to fund its expected capital expenditures with cash flow from operations, future borrowings under the New Facility and future capital raising activities. As the combined company's near-term capital expenditures target the conversion of its PDNP and PUD reserves to PDP reserves, the combined company anticipates that the borrowing base under the New Facility would increase accordingly. The New Facility has a two-year maturity which can be extended to three years subject to certain conditions. Based upon the conditions of the capital markets, the combined company's production profile and its reserve base, the combined company will seek to either extend, expand or reduce this facility at a time closer to its maturity.

        The Cano preferred stock will be exchanged for Resaca preferred stock in the merger. The Resaca preferred stock is subject to mandatory redemption at its maturity date. The holders of the Resaca preferred stock have the option to convert the Resaca preferred stock to Resaca common stock through the maturity date of October 6, 2012. If any Resaca preferred stock remains outstanding on October 6, 2012, then the combined company is required to redeem the Resaca preferred stock in cash equal to the stated value of the Resaca preferred stock, plus accrued dividends and paid-in-kind dividends. Resaca expects to finance the redemption of outstanding Resaca preferred stock, if any, on October 6, 2012, through a combination of cash on hand, available debt borrowings and/or equity issuances.

        If the combined company does not have sufficient borrowing capacity to fund its obligations and its budgeted capital expenditures and is not able to raise additional debt or equity capital, the combined company would need to consider other alternatives, including selling non-core properties. There can be no assurance that these alternatives will be available at terms acceptable to the combined company or at all. The New Facility, including the use of its proceeds, is discussed in greater detail under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our New Facility" on page 86.

        See the "Risk Factors" on page 22.

Off-Balance Sheet Arrangements

        Resaca's and Cano's off balance sheet arrangements are limited to operating leases that have not and are not reasonably likely to have a current or future material effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Resaca's Current Credit Facility

        Interest on the CIT Facility is set at LIBOR plus a 5.5% margin subject to a 2.5% LIBOR floor. At June 30, 2009 and December 31, 2009, the interest rate in place was 8.0%. Recourse for the CIT Facility is limited to Resaca, as borrower and the note is secured by all of Resaca's oil and gas properties. At December 31, 2009, Resaca had borrowed $35.0 million under the CIT Facility. A portion of the net proceeds from this offering will be used to repay, in full, balances outstanding under this facility. Upon repayment of this facility, it will be terminated.

Cano's Current Credit Facilities

        Cano's long-term debt consists of its senior credit facility (current borrowing base of $60.0 million) and its subordinated credit agreement ($15.0 million availability), which are discussed in greater detail below.

        At December 31, 2009 and June 30, 2009, the outstanding amount due under Cano's credit agreements was $66.7 million and $55.7 million, respectively. The $66.7 million at December 31, 2009, consisted of outstanding borrowings under the senior and subordinated credit agreements of $51.7 million and $15.0 million, respectively. At December 31, 2009, the average interest rates under the senior and subordinated credit agreements were 2.76% and 6.26%, respectively.

Senior Credit Agreement

        On December 17, 2008, Cano finalized a $120.0 million Amended and Restated Credit Agreement, which we refer to as the Union Bank/Natixis Credit Agreement, with UBNA and Natixis. The initial and current borrowing base, based upon Cano's proved reserves, is $60.0 million. Pursuant to the terms of the Union Bank/Natixis Credit Agreement, the borrowing base is to be redetermined semi-annually with one interim, additional redetermination allowed during any six month period between scheduled redeterminations at either the option of Cano's lenders or Cano. At Cano's option, interest is either (i) the sum of (a) the UBNA reference rate and (b) the applicable margin of (1) 0.875% if less than 50% of the borrowing base is borrowed, (2) 1.125% if at least 50% but less than 75% of the borrowing base is borrowed, (3) 1.375% if at least 75% but less than 90% of the borrowing base is borrowed or (4) 1.625% if at least 90% of the borrowing base is borrowed; or (ii) the sum of (a) the one, two, three, six, nine or twelve month LIBOR rate (at our option) and (b) the applicable margin of (1) 2.0% if less than 50% of the borrowing base is borrowed, (2) 2.25% if at least 50% but less than 75% of the borrowing base is borrowed, (3) 2.50% if at least 75% but less than 90% of the borrowing base is borrowed or (4) 2.75% if at least 90% of the borrowing base is borrowed. Cano owes a commitment fee on the unborrowed portion of the borrowing base of 0.375% per annum if less than 90% of the borrowing base is borrowed and 0.50% per annum if at least 90% of the borrowing base is borrowed. Unless specific events of default occur, the maturity date of the Union Bank/Natixis Credit Agreement is December 17, 2012. On December 30, 2009, Cano entered into Amendment No. 1 to the Union Bank/Natixis Credit Agreement, which specifies (i) Cano's borrowing base was redetermined to be $60.0 million, which will remain in effect until it is redetermined in accordance with the agreement, (ii) advances under the Union Bank/Natixis Credit Agreement for any purpose other than to acquire proved, developed, producing oil and gas properties shall not exceed $52.0 million and (iii) the covenants relating to Cano's leverage ratio and interest coverage ratio were waived for the fiscal quarter ending December 31, 2009. In connection with such amendment, Cano paid an amendment fee of $90,000. On March 30, 2010, Cano entered into Amendment No. 2 to the Union Bank/Natixis Credit Agreement, which specifies the covenants relating to Cano's leverage ratio and interest coverage ratio were waived for the fiscal quarter ending March 31, 2010. The amendment also specifies that if the Union Bank/Natixis Credit Agreement has not been replaced, refinanced, or amended and restated on or before May 31, 2010, then Cano agrees to pay on May 31, 2010 an amendment fee amount of $90,000. A portion of the net proceeds from the offering will be used to repay a portion of the balance outstanding under this facility. The remaining balance under this facility will be repaid with proceeds from the New Facility. Upon repayment of this facility, it will be terminated.

Subordinated Credit Agreement

        On December 17, 2008, Cano finalized a $25.0 million Subordinated Credit Agreement among Cano, the lenders and UnionBanCal Equities, Inc., which we refer to as UBE, as administrative agent, which we refer to as the Subordinated Credit Agreement. On March 17, 2009, Cano borrowed the maximum available amount of $15.0 million under this agreement and paid down outstanding senior debt under the Union Bank/Natixis Credit Agreement. An additional $10.0 million could be made available at the lender's sole discretion. The interest rate is the sum of (a) the one, two, three, six, nine or twelve month LIBOR rate (at Cano's option) and (b) 6.0%. Unless specific events of default occur, the maturity date is June 17, 2013. On December 30, 2009, Cano entered into Amendment No. 1 to the Subordinated Credit Agreement, which specifies the covenants relating to Cano's leverage ratio and interest coverage ratio were waived for the fiscal quarter ending December 31, 2009. In connection with such amendment, Cano paid an amendment fee of $22,500. On March 30, 2010, Cano entered into Amendment No. 2 to the Subordinated Credit Agreement, which specifies the covenants relating to Cano's leverage ratio and interest coverage ratio were waived for the fiscal quarter ending March 31, 2010. The amendment also specifies that if the Subordinated Credit Agreement has not been terminated on or before May 31, 2010, then Cano agrees to pay on May 31, 2010 an amendment fee amount of $22,500. A portion of the net proceeds from this offering will be used to repay, in full, balances outstanding under this facility. Upon repayment of this facility, it will be terminated.

Our New Facility

        We have a firm commitment from UBNA, as administrative agent and an issuing lender and Natixis, as an issuing lender, to arrange a new revolving credit facility providing for first priority loan borrowings not to exceed a borrowing base initially determined at $90 million with financial institutions acceptable to us and to the issuing lenders which we refer to as the New Facility. The New Facility shall be guaranteed by all of the combined company's existing and future material subsidiaries. Borrowings under the New Facility shall be subject to semi-annual borrowing base redeterminations commencing September 1, 2010. The New Facility shall include provisions for the issuance of letters of credit in the aggregate maximum amount of $5 million. Advances under the New Facility shall be in the form of either base rate loans or LIBOR loans. The interest rate on base rate loans shall be tied to the "UB Bank Reference Rate" plus a margin of 1.5% to 2.25% based on the percentage of the borrowing base utilized at the time of the credit extension. The interest rate on LIBOR loans shall be LIBOR for a 30, 60, 90, or (if available) 180 day period plus a margin of 2.50% to 3.25% based on the percentage of the borrowing base utilized at the time of the credit extension.

        Interest shall be payable quarterly with respect to base rate loans and after each 30, 60, 90 or 180 (with an interim interest payment on the 90th day of such interest period as well) day period, as applicable, for LIBOR loans. The New Facility will mature on July 1, 2012. The maturity date of the New Facility shall be extended to the third anniversary of the closing date of the New Facility of all of the Resaca preferred stock has been converted to common equity or the stated maturity date or the redemption date thereof has been extended to a date that is at least 91 days after the third anniversary of the closing date of the New Facility and no default then exists under the New Facility.

        Proceeds of the New Facility shall be available for the following purposes: (i) to refinance in full our existing senior secured debt under the CIT Facility; (ii) to refinance in full our existing senior secured debt under the Union Bank/Natixis Credit Agreement; (iii) to repay in full our existing second lien debt under the Subordinated Credit Agreement with UBE; (iv) for oil and gas exploration and production; and (v) for general corporate purposes, including working capital and acquisitions.

        The New Facility shall contain, among other terms, provisions for the maintenance of certain financial ratios and certain restrictions related to (i) debt, (ii) liens, (iii) mergers, (iv) asset sales, (v) investments, (vi) change of ownership, (vii) distributions, redemptions and purchases of Resaca common stock and Resaca preferred stock, and (viii) hedging transactions. The New Facility shall be secured by not less than 80% of the value of the combined company's existing and future oil and gas properties.

        Resaca has negotiated the New Credit Agreement which is filed as Exhibit 10.92 hereto. The New Credit Agreement is a working draft only. Neither the New Credit Agreement, nor any term or provision set forth in the New Credit Agreement are binding on any person or entity under any and all circumstances until the execution and delivery thereof by the parties thereto and the satisfaction of the conditions set forth therein. The New Credit Agreement is subject, in all respects, to changes, supplements and deletions and to the further review by all persons or entities involved.

        Upon consummation of the New Facility, there will be a novation of all BP Corporation North America Inc., which we call BP, hedges to a new lender. See "—Commodity Risk" on page 95.

        We intend to use the net proceeds of this offering to repay an aggregate of $         million of existing indebtedness of the combined company. The remaining proceeds of this offering of $         million and the proceeds from any exercise of the underwriters' option to purchase additional shares will be retained as cash for future general corporate purposes, including severance and merger related expenses.

        We intend to draw on the New Facility to fund our capital expenditures, to fund future acquisitions, to repay the remaining balance under the Senior Credit Agreement and to fund a portion of our working capital needs during the twelve months following the merger with Cano.

Capital Expenditures

        Resaca and Cano have made and will continue to make significant capital expenditures in the development and production of our oil and gas reserves. Resaca's capital expenditures for the year ended June 30, 2009 were $20.0 million, a $15.5 million increase over the year ended June 30, 2008. Resaca's capital expenditures for the six months ended December 31, 2009 were $2.0 million, a $15.0 million decrease from the six months ended December 31, 2008. Cano's capital expenditures for the six months ended December 31, 2009 were $8.0 million, a $25.2 million decrease from the six months ended December 31, 2008.

        The combined company expects to spend approximately $45 million on capital expenditures during the twelve months following the merger with Cano. We plan to fund these capital expenditures with cash on hand (assuming at least $50 million in gross proceeds from this offering), cash flow from operations and availability on our the New Facility. The estimated capital expenditures are subject to change depending on a number of factors, including the result of our exploitation and development efforts, the availability of sufficient capital resources to us, and economic and industry conditions, including prevailing and anticipated prices for oil and gas and the availability of rigs, crews, and other service providers, our financial results and our ability to obtain permits for drilling locations.

        Additionally, our combined company's reserve report at December 31, 2009 assumes we will spend approximately $51 million on development capital expenditures during calendar year 2010 to develop estimated proved nonproducing and proved undeveloped reserves. As a result of the timing of the closing of the merger, $10 million of calendar year 2010 development capital expenditures have been deferred. On a combined basis, we expect to spend approximately $41 million on development capital expenditures through calendar year 2010.

Critical Accounting Policies and Estimates

        The process of preparing financial statements in accordance with GAAP requires our management to make estimates and judgments. It is possible that materially different amounts could be recorded if these estimates and judgments change or if actual results differ from these estimates and judgments. We have identified the following critical accounting policies that have required a significant amount of estimation and judgment by Resaca and Cano and are considered to be important to the portrayal of the combined company's expected financial position and results of operations.

        Resaca accounts for its oil and gas properties under the full cost method of accounting, whereas Cano follows the successful efforts method of accounting. Following the completion of the merger, the combined company will follow the full cost method of accounting. Beginning June 30, 2010, the Ceiling Limitation (as defined below) will be calculated using the 12-month unweighted arithmetic average of the first-day-of-the-month prices and costs in effect held constant.

        Resaca records gains and losses from the settlement of its commodity derivative instruments in oil and gas revenues, whereas Cano records such settlements as gain or losses on derivatives on other income (loss). Following the completion of the merger, the combined company will record gains and losses from the settlement of its derivative instruments as gains or losses on derivatives on its consolidated statements of operation.

Changes in Critical Accounting Policies and Estimates for Combined Company

        Upon the completion of the merger:

  •
  We will continue to use to full cost method of accounting instead of Cano's successful efforts method of accounting; and

  •
  Changes in the fair market value of our derivative instruments and realized gains and losses from the settlement of derivative instruments will be recorded in Other income/(expense) as Gain (loss) on derivatives.

Resaca's Oil and Gas Properties

        Oil and gas properties are accounted for using the full-cost method of accounting. Under this method, all productive and nonproductive costs incurred in connection with the acquisition, exploration, and development of oil and natural gas reserves are capitalized. This includes any internal costs that are directly related to acquisition, exploration and development activities, including salaries and benefits, but does not include any costs related to production, general corporate overhead or similar activities. During the years ended June 30, 2009 and 2008, Resaca capitalized $0.6 million and $0, respectively in overhead relating to these internal costs. During the six months ended December 31, 2009 and 2008, Resaca capitalized $0.2 million and $0.2 million, respectively in overhead relating to these internal costs.

        No gains or losses are recognized upon the sale or other disposition of oil and natural gas properties except in transactions that would significantly alter the relationship between capitalized costs and proved reserves.

        Under the full cost method, the net book value of oil and natural gas properties, less related deferred income taxes, may not exceed the estimated after-tax future net revenues from proved oil and natural gas properties, discounted at 10%, which we refer to as the Ceiling Limitation. In arriving at estimated future net revenues, estimated lease operating expenses, development costs, and certain production-related and ad valorem taxes are deducted. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant indefinitely, except for changes that are fixed and determinable by existing contracts. The excess, if any, of the net book value above the Ceiling Limitation is charged to expense in the period in which it occurs and is not subsequently reinstated. Resaca prepared its ceiling test at December 31, 2009 and June 30, 2009 utilizing period-end pricing, and no impairment was deemed necessary. Reserve estimates used in determining estimated future net revenues have been prepared by an independent petroleum engineer at year end.

        The costs of unevaluated oil and natural gas properties are excluded from the amortizable base until the time that either proven reserves are found or it has been determined that such properties are impaired. Resaca currently has no material capitalized costs related to unevaluated properties. All capitalized costs are included in the amortization base as of December 31, 2009 and June 30, 2009.

Cano's Oil and Gas Properties and Equipment

        Cano follows the successful efforts method of accounting. Exploration expenses, including geological and geophysical expenses and delay rentals, are charged to expense. The costs of drilling and equipping exploratory wells are deferred until the company has determined whether proved reserves have been found. If proved reserves are found, the deferred costs are capitalized as part of the wells and related equipment and facilities. If no proved reserves are found, the deferred costs are charged to expense. All development activity costs are capitalized. Cano is primarily engaged in the development and acquisition of crude oil and natural gas properties. Its activities are considered development where existing proved reserves are identified prior to commencement of the project and are considered exploration if there are no proved reserves at the beginning of such project. The property costs reflected in the accompanying consolidated balance sheets resulted from acquisition and development activities and deferred exploratory drilling costs. Capitalized overhead costs that directly relate to Cano's drilling and development activities were $1.1 million and $0.8 million, for the years ended June 30, 2009 and 2008, respectively. Cano recorded capitalized interest costs of $1.4 million and $2.5 million for the years ended June 30, 2009 and 2008, respectively. Capitalized overhead costs that directly relate to Cano's drilling and development activities were $0.4 million and $0.6 million, for the six-month periods ended December 31, 2009 and 2008, respectively. Cano recorded capitalized interest costs of $1.0 million and $0.6 million for the six-month periods ended December 31, 2009 and 2008, respectively.

        Costs for repairs and maintenance to sustain or increase production from existing producing reservoirs are charged to expense. Significant tangible equipment added or replaced that extends the useful or productive life of the property is capitalized. Costs to construct facilities or increase the productive capacity from existing reservoirs are capitalized.

        Depreciation and depletion of producing properties are computed on the unit-of-production method based on estimated proved oil and natural gas reserves. Our unit-of-production amortization rates are revised prospectively on a quarterly basis based on updated engineering information for Cano's proved developed reserves. Cano's development costs and lease and wellhead equipment are depleted based on proved developed reserves. Cano's leasehold costs are depleted based on total proved reserves. Investments in major development projects are not depleted until such project is substantially complete and producing or until impairment occurs. As of June 30, 2009 and 2008, capitalized costs related to waterflood and ASP projects that were in process and not subject to depletion amounted to $49.4 million and $47.6 million, respectively, of which $4.8 million and $13.3 million, respectively, were deferred costs related to drilling and equipping exploratory wells. As of December 31, 2009 and 2008, capitalized costs related to waterflood and ASP projects that were in process and not subject to depletion amounted to $49.5 million and $53.0 million, respectively, of which $0.0 million and $15.2 million, respectively, were deferred costs related to drilling and equipping exploratory wells.

        If conditions indicate that long-term assets may be impaired, the carrying value of Cano's properties is compared to management's future estimated pre-tax cash flow from the properties. If undiscounted cash flows are less than the carrying value, then the asset value is written down to fair value. Impairment of individually significant unproved properties is assessed on a property-by-property basis, and impairment of other unproved properties is assessed and amortized on an aggregate basis. The impairment assessment is affected by factors such as the results of exploration and development activities, commodity price projections, remaining lease terms, and potential shifts in Cano's business strategy.

Resaca's Proved Reserves

        Independent petroleum and geological engineers have prepared estimates of Resaca's oil and natural gas reserves at June 30, 2009, 2008 and 2007. Proved reserves, estimated future net revenues and the present value of Resaca's reserves are estimated based upon a combination of historical data and estimates of future activity. Resaca has based its present value of proved reserves on spot prices on the date of the estimate instead of the unweighted average 12-month prices which will be applied in the combined company's annual report on Form 10-K for the fiscal year ended June 30, 2010 under the new SEC rules. The reserve estimates are used in calculating depreciation, depletion and amortization and in the assessment of our Ceiling Limitation. Significant assumptions are required in the valuation of proved oil and natural gas reserves which, as described herein, may affect the amount at which oil and natural gas properties are recorded. Actual results could differ materially from these estimates.

Cano's Proved Reserves

        The term proved reserves is defined by the SEC in Rule 4-10(a) of Regulation S-X adopted under the Securities Act of 1933, as amended. In general, proved reserves are the estimated quantities of crude oil, natural gas and natural gas liquids that geological or engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based on future conditions.

        Cano's estimates of proved reserves materially impact depletion expense. If proved reserves decline, then the rate at which it records depletion expense increases. A decline in estimates of proved reserves may result from lower prices, new information obtained from development drilling and production history; mechanical problems on our wells; and catastrophic events such as explosions, hurricanes and floods. Lower prices also may make it uneconomical to drill wells or produce from fields with high operating costs. In addition, a decline in proved reserves may impact Cano's assessment of its oil and natural gas properties for impairment.

        Cano's proved reserve estimates are a function of many assumptions, all of which could deviate materially from actual results. As such, reserve estimates may vary materially from the ultimate quantities of crude oil and natural gas actually produced.

Revenue Recognition of the Combined Company

        Our revenue recognition is based on the sales method of recording revenue. We do not have imbalances for natural gas sales. We recognize revenue when crude oil and natural gas quantities are delivered to or collected by the respective purchaser. Title to the produced quantities transfers to the purchaser at the time the purchaser receives or collects the quantities. Prices for such production are defined in sales contracts and are readily determinable based on publicly available information. The purchasers of such production have historically made payment for crude oil and natural gas purchases within thirty-five days of the end of each production month. We periodically review the difference between the dates of production and the dates we collect payment for such production to ensure that accounts receivable from the purchasers are collectible. The point of sale for our crude oil and natural gas production is at our applicable field tank batteries and gathering systems; therefore, we do not incur transportation costs related to our sales of crude oil and natural gas production.

Resaca's Derivatives

        Resaca periodically enters into certain financial derivative contracts utilized for non-trading purposes to hedge the impact of market price fluctuations on its forecasted oil and gas sales. Resaca follows the provisions of the ASC 815, Accounting for Derivative Instruments and Hedging Activities ("ASC 815"), for the accounting of our hedge transactions. ASC 815 establishes accounting and reporting standards requiring that all derivative instruments be recorded in the consolidated balance sheet as either an asset or liability measured at fair value and requires that the changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Resaca has entered into certain over-the-counter collar contracts to hedge the cash flows of the forecasted oil and gas sales. Resaca has not chosen to document and designate these contracts as hedges. Thus, the changes in the fair value of these over-the-counter collars are reflected in earnings for the years ended June 30, 2009, 2008 and 2007 and the six months ended December 31, 2009 and 2008. Any gains or losses resulting from the change in fair value of our derivative instruments are recorded to unrealized gain (loss) from price risk management activities, whereas realized gains and losses from the settlement of derivative instruments are recorded in oil and gas revenues.

Cano's Derivatives

        Cano is required to hedge a portion of its production at specified prices for oil and natural gas under its senior and subordinated credit agreements. The purpose of the derivatives is to reduce Cano's exposure to declining commodity prices. By locking in minimum prices, Cano protects its cash flows which support our annual capital expenditure plans. Cano has entered into commodity derivatives that involve "costless collars" for Cano's crude oil and natural gas sales. These derivatives are recorded as derivative assets and liabilities on its consolidated balance sheets based upon their respective fair values. Cano has entered into an interest rate basis swap contract to reduce its exposure to future interest rate increases.

        Cano does not designate its derivatives as cash flow or fair value hedges. Cano does not hold or issue derivatives for speculative or trading purposes. Cano is exposed to credit losses in the event of nonperformance by the counterparties to its commodity and interest rate swap derivatives. Cano anticipates, however, that its counterparties will be able to fully satisfy their respective obligations under its commodity and interest rate swap derivatives contracts. Cano does not obtain collateral or other security to support its commodity derivatives contracts nor is it required to post any collateral. Cano monitors the credit standing of its counterparties to understand its credit risk.

        Changes in the fair values of Cano's derivative instruments and cash flows resulting from the settlement of its derivative instruments are recorded in earnings as gains or losses on derivatives on its consolidated statements of operations.

Asset Retirement Obligations of the Combined Company

        We follow ASC 410 Accounting for Asset Retirement Obligations ("ASC 410"). ASC 410 requires that an asset retirement obligation, which we refer to as ARO, associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which a legal obligation is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. Our financial statements reflect the fair value for any ARO, consisting of future plugging and abandonment expenditures related to our oil and gas properties, which can be reasonably estimated. The cost of the tangible asset, including the initially recognized ARO, is depreciated such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense will be recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash outflows discounted at the company's credit-adjusted risk-free interest rate.

        Inherent in the fair value calculation of ARO are numerous assumptions and judgments, including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and gas property balance.

Share-Based Compensation and Expense of the Combined Company

        We follow ASC 718, Share-Based Payment ("ASC 718"), for all equity awards granted to employees and directors. ASC 718 requires all companies to expense the fair value of employee stock options and other forms of share-based compensation over the requisite service period. The values of our share-based awards consisting of stock options and restricted stock require significant management assumptions during our computation. The value of stock-based compensation is impacted by its stock price, which has been highly volatile, and items that require management's judgment, such as expected lives and forfeiture rates.

New Accounting Pronouncements

        In June 2009, the Financial Accounting Standards Board, which we refer to as FASB, issued a standard that established the FASB Accounting Standards CodificationTM ("ASC") and amended the hierarchy of GAAP such that the ASC became the single source of authoritative nongovernmental GAAP. The ASC did not change current GAAP, but was intended to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates ("ASUs"). The ASC became effective for both Resaca and Cano on July 1, 2009. This standard did not have an impact on Resaca's and Cano's financial position, results of operations or cash flows. Throughout the notes to the consolidated financial statements, references that were previously made to various former authoritative GAAP pronouncements have been conformed to the appropriate section of the ASC.

ASC 260

        In June 2008, the FASB issued ASC 260 (formerly EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities "ASC 260"). ASC 260 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and need to be included in the calculation of earnings per share under the two-class method. Under ASC 260, share-based payment awards that contain nonforfeitable rights to dividends are "participating securities", and therefore should be included in computing earnings per share using the two-class method. ASC 260 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. Resaca and Cano both adopted ASC 260 on July 1, 2009. The adoption of this statement did not have a material impact on Resaca's and Cano's financial position, results of operations or cash flows.

ASC 805

        In December 2007, the FASB issued ASC 805, Business Combinations ("ASC 805"). Under ASC 805, an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. It further requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred. ASC 805 is effective for business combinations consummated in fiscal years beginning on or after December 15, 2008. Resaca and Cano adopted ASC 805 effective July 1, 2009 and                        2009, respectively.

ASC 810

        In December 2007, the FASB issued ASC 810, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 ("ASC 810"). ASC 810 establishes accounting and reporting standards for noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. Minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. It also establishes a single method of accounting for changes in a parent's ownership interest in a subsidiary and requires expanded disclosures. This statement is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. Resaca and Cano both adopted ASC 810 on July 1, 2009. The adoption of this statement did not have a material impact on Resaca's and Cano's financial position, results of operations and cash flows. This standard will have an impact on the accounting for any acquisition of non-controlling interests after that date.

ASC 815

        In March 2008, the FASB issued ASC 815 (formerly SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement 133). ASC 815 expands the required disclosures to discuss the uses of derivative instruments; the accounting for derivative instruments and related hedged items under ASC 815, and how derivative instruments and related hedged items affect the company's financial position, financial performance and cash flows. Resaca and Cano both adopted ASC 815 on July 1, 2009. The adoption of this statement did not have a material impact on Resaca's or Cano's financial position, results of operations or cash flows.

        In December 2008, the FASB issued ASC 815 (formerly EITF 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity's Own Stock). ASC 815 affects companies that have provisions in their securities purchase agreements (for warrants and convertible instruments) that reset conversion prices based upon new issuances by companies at prices below the current conversion price of said instrument. Warrants and convertible instruments with such provisions will require the embedded derivative instrument to be bifurcated and separately accounted for as a derivative. Subject to certain exceptions, our preferred stock provides for resetting the conversion price if we issue new common stock below a certain level. ASC 815 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. Resaca and Cano adopted ASC 815 on July 1, 2009. The adoption of this statement did not have a material impact on our financial position, results of operations or cash flows as the reset conversion provision did not meet the definition of a derivative since it was not readily net-cash settled.

ASC 855

        In June 2009, the FASB issued ASC 855, Subsequent Events ("ASC 855") to establish general standards of accounting for and disclosure of events that occur after the balance sheet date, but prior to the issuance of financial statements. Specifically, ASC 855 sets forth: (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. ASC 855 is effective for financial statements issued for interim or annual periods ending after June 15, 2009. Resaca and Cano both adopted ASC 855 on June 30, 2009. The adoption of this statement did not have a material impact on Resaca's or Cano's financial position, results of operations or cash flows.

Modernization of Oil and Gas Reporting

        In December 2008, the SEC issued the final rule, "Modernization of Oil and Gas Reporting," which adopts revisions to the SEC's oil and natural gas reporting disclosure requirements and is effective for annual reports on Forms 10-K for years ending on or after December 31, 2009. The new rules are intended to provide investors with a more meaningful and comprehensive understanding of oil and natural gas reserves to help investors evaluate their investments in oil and natural gas companies. The new rules are also designed to modernize the oil and natural gas disclosure requirements to align them with current practices and changes in technology. The new rules include changes to the pricing used to estimate reserves, the ability to include nontraditional resources in reserves, the use of new technology for determining reserves and permitting disclosure of probable and possible reserves. FASB has also revised its rules to align FASB accounting standards with the new SEC rules. We will begin complying with the disclosure requirements in our annual report for the year ending June 30, 2010.

        ASU 2010-06:    In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820). ASU 2010-06 Subtopic 820-10 provides new guidance on improving disclosures about fair value measurements. The new standard requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement. Specifically, the new standard will now require: (a) a reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for transfers and (b) in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements. In addition, the new standard clarifies the requirements of the following existing disclosures: (a) for purposes of reporting fair value measurements for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities and (b) a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. The new standard is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. We are still in the process of evaluating the impact, if any, on our consolidated financial position and results of operations.

The Combined Company's Quantitative and Qualitative Disclosures About Market Risk

        The combined company's operations are exposed to market risks primarily as a result of changes in commodity prices and interest rates.

Interest Rate Risk

        The New Facility is subject to risks associated with interest rate fluctuations as described therein. We do not plan to enter into any derivative instruments to mitigate this risk. The New Facility is not subject to a LIBOR floor. Assuming $50 million is outstanding under the New Facility on a pro forma as adjusted basis, if there is an increase in the interest rate of 1%, our total interest cost will increase by $0.5 million annually.

Commodity Risk

        Our revenues are derived from the sale of our crude oil and natural gas production. The prices for oil and natural gas are extremely volatile and sometimes experience large fluctuations as a result of relatively small changes in supplies, weather conditions, economic conditions and government actions. Pursuant to Resaca's credit agreements discussed in Note D to Resaca's Consolidated Financial Statements, Resaca is required to maintain its existing commodity derivative contracts, all of which have BP as its counterparty. Under the terms of the CIT Facility, Resaca's lenders may require Resaca to enter into additional hedges. Under the CIT Facility, should Resaca choose to enter into commodity derivative contracts to mitigate future price risk, Resaca cannot enter into contracts for greater than 80% of its crude oil and natural gas production volumes attributable to proved producing reserves for a given month. Therefore, for Resaca's hedged production, Resaca will receive at least the floor prices. All of Resaca's oil derivative contracts are based on WTS prices and Resaca's gas derivative contracts are based on Waha prices. All of Resaca's derivatives contracts with BP will be novated to one or more lenders under its New Facility. As of June 30, 2009, Resaca maintained the following commodity derivative contracts:

Time Period	Floor Oil Price	Ceiling Oil Price	Barrels Per Day	Floor Gas Price	Ceiling Gas Price	Mcf per Day	Barrels of Equivalent Oil per Day
7/1/09—12/31/09	$58.00	$66.30	362	$6.30	$11.50	658	471
1/1/10—12/31/10	$58.00	$66.30	329	$6.30	$11.50	658	438
1/1/11—5/31/11	$58.00	$66.30	331	$6.30	$11.00	329	384
6/1/11—12/31/11	$60.00	$77.00	296	$5.50	$6.90	362	356
1/1/12—6/30/12	$60.00	$77.00	197	—	—	—	197

        In addition, as of June 30, 2009, Resaca maintained two fixed price commodity swap contracts, which are summarized in the table below.

Time Period	Fixed Gas Price	Mcf Per Day	Barrels of Equivalent Oil per Day
1/1/11—5/31/11	$6.10	33	5
1/1/12—6/30/12	$6.30	247	41

        Assuming that the prices that Resaca received for its crude oil and natural gas production are above the floor prices, based on actual fiscal year sales volumes for the year ended June 30, 2009, a 10% decline in the prices Resaca received for its crude oil and natural gas production would have had an approximate $1.4 million negative impact on its revenues.

        Resaca computed its mark-to-market valuations used for its commodity derivatives based on assumptions regarding forward prices, volatility and the time value of money. Resaca compared its valuations to its counterparty's valuations to further validate its mark-to-market valuations. During the year ended June 30, 2009, Resaca recognized an unrealized gain on commodity derivatives in its consolidated statements of operations amounting to $11.5 million. During the years ended June 30, 2008 and 2007, Resaca recognized unrealized losses on commodity derivatives in its consolidated statements of operations amounting to $12.3 million and $0.9 million, respectively. During the six months ended December 31, 2009 and 2008, Resaca recognized an unrealized loss of $1.6 million and an unrealized gain of $16.9 million, respectively, on commodity derivatives in its consolidated statements of operations.

        If crude oil prices fell $1 below Resaca's hedged crude oil price floor, Resaca would receive approximately $0.1 million annually due to having the crude oil price floor hedge in place. If natural gas prices fell $1 below Resaca's hedged natural gas price floor, Resaca would receive approximately $0.2 million annually due to having the natural gas price floor hedge in place.

        Resaca has not entered into any additional commodity derivative contracts since June 30, 2009.

        Pursuant to the Union Bank/Natixis Credit Agreement and Subordinated Credit Agreement discussed in Note 6 to Cano's Consolidated Financial Statements, Cano is required to maintain its existing commodity derivative contracts, all of which have UBNA as its counterparty. Cano has no obligation to enter into commodity derivative contracts in the future. Should Cano choose to enter into commodity derivative contracts to mitigate future price risk, it cannot enter into contracts for greater than 85% of its crude oil and natural gas production volumes attributable to proved producing reserves for a given month. Therefore, for the hedged production, Cano will receive at least the floor prices. All of Cano's derivative contracts will be novated to one or more lenders in the New Facility. As of June 30, 2009, Cano maintained the following commodity derivative contracts:

Time Period	Floor Oil Price	Ceiling Oil Price	Barrels Per Day	Floor Gas Price	Ceiling Gas Price	Mcf per Day	Barrels of Equivalent Oil per Day
7/1/09 - 12/31/09	$80.00	$110.90	367	$7.75	$10.60	1,667	644
7/1/09 - 12/31/09	$85.00	$104.40	233	$8.00	$10.15	1,133	422
1/1/10 - 12/31/10	$80.00	$108.20	333	$7.75	$9.85	1,567	594
1/1/10 - 12/31/10	$85.00	$101.50	233	$8.00	$9.40	1,033	406
1/1/11 - 3/31/11	$80.00	$107.30	333	$7.75	$11.60	1,467	578
1/1/11 - 3/31/11	$85.00	$100.50	200	$8.00	$11.05	967	361

        Assuming that the prices that Cano receives for its crude oil and natural gas production are above the floor prices, based on Cano's actual fiscal year sales volumes for the year ended June 30, 2009, a 10% decline in the prices Cano receives for its crude oil and natural gas production would have had an approximate $2.5 million negative impact on its revenues.

        Cano computed its mark-to-market valuations used for its commodity derivatives based on assumptions regarding forward prices, volatility and the time value of money. Cano compared its valuations to its counterparties' valuations to further validate our mark-to-market valuations. During the year ended June 30, 2009, Cano recognized an unrealized gain on commodity derivatives in its consolidated statements of operations amounting to $36.8 million. During the years ended June 30, 2008 and 2007, Cano recognized an unrealized loss on commodity derivatives in its consolidated statements of operations amounting to $29.4 million and $1.8 million, respectively.

        If crude oil prices fell $1 below Cano's hedged crude oil price floor, Cano would receive approximately $0.2 million annually due to having the crude oil price floor hedge in place. If natural gas prices fell $1 below Cano's hedged natural gas price floor, Cano would receive approximately $1.1 million annually due to having the natural gas price floor hedge in place.

        On September 11, 2009, Cano entered into two fixed price commodity swap contracts with its counterparty—Natixis, which is one of its lenders under the senior credit agreement. The fixed price swaps are based on West Texas Intermediate NYMEX prices and are summarized in the table below.

Time Period	Fixed Oil Price	Barrels Per Day
4/1/11 - 12/31/11	$75.90	700
1/1/12 - 12/31/12	$77.25	700

        Cano has not entered into any additional derivative contracts since September 11, 2009.

BUSINESS AND PROPERTIES

Our Business and Properties

        We are an independent oil and gas exploitation company headquartered in Houston, Texas. We exploit known, mature, proven and probable low-risk oil and gas reserves, as opposed to generally pursuing exploratory operations. We utilize the existing technology to achieve secondary and tertiary hydrocarbon recovery. Our activities are focused in the Permian Basin of West Texas and southeast New Mexico. In the merger with Cano, we will acquire additional assets in Texas, New Mexico and Oklahoma.

        We were formed in 2006 to exploit a number of oil and gas properties in the Permian Basin of the United States. We were admitted to trading on the AIM on July 17, 2008.

        On September 29, 2009, Resaca and Cano entered into the merger agreement, pursuant to which Cano will merge with Merger Sub, a newly formed, wholly owned subsidiary of Resaca, with Cano thereupon becoming a wholly owned subsidiary of Resaca. In the merger, Cano common stockholders will receive 0.42 shares of Resaca common stock for each share of Cano common stock, and Cano preferred stockholders will receive one share of Resaca preferred stock for each share of Cano preferred stock.

        Due to Resaca's and Cano's complementary asset bases and similar strategic focus, we believe that the combined company will benefit from the following:

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  Complementary Assets and Balanced Growth Opportunities.  Resaca believes that the majority of the assets and operations of Cano are complementary to those of Resaca. Resaca and Cano have the same business strategy, which is the exploitation of known oil and gas reserves, including the use of secondary and tertiary recovery technologies. Resaca believes that Cano's long-term growth potential with its large undeveloped reserve base (PUDs) complements Resaca's near-term capacity to increase production (PDNPs). The merger also affords Resaca the ability to high grade the combined capital expenditure programs.

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  Significant Cost Savings and Efficiencies.  Given the complementary nature of their operations, including complementary technical and operational staffs, Resaca expects that the merger will allow the combined company to take advantage of synergies which should result in significant cost savings. Resaca expects to reduce costs in the combined operations by approximately $4.5 - 5.0 million in general and administrative expense and lease operating expense reductions over fiscal year 2009 by consolidating corporate headquarters, eliminating duplicative staff and expenses, realizing operating expense efficiencies and benefiting from other cost savings.

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  Near-Term Production Enhancement.  Resaca believes that the merger will allow it to increase its hydrocarbon production by 10-20% by applying engineering applications to identified prospects through the sharing of proven and innovative engineering expertise among Resaca and Cano management and staff.

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  Strategic Consistency.  Both Resaca and Cano are focused on exploitation of known oil and gas reserves and are engineering driven companies with limited exploration risk. Both companies have similar asset bases with mature, long-life oil production profiles with secondary and tertiary potential. Resaca believes there is significant secondary and CO2 recovery potential in both companies' properties.

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  Expanded Access to Capital.  Resaca believes that the merger will provide the combined company with more efficient access to capital at a lower cost than either Resaca or Cano have on a standalone basis. There is very little overlap in Cano's and Resaca's institutional stockholder bases providing the combined company with a greater institutional float and awareness in the market. With the merger, Resaca will have a dual listing on the AIM and the NYSE Amex.

    Access to U.S., Canadian and European investor bases and the increased size of the combined company should benefit Resaca with increased (i) liquidity and trading volume, (ii) awareness of Resaca, and (iii) access to capital (debt and equity).

The Combined Company

        At June 30, 2009, our estimated proved reserves had the following characteristics on a pro forma combined basis:

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  63.3 MMBOE;

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  PV-10 value of $664.5 million;

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  80% crude oil (as measured by MMBOE);

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  29% proved developed (as measured by MMBOE); and

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  A proved developed reserve life index of approximately 27 years (based upon production for the year ended June 30, 2009).

        Our estimated combined June 30, 2009 proved reserves of 63.3 MMBOE include 10.1 MMBOE of PDP, 8.0 MMBOE of PDNP, and 45.2 MMBOE of PUD. Reserves were estimated using NYMEX, crude oil and natural gas prices and production and development costs in effect on June 30, 2009. NYMEX crude oil price used in the estimation of Resaca's and Cano's reserves was $69.89 per barrel. NYMEX natural gas prices used in the estimation of Resaca's and Cano's reserves were $3.84 per MMBtu and $3.71 per MMBtu, respectively. The values reported may not necessarily reflect the fair market value of the reserves.

        Our properties are contained in eight primary field complexes and a group of minor fields. in mature oil and gas producing basins in Texas, New Mexico and Oklahoma and consist of approximately 75,000 gross and 73,000 net acres. At April 27, 2010, on a pro forma combined basis, we operated approximately 1,903 active wells, including 1,500 producing wells, 391 waterflood injection wells, and 12 salt water disposal wells. For the month ended December 31, 2009, on a pro forma combined basis, we produced an average of 1,792 net BOE per day from over 25 separate formations, which was composed of approximately 70% oil and approximately 30% natural gas. Nearly all of our production is from relatively shallow formations.

        Our exploitation plan involves the reactivation of shut-in wells, recompletion of currently producing wells, including refracturing implementation of new waterfloods, reactivation and optimization of existing waterfloods and an infill drilling program. We believe our properties contain many opportunities for the development of low risk oil and gas reserves and many of our properties are candidates for tertiary recovery by CO2 flooding based on reports and studies performed on these properties.

        For the year ended June 30, 2009, we generated pro forma combined operating revenues of $40.0 million and pro forma combined net income of $24.4 million. For the six months ended December 31, 2009, we generated pro forma combined operating revenues of $18.5 million and pro forma combined net loss of $15.7 million. For the fiscal year ended June 30, 2009, Resaca had revenues of approximately $14.6 million (excluding gains and losses on price risk management activities) and net income of approximately $2.7 million. For the six months ended December 31, 2009, Resaca had revenues of approximately $7.1 million (excluding gains and losses on price risk management activities) and a net loss of approximately $6.2 million. For the fiscal year ended June 30, 2009, Cano had revenues of approximately $25.4 million and net income applicable to Cano common stock of approximately $7.9 million. For the six months ended December 31, 2009, Cano had revenues of approximately $11.4 million and net loss applicable to Cano common stock of approximately $12.9 million.

Business Strategy of the Combined Company

        The combined company expects to create long-term shareholder value by pursuing the following business strategy:

        Exploitation of Reserves in Known Formations.    As opposed to exploration operations associated with primary production, all of the value in an exploitation operation is in the development and production of proven and probable reserves in known and established formations and thus exploitation operations generally have less risk. Our exploitation efforts will involve the application of EOR techniques to mature oil and gas properties, including infill drilling, well deepening, uphole re-completions, re-fracturing, waterfloods and CO2 flooding.

        Our portfolio is composed of mature fields with proved reserves recoverable from primary, secondary or tertiary production techniques, existing infrastructure and abundant technical information. Accordingly, our production growth is not dependent on exploratory drilling of new formations and the high degree of speculation associated with making new discoveries.

        Acquire Strategic Assets.    Outside our existing operations, we continue to review opportunities to acquire additional assets with similar characteristics to our current asset base. We intend to concentrate on properties with strong upside potential from secondary and/or tertiary recovery from existing proven reserves, including PDP, PDNP, PUD and probable reserves.

        Further Geographical Diversification of Portfolio with High Potential Properties.    We intend to broaden our portfolio into other long-life, mature U.S. oil and gas basins. In the longer-term, we may expand our portfolio outside the United States. Our board and managment have extensive experience with operations outside of the United States and we intend to investigate similar exploitation opportunities in other jurisdictions, including South America and Central Canada.

Competitive Strengths of the Combined Company

        We believe that the combined company will have the following competitive strengths:

        Attractive Asset Base.    We believe we have a reserve base with significant exploitation potential. The combined company has 63.3 MMBOE of estimated proved reserves, which were 80% oil, with a PV-10 value of approximately $664.5 million as of June 30, 2009. The proximity of our properties to existing CO2 infrastructure provides potential for significant new reserve and production growth through tertiary recovery techniques not contemplated in our current proven reserves.

        Technical Expertise.    Our management team has significant experience in executing large scale waterflood and CO2 projects. Our current operational and technical team averages over 25 years of experience and has executed dozens of secondary and tertiary projects during their careers. In addition, we believe that our broad technical and operational expertise enables us to identify a wide range of production and reserve growth opportunities when evaluating acquisitions with reserve exploitation potential.

        Diversified Operations and Operational Control.    Our operations are broadly distributed across 14 properties on approximately 75,000 gross acres in Texas, New Mexico and Oklahoma and we produce from over 25 different formations. As of April 27, 2010 on a pro forma combined basis, the combined company produced oil and natural gas from 1,500 wells and operated 100% of its current production. We believe our control over the operation of our properties along with the geological diversity of our reserves and the number of wells that we operate reduce our dependence on specific properties, functions or producing wells, thereby reducing operational and reserve risk.

        Highly Experienced Senior Management with Significant Equity Stake.    Our management team includes individuals who have, on average, more than 30 years of experience in the oil and gas sector.

Our management team and board of directors currently own or control approximately 9.5% of our outstanding shares.

        Relationship with Torch Energy Advisors.    Our relationship with Torch, a privately owned, Houston-based energy company, provides us access to additional experienced oil and gas professionals with valuable technical expertise. We are able to leverage our relationship with Torch and it presents us with acquisition opportunities that fit our strategy. Currently, Torch is Resaca's largest shareholder and provides it management services.

Resaca's Properties

        Resaca's properties are located in West Texas and Southeast New Mexico on the Central Basin Platform of the Permian Basin and consist of approximately 15,000 gross/14,000 net acres contained in three main field complexes and a group of minor fields. Resaca's primary fields, which contain 89% of Resaca's current proved and probable reserves, are the Cooper Jal Unit Properties in Lea County, New Mexico; the Penwell Properties in Ector and Crane Counties, Texas; and the Grand Clearfork Unit Properties in Pecos County, Texas, which we refer to as the Resaca Primary Properties. The Resaca Primary Properties currently produce from the Yates, Seven Rivers, Queen, Grayburg, San Andres, Clearfork and Tansil formations. The Resaca Primary Properties include approximately 171 producing wells, 59 injection wells and 25 shut-in wells. Resaca's exploitation plan, which was initiated in 2006, is to reactivate most of the shut-in wells, reactivate and seek to optimize the existing waterfloods and conduct a significant infill drilling program. Resaca believes that the Resaca Primary Properties represent excellent opportunities for the development of low risk oil reserves.

        The Resaca Primary Properties were originally developed in the mid 1950s, with development and waterflood initiation continuing until the mid 1970s, at a time of significantly lower oil and natural gas prices and prior to the availability of current completion and fracturing techniques and the development of technologies which greatly enhance the exploitation of proved reserves. In addition to Resaca's other exploitation opportunities, Resaca believes the Resaca Primary Properties are excellent candidates for tertiary recovery by CO2 flooding. The use of CO2 for this type of enhanced recovery has revitalized many older proven oil producing fields in the Permian Basin. Several major companies are operating CO2 floods in the region and some of the Resaca Primary Properties were identified in a report dated February 2006 prepared by Advanced Resources International for the U.S. Department of Energy entitled "Basin Oriented Strategies for CO2 Enhanced Oil Recovery: Permian Basin" as being amenable to CO2 enhanced oil recovery. Therefore, Resaca believes CO2 flooding provides a potential means to further enhance the value of the Resaca Primary Properties. Resaca engaged Williamson Petroleum Consultants, Inc. in Midland, Texas, to perform a feasibility study for CO2 flooding on all of the Resaca Primary Properties. This study identified that material amounts of incremental reserves in each of the Resaca Primary Properties could be accessed through CO2 flooding and estimated the CO2 recovery factor could be 7.5% to 8% depending on the field. Resaca believes that the CO2 flood could lead to additional recoveries of between 7% and 16% of the original oil in place, based on, among other things, published Permian Basin oil recovery rate projections.

        Resaca's June 30, 2009 proved reserves of 14.2 MMBOE were comprised of 2.4 MMBOE of PDP, 5.6 MMBOE of PDNP, and 6.2 MMBOE of PUD. Crude oil reserves accounted for 84% of our total proved reserves at June 30, 2009. Reserves were estimated using NYMEX, crude oil and natural gas prices and production and development costs in effect on June 30, 2009. On June 30, 2009, NYMEX crude oil and natural gas prices were $69.89 per barrel and $3.84 per MMBtu, respectively. The values reported may not necessarily reflect the fair market value of the reserves.

        Cooper Jal Unit Properties.    The Cooper Jal Unit Properties located in Lea County, New Mexico includes 2,560 acres. At the Cooper Jal Unit Properties, Resaca produces from three separate formations of Permian age from two separate fields, the Jal Mat and the Langlie Mattix. The Jal Mat field includes the Yates and Upper Seven Rivers formations, while the Langlie Mattix field includes the

Lower Seven Rivers and the Queen formations. The Cooper Jal Unit Properties produce from the Yates, Seven Rivers and Queen formations at depths between 3,050 and 3,650 feet. Resaca acquired the Cooper Jal Unit Properties in May 2006. Resaca plans to continue developing additional production within the Cooper Jal Unit Properties from behind pipe recompletion work, infill drilling, fracture stimulation work, producing well stimulations, artificial lift upgrades and waterflood reactivation and optimization. Facility upgrades and water injection well cleanouts are also contemplated. Resaca's primary waterflood project is associated with the Yates and Seven Rivers formations within the Cooper Jal Unit Properties, which will require additional infill drilling and surface facilities. Resaca intends to continue to reactivate and expand the waterflood initiated by Texaco in the 1970s. Resaca achieved its target water injection rate of greater than 18,000 bbls of water per day in June 2009. Proved reserves as of June 30, 2009 attributable to Cooper Jal Unit Properties were 9.8 MMBOE, of which 1.4 MMBOE were PDP, 3.6 MMBOE were PDNP and 4.8 MMBOE were PUD. Additional probable oil reserves are projected to be accessed through tertiary recovery (CO2 flood) techniques. Net production at the Cooper Jal Properties for the quarter and six months ended December 31, 2009 was 288 BOEPD and 280 BOEPD, respectively. Resaca's working interest in the Cooper Jal Unit Properties is 72.5% and its net revenue interest is 55.7% for natural gas and 55.8% for oil. Other significant partners in the unit include BP and Sarita Energy Resources Limited. At the Cooper Jal Properties, the gross cumulative production divided by the sum of gross cumulative production and gross proved reserves is approximately 52%.

        Penwell Properties.    The Penwell Properties located in Ector and Crane Counties, Texas comprises the Jordan San Andres Unit (1,280 acres) and the Edwards Grayburg Unit (1,840 acres) and produces from the San Andres, Grayburg and Queen formations at depths between 3,000 and 3,600 feet. Resaca acquired the Penwell Properties in May 2006. As with the Cooper Jal Unit Properties, Resaca has identified that infill drilling opportunities exist within the Penwell Properties and anticipates facility upgrades and water injection upgrades. Resaca's primary objective at the Penwell Properties is to expand and optimize the current waterflood. Additional opportunities within the Penwell Properties include adding behind pipe zones, more waterflood expansion, producing well stimulations and drilling infill PUD locations. Proved reserves as of June 30, 2009 attributable to Penwell Properties were 1.7 MMBOE, of which 0.4 MMBOE were PDP, 0.4 MMBOE were PDNP and 0.9 MMBOE were PUD. Additional probable oil reserves are projected to be accessed through tertiary recovery (CO2 flood) techniques. Net production at the Pennwell Properties for the quarter and six months ended December 31, 2009 was 143 BOEPD and 145 BOEPD. Within the Penwell Properties fields, Resaca's working interest is 100% and its net revenue interest ranges from 79.0% to 80.2%.

        Grand Clearfork Unit Properties.    The Grand Clearfork Unit Properties located on 1,120 acres in Pecos County, Texas produces from both the Upper and Lower Clearfork formations at an average depth of approximately 2,500 feet. Resaca acquired the Grand Clearfolk Unit Properties in May 2006. Resaca believes the Grand Clearfork Unit Properties presents exploitation opportunities through infrastructure enhancement, re-completing wells, adding perforations and commingling production from multiple zones. In addition, Resaca has identified additional infill drilling locations in the Grand Clearfork Unit Properties. Proved reserves as of June 30, 2009 attributable to Grand Clearfork Unit Properties were 0.5 MMBOE, of which 0.1 MMBOE were PDP, 0.1 MMBOE were PDNP and 0.3 MMBOE were PUD. Additional probable oil reserves are projected to be accessed through tertiary recovery (CO2 flood) techniques. Net production at the Grand Clearfork Unit Properties for the quarter and six months ended December 31, 2009 was 48 BOEPD and 47 BOEPD, respectively. In the Grand Clearfork Unit Properties, Resaca's working interest is 100% and its net revenue interest is 75.3%.

        Other Minor Properties.    These fields are located on 8,210 acres in Winkler, Howard, Ector, and Crane Counties in Texas and Eddy County, New Mexico and include the Kermit Complex, Iatan North, Kayser (Cowden South), McElroy and Cotton Draw/BTBN. Resaca acquired these properties in May

2006. Resaca has identified limited opportunities in these fields, which include infill drilling, recompletions and waterflood optimization. However, Resaca is considering selling some or all of these properties to concentrate its efforts on the exploitation of the Resaca Primary Properties and the acquisition of new properties. Proved reserves as of June 30, 2009 attributable to these properties were 2.1 MMBOE, of which 0.4 MMBOE were PDP, 1.5 MMBOE were PDNP and 0.2 MMBOE were PUD. Net production for the quarter and six months ended December 31, 2009 was 157 BOEPD and 148 BOEPD, respectively. In these fields, Resaca's working interests range from 50% to 100% and its net revenue interests range from 38.0% to 86.0%.

Cano's Properties

        Cato Properties.    Proved reserves as of June 30, 2009 attributable to the Cato Properties were 16.0 MMBOE, of which 1.9 MMBOE were PDP, 0.5 MMBOE were PDNP and 13.6 MMBOE were PUD. Cano acquired the Cato Properties in March 2007. These properties include roughly 20,000 acres across three fields in Chavez and Roosevelt Counties, New Mexico. The prime asset is the roughly 15,000 acre Cato Field, which produces from the historically prolific San Andres formation, which has been successfully waterflooded in the Permian Basin for over 30 years. There were two successful waterflood pilots conducted in the field in the 1970's by Shell and Amoco.

        Cano has experienced encouraging initial waterflood response at the Cato Field. The first phase of development (Phase I) includes 19 water injection wells, which we refer to as injectors, and 29 producing wells, which we refer to as producers. Once the injection permits were received in September 2008, Cano began injecting 7,000 barrels of water per day, which we refer to as BWIPD. As Cano continued injecting water into the field, waterflood production has grown from five producers during December 2008 offsetting a prior Amoco waterflood pilot to 29 producers experiencing production as of June 30, 2009. During January 2009, Cano increased the injection rate to approximately 12,000 BWIPD. During February 2009, Cano expanded the footprint of Phase 1 of the Cato Properties waterflood from 550 to roughly 640 acres and announced an increased capital expenditures budget to $49.8 million, of which $27.0 million was intended for the Cato Properties. Cano currently has ten sub-pumps operating in the field and plan to install additional sub-pumps to support increasing production and corresponding higher levels of fluid production. The sustained production gains at the Cato Properties are the result of an earlier than expected waterflood production response.

        The 2009 fiscal year drilling program at the Cato Properties, which comprised drilling nine wells (six waterflood producers and three waterflood injectors), was completed in October 2008. Normal production declines were experienced outside of the Phase I waterflooded area, but these declines were more than offset by increased production from the waterflood.

        At June 30, 2009, Cano booked proved reserves extensions and discoveries at the Cato Properties as Phase I results were better than initially expected. Field production increased from roughly 200 BOEPD to over 400 BOEPD after Cano commenced injection into 19 injection wells of the waterflood pattern which led to increased crude oil production in 29 producers. When Cano increased the waterflood footprint from 550 acres to 640 acres, the rate of water injection per acre decreased leading to a temporary decrease in production. Cano added approximately 2.6 MMBOE of new reserves based on the responses experienced through June 30, 2009. Additionally, 1.1 MMBOE of PUD reserves were reclassified to PDP reserves as a result of the responses experienced in Phase I. Cano plans to increase the number of injection wells and enlarge the waterflood footprint in the 2010 fiscal year. Net production at the Cato Properties averaged 316 BOEPD in June 2009.

        Cano's 2010 fiscal year development capital plan includes expanding the waterflood footprint from 640 acres to approximately 1,000 acres by adding three new injection wells, which were put into service in the quarter ended December 31, 2009. Cano has identified a new source of water in a non-productive formation within the acreage, and has confirmed that each water well is capable of producing 2,500 to 3,000 barrels of water per day. This new water source formation has been penetrated in a number of existing wellbores in the Cato Properties and confirms the reservoir continuity necessary for the formation to be validated as a reliable water source for future expansion of the Cato waterflood. As Cano develops this new water source, it will be able to increase the waterflood footprint without decreasing the injection rate at its existing injectors. This should enable Cano to maintain production from existing producing wells at current levels. During the quarter ended September 30, 2009, the average BWIPD was 14,000. This decreased to 12,000 BWIPD during the quarter ended December 31, 2009, as Cano measured increasing injection pressures in the northern part of the flood area and Cano was required, under its existing waterflood permit, to reduce the injection rate in these wells. When the three new injection wells were activated during the latter portion of the quarter ended December 31, 2009, Cano was able to increase water injection to the southern part of the flood. During January 2010, Cano increased the injection rate to 14,000 BWIPD. Further development plans for Cato include behind-pipe recompletions, restoration of production from the Tom Tom and Tomahawk fields and the drilling of a deep Morrow formation test well. These development plans are contemplated to begin after the completion of the merger.

        Net production at the Cato Properties for the quarter ended December 31, 2009 was 250 BOEPD, which was 50 BOEPD lower as compared to 300 BOEPD for the quarter ended September 30, 2009. The 50 BOEPD decrease resulted from the reduction of injected water and redistribution of water injection at the waterflood. Cano has applied for injection pressure increases on 21 wells with the New Mexico Oil and Gas Conservation Division and expect a decision in the March/April 2010 timeframe. A favorable decision would enable Cano to achieve increased injection rates up to 21,000 BWIPD (the current physical plant capacity). Net production at the Cato Properties for the six months ended December 31, 2009 was 275 BOEPD.

        At the Cato Field, the gross cumulative production divided by the sum of gross cumulative production and gross proved reserves is approximately 50%.

        Panhandle Properties.    Proved reserves as of June 30, 2009 attributable to the Panhandle Properties were 28.9 MMBOE, of which 3.5 MMBOE were PDP and 25.4 MMBOE were PUD. In January 2010, Cano sold 17 producing and 2 non-producing wells at the Panhandle Properties comprising 0.05 MMBOE of proved reserves. Adjusting for the sale of these wells in the Panhandle Properties during January 2010, the adjusted proved reserves at the Panhandle Properties would be 28.4 MMBOE, which comprised 3.0 MMBOE of PDP and 25.4 MMBOE of PUD. These properties include roughly 20,000 acres in Carson, Gray and Hutchinson Counties, Texas. Cano acquired the Panhandle Properties in November 2005. They are delineated in thirty-three leases—the largest of which are Cockrell Ranch, Pond, Harvey, Mobil Fee, Cooper, Block and Schafer Ranch.

        During the quarter ended June 30, 2009, Cano maintained its average daily water injection rate at the Cockrell Ranch Unit (its first Panhandle Properties waterflood) at roughly 75,000 barrels per day. This resulted in increasing its average daily production at the Cockrell Ranch Unit from approximately 80-100 net BOEPD between June and December 2008 to maintaining 100-120 net BOEPD production through June 30, 2009. While crude oil production continues to increase at Cockrell Ranch, the gains are below Cano's expectations. Based on actual performance of the waterflood through June 30, 2009, Cano reclassified 724 MBOE of PDP reserves back to PUD at June 30, 2009. After this reclassification, the remaining amount of the prior year conversion of PUD to PDP reserves is 674 MBOE. In the quarter ended September 30, 2009, Cano retained an independent engineering firm to assist Cano with reservoir analysis and simulation modeling at the Cockrell Ranch unit. Based on this engineering firm's recommendations, Cano established a controlled water injection pattern to gauge the effects of optimizing water injection into the highest remaining crude oil saturation intervals of the Brown Dolomite formation. Cano is essentially performing a "mini-flood" in the key target interval at the Cockrell Ranch unit. The result of this field observation, coupled with rigorous reservoir simulation modeling, is expected to demonstrate an optimal pattern for waterflooding the balance of the Cockrell

Ranch unit with an increasingly predicable production profile. Moreover, the field observation and modeling results will improve the planning of future development programs for the remaining leases located within the Panhandle Properties. To isolate the observed wells, Cano had temporarily shut-in production during most of the quarter ended September 30, 2009, which reduced Panhandle production by 25 net BOEPD. All production that was shut-in for the controlled injection project was restored on September 28, 2009. The results of the controlled injection project and the accompanying reservoir simulation testing should be completed in the second calendar quarter of 2010.

        Cano's original 2009 Fiscal Year waterflood capital development plan for the Panhandle Properties included six separate mini-floods on reduced well spacing to enable it to accelerate field development. Tighter well-spacing and smaller development patterns should accelerate permitting and response times, allowing a larger development footprint over a greater acreage position. The amended 2009 capital development plan provided for the development of only one mini-flood phase through June 2009 (the Harvey Unit). The Harvey Unit had its waterflood permit application approved by the Texas Railroad Commission on October 20, 2008. The Harvey Unit mini-flood consists of six injection wells and 13 producing wells (which required four new wells to be drilled among the existing wells at the field). The drilling of the four replacement injector wells was completed on January 5, 2009, thus completing the mini-flood pattern. Cano initiated injection at the Harvey Unit on March 30, 2009 at a rate of 2,500 barrels per day. During the 2009 Fiscal Year, Cano received approval of the mini-flood permits at the Pond Lease and at the Olive-Cooper Lease. As a result of the reduction in its capital plan and a focus on its Cato Properties, Cano slowed the filing of its Panhandle Properties mini-flood permits. Net production at the Panhandle Properties for June 2009 was 627 BOEPD.

        Net production at the Panhandle Properties for the quarter and six months ended December 31, 2009 was 599 BOEPD and 595 BOEPD, respectively. In addition to the controlled injection project curtailment, production was lower by 15 BOEPD as Eagle Rock Field Services, L.P., which we refer to as Eagle Rock, a large purchaser of Cano NGLs, experienced an unplanned plant outage from mid-August 2009 through the end of September 2009. The Eagle Rock gas plant was returned to full operating capacity on October 1, 2009. During the six months ended December 31, 2009, Cano constructed gathering lines to redirect natural gas production from Eagle Rock to DCP Midstream, LP, which we refer to as DCP. As of December 31, 2009, Cano had redirected approximately 75% of the natural gas production previously delivered to Eagle Rock to DCP.

        In November 2009, at the Cockrell Ranch Unit, Cano performed an injection test of an Alkaline Surfactant Gas, which we refer to as ASG recipe designed by the University of Texas, Austin, which we refer to as UT. The test involved injecting the ASG stream at the Cockrell 1R producing well. The five-day test allowed Cano to monitor surface pressure and rate measurements and analyze flow-back production data. Results from the test will allow Cano to evaluate ASG tertiary recovery potential for the Brown Dolomite reservoir in the Panhandle Properties.

        At the Panhandle Properties, the gross cumulative production divided by the sum of gross cumulative production and gross proved reserves is 73%.

        Desdemona Properties.    Proved reserves as of June 30, 2009 attributable to the Desdemona Properties were 1.4 MMBOE, of which 0.1 MMBOE were PDP and 1.3 MMBOE were PDNP. Approximately 1.3 MMBOE of the reserves were attributable to the Duke Sand reservoir. Cano acquired the Desdemona Properties in May 2004. As of June 30, 2009, Cano had no proved reserves associated with its Barnett Shale natural gas wells.

          Desdemona Properties—Waterflood.    Cano drilled and completed 11 required replacement wells to initiate the development of the Duke Sand Waterflood on the Desdemona Properties during the 2008 Fiscal Year having procured and completed infrastructure of the waterflood facilities in September 2007. Water injection commenced in September 2007. Through June 30, 2009, Cano has injected over 1.5 million barrels of water into a pilot location of the Duke Sand reservoir. The primary source of water for the waterflood was from its Barnett Shale natural gas wells. During July 2009, Cano shut-in its remaining Barnett Shale producing wells due to continued low natural gas prices. Accordingly, the source for water injection for its Duke Sand waterflood pilot ceased. Without a known economic source of water, Cano will not continue to defer expenditures associated with this waterflood. Therefore, Cano expensed $11.4 million during June 2009 for the aggregate deferred expenditures spent to implement this waterflood pilot. Cano continues to believe that this reservoir is an excellent secondary and tertiary recovery candidate; however, Cano does not have current plans to recommence injection for the foreseeable future. Cano has no proved reserves for the Duke Sand Waterflood pilot project.

          Desdemona Properties—Barnett Shale.    Cano drilled and completed 15 vertical and 8 horizontal wells in the Barnett Shale during the 2007 and 2008 Fiscal Years. Due to the decline in natural gas commodity prices and based upon operating performance, there was uncertainty in the likelihood of developing PUDs associated with its Barnett Shale Properties. Therefore, during the quarter ended December 31, 2008, Cano recorded a $22.4 million pre-tax impairment to its Barnett Shale Properties and a $0.7 million pre-tax impairment to the goodwill associated with its subsidiary which holds the equity in our Barnett Shale Properties. During the quarter ended June 30, 2009, Cano recorded an additional $4.3 million pre-tax impairment to its Barnett Shale Properties as the forward outlook for natural gas prices continued to decline, as discussed in Note 9 to Cano's Consolidated Financial Statements.

        Net production for June 2009 at the Desdemona Properties was 54 BOEPD.

        During July 2009, Cano shut-in its Barnett Shale natural gas wells based upon the current and near-term outlook of natural gas prices and production from the Barnett Shale wells on a per-well basis. Cano is in the midst of a project to return to production previously shut-in gas wells from the Duke Sand formation. The proved reserves associated with these gas wells are currently classified as proved developed non-producing reserves on Cano's June 30, 2009 reserve report (1.3 MMBOE). Cano successfully returned 12 of these wells to production during December 2009 (but did not sell any volumes) and returned an additional 13 wells to production during January-February 2010. Production from these gas wells, including associated NGL recovery from Cano's gas plant, is expected to be approximately 10-20 Mcfe per day for each gas well returned to production. Cano restarted the gas plant in December 2009 and realized the full benefit of these produced volumes by February 2010.

        Net production at the Desdemona Properties for the three and six months ended December 31, 2009 was 46 BOEPD and 42 BOEPD, respectively.

        Nowata Properties.    Cano's akaline-surfactant-polymer, which we refer to as ASP tertiary recovery pilot project, which we refer to as ASP Pilot has been in full operation since December 2007. Through June 30, 2009, Cano injected close to .40 PVI of ASP and polymer flush. Cano drilled and completed four observation wells in December 2008, to enable it to test flood-front results in the pilot project. Cano completed injecting its polymer flush during June 2009. Analyses of the ASP Pilot results are complete. While Cano achieved some positive reaction to the surfactant in the reservoir, it was determined that the ASP recipe designed by an outside consultant would not achieve viable economics to justify commercial project development. The recipe did not take into consideration certain factors which lead to significant absorption of the surfactant in the reservoir rock. Cano has since retained the UT to study the ASP Pilot results at Nowata and develop an alternate recipe. Using the actual results of the ASP Pilot and performing additional coreflood studies, UT believes they have developed a new and optimal recipe that shows exceptional recoveries can be achieved at Nowata on a commercial basis. UT's work demonstrates that there is another solution to designing an optimal plan of development going forward. Cano believes that the lessons learned in regard to actual plant design and operation, fluid handling, injection pressures and rates, and producing fluid properties, may benefit full field development in the future and similar projects that Cano may undertake at its other properties.

        As a result of the non-commercial results from the ASP pilot, Cano recorded a $5.0 million pre-tax exploration expense during December 2009. There were no proved reserves associated with the ASP pilot project prior to the beginning of this pilot project.

        Net production at the Nowata Properties for the quarter and six months ended December 31, 2009 was 219 BOEPD and 218 BOEPD, respectively.

        Davenport Properties.    Proved reserves as of June 30, 2009 attributable to the Davenport Properties were 1.3 MMBOE, of which 0.7 MMBOE were PDP and 0.6 MMBOE were PDNP. Net production at the Davenport Properties for June 2009 was 79 BOEPD. Net production for the six months ended December 2009 was 73 BOEPD. Cano acquired the Davenport Properties in May 2004.

Internal Controls Over Preparation of Proved Reserves Estimates

        Upon completion of the merger, Resaca will adopt Cano's policies regarding internal controls over the recording of reserve estimates, which require reserve estimates to be in compliance with SEC rules, regulations and guidance and prepared in accordance with generally accepted petroleum engineering principles. Our President and Chief Operating Officer ("COO"), Dennis Hammond, is the individual who will be responsible for overseeing the preparation of our reserve estimates and for internal compliance of our reserve estimates with SEC rules, regulations and generally accepted petroleum engineering principles. Mr. Hammond has over 30 years of industry experience with positions of increasing responsibility in engineering and evaluation of oil and gas properties. Mr. Hammond has a Bachelor of Science degree in petroleum engineering and is a registered professional engineer in the State of Texas. Mr. Hammond will report directly to our Chief Executive Officer. Our senior management, including our Chief Executive Officer and Chief Financial Officer, will review our reserves estimates before these estimates are finalized and disclosed in a public filing or presentation. In addition, Resaca's procedures will require that our reserve reports be prepared by a registered independent engineering firm at the end of every year based on information provided by our Engineering and Operations Department.

        Our Engineering and Operations Department will accumulate historical production data for our wells, calculate historical lease operating expenses and differentials, update working interests and net revenue interests, obtain updated authorizations for expenditure and obtains logs, 3-D seismic and other geological and geophysical information. This data will be forwarded to Resaca's registered independent engineering firm, Haas. Haas will prepare a report of our estimated proved reserves in their entirety based on the information provided to them.

        In accordance with applicable requirements of the SEC, estimates of our net proved reserves and future net revenues have historically been made using the price at the end of the period prior to the date of such reserve estimates and held constant throughout the life of the properties. Beginning with our fiscal year ended June 30, 2010, estimates of our net proved reserves and future net revenues will be made using average prices at the beginning of each month in the 12-month period prior to the date of such reserve estimates and held constant throughout the life of the properties (except to the extent a contract specifically provides for escalation). Estimated quantities of net proved reserves and future net revenues therefrom are affected by oil and natural gas prices, which have fluctuated widely in recent years.

        There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values, including many factors beyond our control. The reserve data set forth in the reports of our registered independent engineering firms represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geologic interpretation and judgment. As a result, estimates of different engineers, including those used by us, may vary. In addition, estimates of reserves are subject to revision based upon actual production, results of future development and exploration activities, prevailing oil and natural gas prices, operating costs and other factors. The revisions may be material. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered and are highly dependent upon the accuracy of the assumptions upon which they are based. Our estimated net proved reserves, included in our SEC filings, have not been filed with or included in reports to any other federal agency. See "Risk Factor—The present value of future net cash flows from Resaca's and Cano's proved reserves may not be the same as the current market value of Resaca's and Cano's estimated crude oil, natural gas and NGL natural gas liquids ("NGL") reserves" on page 27.

        Estimates with respect to net proved reserves that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves rather than actual production history. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history will result in variations in the estimated reserves that may be substantial.

Combined Company Production, Estimated Proved Reserves and Acreage

        The following table shows selected data concerning our combined production, estimated proved reserve and acreage for the periods indicated on a pro forma combined basis:

Field	December 2009 Average Daily Production (BOE)	Total Est. Proved Reserves MMBOE (As of June 30, 2009)(1)	Percent of Total Est. Proved Reserves MMBOE	PV-10 (As of June 30, 2009) (In Millions)(1)	Gross Acres (As of April 27, 2010(2)	Net Acres (As of April 27, 2010)(3)
Texas Properties
Panhandle Properties	579	28.9	45.7%	$323.9	20,387	20,387
Penwell Complex	136	1.7	2.7%	19.8	3,120	3,120
Desdemona Properties	61	1.4	2.2%	7.1	11,264	11,264
Grand Clearfork Unit Properties	47	0.5	0.8%	4.6	1,120	1,120
Other Minor Properties	150	2.0	3.1%	31.4	7,890	7,823
New Mexico Properties
Cato Properties	241	16.0	25.3%	116.5	21,122	20,662
Cooper Jal Unit Properties	280	9.8	15.5%	134.8	2,560	1,855
Other Minor Properties	7	0.2	0.3%	2.6	320	240
Oklahoma Properties
Nowata Properties	217	1.5	2.4%	13.9	4,594	4,594
Davenport Properties	74	1.3	2.0%	9.9	2,178	2,178
Other Locations

Total	1,792	63.3	100.0%	$664.5	74,555	73,243

(1)
PV-10 is a non-GAAP financial measure and generally differs from the standardized measure of discounted future net cash flows, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. At June 30, 2009, our standardized measure of discounted future net cash flows was $418.2 million on a combined basis as shown below. Our estimated proved reserves and future net revenues, PV-10, and standardized measure of discounted future net cash flows were determined using end of the period prices for oil and natural gas that Resaca and Cano realized as of June 30, 2009, which were $69.89 per barrel of oil and $3.84 per MMBtu of natural gas.

  The following table shows the combined company's reconciliation of our PV-10 to the standardized measure of discounted future net cash flows. PV-10 is our estimate of the present value of future net revenues from estimated proved oil and gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their "present value." We believe PV-10 to be an important measure for evaluating the relative significance of our oil and gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating our company. We believe that most other companies in the oil and gas industry calculate PV-10 on the same basis.

  PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows as computed under GAAP.

(in millions)	Pro forma of June 30, 2009
PV-10	$664.5
Less: Undiscounted income taxes	(689.8)
Plus: 10% discount factor	443.5

Discounted income taxes	(246.3)

Standard measure of discounted future net cash flows	$418.2

(2)
"Gross" acres refers to acreage in which we have a working interest.

(3)
"Net" acres refers to the aggregate of our percentage working interest in gross acreage before royalties or other payouts, as appropriate.

Resaca's Proved Reserves

        The following table summarizes Resaca's proved reserves as of June 30, 2009 and was prepared according to the notes and regulations of the SEC.

	Cooper Jal	Penwell	Grand Clearfork	Other	Total
Oil—MBbls	8,180	1,428	504	1,856	11,968
Gas—MMcf	9,921	1,748	—	1,630	13,299
Oil Equivalent (MBOE)	9,833	1,719	504	2,128	14,184

        Resaca's proved oil and natural gas reserves as of June 30, 2009 have been prepared by Haas Petroleum Engineering Services, Inc. As defined in the SEC rules, proved reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made). Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. Reservoirs are considered proved if economic productibility is supported by either actual production or conclusive formation tests. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injections) are included in the "proved" classification when successful testing by a pilot project, or the operations of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based. Due to the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production of these reserves may be substantially different from the original estimate. Revisions result primarily from new information obtained from development drilling, production history and from changes in economic factors.

        As of June 30, 2009, Resaca's proved reserves equated to 14.2 MMBOE of proved reserves, consisting of 2.3 MMBOE (16%) of PDP reserves, 5.7 MMBOE (40%) of PDNP reserves and 6.2 MMBOE (44%) of PUD reserves.

        Reserves were estimated using crude oil and natural gas prices and production and development costs in effect on June 30, 2009. The crude oil and natural gas prices used in estimating Resaca's June 30, 2009 reserves were $69.89 per barrel and $3.84 per MMBtu, respectively. The values reported may not necessarily reflect the fair market value of the reserves.

Cano's Proved Reserves

        The following table summarizes Cano's proved reserves as of June 30, 2009 and was prepared according to the rules and regulations of the SEC.

	Davenport	Desdemona	Cato	Panhandle	Nowata	Total
Oil—MBbls	1,237	366	14,867	20,888	1,413	38,771
Gas—MMcf	425	6,196	6,619	47,913	800	61,953
Oil Equivalent (MBOE)	1,308	1,399	15,970	28,873	1,547	49,097

        Cano's proved oil and natural gas reserves as of June 30, 2009 have been prepared by Miller and Lents, Ltd., international oil and gas consultants.

        Cano has not reported its reserves to any federal authority or agency other than the SEC pursuant to its filings with the SEC.

        At June 30, 2009, Cano's proved reserves equated to 49.1 MMBOE of proved reserves, consisting of 7.7 MMBOE (16%) of PDP reserves, 2.4 MMBOE (5%) of PDNP reserves and 39.0 MMBOE (79%) of PUD reserves. Adjusting for Cano's sale of wells in the Panhandle Properties during January 2010, Cano's adjusted proved reserves at June 30, 2009 would be 48.6 MMBOE, which comprised 7.2 MMBOE of PDP, 2.4 MMBOE of PDNP, and 39.0 MMBOE of PUD; and crude oil reserves accounted for 80.2% of total proved reserves.

        Reserves were estimated using crude oil and natural gas prices and production and development costs in effect on June 30, 2009. On June 30, 2009, crude oil and natural gas prices were $69.89 per barrel and $3.71 per MMBtu, respectively. The values reported may not necessarily reflect the fair market value of the reserves.

Resaca's Operating Revenues

        The following table presents Resaca's sales, unit prices and average unit costs for the years ended June 30, 2009, 2008, and 2007 and for the six months ended December 31, 2009:

		Years Ended June 30,
	Six Months Ended December 31, 2009
		2009	2008	2007
Operating Revenues(1): (000's)	$7,133	$14,567	$21,729	$15,069
Sales:
Oil (MBbls)	93	189	204	221
Gas (MMcf)	126	287	308	360
MBOE	114	237	255	281
Average Price(1):
Oil ($/Bbl)	$68.22	$65.29	$91.77	$57.35
Gas ($/Mcf)	$5.96	$6.55	$9.88	$6.62
$/BOE	$62.24	$61.45	$85.23	$53.59
Average Adjusted Price(2):
Oil ($/Bbl)	$64.98	$60.60	$75.90	$58.72
Gas ($/Mcf)	$8.52	$8.20	$10.08	$6.96
$/BOE	$62.43	$59.70	$72.80	$55.09
Expense (per BOE):
Lease operating	$30.34	$27.94	$27.49	$27.04
Production and ad valorem taxes	$2.95	$5.27	$6.53	$4.86
General and administrative expense, net(3)	$37.35	$29.90	$7.69	$5.53
Depreciation and depletion	$16.49	$14.22	$11.41	$10.08
Total	$87.13	$77.33	$53.12	$47.51

(1)
Excludes the effect of realized gains or losses from commodity price risk management activities.

(2)
Includes the effect of realized gains or losses from commodity price risk management activities.

(3)
Includes share based compensation costs and Cano merger costs for the six months ended December 31, 2009 and the year ended June 30, 2009.

Cano's Operating Revenues

        The following table presents Cano's sales, unit prices and average unit costs for the years ended June 30, 2009, 2008, and 2007 and for the six months ended December 31, 2009.

	Six Months Ended December 31, 2009	Years Ended June 30,
		2009	2008	2007
Operating Revenues(1): (000's)	$11,407	$25,409	$34,650	$20,651
Sales:
Crude Oil (MBbls)	140	309	249	223
Natural Gas (MMcf)	342	776	908	824
MBOE	197	438	401	360
Average Price(1):
Crude Oil ($/Bbl)	$65.12	$62.17	$94.08	$61.96
Natural Gas ($/Mcf)	$6.62	$7.57	$11.99	$8.29
$/BOE	$57.79	$57.23	$85.72	$57.31
Average Adjusted Price(2)
Crude Oil ($/Bbl)	$72.58	$75.84	$81.92	$62.17
Natural Gas ($/Mcf)	$12.46	$10.23	$12.84	$9.41
$/BOE	$73.22	$71.60	$79.26	$59.98
Expense (per BOE):
Lease operating	$42.25	$42.96	$33.14	$24.24
Production and ad valorem taxes	$5.05	$5.37	$6.13	$4.70
General and administrative expense, net(3)	$32.73	$43.68	$37.10	$35.06
Depreciation and depletion	$12.80	$13.05	$9.74	$8.89
Total	$92.93	$105.06	$86.11	$72.89

(1)
Excludes the effect of realized gains or losses from commodity price risk management activities.

(2)
Includes the effect of realized gains or losses from commodity price risk management activities.

(3)
Includes share-based compensation costs for each period presented and Resaca merger costs for the six months ended December 31, 2009 and the year ended June 30, 2009.

Resaca's Productive Wells and Acreage

        The following table shows Resaca's gross and net interests in productive oil and natural gas working interest wells as of April 27, 2010. Productive wells include wells currently producing or capable of production.

Gross(1)			Net(2)
Oil	Gas	Total	Oil	Gas	Total
425	—	425	404	—	404

(1)
"Gross" refers to wells in which we have a working interest.

(2)
"Net" refers to the aggregate of our percentage working interest in gross wells before royalties or other payout, as appropriate.

        Resaca operates all of the gross producing wells presented above. As of December 1, 2009, Resaca had 33 wells containing multiple completions.

        As of April 27, 2010, Resaca had total acreage of 15,010 gross acres and 14,158 net acres, all of which was considered developed acreage. The definitions of gross acres and net acres conform to how Resaca determines gross wells and net wells. Developed acreage is assigned to producing wells. Undeveloped acreage is acreage under lease, permit, contract or option that is not in the spacing unit for a producing well, including leasehold interests identified for exploitation drilling.

Cano's Productive Wells and Acreage

        The following table shows Cano's gross and net interests in productive oil and natural gas working interest wells as of April 27, 2010. Productive wells include wells currently producing or capable of production.

Gross(1)			Net(2)
Oil	Gas	Total	Oil	Gas	Total
1,846	88	1,934	1,836	88	1,924

(1)
"Gross" refers to wells in which we have a working interest.

(2)
"Net" refers to the aggregate of our percentage working interest in gross wells before royalties or other payout, as appropriate.

        Cano operates all of the gross producing wells presented above. As of April 27, 2010, Cano had 17 wells containing multiple completions.

        On April 27, 2010, Cano had total acreage of 59,545 gross acres and 59,085 net acres, all of which was considered developed acreage. The definitions of gross acres and net acres conform to how Cano determines gross wells and net wells. Developed acreage is assigned to producing wells. Undeveloped acreage is acreage under lease, permit, contract or option that is not in the spacing unit for a producing well, including leasehold interests identified for exploitation drilling.

Resaca's Drilling Activity

        The following table shows Resaca's drilling activities on a net basis for the years ended June 30, 2009, 2008 and 2007 and for the six months ended December 31, 2009. All of the wells below were productive.

		Years Ended June 30,
	Six Months Ended December 31, 2009
		2009	2008	2007
Exploratory Wells	—	—	—	—
Development Wells	—	4.62	—	6.52

Total Wells Drilled	—	4.62	—	6.52

Cano's Drilling Activity

        The following table shows Cano's drilling activities on a gross basis for the years ended June 30, 2009, 2008 and 2007 and for the six months ended December 31, 2009. Cano owns 100% working interests in all wells drilled.

	Six Months Ended December 31, 2009	Years Ended June 30,
		2009	2008	2007
	Gross(1)	Gross(1)	Gross(1)	Gross(1)
Exploratory
Oil(3)	—	4	—	22
Development
Gas(2)	—	—	4	19
Oil(3)	—	14	62	39
Abandoned(4)	—	—	2	—

Total	—	18	68	80

(1)
"Gross" is the number of wells in which we have a working interest.

(2)
"Gas" means natural gas wells that are either currently producing or are capable of production.

(3)
"Oil" means producing oil wells.

(4)
"Abandoned" means wells that were dry when drilled or were abandoned without production casing being run.

Planned Development Program

        We believe that our portfolio of oil and natural gas properties provides opportunities to apply our operational strategy. As of June 30, 2009, we had combined estimated proved reserves of 63.3 MMBOE, of which 10.1 MMBOE were PDP, 8.0 MMBOE were PDNP, and 45.2 MMBOE were PUD.

        Our exploitation plan involves the reactivation of shut-in wells, recompletion of currently producing wells, implementation of new waterfloods, reactivation and optimization of the existing waterfloods, and enhancement of and conduct a significant infill drilling program. We believe our properties represent excellent opportunities for the development of low risk oil and gas reserves and many of our properties are excellent candidates for tertiary recovery by CO2 flooding based on reports and studies performed on these properties. We will also continue to evaluate potential acquisition targets that are consistent with our operational strategy.

        Waterflooding and EOR techniques involve significant capital investment and extended lead times of generally a year or longer from the initial phase of a program until production increases. As our capital budget exceeds expected cash from operations, our ability to successfully convert our PUD reserves to PDP reserves will be contingent upon our ability to obtain future financing. Further, there are inherent uncertainties associated with the production of oil and natural gas as well as price volatility.

        Additionally, our combined company's reserve report at December 31, 2009 assumes we will spend approximately $51 million on development capital expenditures during calendar year 2010 to develop estimated proved nonproducing and proved undeveloped reserves. As a result of the timing of the closing of the merger, certain development capital expenditures have been deferred from calendar year 2010 to calendar year 2011. On a combined basis, we expect to spend approximately $41 million on development capital expenditures through calendar year 2010. $10 million of calendar year 2010 development capital expenditures have been deferred.

  Resaca's Present Development Activities

        Resaca's present development activities primarily involve implementing and enhancing waterflood injection at the Cooper Jal Unit Properties, Penwell Properties, and the Grand Clearfork Unit Properties. In addition, as of December 18, 2009, Resaca was implementing a five gross well (3.625 net well) recompletion program at its Cooper Jal Unit Properties.

  Cano's Present Development Activities

        Our present development activities primarily involve implementing waterflood injection at the Cato and Panhandle Properties.

Delivery Commitments

        At December 31, 2009, Resaca and Cano have no delivery commitments with their purchasers and currently have no delivery commitments.

Workover Equipment, Yard and Office Acquisition

        In July 2009, Resaca announced that it had reached agreement with PBWS, an affiliate of Resaca, to acquire a number of workover rigs, reversing units and related assets as well as real estate. Pursuant to the terms of the asset transfer agreement between Resaca and PBWS, Resaca acquired three mobile workover rigs, two reversing units and related power swivels, fishing tools, other ancillary tools and equipment, vehicles, trailers, construction equipment and spare parts, which we refer to as the Equipment, together with an office building, a shop and a yard in Odessa, Texas, which we refer to as the Office Space. In December 2009, Resaca vacated its prior offices and moved into the Office Space. Since Resaca's formation in 2006, PBWS had provided approximately 40%-60% of Resaca's workover and reversing unit services. These services were provided to Resaca on a priority basis, and the hourly rates were charged in accordance with industry rates. Resaca concluded, however, that there were economic and operational benefits to be gained from owning and operating the Equipment and owning the Office Space.

        Torch E&P Company, which we refer to as Torch E&P, was issued 3,320,250 shares of Resaca common stock under the terms of the asset transfer agreement entered into by Resaca and PBWS. Torch E&P is a shareholder of Resaca and the parent company of PBWS. Torch E&P is 90%-owned by J.P. Bryan, Resaca's Chairman of the board of directors and 10%-owned by John J. Lendrum, III, Resaca's Chief Executive Officer. At the request of PBWS, the shares issued pursuant to the asset transfer agreement were issued directly to Torch E&P.

        The assets acquired by Resaca pursuant to the asset transfer agreement were valued by two independent appraisers, an equipment specialist and a real estate specialist. The value ascribed to the assets by the independent appraiser was $1,594,000. Resaca paid consideration of $1,594,000 for the assets in the form of 3,320,250 new shares of Resaca common stock issued by Resaca for this purpose and representing 3.5% of the enlarged issued share capital of Resaca. The number of shares of Resaca common stock issued to Torch E&P was determined by dividing the purchase price by $0.48, which reflects the July 6, 2009 closing stock price on the AIM of £0.295 per share, converted at an exchange rate of U.S. $1.627 per British pound. The July 6, 2009 price reflects an approximate 12% premium over the trailing 30 day share price. As a 90% owner of Torch E&P, Mr. Bryan's interest in the consideration paid by Resaca for the rig acquisition is $1,434,600 and as a 10% owner of Torch E&P, Mr. Lendrum's interest in the consideration paid by Resaca for the rig acquisition is $159,400.

        The asset transfer agreement requires the ratification of the Rig Acquisition by Resaca's shareholders at the Resaca annual meeting.

Title/Mortgages

        Our oil and natural gas properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens, including other mineral encumbrances and restrictions as well as mortgage liens in accordance with our credit agreements. We do not believe that any of these burdens materially interferes with the use of our properties in the operation of our business.

        We believe that we have generally satisfactory title to or rights in all of our producing properties. When we make acquisitions, we make title investigations, but may not receive title opinions of local counsel until we commence drilling operations. We believe that we have satisfactory title to all of our other assets. Although title to our properties is subject to encumbrances in certain cases, we believe that none of these burdens will materially detract from the value of our properties or from our interest therein or will materially interfere with our use of them in the operation of our business.

Acquisitions

        We regularly pursue and evaluate acquisition opportunities (including opportunities to acquire oil and natural gas properties and related assets or entities owning oil and natural gas properties or related assets, and opportunities to engage in mergers, consolidations or other business combinations with entities owning oil and natural gas properties or related assets) and at any given time may be in various stages of evaluating such opportunities. Such stages include: internal financial and oil and natural gas property analysis, preliminary due diligence, the submission of an indication of interest, preliminary negotiations and negotiation of a letter of intent or negotiation of a definitive agreement.

Customers

        We sell our crude oil and natural gas production to multiple independent purchasers pursuant to contracts generally terminable by either party upon thirty days' prior written notice to the other party. During the year ended June 30, 2009, 10% or more of Resaca's total revenues were attributable to two customers accounting for 74% of the total. Shell Trading (US) Company accounted for 37% of revenues and ConocoPhillips accounted for 37% of revenues. During the year ended June 30, 2009, 10% or more of Cano's total revenues were attributable to five customers accounting for 32% (Valero Marketing Supply Co.), 18% (Coffeyville Resources Refinery and Marketing, LLC), 15% (Plains Marketing, LP), 13% (Eagle Rock Field Services, LP), and 10% (DCP Midstream, LP) of total operating revenue, respectively. On March 31, 2009, Cano received notice from Eagle Rock Field Services, L.P., which Cano refers to as Eagle Rock, that it would be terminating its gas purchase agreement with Cano due to the decrease in oil and natural gas prices unless Cano agreed to accept Eagle Rock's proposed new pricing terms. Cano was unable to reach a new agreement with Eagle Rock. Beginning on June 2, 2009, Cano began selling natural gas production to Eagle Rock on a sliding scale based upon the volume of fluid it sells per each delivery point for both natural gas and NGLs. On August 4, 2009, Cano entered into a new Gas Purchase Contract, which we refer to as the DCP Agreement, with DCP Midstream, L.P., which we refer to as DCP, effective on July 1, 2009, which supersedes the previous gas purchase contract, as amended, with DCP. Previously, all of Cano's Panhandle Properties' leases and wells were dedicated to DCP and Eagle Rock. The new DCP Agreement dedicates all of Cano's Panhandle Properties' leases and wells to DCP. Subject to certain conditions, the term of the DCP Agreement runs until April 30, 2016 and, unless terminated upon 60 days' prior notice, continues thereafter on a year-to-year basis. Pursuant to the terms of the DCP Agreement, Cano will be paid on a sliding scale based upon the volume of NGLs and natural gas it sells per each delivery point. Cano will continue to sell, on a month-to-month basis, natural gas and

NGLs in the Texas Panhandle to Eagle Rock until such time as any given well is added to new delivery points on the DCP pipeline. Revenue enhancements under the DCP Agreement will offset the effect of volumes sold to Eagle Rock.

        Title to the produced commodities transfers to the purchaser at the time the purchaser collects or receives such commodities. Prices for such production are defined in sales contracts and are readily determinable based on certain publicly available indices. The purchasers of such production have historically made payment for crude oil and natural gas purchases within thirty-five days of the end of each production month. We periodically review the difference between the dates of production and the dates we collects payment for such production to ensure that receivables from those purchasers are collectible. The point of sale for our oil and natural gas production is at our applicable field gathering systems.

        In the event that one or more of these significant purchasers ceases doing business with us, we believe that there are potential alternative purchasers with whom we could establish new relationships and that those relationships would result in the replacement of one or more lost purchasers. We would not expect the loss of any single purchaser to have a material adverse effect on our operations. However, the loss of a single purchaser could potentially reduce the competition for our crude oil and natural gas production, which could negatively impact the prices we receive.

Competition

        The oil and gas industry is highly competitive. Our competitors include major oil companies as well as independent producers. We face competition from other oil and natural gas companies in all aspects of our business, including in the acquisition of producing properties and oil and natural gas leases, and in obtaining goods, services and labor. Many of our competitors have substantially greater financial and other resources than we do. Factors that affect our ability to acquire producing properties include available funds, available information about the property and our standards established for minimum projected return on investment.

        We believe that our leasehold acreage position, workover rig assets, and technical and operational capabilities generally enable us to compete effectively. However, the natural gas and oil industry is intensely competitive and we face competition in each of our geographical areas. We believe our geographic concentration of operations enable us to compete effectively. We believe the type, age and condition of our workover rigs, the quality of our crews and the responsiveness of our management generally enable us to provide quality services that benefit our oil and gas exploitation activities and provides competitive strength. However, we compete with companies that have greater financial and personnel resources than we do. These companies may be able to pay more for producing properties and undeveloped acreage. In addition, these companies may have a greater ability to continue exploitation activities during periods of low natural gas and oil market prices. Our larger or integrated competitors may be able to absorb the burden of any existing and future federal, state, and local laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for oil and natural gas properties.

Leased Properties

        We pay a monthly fee to Torch for the use of 25,696 square feet of office located in Houston, Texas. We also pay a monthly overhead fee for our use of Torch's office equipment, machinery, certain facilities personnel and shared administrative personnel.

        We also lease 24,303 square feet of office space in Ft. Worth, Texas. Cano has retained a broker to sublease the Ft. Worth office space in order to reduce office space rental expense.

Legal Proceedings

        Our combined company is subject to periodic lawsuits, investigations and claims, including environmental claims and employee related matters, arising in the ordinary conduct of our business. Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted against us, we do not believe that any currently pending legal proceedings to which we are a party that are not set forth below will have a material adverse effect on our business, results of operations, cash flows or financial condition. Management's position is supported, in part, by the existence of insurance coverage, indemnification and escrow accounts.

  Cano's Legal Proceedings

  Fire Litigation

        On March 23, 2006, the following lawsuit was filed in the 100th Judicial District Court in Carson County, Texas; Cause No. 9840, The Tom L. and Anne Burnett Trust, by Anne Burnett Windfohr, Windi Phillips, Ben Fortson, Jr., George Beggs, III and Ed Hudson, Jr. as Co-Trustees; Anne Burnett Windfohr; and Burnett Ranches, Ltd. v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W. O. Operating Company, Ltd. and WO Energy, Inc. The plaintiffs claim that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and natural gas operations started a wildfire that began on March 12, 2006 in Carson County, Texas.

        The plaintiffs (i) allege negligence and gross negligence and (ii) seek damages, including, but not limited to, damages for damage to their land and livestock, certain expenses related to fighting the fire and certain remedial expenses totaling approximately $1.7 million to $1.8 million. In addition, the plaintiffs seek (i) termination of certain oil and natural gas leases, (ii) reimbursement for their attorney's fees (in the amount of at least $549,000) and (iii) exemplary damages. The plaintiffs also claim that Cano and its subsidiaries are jointly and severally liable as a single business enterprise and/or a general partnership or de facto partnership. The owner of the remainder of the mineral estate, Texas Christian University, intervened in the suit on August 18, 2006, joining Plaintiffs' request to terminate certain oil and gas leases. On June 21, 2007, the judge of the 100th Judicial District Court issued a Final Judgment (a) granting motions for summary judgment in favor of Cano and certain of its subsidiaries on plaintiffs' claims for (i) breach of contract/termination of an oil and gas lease; and (ii) negligence; and (b) granting the plaintiffs' no-evidence motion for summary judgment on contributory negligence, assumption of risk, repudiation and estoppel affirmative defenses asserted by Cano and certain of its subsidiaries.

        The Final Judgment was appealed and a decision was reached on March 11, 2009, as the Court of Appeals for the Tenth District of Texas in Amarillo affirmed in part and reversed in part the ruling of the 100th Judicial District Court. The Court of Appeals (a) affirmed the trial court's granting of summary judgment in Cano's favor for breach of contract/termination of an oil and gas lease and (b) reversed the trial court's granting of summary judgment in Cano's favor on plaintiffs' claims of Cano's negligence. The Court of Appeals ordered the case remanded to the 100th Judicial District Court. On March 30, 2009, the plaintiffs filed a motion for rehearing with the Court of Appeals and requested a rehearing on the affirmance of the trial court's holding on the plaintiffs' breach of contract/termination of an oil and gas lease claim. On June 30, 2009, the Court of Appeals ruled to deny the plaintiff's motion for rehearing. On August 17, 2009, Cano filed an appeal with the Texas Supreme Court to request the reversal of the Court of Appeals ruling regarding its potential negligence. On December 11, 2009, the Texas Supreme Court declined to hear Cano's appeal. Therefore, this case will be remanded to the district court for trial on the negligence claims.

        Due to the inherent risk of litigation, the ultimate outcome of this case is uncertain and unpredictable. At this time, Cano management continues to believe that this lawsuit is without merit and will continue to vigorously defend itself and its subsidiaries, while seeking cost-effective solutions to resolve this lawsuit. Based on Cano's knowledge and judgment of the facts, Cano believes its financial statements present fairly the effect of actual and anticipated ultimate costs to resolve these matters as of December 31, 2009.

        There is no remaining insurance coverage for any claims associated with this fire litigation.

  Securities Litigation

        On October 2, 2008, a lawsuit (08 CV 8462) was filed in the United States District Court for the Southern District of New York, against David W. Wehlmann; Gerald W. Haddock; Randall Boyd; Donald W. Niemiec; Robert L. Gaudin; William O. Powell, III and the underwriters of the June 26, 2008 public offering of Cano common stock, which is referred to as the Secondary Offering, alleging violations of the federal securities laws. Messrs. Wehlmann, Haddock, Boyd, Niemiec, Gaudin and Powell were Cano outside directors on June 26, 2008. At the defendants' request, the case was transferred to the United States District Court for the Northern District of Texas (4:09-CV-308-A).

        On July 2, 2009, the plaintiffs filed an amended complaint that added as defendants Cano, Cano's Chief Executive Officer and Chairman of the Board, Jeff Johnson, Cano's former Senior Vice President and Chief Financial Officer, Morris B. "Sam" Smith, Cano's current Senior Vice President and Chief Financial Officer, Ben Daitch, Cano's Vice President and Principal Accounting Officer, Michael Ricketts and Cano's Senior Vice President of Engineering and Operations, Patrick McKinney, and dismissed Gerald W. Haddock, a former director of Cano, as a defendant. The amended complaint alleges that the prospectus for the Secondary Offering contained statements regarding Cano's proved reserve amounts and standards that were materially false and overstated Cano's proved reserves. The plaintiffs sought to certify the lawsuit as a class action lawsuit; however, the case was dismissed prior to the issue of class certification being addressed. On July 27, 2009, the defendants moved to dismiss the lawsuit. On December 3, 2009, the U.S. District Court for the Northern District of Texas granted motions to dismiss all claims brought by the plaintiffs. On December 18, 2009, the plaintiffs filed a notice of appeal with the United States Court of Appeals for the Fifth Circuit. Due to the inherent risk of litigation, the outcome and the damages, if any of this lawsuit and uncertain and unpredictable; however, Cano, its officers and its outside directors intend to vigorously defend the lawsuit.

        Cano is cooperating with its directors and officers liability insurance carrier regarding the defense of the lawsuit. We believe that the potential amount of losses resulting from this lawsuit in the future, if any, will not exceed the policy limits of Cano's directors' and officers' liability insurance.

  Other

        None of Cano's directors, officers or affiliates, owners of record or beneficial owners of more than five percent of any class of Cano's voting securities, or security holder is involved in a proceeding adverse to Cano or its subsidiaries or has a material interest adverse to Cano or its subsidiaries.

Employees

        We expect to have approximately 84 employees following the completion of the merger.

Resaca Employees

        As of April 27, 2010, Resaca had approximately 31 employees serving in various capacities. None of Resaca's employees is party to a collective bargaining agreement. Resaca considers its relationship with its employees to be good. In addition to our full-time employees, Resaca hires project labor and staff for its drilling operations from time to time and on an as-needed basis. Contract employees may range from 3 to 5 people for any particular project.

Cano Employees

        As of April 27, 2010, Cano and its wholly-owned subsidiaries had 62 employees, all of whom are full-time employees. None of Cano's employees are represented by a union. Cano has never experienced an interruption in operations from any kind of labor dispute, and Cano considers the working relationships among the members of its staff to be generally good.

Operating Risks and Insurance

        Our operations involve the handling of hazardous materials and explosives and are conducted in a variety of challenging environments. As a result we could become subject to personal injury or real property damage claims. Although we maintain insurance which we consider to be adequate for our needs, our policies may not cover all claims. In addition, under certain circumstances we could become liable for the claims of the employees and agents of our clients injured while onsite during our drilling activities. Such claims may not be covered under the indemnification provisions in our general service agreements.

        We do not carry insurance against certain risks that we could experience, such as business interruption resulting from equipment maintenance or weather delays. We obtain insurance against certain property and personal casualty risks and other risks when such insurance is available and when our management considers it advisable to do so. Our general service agreements require us to have specific amounts of insurance. There can be no assurance, however, that any insurance obtained by us will be adequate to cover any losses or liabilities, or that this insurance will continue to be available or available on terms which are acceptable to us. Liabilities for which we are not insured, or which exceed the policy limits of our applicable insurance, could have a material adverse effect on us.

Regulation

Governmental Regulation

        Our operations are subject to extensive and continually changing regulation affecting the oil and natural gas industry. Many departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry increases our cost of doing business and, consequently, affects our profitability. We do not believe that we are affected in a significantly different manner by these regulations than are our competitors.

        The production of crude oil and natural gas is subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. State and federal statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. Texas, Oklahoma and New Mexico, the states in which we own and operate properties, have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells, the spacing of wells, and the plugging and abandonment of wells and removal of related production equipment. Texas, Oklahoma and New Mexico also restrict production to the market demand for crude oil and natural gas. These regulations can limit the amount of oil and natural gas we can produce from our wells, limit the number of wells, or limit the locations at which we can conduct drilling operations. Moreover, each state generally imposes a production or severance tax with respect to production and sales of crude oil, natural gas and gas liquids within its jurisdiction.

  Transportation and Sale of Natural Gas

        The combined company's natural gas sales revenue were approximately 19% of our total sales revenue during the year ended June 30, 2009 and approximately 16% of our total sales revenue during the six months ended December 31, 2009. The interstate transportation and sale for resale of natural gas is subject to federal regulation, including transportation rates and various other matters, by the Federal Energy Regulatory Commission, which we refer to as FERC. Federal wellhead price controls on all domestic natural gas were terminated on January 1, 1993, and none of our natural gas sales prices are currently subject to FERC regulation. We cannot predict the impact of future government regulation on our natural gas operations.

  Insurance

        The combined company anticipates structuring a commercial insurance program for the combined company which resembles the programs that Resaca and Cano have individually maintained, except that limits may be increased as appropriate. The program will include (1) general liability coverage for bodily injury and property damage; (2) automobile liability and physical damage insurance with respect to the combined company's vehicle fleet and for any leased vehicles; (3) workers compensation insurance with respect to the ten individuals employed by Resaca Operating Company, which we refer to as ROC; (4) property insurance with respect to the combined company's equipment; (5) control of well insurance with respect to certain of the combined company's oil and gas producing properties and (6) Directors and Officers Liability and Employer Liability insurance for the combined company which takes into consideration the combined company's profile as a publicly traded entity in both the U.K. and the United States. Workers compensation insurance for the remaining employees of Resaca is provided by Administaff, our professional employer organization.

  Environmental Regulations

        Our operations are subject to numerous stringent and complex laws and regulations at the federal, state and local levels governing the discharge of materials into the environment or otherwise relating to human health and environmental protection. These laws and regulations may, among other things, require acquisition of a permit before drilling or development commences, restrict the types, quantities and concentrations of various materials that can be released into the environment in connection with development and production activities, and limit or prohibit construction or drilling activities in certain ecologically sensitive and other protected areas. Failure to comply with these laws and regulations or to obtain or comply with permits may result in the assessment of administrative, civil and criminal penalties, imposition of remedial requirements and the imposition of injunctions to force future compliance. Our business and prospects could be adversely affected to the extent laws are enacted or other governmental action is taken that prohibits or restricts our development and production activities or imposes environmental protection requirements that result in increased costs to us or the oil and natural gas industry in general.

        We conduct our development and production activities to comply with all applicable environmental regulations, permits and lease conditions, and we monitor subcontractors for environmental compliance. While we believe our operations conform to those conditions, we remain at risk for inadvertent noncompliance, conditions beyond our control and undetected conditions resulting from activities of prior owners or operators of properties in which we own interests.

        To date, the Resaca and Cano's expenditures to comply with environmental or safety regulations have not been significant and the combined company's are not expected to be significant in the future. However, new regulations, enforcement policies, claims for damages or other events could result in significant future costs.

  Occupational Safety Regulation

        We are subject to various federal and state laws and regulations intended to promote occupational health and safety. Although all of our wells are drilled by independent subcontractors under our "footage" or "day rate" drilling contracts, we have adopted environmental and safety policies and procedures designed to protect the safety of our own supervisory staff and to monitor all subcontracted operations for compliance with applicable regulatory requirements and lease conditions, including environmental and safety compliance. This program includes regular field inspections of our drill sites and producing wells by members of our operations staff and internal assessments of our compliance procedures. We consider the cost of compliance a manageable and necessary part of our business.

  Federal, State or Native American Leases

        Our operations on federal, state or Native American oil and natural gas leases are subject to numerous restrictions, including nondiscrimination statutes. Such operations must be conducted pursuant to certain on-site security regulations and other permits and authorizations issued by the Bureau of Land Management, Minerals Management Service and other agencies.

MANAGEMENT

Current Directors, Executive Officers and Director Nominees

        The following table sets forth certain information as of the date of this document regarding our present executive officers, directors and director nominees and our executive officers and directors following the completion of the merger. The directors and executive officers hold office until their successors are duly elected and qualified, or until their earlier death, removal or resignation from office.

Name	Age	Pre-Merger Title	Post-Merger Title
J.P. Bryan	70	Chairman of the Board of Directors	Chairman of the Board of Directors and Chief Executive Officer
John J. Lendrum, III	59	Chief Executive Officer and Director	Vice Chairman of the Board and Director
John William Sharp Bentley	62	Director	Director
Judy Ley Allen	71	Director	Director
Richard Kelly Plato	40	Director	—
Donald W. Niemiec	63	Cano Director and Director Nominee	Director
William O. Powell, III	63	Cano Director and Director Nominee	Director
Garrett Smith	48	Cano Director and Director Nominee	Director
Dennis Hammond	54	President and Chief Operating Officer	President and Chief Operating Officer
Randy Ziebarth	59	Vice President—Operations	—
Mary Lou Fry	52	Vice President, General Counsel and Secretary	—
Chris Work	41	Vice President and Chief Financial Officer	Senior Vice President and Chief Financial Officer
Lisa Cohen	46	Vice President and Treasurer	Vice President and Treasurer
Ralph Carthrae	66	Vice President—Marketing	—
Robert Porter	54	Vice President of Engineering	Vice President of Engineering
R. Keith Turner	56	Vice President of Land	Vice President of Land
Patrick M. McKinney	50	Senior Vice President of Engineering and Operations, Cano	Executive Vice President of Corporate Development
Michael J. Ricketts	52	Vice President and Principal Accounting Officer, Cano	Vice President and Chief Accounting Officer
Phillip B. Feiner	36	Corporate Secretary, Vice President and General Counsel, Cano	Vice President, General Counsel and Corporate Secretary

        The following biographies describe the business experience, pre-merger and post-merger, of our executive officers and directors (titles reflected below are such person's current position with Resaca or Cano):

J. P. Bryan, Chairman of the Board

        Mr. Bryan serves as Chairman of the Board of Resaca and has served in that capacity since July 2008, when Resaca converted to a corporation. Mr. Bryan also serves as Chief Executive Officer of

Torch. Mr. Bryan has served as Torch's CEO since he formed Torch in 1981. Since inception, Torch has invested and managed over $3 billion in energy assets under Mr. Bryan's leadership. Mr. Bryan's role in these efforts has been leadership at the highest level: establishment of the company's strategic direction, investment and growth opportunity evaluation, negotiation and transaction execution as well as management of senior professional staff. During his 40-year career in the energy industry, Mr. Bryan has also served as President, Chief Executive Officer and Chairman of the Board of various independent exploration and production companies, including Bellwether Exploration Company, which we refer to as Bellwether, Nuevo Energy Company, which we refer to as Nuevo, and Gulf Canada Resources Limited. He is a former member of the board of directors of AutoNation, Inc., which sells new and used automobiles. Mr. Bryan earned a Bachelor's degree in Business and a Law degree from the University of Texas. He also received a degree in international business from the American Institute of Foreign Trade (Thunderbird). After the merger, Mr. Bryan will become Chief Executive Officer of the combined company.

John J. Lendrum, III, Chief Executive Officer and Director

        Mr. Lendrum became Chief Executive Officer of Resaca in August 2007 and has served as President and Chief Operating Officer of Torch since 2005. As CEO of Resaca, Mr. Lendrum is responsible for establishing overall strategic direction for Resaca and management of senior professional staff. Mr. Lendrum led the effort to take Resaca public on the AIM in July 2008 and continues to be the primary contact with Resaca's investors in London. Prior to 2005, Mr. Lendrum founded and presided as President of Rockport Resources Capital Corporation, which we refer to as Rockport, a firm that specialized in providing capital to the energy industry. In addition to his duties at Rockport and simultaneously, Mr. Lendrum was a principal in a private midstream gas company. From 1986 to 1993, Mr. Lendrum served as Executive Vice President and Chief Financial Officer of Torch and was involved in the management of Nuevo, Bellwether, and Energy Assets International Corporation. Prior to 1986, Mr. Lendrum was the Executive Vice President and Chief Financial Officer of a private oil and gas exploration company for four years. Mr. Lendrum began his professional career with KPMG Peat Marwick, where he worked for seven years. Mr. Lendrum graduated from the University of Texas in 1973 with an undergraduate degree in Finance and completed his graduate studies in Accounting Theory. In addition to his duties at Resaca and Torch, Mr. Lendrum serves on the board of directors of BPZ Energy, a company with oil and gas activities in South America. Mr. Lendrum will resign as Chief Executive Officer upon the completion of the merger, but he will continue to serve as a director of the combined company and Vice Chairman of the Board.

John William Sharp Bentley, Non-executive Director

        Mr. Bentley has over 40 years' experience in the natural resources sector. He currently serves on the boards of a number of public companies having joined CDS Oil & Gas Group, plc as Chairman in 2005, Faroe Petroleum, plc as Chairman in 2007 and Artumas Group, Inc. as Chairman in 2007 and Scotgold Resources Ltd as Chairman in 2009. Mr. Bentley has focused exclusively on board and advisory positions since 2007. He was Executive Chairman of FirstAfrica Oil plc from September 2006 until its acquisition by BowLeven plc in early 2007. From 2004 through 2006 he was initially Advisor and subsequently Vice Chairman of Vanco Energy Company with responsibility for preparing the company for a public listing. In 2001, he founded Osprey Oil & Gas Ltd with a number of financial institutions and was its CEO until 2004. From 1993 until 2001, Mr. Bentley held various positions with Engen and its affiliate, Energy Africa Limited. In 1993, Mr. Bentley became Chief Executive Officer of Engen's Exploration and Production division. In 1996, he was instrumental in spinning off Energy Africa Limited from Engen and listing it on the Johannesburg and Luxembourg stock exchanges. From 1988 to 1993, Mr. Bentley was Managing Director of Gencor's Brazilian mining company, Sao Bento Mineracao. Mr. Bentley holds a degree in Metallurgy from Brunel University.

Judy Ley Allen, Non-executive Director

        Ms. Allen has been an asset manager since 1977 for Allen Investments, a private company which has significant holdings in oil and gas, real estate, timberland and stocks and bonds. She is a former director of the Federal Reserve Bank of Dallas and currently sits on the Advisory Board of Governors of Rice University. She is an advisory trustee of the Houston Ballet Foundation and a trustee of the Houston Museum of Natural Science. Ms. Allen received a Bachelor of Arts degree from Stanford University and a Master's degree in Business Administration from Harvard Business School.

Richard Kelly Plato, Non-executive Director

        Mr. Plato is Senior Vice President and Managing Director of NGP Capital Resources Company (NASDAQ:NGPC), which we refer to as NGP, a publicly traded financial services company organized to invest, primarily, in small and mid-size private energy companies. Mr. Plato joined NGP in January of 2005. Mr. Plato has 15 years of investment management, corporate finance, engineering and general management experience in the energy industry. Mr. Plato also serves on the Board of Managers of one of NGP's portfolio companies, Rubicon Energy Partners, LLC. Prior to joining NGP, Mr. Plato was a co-founder and partner of Odyssey Energy Capital, LLC, which we refer to as Odyssey, a private capital provider to the energy industry. Prior to Odyssey, Mr. Plato served in various management positions with Mirant Americas Energy Capital, LP, Tri-Union Development Corporation and Fina Oil and Chemical Company. Mr. Plato earned a Bachelor of Science degree in Petroleum Engineering from Texas A&M University and a Doctorate of Jurisprudence from South Texas College of Law.

        Resaca anticipates that Mr. Plato will not serve as the board of directors of Resaca upon completion of the merger.

        The Resaca board is divided into three classes of directors, designated Class I, Class II and Class III (which at all times shall be as nearly equal in number as possible), with the term of office of each director ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that the initial Class II directors, who are still serving from their initial appointment to the Resaca board, shall serve for a term expiring at the upcoming Resaca 2010 annual meeting of shareholders, and the initial Class III directors, who are still serving from their initial appointment to the board, shall serve for a term expiring at the Resaca 2011 annual meeting of shareholders. Each director shall hold office until his or her successor shall have been duly elected and qualified. The current Class I directors are Messrs. Bentley and Lendrum, who will hold office until the 2012 annual meeting of shareholders and until their successors are duly elected and qualified. The current Class II directors are Ms. Allen and Mr. Plato, who will hold office until the 2010 annual meeting of shareholders and until their successors are duly elected and qualified. The current Class III director is Mr. Bryan, who will hold office until the 2011 annual meeting of shareholders and until his successor is duly elected and qualified.

        Resaca anticipates that the following members of the Cano board of directors will become members of the Resaca board of directors upon completion of the merger:

Donald W. Niemiec, Director Nominee

        Mr. Niemiec was appointed to the Board of Directors of Cano on March 2, 2007. From 2000 to the present, he has served as President of WR Energy, LLC, a strategic consulting company for the energy industry. From 1982 to 2000, Mr. Niemiec was employed in various capacities by Union Pacific Resources Group, Inc., including President of Union Pacific Fuels, Inc. and Vice President, Marketing & Corporate Development.

William O. Powell, III, Director Nominee

        Mr. Powell was appointed to the Board of Directors of Cano on March 12, 2007. From March 2005 to December 2006, Mr. Powell served as Vice President/Chief Financial Officer and Treasurer of ABS Group of Companies. From October 2003 to March 2004, Mr. Powell was the Vice President and Chief Accounting Officer for La Quinta. From May 1974 to June 2002, Mr. Powell held various positions, including Worldwide Engagement Leader-Partner, with PricewaterhouseCoopers, focusing on energy companies. Mr. Powell is a Certified Public Accountant.

Garrett Smith, Director Nominee

        Mr. Smith was elected to the Board of Directors of Cano at its Annual Meeting of Stockholders on January 9, 2009. Mr. Smith founded the Spinnerhawk Companies and certain affiliates, which we refer to as Spinnerhawk, which make private investments in the energy, real estate and health care industries, in February 2005 where he has served as the CEO of Spinnerhawk since its inception. Before forming Spinnerhawk, Mr. Smith served as a member of the Investment Committee at BP Capital, a private investment firm that focused on investments in the energy sectors, from December 2001 to December 2004. He was also the portfolio manager of the BP Capital Energy Equity Fund, which he co-founded with T. Boone Pickens in 2000. Previously, Mr. Smith was Chief Financial Officer and Executive Vice President of Pioneer Natural Resources. Mr. Smith currently serves as a member of the board of directors of The Hallwood Group Incorporated and Pacific Energy Resources Limited.

        Except for Dennis Hammond, President and Chief Operating Officer of Resaca, and Robert Porter, Vice President of Engineering of Resaca, who are full-time employees of Resaca, the following Torch employees are also co-employed by Resaca pursuant to the terms of the Co-Employment Agreement and such employees serve as part of the key management team of Resaca in the following capacities:

Dennis Hammond, President and Chief Operating Officer

        Mr. Hammond joined Resaca as the President and Chief Operating Officer in August 2007. At Resaca, Mr. Hammond serves as the chief production and engineering officer. Prior to joining Resaca, Mr. Hammond served as Vice President for Everlast Energy from 2002 until November 2005 and for Five Point Energy from October 2005 until August 2007, both successful oil and gas acquisition and exploitation firms which Mr. Hammond co-founded. Mr. Hammond managed all engineering and operational activities for both firms. Mr. Hammond worked as Vice President—Acquisitions for Torch, from 1987 until 1990, when he became Vice President—Exploitation for Nuevo. Mr. Hammond then managed all of Nuevo's operations and engineering efforts until 2002. Mr. Hammond began his career with Chevron in 1978 and has over 30 years of progressive experience in petroleum engineering. He holds a Bachelor of Science degree in petroleum engineering from Texas A&M University and is a registered professional engineer in the State of Texas. After the merger, Mr. Hammond will serve the combined company as President and Chief Operating Officer.

Robert Porter, Vice President of Engineering

        Mr. Porter joined Resaca as the Vice President of Engineering in September 2008. From 2003 until joining Resaca in September of 2008, Mr. Porter worked as a consultant for Constellation Energy Commodities Group managing the drilling, completions and production operations of a coal bed methane project in the Black Warrior Basin of Alabama. Prior to this long-term project, Mr. Porter worked with several mid-sized independent oil and gas companies in various engineering capacities. Mr. Porter began his career with Chevron in 1978 and has thirty years of experience in reservoir engineering, operations and economic evaluations. He holds a Bachelor of Science degree in petroleum engineering from Texas A&M University. After the merger, Mr. Porter will serve the combined company as Vice President of Engineering.

Randy Ziebarth, Vice President—Operations

        Mr. Ziebarth has served as Vice President of Operations for Torch, since 1998, having originally joined Torch in 1993. In his current capacity, Mr. Ziebarth is responsible for many elements of Torch's business including midstream operations, commercial management, business and project development, acquisitions and divestitures, and planning and analysis. Mr. Ziebarth began his professional oil and gas career in 1976 and initially served in various operational capacities including production and drilling engineering positions and reservoir engineering applications. He has a broad and diverse experience base with mid-sized independent companies (including Maxus, Devon Energy, and Plains Resources) in both upstream and midstream operations. Mr. Ziebarth is a 1975 graduate of West Texas A&M University. After the merger, Mr. Ziebarth will continue to serve Torch in his current capacity and provide services to the combined company as needed under the Services Agreement.

Mary Lou Fry, Vice President, General Counsel and Secretary

        Ms. Fry has served Torch as Vice President, General Counsel and Corporate Secretary since January 1, 2004. Her responsibilities include negotiating, drafting and closing transactions involving the acquisition, financing and management of producing oil and gas properties and midstream assets. Ms. Fry joined Torch's legal group in 1992. Prior to that time, she worked in the exploration and production area of the Shell Oil Company legal department from 1990 until 1992. She began her career with the Houston office of Mayer, Brown & Platt, LLP (now Mayer Brown) in 1983 where she was a member of the Natural Resources, Finance and Real Estate practice groups. Ms. Fry is admitted to practice law in the State of Texas. She is a 1983 graduate of Vanderbilt University School of Law and a 1980 graduate of the University of Kentucky Business School with an honors degree in Economics. After the merger, Ms. Fry will continue to serve Torch in her current capacity and provide services to the combined company as needed under the Services Agreement.

Chris Work, Vice President and Chief Financial Officer

        Mr. Work has served Torch as Vice President and Chief Financial Officer since February of 2007. In addition to his accounting and corporate finance responsibilities, Mr. Work is responsible for Torch's information technology functions. Prior to joining Torch, Mr. Work served from 2004 to 2007 as Chief Financial Officer of a privately held residential mortgage bank. Prior to that time, Mr. Work held senior level management positions with El Paso Corporation and Belco Oil and Gas, two publicly held energy companies. In addition, Mr. Work has nearly eight years of public accounting experience with Arthur Andersen LLP and Ernst & Young LLP, where he primarily served oil and gas clients. Mr. Work is a certified public accountant and earned a Bachelor's degree in Accounting from Texas A&M University in 1990, graduating with honors. After the merger, Mr. Work will become Senior Vice President and Chief Financial Officer of the combined company.

Lisa Cohen, Vice President and Treasurer

        Ms. Cohen serves Torch as Vice President and Treasurer. In addition to the cash management function, Ms. Cohen is responsible for risk management and human resources for both Torch and Resaca. Ms. Cohen joined Torch in 2004. She worked for Gulf South Pipeline in Houston from 2003 to 2004. From 1988 to 1994, Ms. Cohen worked in the lease finance business in New York and San Francisco with D'Accord Financial Services, Inc. Ms. Cohen began her career in the financial services industry as an analyst for Kidder, Peabody & Co. in New York in 1986. Ms. Cohen earned her M.B.A. in Finance from New York University in 1992 and graduated from the University of Virginia in 1986 with a B.A. in English. After the merger, Ms. Cohen will continue to serve Torch in her current capacity and provide services to the combined company as needed under the Services Agreement. In addition, Ms. Cohen will serve the combined company as Vice President and Treasurer.

Ralph Carthrae, Vice President—Marketing

        Mr. Carthrae has served Torch in various capacities since joining the company in 1996. Currently he is responsible for business development, natural gas and crude oil purchase, marketing and transportation agreements and the hedging of production. Mr. Carthrae's career began at Conoco, Inc., where his last position was Director of Refinery Supply. He then held various positions with refining, exploration and production, pipeline, and storage companies. Mr. Carthrae graduated from Kansas State University with a Bachelor of Civil Engineering in 1967. After the merger, Mr. Carthrae will continue to serve Torch in his current capacity and provide services to the combined company as needed under the Services Agreement.

R. Keith Turner, Vice President of Land

        Mr. Turner joined Torch as Vice President of Land in November 2009. From 2003 until joining Torch in November 2009, Mr. Turner worked at Edge Petroleum Corporation as Vice President—Land and previously as Staff Attorney. Prior to his employment at Edge, Mr. Turner worked for several mid-size independent oil and gas companies in various land and legal capacities. Mr. Turner began his career with Michigan Wisconsin Pipeline Company in 1977 and has over thirty years of professional experience in the industry. Mr. Turner is a 1976 graduate from Stephen F. Austin State University and a 1997 graduate from South Texas College of Law and a licensed attorney. After the merger, Mr. Turner will continue to serve Torch in his current capacity and provide services to the combined company as needed under the Services Agreement. In addition, Mr. Turner will serve the combined company as Vice President of Land.

        Resaca anticipates that the following employees of Cano will become employees and officers (in the same capacity as with Cano, other than Patrick M. McKinney) of Resaca upon completion of the merger:

Patrick M. McKinney, Executive Vice President of Engineering and Operations of Cano

        On November 9, 2006, Mr. McKinney was appointed Senior Vice President—Engineering and Operations of Cano. From June 1, 2006 until November 9, 2006, he was Vice President—Business Development of Cano. From April 2005 until June 2006, he was the Manager of Corporate Planning for Pioneer Natural Resources Company where he analyzed the corporate portfolio and portfolio based assessments. From July 2002 until April 2005, he was the President of Transcor America LLC, which was the nation's largest private prisoner transportation and extradition company. From December 1999 until July 2002, he was the Senior Vice President—Chief Financial Officer and Secretary of freightPro, Inc., a transportation, warehousing and logistics company. From 1982 to 1993, he served in engineering and management positions with Union Pacific Resources Company and its parent, Union Pacific Corporation. After the merger, Mr. McKinney will serve the combined company as Executive Vice President of Business Development.

Michael J. Ricketts, Vice President and Chief Accounting Officer of Cano

        Mr. Ricketts was appointed Chief Financial Officer and Principal Accounting Officer of Cano on May 28, 2004 and remained in both positions until June 1, 2006. From June 1, 2006 to present, Mr. Ricketts has served as the Principal Accounting Officer of Cano. Mr. Ricketts served as a member of the Board of Directors of Cano from June 25, 2004 until April 6, 2005. Mr. Ricketts is a Certified Public Accountant. Prior to joining Cano, Mr. Ricketts was employed by TNP Enterprises, Inc. and its subsidiaries, Texas-New Mexico Power Company and First Choice Power for 15 years where he served as Director, Treasury from 2003 to 2004, Director, Business Development from 2002 until 2003 and Controller and Assistant Controller from 1998 until 2002. After the merger, Mr. Ricketts will serve the combined company as Vice President and Chief Accounting Officer.

Phillip B. Feiner, Corporate Secretary, Vice President and General Counsel of Cano

        Mr. Feiner was appointed Vice President and General Counsel of Cano on May 7, 2008 and was Assistant General Counsel of Cano from February 2007 until May 7, 2008. From August 2005 until February 2007, Mr. Feiner maintained his own law practice specializing in real estate and corporate matters. Mr. Feiner served as General Counsel to BDS International, LLC, a Dallas-based exploration and development company, as well as its affiliate, Piute Pipeline from February 2002 until August 2005. He is a licensed attorney in the states of Texas and North Carolina. After the merger, Mr. Feiner will serve as Corporate Secretary, Vice President and General Counsel of the combined company.

Committees of the Resaca Board of Directors

        The Resaca board of directors has the committees listed below. During the one year period following the merger, pursuant to the terms of the merger agreement, each committee of the Resaca board of directors will consist of three or four directors, at least two of whom will be directors who served on Cano's board of directors immediately before the merger. Messrs. Bentley, Niemiec, Powell and Smith and Ms. Allen satisfy standards for independence established by the SEC and the NYSE Amex. Messrs. Bryan and Lendrum do not satisfy the standards for independence established by the SEC and the NYSE Amex. The combined company shall designate the members of its board committees immediately following the completion of the merger, however the combined company anticipates that the initial composition of such committees shall be as follows: (i) Audit Committee—Messrs. Bentley, Powell and Smith; (ii) Compensation Committee—Messrs. Bentley, Niemiec and Powell and Ms. Allen; and (iii) Nomination and Corporate Governance Committee—Messrs. Niemiec and Smith and Ms. Allen.

Audit Committee

        This committee, which prior to the completion of the merger comprises Messrs. Plato (Chairman) and Bentley and Ms. Allen, reviews the annual financial statements, internal control matters and the scope and effectiveness of external audit. Representatives of senior management and the external auditors will normally attend meetings though such attendance is at the invitation of the committee. The external auditors will have unrestricted access to the chairman of the committee. In addition, the committee will review the necessity for the establishment of an internal audit function but considers that, given the size of Resaca and the close involvement of senior management in day-to-day operations, there is currently no requirement for such a function.

Compensation Committee

        This committee, which prior to the completion of the merger comprises Ms. Allen (Chairman) and Messrs. Bryan and Bentley, determine Resaca's executive directors' compensation. Non-executive directors' fees will be considered and agreed to by the Resaca board of directors as a whole.

Nomination and Corporate Governance Committee

        This committee, which prior to the completion of the merger comprises Messrs. Lendrum (Chairman), Bryan and Plato, (i) assists the Resaca board of directors and the Resaca shareholders by identifying individuals qualified to become Resaca board members, and selecting, or recommending that the Resaca board select, the director nominees for election at the annual or special meetings of the shareholders or for appointment to fill vacancies; (ii) recommends to the Resaca board director nominees for each committee of the board; (iii) advises the Resaca board about appropriate composition of the board and its committees; (iv) leads the Resaca board in its annual review of the performance of the board and its committees; and (v) performs such other functions as the Resaca board may assign to the committee from time to time.

Dealing Code

        The Resaca board complies with Rule 21 of the AIM Rules relating to dealings in Resaca's shares and Resaca has adopted a code on dealing in securities to ensure compliance by the directors and applicable employees.

COMPENSATION DISCUSSION & ANALYSIS

Overview of Resaca Relationship with Torch

        Resaca was formed in March 2006 by a group of independent investors led by Torch. From formation through July 31, 2007, Resaca functioned without employees and relied on the employees of Torch to manage the company and operate its properties under an Agreement for Operational, Accounting & Financial Services, which we refer to as the 2007 Services Agreement. On August 1, 2007, Dennis Hammond joined Torch as the President and Chief Operating Officer of Resaca. From that time until December 31, 2008, Mr. Hammond directed Torch employees in their provision of services to Resaca. Torch employees providing services to Resaca are co-employed by Resaca pursuant to the terms of the Co-Employment Agreement.

        On January 1, 2009, the 2007 Services Agreement was terminated and Torch employees began providing services to Resaca under the Services Agreement. The Services Agreement eliminated Torch's services as operator of Resaca's properties and provided solely for accounting and administrative services and remains in place. On January 1, 2009, the individuals who had been employed by Torch, but focused exclusively on Resaca, became employees of Resaca. These individuals included all the Torch employees based in Odessa, Texas as well as Mr. Hammond and Robert Porter, currently Resaca's Vice President of Engineering.

        After the merger is completed, the combined company will continue to utilize Torch's services under the Services Agreement, but to a lesser degree than prior to the merger. In addition, upon completion of the merger, one or more individuals currently employed by Torch will become employees of the combined company.

        The tables included in this Compensation Discussion & Analysis include information for individuals who served as executives of Resaca in fiscal 2009 as well as individuals who will serve as executive officers of the combined company after the completion of the merger. The executive officers named below are current employees of either Resaca, Torch or Cano and are referred to as the Named Executive Officers.

Named Executive Officers for Resaca Pre-Merger

Name	Current Employer	Current Position	Proposed Post Merger Employer	Post-Merger Position
John J. Lendrum, III	Torch	President and Chief Operating Officer, Torch Chief Executive Officer, Resaca	Torch	President and Chief Operating Officer, Torch Vice Chairman, Resaca
Chris B. Work	Torch	Vice President and Chief Financial Officer, Torch Vice President and Chief Financial Officer, Resaca	Resaca	Senior Vice President and Chief Financial Officer, Resaca
Dennis Hammond	Resaca	President and Chief Operating Officer, Resaca	Resaca	President and Chief Operating Officer, Resaca
Randy Ziebarth	Torch	Vice President—Operations, Torch Vice President—Operations, Resaca	Torch	Vice President—Operations, Torch
Mary Lou Fry	Torch	General Counsel, Vice President and Secretary, Torch General Counsel, Vice President and Secretary, Resaca	Torch	General Counsel, Vice President and Secretary, Torch
Robert Porter	Resaca	Vice President of Engineering, Resaca	Resaca	Vice President of Engineering, Resaca

Named Executive Officers for Resaca Post-Merger

Name	Current Employer	Current Position	Proposed Post Merger Employer	Post-Merger Position
J.P. Bryan	Torch	Chairman and Chief Executive Officer, Torch Chairman, Resaca	Torch and Resaca	Chairman and Chief Executive Officer, Torch Chairman and Chief Executive Officer, Resaca
Chris B. Work	Torch	Vice President and Chief Financial Officer, Torch Vice President and Chief Financial Officer, Resaca	Resaca	Senior Vice President and Chief Financial Officer, Resaca
Dennis Hammond	Resaca	President and Chief Operating Officer, Resaca	Resaca	President and Chief Operating Officer, Resaca
Patrick M. McKinney	Cano	Senior Vice President of Engineering and Operations, Cano	Resaca	Executive Vice President of Corporate Development, Resaca
Michael J. Ricketts	Cano	Vice President and Principal Accounting Officer, Cano	Resaca	Vice President and Chief Accounting Officer, Resaca

Executive Compensation

Compensation Philosophy and Objectives

Through its compensation programs, Resaca seeks to achieve the following general goals:

  •
  attract and retain qualified and productive executive officers and key employees by providing total compensation competitive with that of other executives and key employees employed by companies of similar size, complexity and industry of business;

  •
  encourage its executives and key employees to achieve strong financial and operational performance;

  •
  offer performance-based compensation to create meaningful links between corporate performance, individual performance and financial rewards;

  •
  align the interests of its executives with those of our stockholders by providing a significant portion of total pay in the form of stock-based incentives; and

  •
  encourage long-term commitment to Resaca.

        In order to better accomplish the goals of its compensation program, Resaca established the compensation committee of the Resaca board of directors, which we refer to as the Compensation Committee. The Compensation Committee strives to ensure that Resaca's directors and senior executives are fairly compensated for their individual contributions to Resaca's overall performance by determining their pay and prerequisites while giving due regard to the interests of the shareholders and to the financial and commercial health of the company in making such compensation decisions.

        In considering compensation levels, the Compensation Committee evaluates both performance and overall compensation. The review of executive officers' performance includes a mix of financial and non-financial measures. In addition to business results, employees are expected to uphold a commitment to integrity, maximize the development of each individual, and continue to improve the environmental quality of Resaca's services and operations.

        Due to the unique nature of Resaca's reliance on certain employees of Torch, the Compensation Committee also reviews data on the amount of time billed by each Torch employee to Resaca and the charges associated with such billings. Resaca re-negotiates its service rates with Torch annually.

        In order to continue to attract and retain the best employees, the Compensation Committee believes the executive compensation packages provided to Resaca's executives, including the Named Executive Officers, should include both cash and stock-based compensation.

        The Compensation Committee has not retained a compensation consultant to review the compensation practices of Resaca's peers or to advise the Compensation Committee on compensation matters.

        Both Resaca's Compensation Committee and Chief Executive Officer consider public information regarding the compensation practices of likely competitors when reviewing and setting the compensation of all Resaca officers, including the Named Executive Officers.

Role of Chief Executive Officer in Compensation Decisions

        Periodically, Resaca's Chief Executive Officer considers the performance of each of the other Named Executive Officers and makes recommendations to the Compensation Committee with respect to the compensation of the Named Executive Officers, excluding himself. Resaca's Chief Executive Officer considers an individual's contribution and performance, competitive pressures and company performance in making his recommendations to the Compensation Committee. The Compensation Committee may accept, reject or adjust such recommendations in its sole discretion. The Compensation Committee has the sole responsibility for evaluating the compensation of our Chief Executive Officer.

Establishing Executive Compensation

        Consistent with its compensation objectives, the Compensation Committee has structured Resaca's annual and long-term incentive-based executive compensation to attract and retain the best talent, reward financial success and closely align executives' interests with Resaca's interests. In setting the compensation, the Compensation Committee reviews total direct compensation for the Named Executive Officers, which includes salary, annual cash incentives and long-term equity incentives. The appropriate level and mix of incentive compensation is not based upon a formula, but is a subjective determination made by the Compensation Committee.

Elements of Compensation

        For fiscal 2009 and prior years, the components of compensation for Resaca's Named Executive Officers included the following:

Element	Form of Compensation	Purpose
Base Salary	Cash	Provide competitive, fixed compensation to attract and retain executive talent.
Short-Term Incentive	Cash Bonus	Create a strong financial incentive for achieving financial success and for the competitive retention of executives.
Long-Term Equity Incentive	Stock Option and Restricted Stock Grants	Provide incentives to strengthen alignment of executive team interests with Company interests, reward long-term achievement and promote executive retention.
Health, Retirement and Other Benefits	Eligibility to participate in plans generally available to our employees, including 401(k); health and life insurance and disability plans	Plans are part of broad-based employee benefits.
Executive Benefits and Perquisites	Club memberships and Parking Subsidy	Provide benefits to promote the health and wellness of employees.

Base Salary

        The Compensation Committee believes base salary is a critical element of executive compensation because it provides executives with a base level of monthly income. Resaca does not have a formal salary program with salary grades or salary ranges. Instead, salary increases are awarded periodically based on individual performance, when allowed by economic conditions. The Compensation Committee determines the base salary of each Named Executive Officer based on his or her position and responsibility. For Named Executive Officers other than the Chief Executive Officer, the Compensation Committee also considers the recommendations of the Chief Executive Officer.

Short-Term Incentive Compensation

        Resaca's short-term incentive compensation includes periodic cash bonus payments. Resaca's Compensation Committee has established bonus policy guidelines, which we refer to as the Bonus Policy Guidelines. Under the Bonus Policy Guidelines, the Compensation Committee establishes an annual bonus policy, the size of which is determined by management's progress in achieving improved performance in four key areas: production increases, oil and gas reserve increases, operating cost reductions and cash flow increases. Since bonuses under the policy are tied to the referenced performance criteria, conflicts of interest may arise in the preparation by management of financial information and reserve estimations to be used by the Compensation Committee to determine the annual bonus policy. Upon completion of the merger, Resaca intends to adopt several internal control procedures to address this potential for conflicts of interest. For example, upon completion of the merger, Resaca will adopt Cano's policies regarding internal controls over financial reporting, which will require that Resaca's financial statements and reserve estimates be in compliance with SEC rules, regulations and guidance and prepared in accordance with generally accepted accounting principles and generally accepted petroleum engineering principles. In addition, Resaca will engage independent third-party accountants to audit and review its financial statements and engage independent third-party petroleum engineers to prepare its reserve estimates. Our Chief Executive Officer, J.P. Bryan, our Chief Financial Officer, Chris Work, and our Chief Accounting Officer, Michael J. Ricketts will be primarily responsible for overseeing the audit of the financial information used in setting the bonus pool, and our President and Chief Operating Officer, Dennis Hammond, will be primarily responsible for overseeing the preparation of our reserve estimates used in setting the bonus pool. Further, the financial information and reserve estimates to be used in the calculation of the bonus pool will be reviewed by Resaca's independent Audit Committee and Compensation Committee. Each area for improvement is weighted in importance, with production increases carrying the most weight. The Chief Executive Officer of Resaca then has the discretion to award bonuses from the pool to the Named Executive Officers and other key employees based on performance reviews. The Chief Executive Officer is not eligible to participate in the bonus program. No officer or employee is guaranteed bonus compensation. The Compensation Committee may, at its discretion, reduce the bonus pool in the event of negative safety or environmental incidents.

        Details of bonus payments made to the Named Executive Officers are included in the Summary Compensation table below.

Long-Term Equity Incentive Compensation

        Long-term equity incentives encourage participants to focus on long-term performance and provide an opportunity for executive officers and certain designated key officers and employees to increase their stake in Resaca through grants of restricted common stock and stock options. Resaca has made awards of restricted common stock and stock options pursuant to the Incentive Plan. By using a mix of stock options and restricted stock grants, Resaca is able to compensate its Named Executive Officers and key employees for sustained increases in stock performance as well as long-term growth. The Compensation Committee determines whether to grant stock options or restricted stock by weighing the benefits and drawbacks of each type of award against the financial impact of such award on Resaca. Such determination is made at the time of the grant.

        Long-term equity incentive compensation is provided by Resaca in addition to base salary and bonus compensation. There is no pre-established policy or target for the allocation between either cash or non-cash or short-term and long-term incentive compensation; however, long-term incentives comprise a large portion of the total compensation package for executive officers and key employees. As reflected in the Summary Compensation Table, the long-term equity incentive compensation received by each of Resaca's Named Executive Officers as a percentage of their respective total compensation during fiscal 2009 was a follows: Mr. Bryan—52%; Mr. Lendrum—79%; Mr. Work—67%; Mr. McKinney—69%; Mr. Ricketts—44%; Mr. Hammond—83%; Ms. Fry—69%; Mr. Ziebarth—69% and Mr. Porter—0%. It is important to note that total compensation for several of the Named Executive Officers above reflects compensation from Torch. Specifically, base salaries for Mr. Bryan, Mr. Lendrum, Mr. Work, Ms. Fry and Mr. Ziebarth were paid by Torch. Base salaries for Mr. Hammond and Mr. Porter were paid by Torch for the July 1, 2008 to December 31, 2008 period and by Resaca for the January 1, 2009 to June 30, 2009 period. Base salaries for Mr. McKinney and Mr. Ricketts were paid by Cano.

        For fiscal 2009, Resaca granted two forms of long-term incentives to directors, executive officers and key employees: stock options and restricted common stock. Stock options awarded included both incentive stock options and nonstatutory stock options. Going forward, the combined company will continue to use both stock options and restricted common stock as forms of incentive compensation and may consider other forms of incentive compensation as well, including stock appreciation rights and restricted stock units, all as provided for in the Incentive Plan, as amended by the Incentive Plan Amendment. Of all stock option or restricted common stock employee and director awards made by Resaca during fiscal 2009, 29% were in the form of stock options and 71% were in the form of restricted common stock.

        The amounts of the stock option and restricted common stock awards made in fiscal 2009 were determined for all recipients, including named executive officers based on (1) input from Resaca's financial advisors and (2) senior management's perception of the past and likely future contribution of each individual to the success of Resaca.
        Specifically, Seymour Pierce Limited, Resaca's nominated advisor and principal advisor in its initial public offering on the AIM, advised that directors, officers and key employees should have a "meaningful" share of ownership of Resaca, but an amount that would not exceed 10% of the total shares outstanding. Thus, the total number of shares made available under the Incentive Plan was initially established at 9,225,874, which was equal to 10% of the shares then expected to be outstanding. Senior management decided to award between 6% and 7% of the equity in Resaca to select directors and officers at the time of the initial public offering so as to meet Seymour Pierce's directive to provide meaningful ownership for management and directors while maintaining the ability to grant additional awards or options in the future and still stay within the suggested 10% limit.

        Having established the target 6% - 7% management and director ownership goal, senior management then established the percentages of ownership to be awarded to specific individuals. The restricted common stock and stock option award decisions were based on past business and individual performance, both qualitative and quantitative. Also, senior management considered the grant recipient's expected future performance when determining individual awards.

        Resaca has utilized restricted common stock awards to focus executives on long-term performance and to help align executive compensation more directly with shareholder value. Vesting of restricted common stock typically occurs ratably over three years, based solely on continued employment of the recipient-employee. In fiscal 2009, restricted common stock awards were made to a total of ten individuals: J.P. Bryan, two outside directors, one executive director and six officers. The awards covered 4,105,515 shares of common stock. In fiscal 2009, the Named Executive Officers received restricted common stock totaling 3,459,703 shares or 84% of the restricted common stock awarded. The remaining restricted common stock awards were made to outside directors and officers who are not Named Executive Officers.

        Under the Incentive Plan, stock options may be granted having exercise prices equal to the closing price of Resaca's stock on the date of the grant. Resaca's stock options generally vest ratably over three years, based on continued employment for the employee-recipient. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. New option grants normally have a term of ten years, unless the grantee owns more than 10% of the outstanding stock of the combined company. In this case, the term of the award shall not exceed five years from the date of the grant.

        The purpose of stock options is to provide equity compensation with value that has been traditionally treated as entirely at-risk, based on the increase in our stock price and the creation of shareholder value. Stock options also allow Resaca's directors, executive officers and key employees to have equity ownership and to share in the appreciation of the value of Resaca's stock, thereby aligning their compensation directly with increases in stockholder value. Stock options only have value to their holder if the stock price appreciates in value from the date options are granted.

        In fiscal 2009, Resaca awarded 1,756,787 stock options to two individuals: an outside director and an officer. Of the 1,756,787 stock options awarded in fiscal 2009, 81% were awarded to a Named Executive Officer and the remainder were awarded to an outside director.

        Past and expected future business and individual contributions for Named Executive Officers who received equity awards in fiscal 2009 are described below. Resaca's equity awards were determined primarily on the basis of qualitative contributions. Please note that though Messrs. McKinney, Ricketts and Porter are Named Executive Officers, none received equity awards in fiscal 2009.

        J.P. Bryan:    Mr. Bryan's equity award was granted to him in his capacity as Chairman of Resaca's board. At that time, it was not contemplated that Mr. Bryan would serve as Chief Executive Officer of the combined company. Mr. Bryan's award of 230,647 restricted shares, representing 0.25% ownership of Resaca, was granted in recognition of his leadership ability and demonstrated previous energy business success. Specifically, as the Chief Executive Officer of Torch, Mr. Bryan led that company's successful management of over $3 billion in energy assets over a 27-year period. Mr. Bryan's experience as a director of other publicly-traded companies, including Bellwether Exploration Company, Nuevo Energy Company, Gulf Canada Resources Limited and AutoNation, Inc. was determined to be illustrative of the type of leadership he could bring to Resaca. Further, Mr. Bryan's key role in bringing together the initial equity investors in the Resaca partnership was crucial to the formation of Resaca.

        John J. Lendrum, III:    Mr. Lendrum was the visionary and the driving force behind the acquisition of the Resaca properties and the initial formation of Resaca. As President of Torch, Mr. Lendrum negotiated the terms of the acquisition and secured the original financing for the transaction. Post-acquisition, as Chief Executive Officer of Resaca, Mr. Lendrum provided strategic guidance for Resaca and led its initial public offering on the AIM in July 2008. At the time of the fiscal 2009 equity awards, Resaca's compensation committee considered Mr. Lendrum's ability to provide overall strategic guidance and seek out and present attractive growth opportunities for Resaca, particularly acquisitions. In light of those major contributions and in anticipation of future service, the compensation committee elected to award Mr. Lendrum with 922,587 restricted shares of Resaca common stock, representing a 2.5% ownership interest in Resaca.

        Chris B. Work:    In fiscal 2009, Mr. Work received 461,294 restricted shares of Resaca common stock, which represented 0.50% ownership interest in the company. Mr. Work was a key contributor to the completion of Resaca's initial public offering on the AIM. He produced Resaca's financial reports from 2007 through 2009, managed the company's audits and coordinated the presentation of financial reports in Resaca's initial public offering document. Mr. Work additionally helped to prepare the disclosure in Resaca's initial public offering documents with respect to Resaca's properties and strategy. In addition, as the initial public offering was culminated, Mr. Work assumed an additional investor relations role, fielding questions from Resaca's shareholders. At the time of the awards, senior management anticipated that Mr. Work would continue to contribute in the areas of financial reporting, investor relations and acquisitions. Mr. Work's equity award was determined on the basis of these contributions.

        Dennis Hammond:    Prior to the initial public offering, Resaca's board determined that the company would benefit from an experienced oil and gas operations and engineering executive. Therefore, Mr. Hammond was hired to become Resaca's President and Chief Operating Officer. To induce Mr. Hammond to join Resaca, its compensation committee awarded Mr. Hammond equity in an amount equal to a 2.5% ownership interest in Resaca. Mr. Hammond's award reflected senior management's confidence in Mr. Hammond's ability to lead Resaca based on his prior operational accomplishments. These include co-founding two successful oil and gas exploitation companies, where Mr. Hammond managed all engineering and operational activities. In addition and prior to this experience, Mr. Hammond managed all exploitation operations for Nuevo Energy Company, a Torch-sponsored company. The compensation committee concluded Mr. Hammond's prior experience would benefit Resaca and that a 2.5% ownership interest was appropriate. Further, the compensation committee reasoned that Mr. Hammond's 2.5% ownership interest would provide powerful incentive for Mr. Hammond to maximize Resaca shareholder value.

        Randy Ziebarth:    As Torch's senior operations officer, Mr. Ziebarth supervised the valuation of the Resaca assets at the time of the acquisition in 2006. He conducted extensive analysis on the quality of the reserves, the field infrastructure and the secondary and tertiary recovery potential for the properties. Post-acquisition, as Vice President—Operations of Resaca, Mr. Ziebarth managed the operation of the Resaca properties, including developing and supervising all personnel in the field office and making all operational decisions. On the basis of this past business performance and anticipated continuing operational role, the compensation committee granted an equity award to Mr. Ziebarth in an amount equal to a 0.50% ownership interest in Resaca.

        Mary Lou Fry:    Ms. Fry was integral to the acquisition of the Resaca properties in 2006. As Vice President, General Counsel and Secretary of Torch, she managed the due diligence, negotiation and documentation of both the acquisition and the related financing. Post-acquisition, Ms. Fry managed all legal affairs for Resaca, including acting as Resaca's Corporate Secretary. As Resaca's Vice President, General Counsel and Secretary, Ms. Fry also managed the legal aspects of the initial public offering of Resaca's stock on the AIM. On the basis of these contributions, as well as the understanding that Ms. Fry would continue to perform legal functions on behalf of Resaca, senior management and the compensation committee determined that an equity award of a 0.50% ownership interest for Ms. Fry was appropriate.

        Details of all individual restricted common stock and stock option awards made by Resaca in fiscal 2009 follow:

Name	Restricted Common Stock Awarded	Stock Options Awarded	Total Awarded	Awards as % Total Outstanding Shares	Individual Awards as % of Total Awards
J.P. Bryan	230,647	0	230,647	0.25%	3.90%
John J. Lendrum, III	922,587	0	922,587	1.00%	15.70%
Chris B. Work	461,294	0	461,294	0.50%	7.90%
Dennis Hammond	922,587	1,383,881	2,306,468	2.50%	39.30%
Mary Lou Fry	461,294	0	461,294	0.50%	7.90%
Randy Ziebarth	461,294	0	461,294	0.50%	7.90%
Robert Porter	0	0	0	0.00%	0.00%
Other Directors and Officers	645,812	372,906	1,018,718	1.10%	17.40%

Grand Totals	4,105,515	1,756,787	5,862,302	6.35%	100.00%

        The Compensation Committee of the combined company intends to review both the annual incentive compensation program and the long-term incentive program annually to ensure that the program's key elements continue to meet the objectives described above.

Grants of Plan-Based Awards During Fiscal 2009

        Shown in the table below are the restricted stock and stock option grants to acquire Resaca common stock or Cano common stock made during Resaca's and Cano's fiscal year 2009 to the Named Executive Officers.

Grants of Plan Based Awards During Fiscal 2009
Name	Compensation Committee or Board of Directors Approval Date	Grant Date	All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(a)	Grant Date Fair Value of Stock and Option Awards
J.P. Bryan	07/11/2008	07/17/2008	230,647	—	—	$618,999
John J. Lendrum, III	07/11/2008	07/17/2008	922,587	—	—	$2,475,995
Chris B. Work	07/11/2008	07/17/2008	461,294	—	—	$1,237,999
Dennis Hammond	07/11/2008	07/17/2008	922,587	—	—	$2,475,995
	07/11/2008	07/17/2008	—	1,383,881	£1.30	$1,477,732
Patrick M. McKinney	—	—	—	—	—	$—
Randy Ziebarth	07/11/2008	07/17/2008	461,294	—	—	$1,237,999
Mary Lou Fry	07/11/2008	07/17/2008	461,294	—	—	$1,237,999
Michael J. Ricketts	—	—	—	—	—	$—
Robert Porter	—	—	—	—	—	$—

(a)
The exercise price is equal to the offering price of Resaca common stock to the public in Resaca's initial public offering on AIM completed on July 17, 2008.

Outstanding Equity Awards at June 30, 2009

        The following table summarizes the total outstanding equity awards as of June 30, 2009 for each Named Executive Officer. The market value of the stock awards was based on the closing price of £0.26 per share for Resaca common stock which is $0.428 per share assuming an exchange rate of USD/GBP of $1.6461 per £1.00, and $0.95 per share for Cano common stock.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(a)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercisable Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have not Vested(b)	Market Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
J.P. Bryan	—	—	—	—	—	230,647	$98,714	—	—
John J. Lendrum, III	—	—	—	—	—	922,587	$394,854	—	—
Chris B. Work	—	—	—	—	—	461,294	$197,427	—	—
Dennis Hammond	—	1,383,881	—	£1.30	07/17/2016	922,587	$394,854	—	—
Patrick M. McKinney	33,334	16,667	—	$5.42	12/28/2016	156,667	$148,834	—	—
Randy Ziebarth	—	—	—	—	—	461,294	$197,427	—	—
Mary Lou Fry	—	—	—	—	—	461,294	$197,427	—	—
Michael J. Ricketts	26,666	13,334	—	$5.42	12/28/2016	40,000	$38,000	—	—
Robert Porter	—	—	—	—	—	—	$—	—	—

(a)
The following table provides the vesting dates as of June 30, 2009 for unvested stock options:

Vesting Date	Dennis Hammond	Patrick M. McKinney	Michael J. Ricketts
07/17/2009	461,294	—	—
12/28/2009	—	16,667	13,334
07/17/2010	461,294	—	—
07/17/2011	461,293	—	—
(b)
The following table provides the vesting dates as of June 30, 2009 for unvested restricted shares:

Vesting Date	J.P. Bryan	John J. Lendrum, III	Chris B. Work	Dennis Hammond	Patrick M. McKinney	Randy Ziebarth	Mary Lou Fry	Michael J. Ricketts	Robert Porter
07/17/2009	76,882	307,529	153,765	307,529	—	153,765	153,765	—	—
07/02/2009	—	—	—	—	38,333	—	—	10,000	—
05/12/2010	—	—	—	—	40,000	—	—	10,000	—
07/02/2010	—	—	—	—	38,334	—	—	10,000	—
07/17/2010	76,882	307,529	153,765	307,529	—	153,765	153,765	—	—
05/12/2011	—	—	—	—	40,000	—	—	10,000	—
07/17/2011	76,883	307,529	153,764	307,529	—	153,764	153,764	—	—
Total Unvested Stock Awards	230,647	922,587	461,294	922,587	156,667	461,294	461,294	40,000	—

        The Compensation Committee recommends to the board of directors the equity awards to be made to each Named Executive Officer or other officer or employee prior to the grant of such equity awards by the board of directors. Grants of equity may be made at any time during the year. We do not time the release of material non-public information with the purpose of affecting the value of executive compensation.

        Stock Plan.    Resaca adopted the Incentive Plan on July 10, 2008. The Incentive Plan initially provided 9,225,874 shares of authorized but unissued shares of Resaca common stock to be awarded to Resaca's officers, directors, employees and consultants. Awards under the Incentive Plan can be made in various forms, including stock options, stock appreciation rights or restricted common stock grants. Stock option grant prices awarded under the Incentive Plan may not be less than the fair market value of the common stock subject to such option on the grant date, and the term of stock options may extend no more than ten years after the grant date. The Compensation Committee selects the officers, employees and consultants to whom the awards will be granted and determines the number and type of awards to be granted to such individual. Resaca's board of directors selects the non-employee directors to whom awards will be granted and determines the number and type of award to be granted to such individuals. All of Resaca's employees, non-employee directors and consultants are eligible to receive awards under the Incentive Plan. The Incentive Plan has a term of ten years from the date of stockholder approval such that it expires on July 10, 2018. If Resaca shareholders approve the Incentive Plan Amendment, the Merger and Share Issuances and the Reverse Stock Split, then the number of shares of Resaca common stock authorized for issuance under the Incentive Plan will be increased, simultaneously with the merger and following the Reverse Stock Split, by 4,000,000 shares for a total of 5,845,175 shares available for issuance, subject to any shares previously granted, under the Incentive Plan.

Health, Retirement and Other Benefits

        401(k) Plan.    Effective January 1, 2009, Resaca initiated a 401(k) plan as part of its employee benefits package in order to retain quality personnel. This is a tax-qualified retirement savings plan under which all employees, including the Named Executive Officers who are employees of Resaca, are able to contribute to the plan the lesser of 60% of their annual salary and the limits prescribed by the Internal Revenue Service on a before-tax basis. Currently, Resaca matches 50% of employee contributions up to a maximum of 6% of the participant's gross salary, or as much as 3% of the participant's gross salary if the participant is contributing at least 6%. Resaca's matching contributions for all of its employees between January 1, 2009 and June 30, 2009 were approximately $17,736. All employee contributions to the plan are fully vested upon contribution; matching employer contributions vest over a six-year period of continuous service: 20% after two years, 40% after three years, 60% after four years, 80% after five years and 100% after six years.

        Health and Life.    Throughout the period from January 1, 2009 to December 31, 2009, Resaca purchased health insurance and other benefits programs on behalf of employees from The Guardian. Under these programs, Resaca offered major medical, dental, vision, life and accidental death and dismemberment insurance to all employees. Resaca also provided short term and long term disability benefits to employees, as well as up to ten days of sick pay as needed. The life insurance offered by Resaca was in amounts equal to up to two times annual earnings, subject to a $200,000 maximum and with limitations based on age. The short term disability program provided employees with a percentage of their normal earnings based upon tenure for a period of up to 180 days, subject to an elimination period. The long term disability program offered employees a benefit equal to 60% of monthly earnings subject to a maximum of $10,500 per month.

        For the period from January 1, 2010 to December 31, 2010, Resaca employees are offered benefits through Administaff, Inc., a professional employer organization, which we refer to as Administaff. These benefits include major medical, dental, vision, life and accidental death and dismemberment insurance benefits as well as disability benefits. In addition, Resaca offers eleven paid holidays per year and up to ten paid sick days per year. The life insurance benefits offered through the Administaff program are up to $50,000 per person. The disability program offers employees up to 60% of income (subject to a $10,000 per month maximum).

        Administaff does not provide services to well service workers. Therefore, effective January 1, 2010, nine individuals who are well service workers and former employees of Resaca, became employees of ROC. ROC employees are offered major medical, dental, vision, life and accidental death and dismemberment insurance as well as disability insurance. ROC employees are entitled to eleven paid holidays per year and up to ten paid sick days per year. The life insurance benefits offered to ROC employees are for an amount up to $50,000 with limitations based on age. The disability program offers employees up to 60% of income (subject to a $6,000 per month maximum).

Perquisites

        Resaca provides its employees with perquisites that are believed to be reasonable and consistent with the overall compensation program, to better enable Resaca to attract and retain superior employees for key positions, and to promote positive employee morale. The perquisites offered to Houston-based Resaca employees include a $113 per month transportation subsidy to be used to defray the cost of parking or pay for monthly bus fare and a 50% subsidy of the dues for a local club membership.

Director Compensation

        Each Resaca non-employee director receives annual compensation of $50,000, paid on a quarterly basis. In addition, on July 17, 2008, each director received a grant of either restricted common stock or stock options. Those shares and options vest over a three-year period. One third of these restricted shares and options vested on July 17, 2009. See the table below for additional information. We also reimburse the reasonable expenses incurred by our directors in attending meetings and other company business.

        Directors who are also full-time officers of Resaca receive no additional compensation for serving as directors. Currently, one member of the Resaca board of directors, John J. Lendrum, III, is also an executive officer of Resaca. Mr. Lendrum is an employee of Torch providing services to Resaca under the Services Agreement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Grant Date Fair Market Value	Total ($)
Judy Ley Allen	$50,000	$618,999	—	$618,999	$668,999
John William Sharp Bentley	$50,000	—	$344,805	$344,805	$394,805
J.P. Bryan	$50,000	$618,999	—	$618,999	$668,999
Richard Kelly Plato	$50,000	$618,999	—	$618,999	$668,999

(1)
Aggregate Stock Awards and Option Awards Outstanding at the end of fiscal 2009:

Name	Date of Award	# Shares	# Options	Vesting Date
Judy Ley Allen	07/17/08	76,882		07/17/09
	07/17/08	76,882		07/17/10
	07/17/08	76,883		07/17/11
John William Sharp Bentley	07/17/08		107,635	07/17/09
	07/17/08		107,635	07/17/10
	07/17/08		107,636	07/17/11
J.P. Bryan	07/17/08	76,882		07/17/09
	07/17/08	76,882		07/17/10
	07/17/08	76,883		07/17/11
Richard Kelly Plato	07/17/08	76,882		07/17/09
	07/17/08	76,882		07/17/10
	07/17/08	76,883		07/17/11

 EXECUTIVE COMPENSATION

        The following narrative, tables and footnotes describe the "total compensation" earned during fiscal 2009, 2008 and 2007 by the combined company's Named Executive Officers. The individual components of the total compensation reflected in the Summary Compensation Table are broken out below:

        Salary—The table reflects base salary earned during each of the relevant fiscal years. See "Compensation Discussion & Analysis—Elements of Compensation—Base Salary." Please note that several of the Named Executive Officers were employees of either Torch or Cano prior to the merger. Torch provides management services to Resaca under the Services Agreement. See "Compensation Discussion & Analysis—Overview of Resaca Relationship with Torch."

        Bonus—The table reflects cash bonus payments made to the Named Executive Officers in each of the relevant fiscal years. See "Compensation Discussion & Analysis—Elements of Compensation—Short-Term Incentive Compensation." Please note that Resaca has not paid bonus compensation to Named Executive Officers; those Named Executive Officers who received bonus pay were and are Torch employees. See "Compensation Discussion & Analysis—Overview of Resaca Relationship with Torch." Bonus payments made to Mr. McKinney and Mr. Ricketts were paid by Cano.

        Stock Awards—Details of Resaca's stock and option awards can be found in "Compensation Discussion & Analysis—Elements of Compensation—Long-Term Incentive Compensation." As the first vesting date for stock and options awarded did not occur until after the end of fiscal 2009, the Named Executive Officers who were employees of Torch or Reseca did not earn additional compensation from stock options or restricted common stock in fiscal 2007, 2008 or 2009. Stock awards made to Mr. McKinney and Mr. Ricketts were made by Cano.

        All Other Compensation—See "Compensation Discussion & Analysis—Health, Retirement and Other Benefits" and "Compensation Discussion & Analysis—Perquisites."

Summary Compensation Table

        The following table summarizes the total compensation awarded to, earned by or paid to the Named Executive Officers. This table and the accompanying narrative should be read in conjunction with the Compensation Discussion & Analysis, which sets forth the objectives and other information regarding our executive compensation program.

Name and Principal Position (a)	Year	Salary(b)	Bonus	Stock Awards(c)	Option Awards(d)	Non-Equity Incentive Plan Compensation	All Other Compensation(e)	Total
J.P. Bryan,	2009	$178,750	$—	$197,736	$—	$—	$7,194	$383,680
Chairman of the	2008	$250,000	$—	$—	$—	$—	$8,544	$258,544
Board(f)	2007	$250,000	$—	$—	$—	$—	$5,731	$255,731
John J. Lendrum, III	2009	$200,000	$—	$790,943	$—	$—	$6,509	$997,452
Vice Chairman and	2008	$185,417	$—	$—	$—	$—	$6,424	$191,841
Chief Executive	2007	$175,000	$—	$—	$—	$—	$5,225	$180,225
Officer(g)
Chris B. Work,	2009	$190,000	$—	$395,472	$—	$—	$6,817	$592,289
Vice President and	2008	$148,333	$40,000	$—	$—	$—	$5,381	$193,714
Chief Financial Officer(h)	2007	$52,500	$10,000	$—	$—	$—	$2,279	$64,779
Dennis Hammond,	2009	$250,000	$—	$790,943	$472,053	$—	$8,866	$1,521,862
President and Chief	2008	$229,167	$—	$—	$—	$—	$7,493	$236,660
Operating Officer(i)	2007	$—	$—	$—	$—	$—	$—	$—
Patrick M. McKinney,	2009	$250,000	$—	$649,423	$24,036	$50,000	$3,750	$977,209
Senior Vice President of	2008	$250,000	$—	$497,700	$56,344	$16,212	$1,385	$821,641
Engineering and Operations(j)	2007	$194,375	$150,000	$55,237	$38,618	$—	$—	$438,230
Randy Ziebarth,	2009	$175,000	$—	$395,472	$—	$—	$6,821	$577,293
Vice President—	2008	$160,417	$50,000	$—	$—	$—	$8,039	$218,456
Operations(k)	2007	$150,000	$—	$—	$—	$—	$6,459	$156,459
Mary Lou Fry,	2009	$175,000	$—	$395,472	$—	$—	$6,786	$577,258
Vice President,	2008	$154,583	$50,000	$—	$—	$—	$7,851	$212,434
General Counsel, and	2007	$140,000	$—	$—	$—	$—	$6,173	$146,173
Secretary(l)
Michael J. Ricketts,	2009	$187,000	$—	$149,212	$19,231	$25,000	$2,753	$383,196
Vice President and Principal	2008	$187,000	$—	$116,110	$45,075	$30,000	$748	$378,933
Accounting Officer(m)	2007	$175,000	$93,000	$—	$30,894	$—	$—	$298,894
Robert Porter,	2009	$152,127	$—	$—	$—	$—	$1,017	$153,144
Vice President of	2008	$—	$—	$—	$—	$—	$—	$—
Engineering(n)	2007	$—	$—	$—	$—	$—	$—	$—
(a)
Name and principal position with Resaca or Cano, as applicable, prior to completion of the merger.

(b)
Salary and Bonus information included herein reflects salary and bonus amounts paid to the listed individual by his or her employer for the relevant fiscal year. The employer of Messrs. Bryan, Lendrum, Work, and Ziebarth and Ms. Fry was Torch. The employer of Messrs. Hammond and Porter was Resaca. The employer of Messrs. McKinney and Ricketts was Cano.

(c)
Amounts reported reflect the dollar amount required to be expensed for financial statement reporting purposes in fiscal 2009, 2008 and 2007 in accordance with Statement of Financial Accounting Standards No. 123 (R), "Share Based Payment" and includes awards granted in prior periods. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The restricted stock granted to Messrs. McKinney and Ricketts was granted under the Cano 2005 Long-Term Incentive Plan. The restricted stock granted to Messrs. Bryan, Lendrum, Work, Hammond and Ziebarth and Ms. Fry was granted under the Incentive Plan. In both cases, the ultimate amount realized may be significantly more or less than the amount shown depending on the price of Resaca common stock or Cano common stock as applicable at the time of vesting or the time of sale of the restricted stock.

(d)
Amounts reported reflect the dollar amount required to be expensed for financial statement reporting purposes in fiscal 2009, 2008 and 2007 in accordance with Statement of Financial Accounting Standards No. 123 (R), "Share Based Payment" and includes awards granted in prior periods. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Stock options granted to Messrs. McKinney and Ricketts were granted under the Cano 2005 Long-Term Incentive Plan. Stock options granted to Mr. Hammond were granted under the Incentive Plan. In both cases, the ultimate amount realized may be significantly more or less than the amount shown depending on the price of Resaca's and/or Cano's common stock at the time of exercise.

(e)
For Messrs. Bryan, Lendrum, Work, Hammond, Ziebarth and Porter and Ms. Fry, "All Other Compensation" consists of the total of parking allowances and Resaca 401(k) contributions. For Messrs. McKinney and Rickets, "All Other Compensation" consists of Cano 401(k) contributions.

(f)
Following the completion of the merger, Mr. Bryan will serve as Chairman of the Board and Chief Executive Officer of Resaca.

(g)
Following the completion of the merger, Mr. Lendrum will serve as Vice Chairman of the Board of Resaca.

(h)
Mr. Work began employment with Torch in February 2007, so his compensation for fiscal year 2007 reflects a partial year. Following the completion of the merger, Mr. Work will serve as Senior Vice President and Chief Financial Officer of Resaca.

(i)
Mr. Hammond became a Torch employee dedicated to working on Resaca matters in August of 2007, so he did not receive any compensation from either Torch or Resaca in Resaca's fiscal year 2007. His compensation in Resaca's fiscal year 2008 was from Torch. Mr. Hammond became a Resaca employee on January 1, 2009. Therefore, his fiscal 2009 compensation includes amounts paid by Torch (for the period from July 1, 2008 to December 31, 2008) and amounts paid by Resaca (for the period from January 1, 2009 to June 30, 2009). Following the completion of the merger, Mr. Hammond will serve as President and Chief Operating Officer of Resaca.

(j)
Compensation amounts disclosed herein were paid to Mr. McKinney by Cano. Following the completion of the merger, Mr. McKinney will serve as Executive Vice President of Corporate Development of Resaca.

(k)
Following the completion of the merger, Mr. Ziebarth will not serve as an officer of Resaca and Mr. Ziebarth will continue to be co-employed by Torch and Resaca.

(l)
Following the completion of the merger, Ms. Fry will not serve as an officer of Resaca and Ms. Fry will continue to be co-employed by Torch and Resaca.

(m)
Compensation amounts disclosed herein were paid to Mr. Ricketts by Cano. Following the completion of the merger, Mr. Ricketts will be employed by Resaca as Vice President and Chief Accounting Officer.

(n)
Robert Porter joined Torch in 2008 as Vice President of Engineering for Resaca. He became a full time Resaca employee on January 1, 2009. Following the completion of the merger, Mr. Porter will serve as Vice President of Engineering.

Pension Benefits

        Resaca's only retirement plan for employees, including the Named Executive Officers, is Resaca's 401(k) plan. Resaca does not have a pension plan in which the Named Executive Officers, or any other officers or employees, are eligible to participate.

Non-Qualified Deferred Compensation

        Resaca does not have a non-qualified deferred compensation plan.

Potential Payments Upon A Change Of Control Or Termination

        Resaca has only entered into one employment contract. Resaca entered into an Amended and Restated Employment Agreement with Dennis Hammond, President and Chief Operating Officer of Resaca and Torch, effective as of January 1, 2009, which we refer to as the Hammond Employment Agreement. Under the terms of the Hammond Employment Agreement, Mr. Hammond, Resaca and Torch mutually agree that Mr. Hammond shall serve as President and Chief Operating Officer of Resaca in return for certain compensation, including (1) a base salary of $250,000 per year, (2) benefits in accordance with Resaca's health and other benefits programs and (3) 1,383,881 stock options and 922,587 shares of restricted common stock. In addition, the Hammond Employment Agreement provides that Mr. Hammond shall be eligible to receive additional compensation as determined by the board of the combined company. The Hammond Employment Agreement terminates on August 1, 2010.

        The Hammond Employment Agreement provides that if Resaca terminates the Hammond Employment Agreement for any reason other than for cause or due to Mr. Hammond's death or disability, Resaca is required to pay Mr. Hammond his base salary for the remaining term under the Hammond Employment Agreement, or until August 1, 2010. The Hammond Employment Agreement does not provide for immediate vesting of restricted stock or stock options in the event of termination by Resaca. The table below quantifies the amounts that would be due to Mr. Hammond under the Hammond Employment Agreement in the event of an early termination:

Termination Month	Months Remaining	Gross Pay Due Mr. Hammond
02/01/10	6	$125,000.00
03/01/10	5	$104,166.67
04/01/10	4	$83,333.33
05/01/10	3	$62,500.00
06/01/10	2	$41,666.67
07/01/10	1	$20,833.33
08/01/10 and beyond	0	$—

        The Incentive Plan calls for accelerated vesting of stock or option awards in the event of a change of control and the award agreements under the Incentive Plan call for accelerated vesting upon termination of employment, as described below. However, the Incentive Plan also provides that the Resaca board of directors may override this provision if it is in the best interest of Resaca. The board of directors has chosen to override the change of control provision of the Incentive Plan with respect to the merger. Since Mr. Plato will no longer serve as a director of Resaca following the completion of the merger, his options to purchase Resaca common stock will vest in full upon the completion of the merger.

        In the event of a "change of control," (a) all of the stock options and stock appreciation rights then outstanding shall become 100% vested and immediately exercisable; (b) all of the restrictions and conditions of any restricted stock awards, restricted stock units and any other stock based awards then outstanding shall be deemed satisfied, and the restriction period with respect thereto shall be deemed to have expired, and thus each incentive award shall become free of all restrictions and fully vested; and (c) all of the performance-based awards shall become fully vested, deemed earned in full, and promptly paid within thirty (30) days to the affected grantees without regard to payment schedules and notwithstanding that the applicable payment cycle, retention cycle, or other restrictions and conditions have not been completed or satisfied.

        The Incentive Plan defines a "change of control" as (a) acquisition of 50% or more of the voting stock of the company; (b) occurring when the current board members no longer constitute a majority on the board; (c) approval by the shareholders of a merger; (d) the sale of substantially all of the assets of the company; or (e) the adoption of a plan or proposal to liquidate the company's assets.

        If a change in control or termination of employment as described above were to have occurred as of June 30, 2009, shares of restricted stock and options held by our Named Executive Officers would have automatically vested, as follows:

  •
  Mr. Bryan held 230,647 shares of restricted stock that would have become fully vested as a result of such change in control. One third of these restricted shares vested in accordance with the vesting schedule on July 17, 2009;

  •
  Mr. Lendrum held 922,587 shares of restricted stock that would have become fully vested as a result of such change in control. One third of these restricted shares vested in accordance with the vesting schedule on July 17, 2009;

  •
  Mr. Work held 461,294 shares of restricted stock that would have become fully vested as a result of such change in control. One third of these restricted shares vested in accordance with the vesting schedule on July 17, 2009;

  •
  Mr. Hammond held 922,587 shares of restricted stock, 116,550 incentive stock options and 1,267,331 non-qualifying stock options that would have become fully vested as a result of such change in control. One third of these restricted shares and options vested in accordance with the vesting schedule on July 17, 2009; and

  •
  Ms. Fry held 461,294 shares of restricted stock that would have become fully vested as a result of such change in control. One third of these restricted shares vested in accordance with the vesting schedule on July 17, 2009.

As of September 25, 2009, Mr. Porter held 320,000 non-qualifying stock options that would have become fully vested as a result of such change in control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Transactions with related persons are reviewed, approved or ratified in accordance with the policies and procedures set forth in Resaca's Employee Handbook, Audit Committee charter, the procedures described below with respect to director and officer questionnaires and the other procedures described below.

        Resaca's code of ethics and business conduct provides that directors, officers, and employees must avoid any action that may involve, or may appear to involve conflicts of interest with regard to the combined company. Exceptions may only be made after review of fully disclosed information and approval of specific or general categories by senior management (in the case of employees) or the board of directors (in the case of officers or directors). Any employee, officer or director who becomes aware of a conflict or potential conflict of interest should bring the matter to the attention of a supervisor or other appropriate personnel.

        A conflict of interest exists when a person's private interest interferes in any way with the interests of the combined company. Conflicts of interest generally interfere with the person's effective and objective performance of his or her duties or responsibilities to the combined company. Our code of business ethics and conduct sets forth several examples of how conflicts of interest may arise, including when:

  •
  Employment by a competitor, or potential competitor, regardless of the nature of the employment, while employed by the combined company;

  •
  Acceptance of gifts, payment, or services from those seeking to do business with the combined company;

  •
  Placement of business with a firm owned or controlled by an officer, director, employee, or his/her family;

  •
  Ownership of, or substantial interest in, a company that is a competitor, client or supplier.

  •
  Acting as a consultant to a customer, client or supplier;

  •
  Seeking the services or advice of an accountant or attorney who has provided services to the combined company;

  •
  Officers, directors and employees are under a continuing obligation to disclose any situation that presents the possibility of a conflict or disparity of interest between the officer, director or employee and the combined company; and

  •
  Disclosure of any potential conflict is the key to remaining in full compliance with this policy.

        Resaca's audit committee also has the responsibility, according to its charter, to review, assess and approve or disapprove conflicts of interest and related-party transactions.

        Each year Resaca requires all directors, nominees for director and executive officers to complete and sign a questionnaire in connection with the solicitation of proxies for use at the annual general meeting of members. The purpose of the questionnaire is to obtain information, including information regarding transactions with related persons, for inclusion in Resaca's proxy statement or annual report.

Workover Equipment, Yard and Office Acquisition

The Transaction

        In July 2009, Resaca announced that it had reached agreement with PBWS to acquire a number of workover rigs, reversing units and related assets as well as real estate. Pursuant to the terms of the asset transfer agreement between Resaca and PBWS, Resaca acquired Equipment and the Office

Space. In December 2009, Resaca vacated its prior offices and moved into the Office Space. Since Resaca's formation in 2006, PBWS had provided approximately 40%-60% of Resaca's workover and reversing unit services. These services were provided to Resaca on a priority basis, and the hourly rates were charged in accordance with industry rates. Resaca concluded, however, that there were economic and operational benefits to be gained from owning and operating the Equipment and owning the Office Space.

Related Persons and the Interests of Related Persons in the Transaction

        Torch E&P was issued 3,320,250 shares of Resaca common stock under the terms of the asset transfer agreement entered into by Resaca and PBWS. Torch E&P is a shareholder of Resaca and the parent company of PBWS. Torch E&P is 90%-owned by J.P. Bryan, Resaca's Chairman of the board of directors and 10%-owned by John J. Lendrum, III, Resaca's Chief Executive Officer. At the request of PBWS, the shares issued pursuant to the asset transfer agreement were issued directly to Torch E&P.

Value of the Transaction

        The assets acquired by Resaca pursuant to the asset transfer agreement were valued by two independent appraisers, an equipment specialist and a real estate specialist. The value ascribed to the assets by the independent appraiser was $1,594,000. Resaca paid consideration of $1,594,000 for the assets in the form of 3,320,250 new shares of Resaca common stock issued by Resaca for this purpose and representing 3.5% of the enlarged issued share capital of Resaca. The number of shares of Resaca common stock issued to Torch E&P was determined by dividing the purchase price by $0.48, which reflects the July 6, 2009 closing stock price on the AIM of £0.295 per share, converted at an exchange rate of U.S. $1.627 per British pound. The July 6, 2009 price reflects an approximate 12% premium over the trailing 30 day share price. As a 90% owner of Torch E&P, Mr. Bryan's interest in the consideration paid by Resaca for the rig acquisition is $1,434,600 and as a 10% owner of Torch E&P, Mr. Lendrum's interest in the consideration paid by Resaca for the rig acquisition is $159,400.

Other Information

        The asset transfer agreement requires the ratification of the rig acquisition by Resaca's shareholders. On July 6, 2009 the transaction was approved by the board of directors, which was comprised of Judy Ley Allen, Richard Kelly Plato, and John William Sharp Bentley.

The Services Agreement

The Transaction

        Since its formation Resaca has had the Services Agreement, as amended, with Torch and TES. On January 1, 2009, Resaca entered into the Services Agreement with Torch and TES. Under the Services Agreement, Torch and TES provide a variety of corporate services to Resaca including office administration, risk management, corporate secretarial support, legal services, corporate and litigation legal services, graphic services, tax department services, financial planning and analysis, information management, financial reporting and accounting services, and engineering and technical services as well as office space and office support for Resaca's employees in Houston. In addition, TES makes certain of the vehicles in its fleet available to Resaca. Resaca pays a per mile rate for the use of these vehicles. Resaca pays a monthly fee to Torch and TES for services rendered and for the use of TES vehicles.

Related Persons and the Interests of Related Persons in the Transaction

        Both Torch and TES are owned by J.P Bryan, Resaca's Chairman of the Board and John J. Lendrum, III, Resaca's Chief Executive Officer. Messrs. Bryan and Lendrum own 90% and 10% ownership interests, respectively, in Torch and TES. As such, Messrs. Bryan and Lendrum have a 90%

and 10% interest, respectively, in all fees paid to Torch and TES pursuant to the Services Agreement. The shareholders of Resaca approved the Services Agreement, as amended, at a special meeting on June 4, 2008.

Value of the Transaction

        From January 1, 2009 to June 30, 2009, Resaca paid $657,389 to Torch and TES for services and vehicle use provided pursuant to the Services Agreement.

Other

        On October 20, 2009, Cano entered into a Stock Voting Agreement with S. Jeffrey Johnson, its Chief Executive Officer and Chairman of its board of directors, which provides, among other things, that Mr. Johnson will vote all of his shares of Cano stock in favor of the Series D Amendment. Mr. Johnson owns approximately 3.7% of the Cano preferred stock. During the six months ended December 31, 2009, Cano paid Mr. Johnson a cash preferred dividend payment of approximately $39,000.

Policies Related to Related Party Transactions

        At such time as the combined company becomes subject to SEC rules and regulations or the NYSE Amex Company Guide, the "Approval of Related Party Transactions" section of the Audit Committee's charter shall become applicable. The combined company shall not enter into a related party transaction unless such transaction is reviewed for potential conflicts of interest by the Audit Committee and is approved by the Audit Committee. Under the Audit Committee charter, a transaction will be considered a "related party transaction" if the transaction would be required to be disclosed under Item 404 of Regulation S-K. The related party transactions described in this section occurred prior to adoption of these policies, and as such, these transactions were not subject to the approval and review procedures described above, although the Rig Acquisition and the Services Agreement were approved by our board in a manner consistent with the Audit Committee's charter.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes certain information regarding securities authorized for issuance under Resaca's equity compensation plans as of April 27, 2010, prior to effectuating the Incentive Plan Amendment, the merger and the Reverse Stock Split.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted-Average Exercise Price of Outstanding Options(1) (b)	Number of Securities to be Issued Upon Vesting of Outstanding Restricted Shares (c)	Number Of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) and (c))(2) (d)
Equity Compensation Plans Approved By Security Holders	2,301,787	$1.66	4,105,515	2,818,572
Equity Compensation Plans Not Approved By Security Holders	NA	NA	NA	NA
Total	2,301,787	$1.66	4,105,515	2,818,572

(1)
Weighted Average price of outstanding options as of April 27, 2010 is calculated as follows:

Grant Date	No. Options	Exercise Price ($)
07/17/2008	1,706,787	$1.98
09/25/2009	395,000	$0.76
11/16/2009	200,000	$0.71
Weighted Average Exercise Price Per Share		$1.66
(2)
The Incentive Plan made 9,225,874 shares available for incentive compensation. As of April 27, 2010, 4,105,515 had initially been awarded in restricted stock and 2,301,787 had been awarded in stock options leaving 2,818,572 shares available in for future issuance.

Indemnification of Directors and Officers

        Resaca's charter provides that Resaca shall indemnify any person who was, is or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (1) is or was a director or officer of Resaca or (2) while a director or officer of Resaca, is or was serving at the request of Resaca as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of any foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, to the fullest extent permitted under Texas Business Organizations Code, which we refer to as the TBOC, as the same exists or may hereafter be amended. Notwithstanding the foregoing, Resaca shall indemnify any such person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. Such rights shall be contract rights and as such shall run to the benefit of any director or officer who is elected and accepts the position of the director or officer of Resaca or elects to continue to serve as a director or officer of Resaca while this provision of the certificate of formation is in effect. Any repeal or amendment of this provision of the certificate of formation shall be prospective only and shall not limit the rights of any such director or officer or the obligations of Resaca with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment. Such right shall include the right to be paid by Resaca expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the TBOC. If a claim for indemnification or advancement of expenses hereunder is not paid in full by Resaca within sixty (60) days after a written claim has been received by Resaca, the claimant may at any time thereafter bring suit against Resaca to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the TBOC, but the burden of proving such defense shall be on Resaca. Neither the failure of Resaca (including the Board or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant, is permissible in the circumstances nor an actual determination by Resaca (including the Board or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification by Resaca is not permissible. In the event of the death of any person having rights of indemnification, such rights shall inure to the benefit of his or her heirs, executors, administrators and personal representatives. These rights shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement or otherwise. The Company may additionally indemnify any employee or agent of Resaca to the fullest extent permitted by law. As used herein, the term "proceeding" means any threatened pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock on a fully-diluted basis, as of April 26, 2010, assuming the completion of the merger, the issuance of Resaca common stock and Resaca preferred stock in conjunction with the merger, the Rig Acquisition and the Reverse Stock Split (assuming ownership of common stock is unchanged since April 26, 2010), both by:

  •
  each director, director nominee and executive officer of Resaca and the combined company;

  •
  all executive officers, director nominees and directors of Resaca and the combined company as a group; and

  •
  each person known by us to own beneficially more than 5% of the outstanding shares of common stock as of April 26, 2010.

        Beneficial ownership has been determined in accordance with applicable SEC rules, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership within 60 days of April 26, 2010. Percentage of ownership before the offering is based on 45,122,849 shares of common stock outstanding on April 26, 2010, after giving effect to the completion of the merger, the issuance of shares of Resaca common stock and Resaca preferred stock in conjunction with the merger, the Rig Acquisition and the Reverse Stock Split and assuming the exercise of all outstanding stock options of Resaca and Cano, 113,786 and 433,551, respectively, and the conversion of preferred stock which would be converted to the equivalent of 5,698,512 shares of common stock. Percentage of ownership after the offering will also include             shares of common stock that we are selling in this offering. The underwriters have an option to purchase up to            additional shares of our common stock from us to cover over-allotments. Unless otherwise indicated, to the knowledge of Resaca, the persons listed in the table below have sole voting and investment powers with respect to the shares indicated. The address of Resaca and the combined company directors and officers is 1331 Lamar, Suite 1450, Houston, Texas 77010.

			Percentage of Shares Beneficially Owned
	Number of Shares Beneficially Owned
Name and Address of Beneficial Owner			Before the Offering	After the Offering
Torch E&P Company(1)	3,212,455		7.1%
Carlson Capital, L.P., Asgard Investment Corp. and Clint D. Carlson(2)	2,354,444		5.2%
Executive officers, director nominees and directors and Chief Executive Officer
J.P. Bryan(3)	3,570,048		7.9%
Chairman of the Board of Directors and Chief Executive Officer
Dennis Hammond	154,204	**	*
President and Chief Operating Officer
Michael J. Ricketts(4)	142,813	**	*
Vice President and Chief Accounting Officer
Donald W. Niemiec(5)	116,686	**	*
Director
John J. Lendrum, III	113,500		*
Vice Chairman of the Board and Director
Patrick M. McKinney(6)	77,395	**	*
Executive Vice President of Corporate Development
William O. Powell, III(7)	33,658	**	*
Director

			Percentage of Shares Beneficially Owned
	Number of Shares Beneficially Owned
Name and Address of Beneficial Owner			Before the Offering	After the Offering
Randy Ziebarth	24,153		*
Vice President of Resaca
John William Sharp Bentley	21,527	**	*
Director
Chris B. Work	21,033		*
Senior Vice President and Chief Financial Officer
Phillip Feiner(8)	19,629	**	*
Vice President, General Counsel and Corporate Secretary
Judy Ley Allen	15,376		*
Director
Mary Lou Fry	7,845		*
Vice President, General Counsel and Secretary of Resaca
Lisa Cohen	6,151		*
Vice President and Treasurer
Garrett Smith(9)	4,302	**	*
Director
Ralph Carthrae	4,133		*
Vice President—Marketing of Resaca
Richard Kelly Plato(10)	—		—
Director of Resaca
All Officers and Directors as a group	4,332,453		9.60%

*
Less than 1%

**
This amount includes stock options.

(1)
The 3,212,455 shares owned by Torch E&P Company are also reflected in the share holdings of J.P. Bryan.

(2)
Carlson Capital, LP ("Carlson Capital"), Asgard Investment Corp. ("Asgard") and Clint D. Carlson ("Carlson") have the power to vote and direct the disposition of (i) 75,082 shares owned by Black Diamond Offshore Ltd. ("Offshore"), (ii) 1,464,818 shares owned by Double Black Diamond Offshore Ltd. ("Double Offshore"), (iii) 716,848 shares owned by Black Diamond Relative Value Offshore, Ltd. ("Relative Value Offshore") and (iv) 97,695 held in a managed account. Carlson is President of Asgard and Chief Executive Officer of Carlson Capital. The principal purpose of Offshore, Double Offshore and Relative Value Offshore is to invest in securities. The principal business of Carlson Capital is to serve as the investment manager to Offshore, Double Offshore and Relative Value Offshore and to a managed account. The principal business of Asgard is serving as the general partner of Carlson Capital.

(3)
The beneficial ownership of the following shares of Resaca common stock are attributable to Mr. Bryan: (i) 136,628 shares owned by Mary Jon Bryan, spouse of Mr. Bryan; (ii) an aggregate of 24,000 shares owned collectively by Adeline James, Eloise James, Josephine James, Bryan James, Ava Leigh Bryan and Gwyneth Bryan, all members of Mr. Bryan's family; (iii) 3,212,455 shares owned by Torch E & P Company (including 664,050 shares issued in the Rig Acquisition); (iv) 181,588 shares personally owned by Mr. Bryan; and (v) vested restricted shares totalling 15,377 shares.

(4)
Includes 16,800 shares issuable upon exercise of outstanding stock options with an exercise price of $5.42 per share, unadjusted for the Reverse Stock Split.

(5)
Includes 8,750 shares issuable upon exercise of outstanding stock options with an exercise price of $4.73 per share, unadjusted for the Reverse Stock Split and 10,500 shares issuable upon exercise of outstanding stock options with an exercise price of $7.25 per share, unadjusted for the Reverse Stock Split and 10,500 shares issuable upon exercise of outstanding stock options with an exercise price of $0.43 per share, unadjusted for the Reverse Stock Split.

(6)
Includes 21,000 shares issuable upon exercise of outstanding stock options with an exercise price of $5.42 per share, unadjusted for the Reverse Stock Split.

(7)
Includes 8,458 shares issuable upon exercise of outstanding stock options with an exercise price of $4.73 per share, unadjusted for the Reverse Stock Split and 10,500 shares issuable upon exercise of outstanding stock options with an exercise price of $7.25 per share, unadjusted for the Reverse Stock Split and 10,500 shares issuable upon exercise of outstanding stock options with an exercise price of $0.43 per share, unadjusted for the Reverse Stock Split.

(8)
Includes 4,200 shares issuable upon exercise of outstanding stock options with an exercise price of $5.75 per share, unadjusted for the Reverse Stock Split and 5,040 shares issuable upon exercise of outstanding stock options with an exercise price of $6.15 per share, unadjusted for the Reverse Stock Split.

(9)
Includes 4,302 shares issuable upon exercise of outstanding stock options with an exercise price of $1.03 per share, unadjusted for the Reverse Stock Split.

(10)
Prior to the closing of the merger, Mr. Plato was issued 46,129 shares of restricted shares of Resaca common stock, of which 15,376 shares vested on July 17, 2009 and 30,753 shares will vest in full upon the completion of the merger. Once the merger is finalized, Mr. Plato will resign from Resaca's board of directors.

DESCRIPTION OF CAPITAL STOCK

        Pursuant to its charter, Resaca has the authority to issue an aggregate of 250,000,000 shares of capital stock, consisting of 230,000,000 shares of Resaca common stock and 20,000,000 shares of Resaca preferred stock. On April 27, 2010, Resaca had 96,947,494 shares of Resaca common stock outstanding and no shares of Resaca preferred stock outstanding. If the Resaca shareholders approve the Reverse Stock Split, the number of shares of Resaca capital stock authorized will remain unchanged and Resaca's 96,947,494 outstanding shares of Resaca common stock will be converted by a one-to-five ratio into approximately 19,389,499 shares of Resaca common stock outstanding immediately prior to the merger and issuance of additional shares in this offering.

        Selected provisions of Resaca's charter documents are summarized below, however, you should read the charter documents, which are filed as exhibits to the form S-1 registration statement of which this prospectus is a part, for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a shareholder.

Resaca Common Stock

        Voting rights.    Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of Resaca's shareholders. Resaca's shareholders do not have the right to cumulate their votes in the election of directors.

        Dividends, distributions and stock splits.    Holders of Resaca common stock are entitled to receive dividends if, as and when such dividends are declared by Resaca's board out of assets legally available therefor after payment of dividends required to be paid on shares of Resaca preferred stock, if any.

        Liquidation.    In the event of any dissolution, liquidation, or winding up of Resaca's affairs, whether voluntary or involuntary, after payment of its debts and other liabilities and making provision for any holders of its Resaca preferred stock who have a liquidation preference, Resaca's remaining assets will be distributed ratably among the holders of Resaca common stock.

        Fully paid.    All shares of Resaca common stock outstanding are fully paid and nonassessable.

        Other rights.    Holders of Resaca common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for its securities.

Resaca Preferred Stock

        Prior to the merger, Resaca's board of directors has the authority to issue up to 20,000,000 shares of Resaca preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the Resaca common stock, without further vote or action by the shareholders. One of the effects of undesignated preferred stock may be to enable Resaca's board of directors to render more difficult or to discourage an attempt to obtain control of Resaca by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of its management.

        In connection with the merger, the Resaca board of directors will adopt a resolution to fix the rights, preferences, privileges and restrictions of a class of Series A Convertible Preferred Stock, comprised of 49,116 shares, in the form of a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, which we refer to as the Resaca Preferred Stock Certificate of Designations. The following is a summary of selected provisions of the Resaca Preferred Stock Certificate of Designations. However, you should read the proposed Resaca Preferred Stock Certificate of Designations, which is filed as an exhibit to this prospectus, for other provisions that may be important to you.

        Dividends.    The Resaca preferred stock has a dividend rate of 7.875% per year (or 15% upon the occurrence of a Triggering Event (as defined below)) payable quarterly in cash or in stock as an adjustment to the number of shares of Resaca common stock issuable upon conversion.

        Conversion Right.    Shares of Resaca preferred stock are convertible into shares of Resaca common stock at any time at an initial conversion price of $0.9926 per share (which does not reflect the Reverse Stock Split and will be adjusted to reflect the Reverse Stock Split), subject to adjustment for certain dilutive issuances, stock splits, stock dividends and other similar transactions.

        Adjustments to Conversion Price.    Immediately after certain dilutive issuances of Resaca common stock, subdivision (by stock split, stock dividend, recapitalization or otherwise) or combination (by combination, reverse stock split or otherwise) or any other events (such as the granting of stock appreciation rights, phantom stock rights or other rights with equity features), the conversion price shall be adjusted. Issuances of Resaca common stock or common stock equivalents (other than certain excluded issuances as discussed below, which we refer to as excluded securities) at a per share price less than the then conversion price in effect immediately prior to such issuances shall result in a weighed average conversion price adjustment; provided, however, that for the first nine (9) months following the initial issuance date of the Resaca preferred stock, which we refer to as the initial issuance period, any issuances of Resaca common stock or common stock equivalents at a per share price less than the market price of $0.7941 per share (which does not reflect the Reverse Stock Split), rather than the then conversion price in effect, shall result in a weighed average conversion price adjustment. In addition, for the first nine (9) months following the initial issuance date of the Resaca preferred stock without the prior written consent of a majority of the holders of Resaca preferred stock, Resaca may not issue Resaca common stock (excluding issuances of excluded securities) for which it receives proceeds (net of offering expenses, discounts and fees) of more than $50 million at a gross price per share below the market price of $0.7941 per share (which does not reflect the Reverse Stock Split). Excluded securities include Resaca common stock issued or deemed issued in connection with (i) an approved employee stock plan, (ii) upon conversion of the Resaca preferred stock, (iii) in connection with the merger or the Reverse Stock Split, (iv) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds to Resaca in excess of $50 million (other than an "at-the-market offering" or "equity lines"), (v) in connection with any strategic acquisition or transaction whether through an acquisition of stock or a merger of any business, assets or technologies the primary purpose of which is not to raise equity capital, (vi) upon conversion, exercise or exchange of options or convertible securities or vesting of restricted stock and (vii) in connection with any stock split, stock dividend, recapitalization or similar transaction by Resaca. Resaca common stock issued in the offering or, if the offering is not completed, any subsequent offering completed for the sole purpose of facilitating and consummating the merger and related transactions, which we refer to as a subsequent offering, shall not be an excluded security.

        Additional Resaca Preferred Stock; Variable Securities; Dilutive Issuances.    For so long as any Resaca preferred stock is outstanding, Resaca will not, without the prior written consent of the holders of a majority of the outstanding Resaca preferred stock, issue any Resaca preferred stock, and Resaca shall not issue any other securities that would cause a breach or default under the Resaca Preferred Stock Certificate of Designations. In addition, should Resaca, in any manner, issue or sell (i) any rights, warrants or options to subscribe for or purchase Resaca common stock or (ii) any stock or securities directly or indirectly convertible into or exchangeable or exercisable for Resaca common stock at a conversion, exchange or exercise price which varies or may vary after issuance with the market price of Resaca common stock.

        Mandatory Redemption at Maturity.    If any Resaca preferred stock remains outstanding on October 6, 2012, Resaca shall redeem such Resaca preferred stock for a conversion amount in cash equal to the sum of the Additional Amount and the stated value of $1,000. "Additional Amount" equals the product of (x) the result of the formula: (dividend rate)(N/360) and (y) the stated value of $1,000.

        Redemption Option Upon Triggering Event.    After a Triggering Event, each holder shall have the right to require us to redeem all or a portion of such holder's Resaca preferred stock equal to the greater of (i) 125% of the conversion amount and (ii) the product of (A) the conversion rate equal to conversion amount/conversion price in effect at such time and (B) the greater of the closing sale price of the Resaca common stock on the trading day immediately preceding such Triggering Event, the closing sale price of the Resaca common stock on the day immediately following such Triggering Event and the closing sale price of the Resaca common stock on the date the holder delivers the notice of redemption at the holder's option.

        A "Triggering Event" occurs if:

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  Resaca common stock is suspended from trading or fails to be listed on the NYSE Amex, the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market for a period of 10 consecutive trading days or for more than an aggregate of 20 trading days in any 365-day period;

  •
  Resaca fails to convert and does not cure this conversion failure within 10 business days after the applicable conversion date or give notice to any holder at any time of Resaca's intention not to comply with a request for conversion;

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  Resaca fails to pay, and continues to fail to pay for at least 5 business days, to the holder any amounts when and as due pursuant to the Resaca Preferred Stock Certificate of Designations or any of the other agreements entered into in connection with the certificate of designation, which we refer to as the transaction documents;

  •
  a court (i) enters a decree or order of voluntary or involuntary bankruptcy, insolvency, reorganization or other similar proceeding, (ii) appoints a custodian, receiver, liquidator or other similar official, or (iii) orders the winding up or liquidation of affairs, in respect of us or any joint venture or any entity in which Resaca, directly or indirectly, owns capital stock or hold an equity or similar interest or of any substantial part of Resaca's property and such decree or order is unstayed and in effect for 60 consecutive days;

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  Resaca or any subsidiary (i) commences a voluntary bankruptcy, insolvency, reorganization or other similar proceeding, (ii) consents to an involuntary proceeding or appointment of a custodian, receiver, liquidator or other similar official, (iii) makes an assignment for the benefit of creditors, (iv) admits in writing its inability to pay debts generally as they become due, or (v) takes corporate action in furtherance of any such action;

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  Resaca defaults with respect to any indebtedness, which default has not been waived, and any applicable grace period has expired; or

        Notwithstanding, neither the merger, nor the offering or any subsequent offering (as defined in "Adjustments to Conversion Price" on page 151), nor the Reverse Stock Split, regardless of when the merger, the offering or any subsequent offering occurs shall be considered a Triggering Event.

        Change of Control Redemption Right.    At any time during the period beginning after a holder's receipt of notice of a change of control (as defined below) and ending on the date that is 20 trading days after the consummation of such change of control, such eligible holder may require us to redeem all or any portion of such holder's Resaca preferred stock at a premium.

        A change of control means any fundamental transaction (as defined below) other than (i) any reorganization, recapitalization or reclassification of the common stock in which holders of Resaca's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the Resaca board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of Resaca's incorporation. A fundamental transaction generally includes the following, whether in one or more related transactions: mergers or consolidations involving us, sales, assignments or transfers of all or substantially all of Resaca's assets, certain tender offers and business combinations in which another person acquires more than 50% of Resaca voting stock, reclassifications of Resaca common stock and any person becoming the beneficial owner of 50% of Resaca voting stock.

        Other Rights.    Resaca shall not enter into or be party to a fundamental transaction unless (i) the successor entity assumes in writing all of Resaca's obligations under the Resaca Preferred Stock Certificate of Designations and the other transaction documents pursuant to written agreements in form and substance satisfactory to a majority of the holders of the outstanding Resaca preferred stock and approved by such holders prior to such fundamental transaction and (ii) the successor entity is a publicly traded corporation whose common stock is quoted on or listed for trading on the American Stock Exchange, New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market.

        If at any time Resaca grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Resaca common stock, but excluding issuances of Resaca common stock in the offering or any subsequent offering, (as defined in "Adjustments to Conversion Price" on page 151) which we collectively refer to as purchase rights, the holders will be entitled to acquire the aggregate purchase rights which such holder could have acquired if such holder had held the number of shares of Resaca common stock acquirable upon complete conversion of the Resaca preferred stock immediately before the date on which a record is taken for the grant, issuance or sale of such purchase rights, or, if no such record is taken, the date as of which the record holders of Resaca common stock are to be determined for the grant, issue or sale of such purchase rights.

        Following the occurrence of an asset sale (as defined below), a holder may require Resaca to redeem, with the available asset sale proceeds (as defined below), all or any portion of the Resaca preferred stock held by such holder. For so long as any Resaca preferred stock is outstanding, Resaca shall not, and shall not permit any of its subsidiaries to, directly or indirectly, consummate any asset sale unless Resaca receives consideration at the time of the asset sale at least equal to the fair market value of the assets or capital stock and all warrants, options or other rights to acquire capital stock issued or sold or otherwise disposed of.

        An asset sale means, in one transaction or a series of related transactions, (i) the sale, lease, conveyance or other disposition of any assets or rights other than in the ordinary course of business consistent with past practice, or (ii) the sale of equity interests in any of Resaca subsidiaries, which sale, lease conveyance or other disposition of assets or rights or sale of equity interests generates proceeds to us equal to or greater than $15,000,000; provided, however, that neither (A) a sale, lease, conveyance or other disposition of the Cano Rich Valley Properties nor (B) any sale, lease, conveyance or other disposition of the Barnett Shale Properties made solely for the purpose of contributing such Cano Barnett Shale Properties to a joint venture entity in which Resaca, or one of its wholly-owned subsidiaries, owns any equity interests thereof, shall be considered an asset Sale for purposes of the Resaca Preferred Stock Certificate of Designations.

        Available asset sale proceeds means, for any asset sales, the difference between (i) the cash proceeds generated in such asset sale and (ii) the outstanding principal amount (including any interest thereon) of the senior debt; provided, however, that in the event of any asset sale relating to the Cano Barnett Shale Properties the available asset sale proceeds shall be equal to the difference between (A) the cash proceeds generated in such asset sale and (B) $15,000,000.

        Voting Rights.    Subject to certain limitations on conversion, each holder shall be entitled to the whole number of votes equal to the lesser of (i) the number of shares of Resaca common stock into which the holder's Resaca preferred stock would be convertible and shall otherwise have voting rights and powers equal to the voting rights and powers of the Resaca common stock and (ii) the number of shares of Resaca common stock into which such holder's Resaca preferred stock would be convertible if the conversion price on the record date for the vote or consent of shareholders is deemed to be the market price of $0.7941 (which does not reflect the Reverse Stock Split), as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction. The Resaca preferred stock shall vote as a class with the holders of Resaca common stock as if they were a single class of securities upon any matter submitted to a vote of shareholders, except those matters required by law or by the terms of the Resaca Preferred Stock Certificate of Designations to be submitted to a class vote of the holders of Resaca preferred stock, in which case the holders of Resaca preferred stock only shall vote as a separate class.

        Liquidation Preference.    In the event of any voluntary or involuntary liquidation, distribution of assets (other than the payment of dividends), dissolution or winding-up of Resaca's business, the Resaca preferred stock shall have preferential rights to holders of any of Resaca's capital stock of any class junior in rank to the Resaca preferred stock in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of Resaca's business. All shares of Resaca common stock shall be of junior rank to all Resaca preferred stock.

        The Resaca preferred stock is entitled to a liquidation preference equal to the stated value of the Resaca preferred stock plus accrued dividends.

        Ranking; Issuances of Other Securities.    Without the prior express written consent of a majority of the holders of the outstanding Resaca preferred stock, Resaca shall not authorize or issue additional or other capital stock that is of senior or pari-passu rank to the Resaca preferred stock in respect of the preferences as to distributions and payments upon Resaca's voluntary or involuntary liquidation, dissolution or winding up, the assets of which constitute all or substantially all of the assets of Resaca and Resaca subsidiary's business taken as a whole, in a single transaction or series of transactions. Resaca may issue other preferred stock that is junior in rank to the Resaca preferred stock, provided that the maturity date (or any other date requiring redemption or repayment of such preferred stock) of any such junior preferred stock is not on or before the 91st day following the maturity date October 6, 2012, unless extended.

        Issuances of Equity-Linked Securities.    For so long as any Resaca preferred stock is outstanding, Resaca will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of, any of Resaca indebtedness or indebtedness of Resaca subsidiaries that is, any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Resaca common stock, options, convertible securities or other capital stock.

        Covenants.    The affirmative vote or the written consent of the holders of at least a majority of the aggregate shares of Resaca preferred stock then outstanding, voting together as a single class, will be required for Resaca to:

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  amend or repeal any provision of, or add any provision to, Resaca's certificate of formation or bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Resaca preferred stock, regardless of whether any such action shall be by means of amendment to the Resaca certificate of formation or by merger, consolidation or otherwise;

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  increase or decrease (other than by conversion) the authorized number of shares of Resaca preferred stock;

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  create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or in parity with the Resaca preferred stock with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of Resaca's business;

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  purchase, repurchase or redeem any shares of Resaca common stock (other than pursuant to equity incentive agreements with employees giving Resaca the right to repurchase shares upon the termination of services at cost);

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  pay dividends or make any other distribution on Resaca common stock;

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  whether or not prohibited by the terms of the Resaca preferred stock, circumvent a right of the Resaca preferred stock.

        The issuance of shares of the Resaca preferred stock by Resaca's board of directors as described above may adversely affect the rights of the holders of Resaca common stock. For example, Resaca preferred stock issued by Resaca shall rank superior to the Resaca common stock as to dividend rights and liquidation preference, shall have preferred voting rights and is convertible into shares of Resaca common stock. Accordingly, the issuance of shares of Resaca preferred stock may discourage bids for Resaca common stock or may otherwise adversely affect the market price of Resaca common stock.

Investors Rights Agreement with Holders of Resaca Preferred Stock

        In connection with the issuance of the Resaca preferred stock to the current holders of the Cano preferred stock, Resaca entered into an investors rights agreement with the holders of the Resaca preferred stock on April 5, 2010. The following is a summary of selected provisions of the investors rights agreement. However, you should read the investors rights agreement which is filed as an exhibit to this prospectus, for other provisions that may be important to you.

  Registration Rights

        The investors rights agreement grants such shareholders substantially similar registration and other rights currently associated with the Cano preferred stock. Specifically, the investors rights agreement requires that Resaca will file a registration statement with the SEC covering the resale of the Resaca common stock underlying the Resaca preferred stock within 45 days after the effective date of the merger. If the registration statement is not filed with the SEC within such time, Resaca must pay 1.5% of the aggregate purchase price of the Resaca preferred stock and an additional 1.5% for every 30 days the registration statement is not filed. If the registration statement is not declared effective by the SEC within 90 days of the effective date of the merger if there is not any review of the registration statement by the SEC or within 120 days of the effective date of the merger if there is any review of the registration statement by the SEC, Resaca must pay 1.5% of the aggregate purchase price of the Resaca preferred stock and an additional 1.5% for every 30 days it is not effective. In addition, subject to certain exceptions, Resaca is to maintain the effectiveness of the registration statement and if the effectiveness of the registration statement is not maintained, then Resaca must pay 1.5% of the aggregate purchase price of the Resaca preferred stock and an additional 1.5% for every 30 days it is not maintained. The maximum aggregate of all registration delay payments is 10% of the aggregate purchase price of the Resaca preferred stock.

        Pledging of Resaca Preferred Stock.    Resaca preferred stock may be pledged by an investor in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Resaca preferred stock. The pledge of Resaca preferred stock shall not be deemed to be a transfer, sale, or assignment of such stock.

        Additional Registration Statements.    Except for registration statements filed in connection with the merger or the offering, until the date that a registration statement covering the shares of Resaca common stock issuable upon conversion of the Resaca preferred stock becomes effective, Resaca shall not file a registration statement under the Securities Act relating to securities that are not the Resaca preferred stock or Resaca common stock issuable upon conversion of Resaca preferred stock.

        Corporate Existence.    So long as any Resaca preferred stock is owned, Resaca shall not be party to any Fundamental Transaction (as defined in the Resaca Preferred Stock Certificate of Designations) unless Resaca is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Resaca Preferred Stock Certificate of Designations.

        Reservation of Shares of Common Stock.    Resaca shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 130% of the maximum number of shares of Resaca common stock issuable upon conversion of the Resaca preferred stock.

        Additional Issuances of Resaca Equity.    Until no Resaca preferred stock remains outstanding, Resaca will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its subsidiaries' equity or equity equivalent securities, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Resaca common stock or Resaca common stock equivalents, which we refer to as a subsequent placement, unless Resaca shall has, among other things, completed the following:

          (1)   Resaca shall deliver to each holder of Resaca preferred stock a written notice, which we refer to as the offer notice, of any proposed or intended issuance or sale or exchange, which we refer to as the offer, of the securities being offered, which we refer to as the offered securities, in a subsequent placement, which offer notice shall (w) identify and describe the offered securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the offered securities to be issued, sold or exchanged, (y) identify the persons or entities (if known) to which or with which the offered securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with such holder of Resaca preferred stock 30% of the offered securities allocated among such holders of Resaca preferred stock (a) based on such holder's of Resaca preferred stock pro rata portion of the aggregate number of Resaca preferred stock held as of the date of such offer notice, which we refer to as the basic amount, and (b) with respect to each holder of Resaca preferred stock that elects to purchase its basic amount, any additional portion of the offered securities attributable to the basic amounts of other holders of Resaca preferred stock as such holder of Resaca preferred stock shall indicate it will purchase or acquire should the other holders of Resaca preferred stock subscribe for less than their basic amounts, which we refer to as the undersubscription amount, which process shall be repeated until the holders of Resaca preferred stock shall have an opportunity to subscribe for any remaining undersubscription amount.

          (2)   To accept an offer, in whole or in part, such holders of Resaca preferred stock must deliver a written notice to Resaca prior to the end of the third (3rd) business day after such holder's of Resaca preferred stock receipt of the offer notice, which we refer to as the offer period, setting forth the portion of such holder's of Resaca preferred stock basic amount that such holder of Resaca preferred stock elects to purchase and, if such holder of Resaca preferred stock shall elect to purchase all of its basic amount, the undersubscription amount, if any, that such holder of Resaca preferred stock elects to purchase, which we refer to as the notice of acceptance. If such holder of Resaca preferred stock does not deliver the notice of acceptance prior to the end of the offer period, then such holder of Resaca preferred stock shall be deemed to have waived such holder's of Resaca preferred stock rights to purchase any offered securities in the subsequent placement which is the subject of the offer notice.

          (3)   Resaca shall have one hundred twenty (120) days from the expiration of the offer period above (i) to offer, issue, sell or exchange all or any part of such offered securities as to which a notice of acceptance has not been given by the holders of Resaca preferred stock, which we refer to as the refused securities, pursuant to a definitive agreement(s), which we refer to as the subsequent placement agreement, but only to the offerees described in the offer notice and only upon terms and conditions that are not more favorable to the acquiring person or persons or less favorable to Resaca than those set forth in the offer notice and (ii) to publicly announce (a) the execution of such subsequent placement agreement, and (b) either (x) the consummation of the transactions contemplated by such subsequent placement agreement or (y) the termination of such subsequent placement agreement, which shall be filed with the SEC on a Current Report on Form 8-K with such subsequent placement agreement and any documents contemplated therein filed as exhibits thereto.

          (4)   In the event Resaca shall propose to sell less than all the refused securities, then each holder of Resaca preferred stock may, at its sole option and in its sole discretion, reduce the number or amount of the offered securities specified in its notice of acceptance to an amount that shall be not less than the number or amount of the offered securities that such holder of Resaca preferred stock elected to purchase as set forth in the investors rights agreement.

          (5)   Upon the closing of the issuance, sale or exchange of all or less than all of the refused securities, the holders of Resaca preferred stock shall acquire from Resaca, and Resaca shall issue to the holders of Resaca preferred stock, the number or amount of offered securities specified in the notices of acceptance, as reduced pursuant to the investors rights agreement if the holders of Resaca preferred stock have so elected, upon the terms and conditions specified in the offer.

          (6)   Any offered securities not acquired by the holders of Resaca preferred stock or other persons in accordance with certain provisions of the investors rights agreement may not be issued, sold or exchanged until they are again offered to the holders of Resaca preferred stock under the procedures specified in the investors rights agreement.

        Notwithstanding the foregoing, the foregoing preemptive rights of the Resaca preferred stockholders do not extend to issuances of excluded securities (as defined in Adjustments to Conversion Price or the issuance of Resaca common stock in the offering, regardless of whether the offering occurs before, simultaneously with or after the merger.

Anti-Takeover Law and Certain Charter and Bylaw Provisions

        Resaca's certificate of formation, bylaws and the TBOC contain certain provisions that could discourage potential takeover attempts and make it more difficult for Resaca shareholders to change management or receive a premium for their shares.

Limitation of Liability; Indemnification

        Resaca's charter documents contain certain provisions permitted under the TBOC relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

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  for any breach of the director's duty of loyalty to Resaca or Resaca's shareholders;

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  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  an act or omission for which liability of a director is expressly provided by an applicable statute; and

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  for any transaction from which the director derives an improper personal benefit.

        These provisions do not limit or eliminate Resaca's rights or those of any shareholders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

        Resaca's charter documents also provide that Resaca must indemnify its directors and officers to the fullest extent permitted by Texas law and also provide that it must advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by Texas law, subject to very limited exceptions.

        Resaca has or may enter into separate indemnification agreements with its directors and officers that may, in some cases, be broader than the specific indemnification provisions contained in its certificate of incorporation, bylaws or the TBOC. The indemnification agreements may require Resaca, among other things, to indemnify the officers and directors against certain liabilities, other than liabilities arising from willful misconduct, that may arise by reason of their status or service as directors or officers. Resaca believes that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as directors and officers.

Stock Exchanges

        Our common stock is currently listed on the AIM under the symbols "RSOX" and "RSX," and following the completion of the merger will be listed on the AIM under the symbol "RSOX," and has been approved for listing on the NYSE Amex upon notice of issuance under the symbol "RSOX." The last reported sale price of our common stock as reported on the AIM on April 26, 2010 was $0.70 per share.

Transfer Agent and Registrar

        Prior to the merger, the Transfer Agent and Registrar for the Resaca common stock will be Computershare Investor Services (Channel Islands) Limited. Its phone number is +44 (0) 1534 825 292. Immediately following the merger, the Transfer Agent and Registrar for the Resaca common stock will be Computershare Trust Company N.A. Its phone number is 800-962-4284.

 SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have             shares of our common stock outstanding (or              shares if the underwriters exercise their over-allotment option). All of the shares sold in this offering by us (including shares sold pursuant to any exercise of the underwriters' over-allotment option) will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act") or otherwise, except for:

  •
  any such shares which may be held or acquired by an "affiliate" of ours, as that term is defined in Rule 144 promulgated under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below; or

  •
  shares acquired or held by a person who is subject to lock-up arrangements.

        There will be             shares of our common stock eligible for sale in the public market immediately following this offering, subject to the provisions of Rule 144 under the Securities Act.

        Upon completion of this offering, approximately             shares of our common stock will be held by persons who may be deemed to be our affiliates under the Securities Act. In addition, approximately             shares of our outstanding common stock may be deemed "restricted securities" within the meaning of Rule 144. Both shares held by our affiliates and shares that are "restricted securities" may be resold by the holders only in transactions registered under the Securities Act or permitted by the provisions of Rule 144.

        Taking into account the lock-up arrangements following this offering, as described in "Underwriting",             shares of our common stock will be available for sale upon the expiration of the lock-up arrangements in transactions registered under the Securities Act or in accordance with Rule 144 (subject, in some cases, to volume limitations) promulgated under the Securities Act.

        We cannot predict the effect, if any, that future sales of our shares, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares, or the perception that such sales could occur, could adversely affect the prevailing market price of our shares.

Rule 144

        In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the NYSE Amex during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this prospectus, to the extent not subject to lock-up agreements, in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Stock Options

        Immediately after this offering, we intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the 5,845,175 shares of common stock reserved for issuance pursuant to our Incentive Plan. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will, subject to Rule 144 volume limitations applicable to affiliates and the lock-up arrangements described in the "Underwriting" section of this prospectus, be available for sale in the open market.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

        The following general discussion summarizes certain U.S. federal income and, to a limited extent, estate tax consequences relating to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below). Except where noted, this summary deals only with common stock that is held as a "capital asset" (generally, property held for investment).

        A "non-U.S. holder" means a beneficial owner of common stock that is not for U.S. federal income tax purposes any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any of its states or the District of Columbia;

  •
  a partnership or entity treated as a partnership for U.S. federal income tax purposes;

  •
  an estate if its income is subject to U.S. federal income taxation regardless of the source; or

  •
  a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or if the trust has validly elected to continue to be treated as a domestic trust under applicable U.S. Treasury regulations.

        This summary is based upon provisions of the Code and Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with non-U.S., state, local, alternative minimum tax or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the United States federal income tax laws such as (without limitation):

  •
  dealers in securities or foreign currency;

  •
  tax-exempt entities;

  •
  banks;

  •
  thrifts;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  traders in securities that have elected the mark-to-market method of accounting for their securities;

  •
  controlled foreign corporations;

  •
  passive foreign investment companies;

  •
  insurance companies;

  •
  persons that hold our common stock as part of a "straddle," a "hedge" or a "conversion transaction";

  •
  certain U.S. expatriates; and

  •
  pass-through entities for U.S. tax purposes (e.g., partnerships) or investors who hold our common stock through pass-through entities.

        If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holding our common stock, you should consult your tax advisor.

        We have not sought any ruling from the Internal Revenue Service, which we refer to as the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. If you are considering buying our common stock, we urge you to consult your tax advisor about the particular U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock, and the application of the U.S. federal income tax laws to your particular situation.

 Dividends

        We do not presently expect to declare or pay any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will constitute a return of capital that is applied against and reduces the non-U.S. holder's adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under "Gain on Disposition of Common Stock" below. Any dividend paid to a non-U.S. holder of our common stock ordinarily will be subject to withholding of U.S. federal income tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty, unless the dividend is effectively connected with a trade or business carried on by the non-U.S. holder within the United States. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with IRS Form W-8BEN (or applicable substitute or successor form) properly certifying eligibility for the reduced rate.

        Dividends paid to a non-U.S. holder that are effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) generally will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a United States person, as defined under the Code. In such cases, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In order to obtain this exemption from withholding tax, a non-U.S. holder must provide us with an IRS Form W-8ECI (or applicable substitute or successor form) properly certifying eligibility for such exemption. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Gain on Disposition of Common Stock

        Any gain realized on the disposition of our common stock by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

  •
  such gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation," or USRPHC, for U.S. federal income tax purposes.

        An individual non-U.S. holder who has gain that is described in the first bullet point immediately above will be subject to tax on the gain derived from the disposition under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation has gain described under the first bullet point immediately above, it generally will be subject to tax on its gain in the same manner as if it were a United States person, as defined under the Code, and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        An individual non-U.S. holder who meets the requirements described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

        With respect to our status as a USRPHC, we believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, so long as our common stock is considered to be "regularly traded on an established securities market," a non-U.S. holder will be taxable on gain recognized on the disposition of our common stock only if the non-U.S. holder actually or constructively holds or held more than 5% of such common stock at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. holder's holding period for our common stock. If our common stock were not considered to be "regularly traded on an established securities market," all non-U.S. holders would be subject to U.S. federal income tax on a disposition of our common stock.

        Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Federal Estate Tax

        If you are an individual, common stock owned or treated as being owned by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person, as defined under the Code), or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding (at the applicable rate) will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S. related financial intermediaries, unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person, as defined under the Code), or such owner otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

Certain Legislative Developments

        Recently enacted legislation would generally impose, effective for payments made after December 31, 2012, a withholding tax of 30% on dividends from, and the gross proceeds of a disposition of, stock paid to certain foreign entities unless various information reporting and due diligence requirements are satisfied. Non-U.S. holders are encouraged to consult their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

WHERE YOU CAN FIND MORE INFORMATION

        We filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov. You may also request copies of these filings, at no cost, by telephone at (713) 650-1246 or by mail to: Resaca Exploitation, Inc., 1331 Lamar, Suite 1450, Houston, Texas 77010, Attention: General Counsel.

        We maintain an Internet website at www.resacaexploitation.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus.

        The other information we file with the SEC and that is available on our website is not part of the registration statement of which this prospectus forms a part.

 UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated                        , 2010, we have agreed to sell to the underwriters named below, for whom RBC Capital Markets Corporation is acting as representative, the following respective numbers of shares of common stock:

Underwriters	Number of Shares
RBC Capital Markets Corporation
Seymour Pierce Limited
Canaccord Adams
Madison Williams and Company LLC
Morgan Keegan & Company, Inc.
Natixis Bleichroeder LLC
Pritchard Capital Partners, LLC

Total

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to            additional shares at the offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

        The underwriters propose to offer the shares of common stock directly to the public at the offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $            per share. After the offering, RBC Capital Markets Corporation may change the offering price and concession.

        The following table summarizes the compensation we will pay:

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Underwriting discounts and commissions paid by us	$	$	$	$

        The expenses of the offering that are payable by us are estimated to be $            (exclusive of underwriting discounts and commissions).

        Upon or prior to execution of the underwriting agreement, we will have agreed that we will not issue, sell, transfer or dispose of any shares of our common stock or securities convertible into or exercisable for any shares of our common stock, without the prior written consent of RBC Capital Markets Corporation for a period of one hundred eighty (180) days, which shall be reduced to one hundred twenty (120) days in connection with an acquisition of assets or a merger, after the date of the underwriting agreement, other than in this offering in accordance with the terms of the underwriting agreement. If we issue an earnings release or material news, or a material event relating to us occurs, during the last 17 days of the 180-day lock-up period, or if we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day lock-up period, the restrictions imposed by these lock-up agreements may be extended until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event for all such shares. In addition, our executive officers, directors and certain stockholders will have agreed that they will not sell, transfer or otherwise dispose of any shares of our common stock or securities convertible into or exercisable for any shares of our common stock without the prior written consent of RBC Capital Markets Corporation for a period of one hundred eighty (180) days after the date of the underwriting agreement subject to certain exceptions, including the payment of tax liability in connection therewith.

        We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        Our common stock is currently listed on the AIM under the symbols "RSOX" and "RSX," and will be listed on or prior to the closing of this offering on the NYSE Amex under the symbol "RSOX" and following completion of the merger will be listed on the AIM under the symbol "RSOX."

        In the ordinary course of business, certain of the underwriters and their affiliates have provided and may in the future provide financial advisory, investment banking and general financing and banking services for us and our affiliates for customary fees. Seymour Pierce Limited has and will continue to serve as Resaca's Nominated Advisor and Broker on the AIM market of the London Stock Exchange. RBC Capital Markets Corporation has acted as advisor to Cano in connection with our merger with Cano and in connection with our exchange of shares of our preferred stock for currently outstanding shares of Cano's preferred stock. Affiliates of Natixis Bleichroeder LLC and Morgan Keegan & Company, Inc. are lenders under our New Facility. In addition, RBC Capital Markets Corporation owns approximately            shares of Cano and Seymour Pierce Limited owns approximately            shares of Resaca.

        An affiliate of Natixis Bleichroeder LLC is a lender under Cano's Union Bank/Natixis Credit Agreement and will receive its respective share of any repayment by us of amounts outstanding under Cano's Union Bank/Natixis Credit Agreement from the proceeds of this offering. See "Use of Proceeds." Because we intend to use the net proceeds from this offering to repay loans outstanding under Cano's Union Bank/Natixis Credit Agreement, each of the underwriters whose affiliates will receive at least 5% of the net proceeds is considered by the Financial Industry Regulatory Authority, or FINRA, to have a conflict of interest with us in regards to this offering. Accordingly, this offering is being conducted in compliance with Rule 2720 of the NASD Conduct Rules (which are part of the FINRA Rules).

        In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the AIM or the NYSE Amex or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering. RBC Capital Markets Corporation may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations.

Notice to Prospective Investors in the EEA

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  by the underwriters to fewer than 100 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

        For the purposes of this provision, and your representation below, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

  (a)
  it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

  (b)
  in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, which we refer to as the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

        The validity of the Resaca common stock offered hereby will be passed upon for us by Haynes and Boone, LLP, Houston, Texas, our counsel. Vinson & Elkins L.L.P., Houston, Texas, will pass upon certain legal matters in connection with this offering for the underwriters.

EXPERTS

        The consolidated financial statements of Resaca as of June 30, 2009 and 2008, and for each of the three years in the period ended June 30, 2009 appearing in this prospectus have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Cano as of June 30, 2009 and 2008, and for each of the three years in the period ended June 30, 2009, as set forth beginning on page F-65 of this prospectus, have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        Certain information with respect to the oil and gas reserves associated with Resaca's oil and gas properties is derived from the reports of Haas Petroleum Engineering Services, Inc., an independent petroleum consulting firm, and has been included in this document upon the authority of said firms as experts with respect to the matters covered by such reports and in giving such reports. Certain information with respect to the oil and gas reserves associated with Cano's oil and gas properties is derived from the reports of Miller and Lents, Ltd., an independent petroleum consulting firm, and has been included in this document upon the authority of said firms as experts with respect to the matters covered by such reports and in giving such reports.

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        The following unaudited pro forma combined financial data is designed to show how the merger of Resaca and Cano might have affected historical financial statements if the merger had been completed at an earlier time and was prepared based on the historical financial results reported by Resaca and Cano. The following should be read in connection with (i) the Resaca restated audited consolidated balance sheet as of June 30, 2009 and the Resaca restated audited consolidated statement of operations for the year ended June 30, 2009; (ii) the Resaca restated unaudited consolidated balance sheet as of December 31, 2009 and the Resaca restated unaudited consolidated statements of operations for the six months ended December 31, 2009; (iii) the Cano audited consolidated balance sheet as of June 30, 2009 and the Cano audited consolidated statement of operations for the year ended June 30, 2009; and (iv) the Cano unaudited consolidated balance sheet as of December 31, 2009 and the Cano unaudited consolidated statements of operations for the six months ended December 31, 2009, all beginning on page F-11 of this prospectus.

        The following unaudited pro forma combined financial statements were prepared to present the effect of the merger to be accounted for as an acquisition of Cano by Resaca using the "purchase" method of accounting. In addition, Resaca will continue to use the full cost method of accounting for oil and gas properties. The unaudited pro forma combined financial statements give effect to the following transactions:

  •
  the Reverse Stock Split;

  •
  the issuance of approximately 19,264,518 shares of Resaca common stock to the stockholders of Cano pursuant to the merger with Cano, which includes approximately 125,056 shares of Resaca common stock issuable on the exercise of certain Cano stock options; and

  •
  the issuance of 27,963 shares of Resaca preferred stock (calculated as of April 27, 2010) to the preferred stockholders of Cano.

        The unaudited pro forma as adjusted combined financial information gives additional effect to the issuance of             shares of common stock in this offering, the repayment of $       million of existing indebtedness of the combined company with $         million of net proceeds from this offering, and the refinancing of $       million of the existing indebtedness of the combined company with $         million from the New Facility.

        The unaudited pro forma combined balance sheet as of December 31, 2009 is based on the restated unaudited consolidated balance sheet of Resaca and the unaudited consolidated balance sheet of Cano both as of December 31, 2009 included in this prospectus and gives effect to the transactions listed above as if they had occurred on December 31, 2009 (other than preferred stock outstanding which is as of April 27, 2010).

        The unaudited pro forma combined statement of operations for the year ended June 30, 2009 is based on the audited restated consolidated statement of operations of Resaca and the audited consolidated statement of operations of Cano for both the year ended June 30, 2009 included in this prospectus and gives effect to the transactions listed above as if they had occurred on July 1, 2008.

        The unaudited pro forma combined statement of operations for the six months ended December 31, 2009 is based on the restated unaudited consolidated statement of operations of Resaca and the unaudited consolidated statement of operations of Cano for the six months ended December 31, 2009 included in this prospectus and gives effect to the transactions listed above as if they had occurred on July 1, 2008.

        The unaudited pro forma combined financial statements presented herein are based upon assumptions and include adjustments as explained in the notes to the unaudited pro forma combined financial statements, and the actual recording of the transactions upon closing of the merger could differ. The unaudited pro forma combined financial information is not necessarily indicative of the results of operations or the financial position that would have occurred if the transactions described above had been consummated on the dates indicated, nor is it necessarily indicative of future results of operations or financial position. However, management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the transactions discussed above and that the pro forma adjustments give appropriate effect to those assumptions.

        You should read the unaudited pro forma combined financial data together with the historical financial statements of Resaca and Cano. The unaudited pro forma combined financial statements of Resaca and Cano have been included as required by the rules of the SEC and are provided for comparative purposes only.

UNAUDITED PRO FORMA

COMBINED BALANCE SHEET

December 31, 2009

In Thousands, Except Shares and Per Share Amounts	Resaca Historical Amounts(a)	Cano Historical Amounts	Adjustments for Merger and Reverse Stock Split		Pro Forma Subtotal as of December 31, 2009	Adjustments for Offering and New Facility	Pro Forma as Adjusted as of December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$905	$511	$—		$1,416	$	$
Restricted cash	25	—	—		25
Accounts receivable	1,632	2,303	—		3,935
Deferred tax assets	232	—	—		232
Derivative assets	—	2,976	—		2,976
Inventory and other current assets	892	1,465	—		2,357

Total current assets	3,686	7,255	—		10,941

Oil and gas properties	129,103	293,124	(97,724	)(b)	324,503
Less accumulated depletion and depreciation	(11,179)	(42,776)	42,776	(b)	(11,179)

Net oil and gas properties	117,924	250,348	(54,948)		313,324

Fixed assets and other, net	2,436	2,838	—		5,274
Derivative assets	—	654	—		654
Deferred tax asset	—	—	807	(c)	807
Goodwill	—	101	(101	)(d)	—

TOTAL ASSETS	$124,096	$261,196	$(54,242)		$331,000	$	$

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$856	4,427	$—		$5,283	$	$
Accrued liabilities	1,372	1,888	2,917	(e)	6,177
Due to affiliates, net	1,264	—	—		1,264
Deferred tax liabilities	—	807	—		807
Oil and gas sales payable	78	780	—		858
Derivative liabilities	1,419	199	—		1,618
Current portion of long-term debt	—	66,700	—		66,700
Current portion of asset retirement obligations	—	90	—		90

Total current liabilities	4,989	74,891	2,917		82,797
Long-term liabilities
Long-term debt	35,000	—	—		35,000
Asset retirement obligations	4,026	2,950	—		6,976
Derivative liabilities	2,458	3,723	—		6,181
Deferred tax liabilities	232	17,412	(17,412	)(c)	232

Total liabilities	46,705	98,976	(14,495)		131,186

Temporary equity
Series D convertible preferred stock	—	25,961	2,002	(f)	27,963

Commitments and contingencies
Stockholders' equity
Common stock	970	5	(5	)(g)	387
			193	(h)
			(776	)(l)
Additional paid-in capital	92,143	190,211	(190,211	)(g)	160,152
			67,233	(h)
			776	(l)
Retained earnings (accumulated deficit)	(15,772)	(53,260)	53,260	(g)	11,312
			27,084	(b)
Treasury stock, at cost	—	(697)	697	(g)	—

Total stockholders' equity	77,341	136,259	(41,749)		171,851

TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY	$124,046	$261,196	$(54,242)		$331,000	$	$

See Notes to Unaudited Pro Forma Combined Financial Statements.

UNAUDITED PRO FORMA

COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2009

In Thousands, Except Per Share Data	Resaca Historical Amounts(a)	Cano Historical Amounts	Adjustments for Merger and Reverse Stock Split		Pro Forma Subtotal Six Months Ended December 31, 2009	Adjustments for Offering and New Facility	Pro Forma as Adjusted Six Months Ended December 31, 2009
Operating Revenues:
Crude oil sales	$6,360	$9,144	$—		$15,504	$	$
Natural gas sales	753	2,263	—		3,016

Total operating revenues	7,113	11,407	—		18,520

Operating Expenses:
Lease operating	3,467	8,343	—		11,810
Production and ad valorem taxes	337	995	—		1,332
General and administrative	4,268	6,448	—		10,716
Impairment of long-lived assets	—	283	—		283
Exploration expense	—	5,024	(5,024	)(j)	—
Depletion and depreciation	1,884	2,522	(339	)(i)	4,067
Accretion of discount on asset retirement obligations	87	136	—		223

Total operating expenses	10,043	23,751	(5,363)		28,431

Income (loss) from operations	(2,930)	(12,344)	5,363		(9,911)
					—
Other income (expense):
Interest expense and other	(1,661)	(456)	—		(2,117)
Gain (loss) on derivatives	(1,570)	(5,239)	—		(6,809)

Total other income (expense)	(3,231)	(5,695)	—		(8,926)

Income (loss) before income taxes	(6,161)	(18,039)	5,363		(18,837)
Deferred income tax benefit (expense)	(2)	6,044	(1,984	)(k)	4,058

Net income (loss)	(6,163)	(11,995)	3,379		(14,779)
Preferred stock dividend	—	(890)	—		(890)

Net income (loss) applicable to common stock	$(6,163)	$(12,885)	$3,379		$(15,669)	$	$

Net income (loss) per share
Basic and diluted	$(0.06)	$(0.28)			$(0.40)		$

Weighted average common shares outstanding
Basic and diluted	96,694	45,570	(45,570	)(g)	38,882

			19,265	(h)
			278	(e)
			(77,355	)(m)

See Notes to Unaudited Pro Forma Combined Financial Statements.

UNAUDITED PRO FORMA

COMBINED STATEMENT OF OPERATIONS

For the Year Ended June 30, 2009

In Thousands, Except Per Share Data	Resaca Historical Amounts(a)	Cano Historical Amounts	Adjustments for Merger and Reverse Stock Split		Pro Forma Subtotal Year Ended June 30, 2009	Adjustments for Offering and New Facility	Pro Forma as adjusted Year Ended June 30, 2009
Operating Revenues:
Crude oil sales	$12,688	$19,222	$—		$31,910	$	$
Natural gas sales	1,879	5,875	—		7,754
Other revenue	—	312	—		312

Total operating revenues	14,567	25,409	—		39,976

Operating Expenses:
Lease operating	6,623	18,842	—		25,465
Production and ad valorem taxes	1,250	2,352	—		3,602
General and administrative	7,087	19,156	—		26,243
Impairment of long-lived assets	—	26,670	(26,670	)(j)	—
Exploration expense	—	11,379	(11,379	)(j)	—
Depletion and depreciation	3,371	5,720	(891	)(i)	8,200
Accretion of discount on asset retirement obligations	281	305	—		586
Inventory writedown	318	—	—		318

Total operating expenses	18,930	84,424	(38,940)		64,414

Income (loss) from operations	(4,363)	(59,015)	38,940		(24,438)
Other income (expense):
Interest expense and other	(3,981)	(513)	—		(4,494)
Impairment of goodwill	—	(685)	685	(j)	—
Gain (loss) on derivatives	11,055	43,790	—		54,845

Total other income (expense)	7,074	42,592	685		50,351

Income (loss) before income taxes	2,711	(16,423)	39,625		25,913
Deferred income tax benefit	—	4,712	(14,408	)(k)	(9,646)

Net income (loss)	2,711	(11,711)	25,217		16,217
Preferred stock dividend	—	(2,730)	—		(2,730)
Preferred stock repurchased for less than carrying amount	—	10,890	—		10,890

Net income (loss) applicable to common stock	$2,711	$(3,551)	$25,217		$24,377	$	$

Net income (loss) per share
Basic and diluted	$0.03	$(0.08)			$0.64		$

Weighted average common shares outstanding
Basic	92,259	45,361	(45,361	)(g)	37,995

			19,265	(h)
			278	(e)
			(73,807	)(m)
Diluted	92,280	45,361	(45,361	)(g)	37,999

			19,265	(h)
			278	(e)
			(73,824	)(m)

See Notes to Unaudited Pro Forma Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA

COMBINED FINANCIAL STATEMENTS

(a)
The amounts presented in the Resaca historical balance sheet and statement of operations have been reclassified for consistency with the presentation of the Cano historical amounts. Such presentation will be adopted by the combined company post merger.

(b)
The following table summarizes the consideration paid for Cano by Resaca, and the allocation to the assets acquired and liabilities assumed and recognized at the acquisition date.

Consideration
Equity instruments (19,264,518) shares of Resaca common stock per note (h)	$67,426

Recognized amounts of identifiable assets acquired and liabilities assumed
Current assets	$7,255
Oil and gas properties	195,400
Other assets	4,299
Current liabilities (including current portion of long-term debt)	(77,808)
Long-term liabilities	(6,673)
Preferred stock	(27,963)

Total identifiable net assets	94,510

Gain on bargain purchase per note (h)	$27,084

  Under purchase accounting, an acquiring company is required to measure and account for assets acquired, liabilities assumed or incurred, and equity instruments issued in a business combination in accordance with fair value measurements as set forth in ASC 820. The actual purchase price will ultimately be based on the Resaca common share price at the transaction closing date and the allocation of such purchase price is provisional in nature and subject to a fair market valuation of Cano's oil and gas properties on the closing date. We believe the fair value of current assets, other assets, current liabilities and long-term liabilities approximates their respective carrying values. The preferred stock fair value was adjusted to its liquidation value. As of December 31, 2009, the carrying value of Cano's oil and gas properties reflects Cano's historical cost of its oil and gas properties accounted for under the successful efforts method of accounting after the evaluation of impairment based on its estimate of undiscounted cash flows. Under the successful efforts method of accounting, impairment is evaluated if conditions indicate that the carrying value of oil and gas properties may not be recoverable from management's future estimated undiscounted pre-tax cash flow from its oil and gas properties, on a property-by-property basis. At December 31, 2009, Cano determined that no impairment of its oil and gas properties was required. Transaction prices are almost always different than the carrying amounts of assets, or even the cost of initially acquiring and developing a property as prices and costs fluctuate over time. The fair value of Cano's oil and gas properties included in these unaudited pro forma combined financial statements represents the transactional value that an acquirer would pay for the assets, but does not reflect the undiscounted cash flows we expect to recover, which at December 31, 2009 and June 30, 2009, were in excess of the related carrying amounts.

  The provisional fair value of Cano's oil and gas properties is $195.4 million. We analyzed the fair value of Cano's oil and gas properties by reviewing several valuation methods, including valuations based on current production, valuations based on total proved reserves, and risked net asset value ("NAV") using current market risk factors for oil and gas property acquisitions. The $195.4 million value was based on the risked NAV analysis utilizing the December 31, 2009 Haas report on Cano's reserves. We believe the risked NAV analysis is the most appropriate method of valuing

NOTES TO UNAUDITED PRO FORMA

COMBINED FINANCIAL STATEMENTS (Continued)

  Cano's oil and gas properties. Based on the risked NAV analysis, Cano's oil and gas properties will be valued based on the risked value assigned to its reserves. A significant portion of Cano's reserves (approximately 79%) are classified as PUD reserves. The development of PUD reserves, such as implementing waterfloods, requires a large capital outlay and a long lead-time to generate future production. Under current market conditions for oil and gas property acquisitions, significant discounts are applied by acquirers to such PUD reserves. The $54.9 million pro forma reduction applied to Cano's oil and gas properties, as carried under the successful efforts method of accounting, is largely due to the current acquisition market convention of discounting values associated with acquired PUD reserves.

(c)
To adjust Cano's historic deferred tax liabilities based primarily on adjustments to the carrying amount of Cano's oil and gas properties as discussed in note (b), and the establishment of a valuation allowance on Cano's NOL carryforwards. We established the valuation allowance on NOL carryforwards based on our estimation of the combined entity's demonstrated ability to utilize such carryforwards to offset future taxable income. The adjustment results in net deferred tax liability of zero attributable to Cano, reflected as a non-current asset of $0.8 million and a current liability of $0.8 million.

(d)
To eliminate Cano's historical goodwill.

(e)
To record severance liabilities for Cano's change of control provisions for two Cano executives to be terminated at the merger closing in 2010. The pro forma adjustment of $2.9 million consists of anticipated cash payments of $1.9 million and the issuance of $1.0 million in common stock. The actual number of shares to be issued will be determined based on Resaca's share price at the transaction closing date. For purposes of pro forma earnings per share, we have computed the number of shares to be issued based on the Resaca stock price of $0.70 per share on April 26, 2010, resulting in the issuance of approximately 0.3 million shares (after consideration of Reverse Stock Split) pursuant to the change of control provisions.

(f)
To increase the carrying value of the preferred stock to its face value to reflect the current market value of the preferred stock, after giving effect to the amendment to the preferred stock certificate of designation contemplated in the merger agreement.

(g)
To eliminate Cano's historical equity balances and weighted average common shares outstanding.

(h)
To record the issuance of 19,264,518 shares of Resaca common stock, which includes approximately 125,056 shares of Resaca common stock issuable on the exercise of certain Cano stock options, based on Resaca's stock price of $3.50 per share as of April 26, 2010. Both the issuance of common shares and the transaction price were adjusted for the Reverse Stock Split. The stock issuance is valued at $67.4 million, of which $0.2 million is recorded as common stock (par value of $0.01 per share) and $67.2 million is recorded as additional paid-in capital.

  Resaca common stock is not frequently traded. The average volume of shares traded between December 20, 2009 and January 20, 2010 was 6,500 per day as measured against 96.9 million shares outstanding. As a byproduct of infrequent trading activity, small trade volumes have often led to large changes in Resaca's stock price. The recent Resaca stock price of $0.70 on April 26, 2010 (converted to 45.3 pence based on a foreign currency exchange rate of 1.54571 as of April 26, 2010) represents a 26% reduction as compared to the Resaca stock price of 61.5 pence on September 30, 2009 (day after the merger agreement was approved and announced by both Resaca and Cano). Continued fluctuations in Resaca's stock price will affect the valuation of Resaca's ultimate consideration for Cano common shares. Based on the $0.70 stock price, the consideration

NOTES TO UNAUDITED PRO FORMA

COMBINED FINANCIAL STATEMENTS (Continued)

  would be currently valued at $67.4 million exchange rate of and reflect a bargain purchase gain of $27.1 million. Based on the 61.5 pence stock price, the value of the consideration would be $96.4 million (using a foreign currency exchange rate of U.S. $1.6277 per British Pound as of September 30, 2009) and would reflect goodwill of $1.8 million.

  The actual valuation of the Resaca common stock to be issued and the valuation of the net assets of Cano will be estimated based on facts and circumstances in existence at the transaction closing date. The final amounts assigned to Cano's net assets acquired and the value of the Resaca common shares issued to Cano's shareholders could differ from the amounts included in these unaudited pro forma combined financial statements. The largest component of Cano's net assets are its' oil and gas properties, which will be valued at the closing date based on the value assigned to its reserves. Significant assumptions are required in the valuation of proved crude oil and natural gas reserves. For example, changes in market prices for crude oil and natural gas and market demand for oil and gas properties could affect the valuation of proved reserves, which could affect the fair value assigned to Cano's oil and gas properties. A hypothetical increase or decrease of 10% in Resaca's stock price would result in an increase or decrease in the value of Resaca common stock to be issued of approximately $6.7 million.

(i)
As a result of the merger, Cano will adopt the full cost method of accounting for oil and gas properties to conform with the method employed by Resaca. Based on the depletion calculation for the combined entity, depletion expense for the year ended June 30, 2009 and the six months ended December 31, 2009 would be reduced by $0.9 million and $0.3 million, respectively.

(j)
Based on the combined entity ceiling test and purchase accounting entry discussed in note (b), Cano would not have recognized impairment of long-lived assets of $26.7 million, exploration expense of $11.4 million and impairment of goodwill of $0.7 million during the year ended June 30, 2009 and exploration expenses of $5.0 million for six months ended December 31, 2009. Therefore, the pro forma adjustments include the reversal of these expense amounts during the year ended June 30, 2009 and the six months ended December 31, 2009.

(k)
The income tax effect of the expense reductions as discussed in notes (i) and (j), excluding the impairment of goodwill, for the year ended June 30, 2009 and the six months ended December 31, 2009 is $14.4 million and $2.0 million, respectively. The effective income tax rate used is 37%, based on Resaca's combined federal and state statutory rates. The impairment of goodwill is excluded since it is a permanent difference between book and taxable income.

(l)
To record the effect of the Reverse Stock Split. As of December 31, 2009, Resaca had 96,947,494 shares of its $0.01 par value common shares outstanding. If the Reverse Stock Split had occurred on September 30, 2009, Resaca would have had 19,389,499 shares outstanding, resulting in par value of approximately $193,000. The adjustment represents the difference between Resaca's historical par value of $969,000 and the pro forma par value reflecting the Reverse Stock Split of $193,000.

(m)
To adjust weighted average historical shares outstanding for Resaca's Reverse Stock Split, as if such split occurred on July 1, 2008, by dividing Resaca's historical amounts by five.

PRO FORMA COMBINED SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

        The following tables present unaudited pro forma combined information concerning Resaca and Cano's proved oil and gas reserves at June 30, 2008 and June 30, 2009 and certain pro forma information giving effect to the merger as if it had occurred on July 1, 2008. There are numerous uncertainties inherent in estimating the quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represent estimates only and reflects prices and costs at June 30, 2008 and June 30, 2009, and should not be construed as being exact.

	Resaca Historical Amounts	Cano Historical Amounts	Pro Forma Amounts
Reserves—Crude Oil (MBbls)
Reserves at June 30, 2008	14,732	39,116	53,848
Extensions and discoveries	—	2,544	2,544
Sale of minerals in place	—	(1,240)	(1,240)
Purchases	221	—	221
Revisions of prior estimates	(2,796)	(1,338)	(4,134)
Production	(189)	(311)	(500)

Reserves at June 30, 2009	11,968	38,771	50,739

Proved developed reserves at June 30, 2009	6,722	7,027	13,749

	Resaca Historical Amounts	Cano Historical Amounts	Pro Forma Amounts
Reserves—Natural Gas (MMCF)
Reserves at June 30, 2008	18,941	84,439	103,380
Extensions and discoveries	—	472	472
Sale of minerals in place	—	(7,886)	(7,886)
Purchases	284	—	284
Revisions of prior estimates	(5,639)	(14,191)	(19,830)
Production	(287)	(881)	(1,168)

Reserves at June 30, 2009	13,299	61,953	75,252

Proved developed reserves at June 30, 2009	7,502	18,322	25,824

	Resaca Historical Amounts	Cano Historical Amounts	Pro Forma Amounts
Standardized Measure of Discounted Cash Flows: ($000s)
Future cash inflows	$861,424	$2,751,854	$3,613,278
Future production costs	(240,966)	(767,743)	(1,008,709)
Future development costs	(97,151)	(332,677)	(429,828)
Future income taxes	(154,507)	(535,300)	(689,807)

Future net cash flows	368,800	1,116,134	1,484,934
10% annual discount	(232,638)	(834,122)	(1,066,760)

Standardized measure of discounted future net cash flows at June 30, 2009	$136,162	$282,012	$418,174

	Resaca Historical Amounts	Cano Historical Amounts	Pro Forma Amounts
Changes in Standardized Measure of Discounted Future Cash Flows: ($000s)
Balance at June 30, 2008	$445,776	$1,412,543	$1,858,319
Net changes in prices and production costs	(422,943)	(1,598,659)	(2,021,602)
Net changes in future development costs	1,582	(36,746)	(35,164)
Sales of oil and gas produced, net	(7,531)	(6,552)	(14,083)
Purchases of reserves	9,746	—	9,746
Sales of reserves	—	(94,357)	(94,357)
Extensions and discoveries	—	38,256	38,256
Revisions of previous quantity estimates	(65,786)	(54,017)	(119,803)
Previously estimated development costs incurred	5,954	47,590	53,544
Net change in income taxes	168,297	349,339	517,636
Accretion of discount	67,887	224,235	292,122
Other	(66,820)	380	(66,440)

Balance at June 30, 2009	$136,162	$282,012	$418,174

Resaca Exploitation, Inc. and Subsidiary Consolidated Financial Statements
for the years ended June 30, 2009, 2008 and 2007

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Resaca Exploitation, Inc. and Subsidiary
Houston, Texas

        We have audited the accompanying consolidated balance sheets of Resaca Exploitation, Inc. and Subsidiary (the "Company") (formerly Resaca Exploitation, L.P.) as of June 30, 2009 and 2008, and the related consolidated statements of operations, owners' equity (deficit), and cash flows for each of the three years in the period ended June 30, 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Resaca Exploitation, Inc. and Subsidiary as of June 30, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

        As described in Note P to the consolidated financial statements, the 2009 financial statements have been restated to correct a mistatement.

/s/ UHY LLP

Houston, Texas
September 29, 2009, except for Note P, as to which the date is April 28, 2010

Resaca Exploitation, Inc.

Consolidated Balance Sheets

	June 30,
	2009 (Restated)	2008
Assets
Current assets
Cash and cash equivalents	$330,281	$188,457
Restricted cash	367,184	—
Accounts receivable	1,668,007	2,636,359
Prepaids and other current assets	777,518	3,107,202
Deferred tax assets	128,553	—

Total current assets	3,271,543	5,932,018
Property and Equipment, at cost
Oil and gas properties—full cost method	127,079,180	106,964,478
Fixed assets	89,659	6,975

	127,168,839	106,971,453
Accumulated, depreciation, depletion and amortization	(9,580,061)	(6,209,302)

	117,588,778	100,762,151
Other property	164,083	79,999

Total property and equipment	117,752,861	100,842,150
Deferred finance costs, net	975,953	977,254

Total assets	$122,000,357	$107,751,422

Liabilities and Owners' Equity (Deficit)
Current liabilities
Accounts payable and accrued liabilities	$3,025,786	$4,518,313
Due to affiliates, net	1,023,205	6,567,863
Liabilities from price risk management	266,572	5,329,135
Current portion of senior credit facility	—	18,683,333

Total current liabilities	4,315,563	35,098,644
Senior credit facility, net of current portion	31,846,111	62,616,667
Convertible subordinated debt	—	10,000,000
Deferred tax liability	128,553	—
Liabilities from price risk management	2,019,697	8,425,495
Asset retirement obligations	3,939,246	3,533,577
Commitments and contingencies
Owners' equity (deficit)	79,751,187	(11,922,961)

Total liabilities and owners' equity (deficit)	$122,000,357	$107,751,422

See accompanying notes to consolidated financial statements

Resaca Exploitation, Inc.

Consolidated Statements of Operations

	Years Ended June 30,
	2009 (Restated)	2008	2007
Income
Oil and gas revenues	$14,154,035	$18,559,474	$15,491,419
Unrealized gain (loss) from price risk management activities	11,468,361	(12,348,851)	(900,907)
Interest and other income	51,640	—

Total income	25,674,036	6,210,623	14,590,512
Costs and expenses
Lease operating expenses	6,622,739	7,007,477	7,604,154
Production and ad valorem taxes	1,250,357	1,663,738	1,367,294
Depreciation, depletion and amortization	3,370,759	2,909,577	2,831,521
Accretion expense	281,290	341,254	294,886
General and administrative expenses	2,984,286	1,961,655	1,553,003
Share based compensation costs	4,102,854	—	—
Inventory write down	318,411	—	—
Interest expense	4,024,708	9,829,539	9,348,457
Other expense	8,206	—	—

Total costs and expenses	22,963,610	23,713,240	22,999,315

Income (loss) before taxes	2,710,426	(17,502,617)	(8,408,803)
Income tax benefit	—	—	—

Net income (loss)	$2,710,426	$(17,502,617)	$(8,408,803)

Earnings per share:
Basic weighted-average shares outstanding	92,258,739	n/a	n/a
Diluted weighted-average shares outstanding	92,279,536	n/a	n/a
Basic earnings per share	$0.03	n/a	n/a
Diluted Earnings per Share	$0.03	n/a	n/a

See accompanying notes to consolidated financial statements

Resaca Exploitation, Inc.

Consolidated Statements of Owners' Equity (Deficit)

Years Ended June 30, 2009, 2008, and 2007

	Common Stock
			Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity	Partners' Capital
	Shares	Par value
Balance at June 30, 2006						$13,988,459
Net loss						(8,408,803)

Balance at June 30, 2007						5,579,656
Net loss						(17,502,617)

Balance at June 30, 2008	—	—	—	—	—	(11,922,961)
Conversion from partnership to corporation	39,625,064	396,251	—	(12,319,212)	(11,922,961)	11,922,961
Conversion of debt to equity	20,320,545	203,205	9,796,795	—	10,000,000	—
Initial public offering, net	32,313,130	323,131	74,537,737	—	74,860,868	—
Share based compensation	—	—	4,102,854	—	4,102,854	—
Net income	—	—	—	2,710,426	2,710,426	—

Balance at June 30, 2009 (restated)	92,258,739	$922,587	$88,437,386	$(9,608,786)	$79,751,187	$—

See accompanying notes to consolidated financial statements

Resaca Exploitation, Inc.

Consolidated Statements of Cash Flows

	Years Ended June 30,
	2009 (Restated)	2008	2007
Cash flows from operating activities
Net income (loss)	$2,710,426	$(17,502,617)	(8,408,803)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, depletion and amortization	3,370,759	2,909,577	2,831,521
Accretion expense	281,290	341,254	294,886
Amortization of deferred finance costs	791,515	273,006	396,407
Unrealized (gain) loss from price risk management activities	(11,468,361)	12,348,851	900,907
Share based compensation costs	4,102,854	—	—
Settlement of asset retirement obligations	(2,389)	—	—
Inventory write down	318,411	—	—
Changes in operating assets and liabilities:
Accounts receivable	968,352	(872,530)	(293,736)
Prepaids and other current assets	2,011,273	(2,583,712)	(520,429)
Accounts payable and accrued liabilities	(1,492,527)	963,065	1,691,453
Due to affiliates, net	(5,544,658)	5,830,161	310,549

Net cash provided by (used in) operating activities	(3,953,055)	1,707,055	(2,797,245)
Cash flows from investing activities
Restricted cash	(367,184)	—	—
Investment in oil and gas properties	(19,987,934)	(4,442,717)	(13,721,727)
Investment in other property	(84,084)	(79,999)	—
Investment in fixed assets	(82,684)	(3,225)	—

Net cash used in investing activities	(20,521,886)	(4,525,941)	(13,721,727)
Cash flows from financing activities
Proceeds from senior credit facility	10,735,000	2,640,000	16,460,000
Payments on senior credit facility	(60,188,889)	—	—
Proceeds from initial public offering, net of direct expenses	74,860,868	—	—
Deferred finance costs	(790,214)	(240,000)	(260,000)

Net cash provided by financing activities	24,616,765	2,400,000	16,200,000

Net increase (decrease) in cash and cash equivalents	141,824	(418,886)	(318,972)
Cash and cash equivalents, beginning of year	188,457	607,343	926,315

Cash and cash equivalents, end of year	$330,281	$188,457	607,343

Supplemental cash flow information
Cash paid during the year for interest	$3,233,193	$9,556,533	$8,952,050

Non cash investing and financing activities:
Establishment of asset retirement obligations	$126,768	$—	$4,530

Conversion of debt to equity	$10,000,000	$—	—

See accompanying notes to consolidated financial statements

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note A—Organization and Nature of Business

        Resaca Exploitation, L.P. (the "Partnership") was formed on March 1, 2006 for the purpose of acquiring and exploiting interests in oil and gas properties located in New Mexico and Texas and to conduct, directly and indirectly through third parties, operations on the properties. The Partnership was funded and began operations on May 1, 2006. Resaca Exploitation, G.P. served as the sole general partner (.667%) and various limited partners owned the remaining 99.333%. Under the terms of the Limited Partnership Agreement, profits and losses were allocated to the general partner and limited partners based upon their ownership percentages.

        On July 10, 2008, the Partnership converted from a Delaware partnership to a Texas corporation and became Resaca Exploitation, Inc. ("Resaca"). Following conversion, the Company became subject to federal and certain state income taxes and adopted a June 30 year end for federal income tax and financial reporting purposes. On July 17, 2008, Resaca Exploitation, Inc. completed an initial public offering (the "Offering") on the Alternative Investment Market of the London Stock Exchange. In the initial public offering, the Company raised $83.4 million before expenses (see Note G).

        Resaca Operating Company ("ROC"), a wholly-owned subsidiary, was formed on October 16, 2008 for the purpose of operating the Company's oil and gas properties. Activities for ROC are consolidated in the Company's financial statements. Resaca and ROC are referred to collectively as "the Company".

Note B—Summary of Significant Accounting Policies and Basis of Presentation

        Principles of Consolidation:    The consolidated financial statements include the accounts of Resaca and ROC. All significant intercompany accounts and transactions have been eliminated.

        Cash and Cash Equivalents:    Cash in excess of the Company's daily requirements is generally invested in short-term, highly liquid investments with original maturities of three months or less. Such investments are carried at cost, which approximates fair value and, for the purposes of reporting cash flows, are considered to be cash equivalents. The Company maintains its cash in bank deposits with various major financial institutions. These accounts, at times, exceed federally insured limits. Deposits in the United States of America are currently guaranteed by the Federal Deposit Insurance Corporation up to $250,000. The Company monitors the financial condition of the financial institutions and has not experienced any losses on such accounts.

        Restricted Cash:    The Company collateralizes any open letters of credit with cash (see Note F). At June 30, 2009 and 2008, the Company had outstanding open letters of credit collateralized by cash of $367,184 and $0, respectively.

        Accounts Receivable:    Accounts receivable primarily consists of accrued revenues for oil and gas sales. Management believes that all receivables are fully collectible at June 30, 2009. Therefore, no allowance for doubtful accounts was recorded as of June 30, 2009 and 2008.

        Inventory:    Inventory totaling $732,684 and $312,364 at June 30, 2009 and 2008, respectively, consists of piping and tubulars valued at the lower of cost or market and is included within prepaids and other current assets in the accompanying balance sheets.

        Oil and Gas Properties:    Oil and gas properties are accounted for using the full-cost method of accounting. Under this method, all productive and nonproductive costs incurred in connection with the

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2009 and 2008

Note B—Summary of Significant Accounting Policies and Basis of Presentation (Continued)

acquisition, exploration, and development of oil and natural gas reserves are capitalized. This includes any internal costs that are directly related to acquisition, exploration and development activities, including salaries and benefits, but does not include any costs related to production, general corporate overhead or similar activities. During the years ended June 30, 2009 and 2008, the Company capitalized $638,942 and $0, respectively in overhead relating to these internal costs.

        No gains or losses are recognized upon the sale or other disposition of oil and natural gas properties except in transactions that would significantly alter the relationship between capitalized costs and proved reserves.

        Under the full cost method, the net book value of oil and natural gas properties, less related deferred income taxes, may not exceed the estimated after-tax future net revenues from proved oil and natural gas properties, discounted at 10% (the "Ceiling Limitation"). In arriving at estimated future net revenues, estimated lease operating expenses, development costs, and certain production-related and ad valorem taxes are deducted. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant indefinitely, except for changes that are fixed and determinable by existing contracts. The excess, if any, of the net book value above the Ceiling Limitation is charged to expense in the period in which it occurs and is not subsequently reinstated. The Company prepared its ceiling test at June 30, 2009 and 2008, and no impairment was deemed necessary. Reserve estimates used in determining estimated future net revenues have been prepared by an independent petroleum engineer at year end.

        The costs of unevaluated oil and natural gas properties are excluded from the amortizable base until the time that either proven reserves are found or it has been determined that such properties are impaired. The Company currently has no material capitalized costs related to unevaluated properties. All capitalized costs are included in the amortization base as of June 30, 2009 and 2008.

        Depreciation and Amortization:    All capitalized costs of oil and natural gas properties and equipment, including the estimated future costs to develop proved reserves, are amortized using the unit-of-production method based on total proved reserves. Depreciation of fixed assets is computed on the straight line method over the estimated useful lives of the assets, typically three years.

        General and Administrative Expenses:    General and administrative expenses are reported net of recoveries from owners in properties operated by the Company.

        Revenue Recognition:    The Company recognizes oil and gas revenues from its interests in oil and natural gas producing activities as the hydrocarbons are produced and sold.

        Accounting for Price Risk Management Activities:    The Company periodically enters into certain financial derivative contracts utilized for non-trading purposes to hedge the impact of market price fluctuations on its forecasted oil and gas sales. The Company follows the provisions of the Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities, for the accounting of its hedge transactions. SFAS 133 establishes accounting and reporting standards requiring that all derivative instruments be recorded in the consolidated balance sheet as either an asset or liability measured at fair value and requires that the changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company has certain over-the-counter collar contracts to hedge the cash flow of the forecasted sale of

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2009 and 2008

Note B—Summary of Significant Accounting Policies and Basis of Presentation (Continued)

oil and gas sales. The Company did not elect to document and designate these contracts as hedges. Thus, the changes in the fair value of these over-the-counter collars are reflected in earnings for the years ended June 30, 2009, 2008 and 2007.

        Income Tax:    The Company is subject to federal income tax, Texas state margin tax, and New Mexico state income tax. The Company follows the guidance in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires the use of the asset and liability method of accounting for deferred income taxes and provides deferred income taxes for all significant temporary differences.

        The Company follows Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB No. 109. The Interpretation prescribes guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. To recognize a tax position, the enterprise determines whether it is more likely than not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation, based solely on the technical merits of the position. A tax position that meets the more likely than not threshold is measured to determine the amount of benefit to be recognized in the financial statements. The amount of tax benefit recognized with respect to any tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement.

        Deferred Finance Costs:    The Company capitalizes all costs directly related to obtaining financing and such costs are amortized to interest expense over the life of the related facility. During the years ended June 30, 2009 and 2008, the Company incurred and capitalized finance costs of $790,214 and $240,000, respectively. At June 30, 2009 and 2008, the deferred finance costs balance is presented net of accumulated amortization of $1,526,261 and $734,746, respectively.

        Use of Estimates:    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

        Independent petroleum and geological engineers have prepared estimates of the Company's oil and natural gas reserves at June 30, 2009 and 2008. Proved reserves, estimated future net revenues and the present value of our reserves are estimated based upon a combination of historical data and estimates of future activity. We have based our present value of proved reserves on spot prices on the date of the estimate. The reserve estimates are used in calculating depreciation, depletion and amortization and in the assessment of the Company's ceiling limitation. Significant assumptions are required in the valuation of proved oil and natural gas reserves which, as described herein, may affect the amount at which oil and natural gas properties are recorded. Actual results could differ materially from these estimates.

        Asset Retirement Obligations:    The Company follows Statement of Financial Accounting Standards No. 143 ("SFAS 143"), Accounting for Asset Retirement Obligations. SFAS 143 requires that an asset retirement obligation ("ARO") associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which a legal obligation is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. The cost of the tangible

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2009 and 2008

Note B—Summary of Significant Accounting Policies and Basis of Presentation (Continued)

asset, including the initially recognized ARO, is depreciated such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense will be recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash outflows discounted at the company's credit-adjusted risk-free interest rate.
        Inherent in the fair value calculation of ARO are numerous assumptions and judgments, including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and gas property balance.

        The following table is a reconciliation of the asset retirement obligation:

	Years Ended June 30,
	2009	2008
Asset retirement obligation, beginning of the period	$3,533,577	$3,192,323
Liabilities incurred	13,193	—
Liabilities settled	(2,389)	—
Accretion expense	281,290	341,254
Revisions in estimated liabilities	113,575	—

Asset retirement obligation, end of the period	$3,939,246	$3,533,577

        Share-Based Compensation:    The Company follows Statement of Financial Accounting Standards No. 123(R) ("SFAS 123(R)"), Share-Based Payment, for all equity awards granted to employees. SFAS 123(R) requires all companies to expense the fair value of employee stock options and other forms of share-based compensation over the requisite service period. The Company's share-based awards consist of stock options and restricted stock.

        Earnings per Share:    Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding during the period and the dilutive effect of restricted stock awards and the assumed exercise of stock options using the treasury stock method. Earnings per share information is only presented for the year ended June 30, 2009 as the Company was organized as a partnership during the years ended June 30, 2008 and 2007.

Accounting Principles Not Yet Adopted

        SFAS 141(R):    In December 2007, the Financial Accounting Standards Board ("the FASB") issued Statement of Financial Accounting Standards No. 141(R), Business Combinations ("SFAS 141(R)". Under SFAS 141(R), an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. It further requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred. While SFAS 141(R) is effective for business combinations consummated in fiscal

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2009 and 2008

Note B—Summary of Significant Accounting Policies and Basis of Presentation (Continued)

years beginning on or after December 15, 2008, any deal costs incurred during the current fiscal year have been expensed at June 30, 2009. The Company adopted SFAS 141(R) effective July 1, 2009.

        SFAS 160:    In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 ("SFAS No. 160"). SFAS No. 160 establishes accounting and reporting standards for noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. Minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. It also establishes a single method of accounting for changes in a parent's ownership interest in a subsidiary and requires expanded disclosures. This statement is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. We adopted SFAS No. 160 on July 1, 2009 and this standard will have an impact on the accounting for any acquisition of non controlling interests after that date.

        SFAS 161:    In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 ("SFAS 161"). SFAS 161 requires enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for, and how such derivative instruments affect an entity's financial position, financial performance and cash flows. SFAS 161 is effective for fiscal years beginning after November 15, 2008. The Company adopted this standard on July 1, 2009 and does not expect SFAS 161 to have a material impact on its financial position, results of operations, cash flows, or related disclosures.

        SFAS 168:    In June 2009, the FASB issued SFAS 168, Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles ("SFAS 168"). SFAS 168 replaces SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principle. SFAS 168 establishes the FASB Accounting Standards Codification as the sole source of the authoritative accounting principles recognized by the FASB to be applied by all nongovernmental entities in the preparation of financial statements in conformity with generally acceptable accounting principles. SFAS 168 is effective for financial statements for interim and annual periods ending on or after September 15, 2009. We adopted SFAS 168 on July 1, 2009. We do not expect the adoption of this statement to have a material impact on our financial position, results of operations or cash flows.

        EITF 03-6-1    In June 2008, the FASB issued EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities ("FSP 03-6-1"). FSP 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and need to be included in the calculation of earnings per share under the two-class method described in SFAS No. 128, Earnings per Share. Under FSP 03-6-1, share-based payment awards that contain nonforfeitable rights to dividends are "participating securities" as defined by EITF 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128, and therefore should be included in computing earnings per share using the two-class method, FSP 03-6-1 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. We adopted FSP 03-6-1 on July 1, 2009. We do not expect the adoption of FSP 03-6-1 to have a material impact on our financial position, results of operations of cash flows.

        MODERNIZATION OF OIL AND GAS REPORTING:    In December 2008, the SEC issued the final rule, "Modernization of Oil and Gas Reporting," which adopts revisions to the SEC's oil and

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2009 and 2008

Note B—Summary of Significant Accounting Policies and Basis of Presentation (Continued)

natural gas reporting disclosure requirements and is effective for annual reports on Forms 10-K for years ending on or after December 31, 2009. Early adoption of the new rules is prohibited. The new rules are intended to provide investors with a more meaningful and comprehensive understanding of oil and natural gas reserves to help investors evaluate their investments in oil and natural gas companies. The new rules are also designed to modernize the oil and natural gas disclosure requirements to align them with current practices and changes in technology. The new rules include changes to the pricing used to estimate reserves, the ability to include nontraditional resources in reserves, the use of new technology for determining reserves and permitting disclosure of probable and possible reserves. The Company is currently evaluating the potential impact of these rules. The SEC is discussing the rules with the FASB staff to align FASB accounting standards with the new SEC rules. These discussions may delay the required compliance date. Absent any change in the effective date, the Company will begin complying with the disclosure requirements in our annual report for the year ending June 30, 2010.

Newly Adopted Accounting Principles

        SFAS 157:    In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements ("SFAS 157"). SFAS 157 applies to all financial assets and financial liabilities recognized or disclosed at fair value in the financial statements. SFAS 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements for financial assets and liabilities, as well as for any other assets and liabilities that are carried at fair value on a recurring basis in financial statements. SFAS 157 was effective for the Company July 1, 2008 and, therefore, the Company adopted SFAS 157 effective on that date. The adoption of SFAS 157 did not have a material impact on the Company's financial position, results of operations, or cash flows (See Note I).

        SFAS 165:    In June 2009, the FASB issued SFAS 165, Subsequent Events ("SFAS 165") to establish general standards of accounting for and disclosure of events that occur after the balance sheet date, but prior to the issuance of financial statements. Specifically, SFAS 165 sets forth: (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective for financial statements issued for interim or annual periods ending after June 15, 2009. We adopted SFAS 165 on June 30, 2009. The adoption of this statement did not have a material impact on our financial position, results of operations or cash flows.

Note C—Related Party Transactions

        The Company receives support services from Torch Energy Advisors Incorporated ("TEAI") and its subsidiaries, which include office administration, risk management, corporate secretary, legal services, corporate and litigation legal services, graphic services, tax department services, financial planning and analysis, information management, financial reporting and accounting services, and engineering and technical services. The Company paid TEAI and a subsidiary of TEAI $1,998,916, $2,067,659, and $1,859,892 during the years ended June 30, 2009, 2008 and 2007 respectively, for such services. The majority of such fees are included in general and administrative expenses.

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2009 and 2008

Note C—Related Party Transactions (Continued)

        In the ordinary course of business, the Company incurs payable balances with TEAI resulting from the payment of costs and expenses of the Company and from the payment of support services fees. Such amounts are settled on a regular basis, generally monthly.

Note D—Notes Payable

        On May 1, 2006, the Company entered into an $85 million Senior Secured Loan Facility (the "Facility") with third parties. The Facility included two tranches, A and B, of differing amounts and terms. The maximum credit amount under Tranche A was $70 million, $50 million of which was funded at closing. At June 30, 2009 and 2008, the Company had outstanding borrowings of $0 million and $66.3 million, under Tranche A and $0 and $15 million under Tranch B, respectively. The Tranche B maximum credit amount was $15 million. The full amount was funded at closing and no additional borrowings were permitted. Prior to the July 2008 amendment (discussed below), interest accrued on the indebtedness at the one month LIBOR plus 6% (8.5% at June 30, 2008) for Tranche A and interest accrued at the one month LIBOR plus 9% (11.5% at June 30, 2008) for Tranche B. Interest payments were due monthly. Scheduled principal payments under Tranche A began on May 1, 2009 and were scheduled to occur monthly, in even increments. Tranche A was to mature on May 1, 2012. On June 11, 2008, the credit agreement was amended to extend the maturity of Tranche B to August 31, 2008. The Facility contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. On June 26, 2009, the outstanding balance of the Facility was refinanced as described below.

        In July 2008, with the proceeds received from the Offering, the Company paid the $15 million outstanding balance on Tranche B which extinguished that portion of the Facility and also repaid $44.3 million of the $66.3 million outstanding on Tranche A. In conjunction with the partial repayment of Tranche A, the maximum credit amount under Tranche A was lowered to $60 million, a 4% LIBOR floor was added, and certain financial covenants were modified. The interest rate on outstanding borrowings under the facility was 10% at December 31, 2008. Recourse for the Facility is limited to the Company, as borrower, and the note is secured by all of Company's oil and gas properties.

        On May 1, 2006, the Company entered into a $10 million Senior Subordinated Secured Convertible Term Loan Facility ("Convertible Debt") with third parties. The aggregate loan amount under the Convertible Debt was $10 million, all of which was funded at closing. Interest was paid quarterly on the Convertible Debt, at a rate of 6% per annum for cash dividends and 8% per annum in the event the Company chose to pay interest in kind ("PIK"). The lenders could convert their loans, in whole or in part, to ownership interests in the Company at any time at an 18% premium, provided that the minimum conversion loan amount is $500,000. PIK interest was also able to be converted to ownership interests. The Company had the right to redeem the subordinated debt after May 1, 2009, but was required to pay an early redemption premium. Early redemption premium amounts varied in years three, four and five and were designed to ensure the lenders different internal rates of return at those points in time. To the extent the Convertible Debt was neither redeemed by the Company nor converted by the lenders, the full principal amount was to be due on May 1, 2012. The Convertible Debt contained, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. As of June 30, 2008, the Company was compliant with all of the covenants, as amended, or had obtained a waiver for noncompliance. Recourse for the Convertible Debt was limited to the Company, as borrower, and the note was secured by all of the Company's oil

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2009 and 2008

Note D—Notes Payable (Continued)

and gas properties. In July 2008, holders of the Convertible Debt converted their notes into stock of the Company.

        On June 26, 2009, the Company entered into a $50 million, three-year Senior Secured Revolving Credit Facility ("New Facility") with CIT Capital USA Inc. ("CIT") that matures on July 1, 2012. The New Facility replaced the Facility entered into in 2006 which had converted to a term loan in May 2009 as described above. The initial borrowing base of the New Facility is $35 million and CIT serves as administrative agent. Interest on the New Facility is set at LIBOR plus 5.5% subject to a 2.5% LIBOR floor. Recourse for the New Facility was limited to the Company, as borrower and the note secured by all of the Company's oil and gas properties. At June 30, 2009, the interest rate in place was 8.0%. As a result of this transaction, the Company entered into additional natural gas hedges for January 2011 through June 2012 and additional oil hedges for June 2011 through June 2012. Additionally, the Company wrote off $536,579 in deferred financing costs associated with the Facility entered into in 2006. The New Facility contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. As of June 30, 2009, the Company was compliant with all of the covenants.

        Scheduled maturities as of June 30, 2009 are as follows:

Year Ending June 30,
2010	$—
2011	—
2012	—
2013	31,846,111

$31,846,111

Note E—Price Risk Management and Financial Instruments

        The Company enters into option contracts for the purpose of hedging the impact of market fluctuations on oil and natural gas production. At June 30, 2009, the Company was party to energy commodity derivative contracts extending to June 2012. During the years ended June 30, 2009 and 2008, the average monthly hedged volume of crude oil was 12,000 barrels and 13,500 barrels, respectively. During the years ended June 30, 2009 and 2008, the average monthly hedged volumes of natural gas were 20,000 MMbtus. During the period from July 2009 to June 2012, the monthly hedged volumes of oil ranged from 11,000 barrels to 6,000 barrels. During the period from July 2009 to June 2012, the monthly hedged volumes of natural gas ranged from 20,000 MMbtus to 7,500 MMbtus.

        While notional amounts are used to express the volume of puts and over-the-counter options, the amounts potentially subject to credit risk, in the event of nonperformance by the third parties, are substantially smaller. The Company does not anticipate any material impact to its financial position or results of operations as a result of nonperformance by third parties on financial instruments related to its option contracts.

        The carrying amounts of the Company's cash and cash equivalents, receivables and payables approximate the fair value at June 30, 2009 and 2008 because of their short-term maturities. The carrying amounts of the Company's debt instruments at June 30, 2009 and 2008 approximate their fair values due to the interest rates being at market.

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2009 and 2008

Note F—Commitments and Contingencies

        The Company, from time to time, is involved in certain litigation arising out of the normal course of business, none currently outstanding of which, in the opinion of management, will have any material adverse effect on the financial position, results of operations or cash flows of the Company as a whole.

        The Company has open letters of credit of approximately $367,184 at June 30, 2009 which are fully collateralized by restricted cash balances.

Note G—Initial Public Offering

        On July 17, 2008, the Company completed an initial public offering on the Alternative Investment Market of the London Stock Exchange. In the initial public offering, the Company raised $83.4 million before expenses. Proceeds received were used to repay outstanding borrowings on the Facility, extinguish the balance outstanding to its affiliates, and purchase an overriding royalty interest from a third party covering all of its existing oil and gas properties for $7 million. In conjunction with the initial public offering, certain officers and directors were granted restricted stock awards for an aggregate 4.1 million shares of our common stock that vest ratably over three years, and, 1.7 million stock options, each option to purchase one share of our common stock at an exercise price of 1.34 British pounds per share. The options vest ratably over three years and will expire on July 17, 2016.

Note H—Share-Based Compensation

        The Company has adopted a Share Incentive Plan ("The Plan") to foster and promote the long-term financial success of the Company and to increase shareholder value by attracting, motivating and retaining key personnel. The Plan is considered an important component of total compensation offered to key employees and outside directors. The Plan consists of stock option and restricted stock awards. The Company expenses the fair-value of the share-based payments over the requisite service period of the awards. At June 30, 2009, there was $8,744,330 in unrecognized compensation expense to be recognized over the next 2.56 years. The stock options and restricted stock both vest over a 3 year period. At June 30, 2009 there were 1,756,787 stock options and 4,105,515 shares of restricted stock outstanding. Additionally, the Board of Directors has the ability to authorize the issuance of another combined 3,363,572 shares in stock options and restricted stock to key personnel.

        The following summary represents restricted stock awards outstanding at June 30, 2009:

	Shares	Grant Date Fair Value
Awards outstanding at June 30, 2008	—	—
Restricted Shares granted	4,105,515	$11,018,184
Restricted Shares sold or forfeited	—	—

Awards outstanding at June 30, 2009	4,105,515	$11,018,184

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2009 and 2008

Note H—Share-Based Compensation (Continued)

        For stock options, the Company determines the fair value of each stock option at the grant date using a Black-Scholes model, with the following assumptions used for the grants made on July 17, 2008 and January 21, 2009:

Risk-free interest rate	3.35%
Volatility factor	50%
Expected dividend yield percentage	0%
Weighted average expected life	3.5	years

        All stock option awards have a 3 year vesting period and expire 5 years after the vesting date. A summary of stock options awarded during the 12 months ended June 30, 2009 is as follows:

	Shares	Average Exercise Price	Grant Date Fair Value
Options outstanding at June 30, 2008	—	—
Shares awarded	1,756,787	$2.10	$1,829,000
Shares exercised or forfeited	—	—
Options outstanding at June 30, 2009	1,756,787	$2.10	$1,829,000

        A summary of stock options outstanding at June 30, 2009 is as follows:

Grant Date	Exercise Price	Converted Exercise Price*	Option Awards Outstanding	Remaining Option Life	Option Awards Exercisable
07/17/08	£1.30	$2.15	1,706,787	7.05	—
01/21/09	£0.23	0.38	50,000	7.56	—

		$2.10	1,756,787	7.06	—

*
Exercise prices are denominated in British pounds and have been converted at a rate of $1.652 USD/GBP.

Note I—Fair Value Measurements

        SFAS 157 requires enhanced disclosures regarding the assets and liabilities carried at fair value. The pronouncement establishes a fair value hierarchy such that "Level 1" measurements include unadjusted quoted market prices for identical assets or liabilities in an active market, "Level 2" measurements include quoted market prices for identical assets or liabilities in an active market which have been adjusted for items such as effects of restrictions for transferability and those that are not quoted but observable through corroboration with observable market data, including quoted market prices for similar assets, and "Level 3" measurements include those that are unobservable and of a highly subjective measure.

        The Company utilizes the market approach for recurring fair value measurements of its oil and gas hedges. The following table sets forth, by level within the fair value hierarchy, the Company's financial assets and liabilities that are accounted for at fair value on a recurring basis as of June 30, 2009. As

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2009 and 2008

Note I—Fair Value Measurements (Continued)

required by SFAS 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement:

	Market Prices for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Oil and Gas Hedges	—	$—	—	$—

Total Assets	—	—	—	—

Liabilities:
Oil and Gas Hedges	—	2,286,269	—	2,286,269

Total Liabilities	—	2,286,269	—	2,286,269

Total Net Liabilities	—	$2,286,269	—	$2,286,269

Note J—Income Taxes

        The Company's income tax expense is composed of the following:

Year Ended June 30, 2009
Current income tax benefit
Federal	$—
State	—

Total current tax benefit	—
Deferred income tax benefit
Federal	—
State	—

Total deferred tax benefit	—

Total income tax benefit	$—

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2009 and 2008

Note J—Income Taxes (Continued)

        Significant components of deferred tax assets and liabilities at June 30, 2009 are as follows:

As of
June 30, 2009
Current
Deferred tax assets:
Unrealized loss on commodity derivatives	$98,632
Inventory impairment	117,812

Total current deferred tax asset (liability)	216,444
Less: Valuation allowance	(87,891)

Net current deferred tax asset (liability)	$128,553

Long-Term
Deferred tax assets:
Deferred Compensation Expense	$1,518,055
Net operating loss carryovers	5,774,952
Unrealized loss on commodity derivatives	747,288
Amortization of loan costs	198,534

Total long-term deferred tax assets	8,238,829
Less: Valuation allowance	(3,345,543)

Net long-term deferred tax assets	4,893,286
Deferred tax liabilities:
Depreciation, depletion and amortization	(5,021,839)

Total long-term deferred tax liabilities	(5,021,839)

Net long-term deferred tax asset (liability)	$(128,553)

        The following reconciles our income tax expense to the amount calculated at the statutory federal income tax rate:

Year ended June 30, 2009
Income tax expense at statutory rate	$948,649
State taxes, less federal benefit	52,868
Deferred tax benefit recorded upon conversion to corporation	(4,411,495)
Income attributable to period as a partnership	(26,204)
Valuation allowance	3,433,434
Permanent and other	2,748

Income tax expense	$—

        At June 30, 2009, the Company has a net operating loss ("NOL") carryforward for federal income tax purposes of approximately $15.6 million. The NOL will expire on June 30, 2029.

        The Company and its subsidiaries file federal income tax returns with the United States Internal Revenue Service ("IRS") and state income tax returns in Texas and New Mexico. The Company's tax

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2009 and 2008

Note J—Income Taxes (Continued)

returns are subject to examination by appropriate taxing authorities, however, none are under examination at this time.

        A valuation allowance has been established with respect to the excess of the Company's deferred tax assets over its deferred tax liabilities at June 30, 2009 because such net deferred tax asset does not meet the deferred tax asset realization criteria set forth in Statement of Financial Accounting Standards No. 109 that it is more likely than not that the Company will realize a benefit of this net deferred tax asset in future periods.

        The Company adopted FIN 48 for the twelve months ended June 30, 2009 as described in Note B. The adoption did not have an impact on the financial statements of the Company as there are no uncertain income tax positions required to be recorded pursuant to FIN 48. The Company files income tax returns in the U.S. (federal and state jurisdictions). Tax years 2006 to 2008 remain open for all jurisdictions. However, for the 2006 tax year, the 2007 tax year, and the tax period from January 1, 2008 to July 10, 2008, the Company was a partnership for federal and New Mexico income tax purposes. Therefore, for those tax periods, any adjustments to the Company's taxable income would flow through to Resaca's partners in those jurisdictions. The Company's accounting policy is to recognize interest and penalties, if any, related to unrecognized tax benefits as income tax expense. The Company does not have an accrued liability for interest and penalties at June 30, 2009.

        There were no changes in unrecognized tax benefits during the 12 months ended June 30, 2009. All tax benefits recognized relate to tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductions.

Note K—Stockholders' Equity

        As described in Note A, the Company converted from a partnership to a corporation on July 10, 2008. As such, partners' capital was converted to stockholders' equity. At June 30, 2009, stockholders' equity was composed of the following:

Common Stock ($.01 par value)	$922,587
Additional Paid-in Capital	88,437,386
Accumulated Deficit	(9,608,786)

Total Stockholders' Equity	$79,751,187

        At June 30, 2009, the Company had 230,000,000 common shares authorized and 92,258,739 shares issued and outstanding.

Note L—Employee Benefit Plans

        Under the Resaca Exploitation, Inc 401(k) Plan (the "Plan") established in fiscal year 2009, contributions are made to the Plan by qualified employees at their election and our matching contributions to the Plan are made at specified rates. Our contribution to the Plan in fiscal year 2009 was $16,043.

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2009 and 2008

Note M—Liquidity

        As of June 30, 2009, the Company has an accumulated deficit of $9,608,786 and a working capital deficit of $1,044,020. Management believes that borrowings currently available to the Company under the Company's New Facility ($3,153,889 at June 30, 2009) and anticipated cash flows from operations will be sufficient to satisfy its currently expected capital expenditures and working capital obligations through fiscal year 2010.

Note N—Subsequent Events

        The Company evaluates events and transactions that occur after the balance sheet date but before the financial statements are issued. The Company evaluated such events and transactions through April 28, 2010 when the restated financial statements were available to be issued.

        On July 1, 2009, the Company acquired certain workover rigs, reversing units and related assets from Permian Basin Well Services, LLC ("PBWS") in exchange for 3,320,250 newly issued shares of the Company's common stock, valued at $1,594,000. PBWS is a wholly-owned subsidiary of TEAI.

        On September 29, 2009, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company and Cano Petroleum, Inc. ("Cano"). Cano will become a wholly-owned subsidiary of the Company following the merger. Upon consummation of the merger, each share of Cano common stock will be converted into the right to receive 2.1 shares of common stock of the Company, or 0.42 as adjusted for the proposed reverse split of one new common share for each five common shares currently held by Company shareholders. Each share of Cano Series D Convertible Preferred Stock ("Preferred Stock") will be converted into the right to receive one share of Series A Convertible Preferred Stock of the Company. Based on the closing price of the company common stock on April 26, 2010, the shares to be issued in respect of Cano's common stock would be valued at approximately $64 million. Consummation of the transactions contemplated by the Merger Agreement is conditioned upon, among other things, (1) approval by Cano holders of the common stock and preferred stock, (2) approval of the holders of the common stock of the Company, (3) the listing of the Company common stock on the NYSE Amex, (4) the refinancing of existing bank debt of the Company and Cano, (5) the receipt of required regulatory approvals and (6) the effectiveness of a registration statement relating to the shares of the Company common stock to be issued in the merger. The Merger Agreement contains certain termination rights for both Cano and the Company, including the right to terminate the Merger Agreement to enter into a Superior Proposal (as such term is defined in the Merger Agreement). In the event of a termination of the Merger Agreement under certain specified circumstances described in the Merger Agreement, one party will be required to pay the other party a termination fee of $3,500,000. On October 23, 2009, the Company filed a Form S-4 with the Securities and Exchange Commission ("SEC") and subsequently filed numerous amended Forms S-4. Once approved by the SEC, the Form S-4 will serve as a prospectus for Company shareholders as well as a joint proxy statement for both Company shareholders and Cano stockholders to vote on the proposed merger of the two companies, in addition to other matters to be voted on as discussed therein. One such matter to be voted upon by Company shareholders is a five for one reverse split of its common shares. The reverse split is being undertaken to achieve a minimum stock price listing requirement of the NYSE Amex of $2.00 per share. At April 26, 2010, the price of each Company common share was $0.70 per share.

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2009 and 2008

Note O—Supplementary Financial Information for Oil and Gas Producing Activities (unaudited)

Costs Incurred in Oil and Gas Property Acquisition, Exploration, and Development Activities

	Years ended June 30,
	2009	2008	2007
Acquisition of proved properties	$7,000,000	—	—
Acquisition of unproved properties	—	—	—
Development costs	12,987,934	4,442,717	13,721,727
Exploration costs	—	—	—

Total costs incurred	$19,987,934	$4,442,717	$13,721,727

Oil and Gas Reserve Information

        The estimate of reserves disclosed in this report were obtained from an independent reserve report received from Haas Petroleum Engineering Services, Inc. The tests and procedures used within the independent reserve report were prepared using standard engineering practices generally accepted by the petroleum industry and conform to guidelines developed and adopted by the United States Securities and Exchange Commission ("SEC").

        Proved reserves are the estimated quantities that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods. Due to the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available. The reserves may be substantially different from the original estimate. Revisions result primarily from new information obtained from development drilling and production history, acquisitions of crude oil and natural gas properties and changes in economic factors.

        The term proved reserves is defined by the SEC in Rule 4-10(a) of Regulation S-X adopted under the Securities Act of 1933, as amended. In general, proved reserves are the estimated quantities of crude oil, natural gas and natural gas liquids that geological or engineering data demonstrate with reasonable certainty to be recoverable in future years from know reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based on future conditions.

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2009 and 2008

Note O—Supplementary Financial Information for Oil and Gas Producing Activities (unaudited) (Continued)

        The following reserves data only represent estimates and should not be construed as being exact.

Proved Reserves	Oil (bbl)	Natural Gas (mcf)	Total Reserves BOE
June 30, 2006(1)	17,644,724	17,167,135	20,505,913
Revision of prior estimates	(2,915,402)	1,636,954	(2,642,576)
Extensions, discoveries and other additions	—	—	—
Production	(217,992)	(326,729)	(272,447)
Improved recovery	—	—	—
Purchases	—	—	—
Sales	—	—	—

June 30, 2007	14,511,330	18,477,360	17,590,890
Revision of prior estimates	432,254	784,432	562,993
Extensions, discoveries and other additions	—	—	—
Improved recovery	—	—	—
Production	(212,004)	(320,952)	(265,496)
Purchases	—	—	—
Sales	—	—	—

June 30, 2008	14,731,580	18,940,840	17,888,387
Revision of prior estimates	(2,795,448)	(5,639,312)	(3,735,333)
Extensions, discoveries and other additions	—	—	—
Improved recovery	—	—	—
Production	(189,276)	(286,790)	(237,074)
Purchases	220,974	284,113	268,326
Sales	—	—	—

June 30, 2009	11,967,830	13,298,851	14,184,306
Proved developed reserves, June 30, 2007	9,075,400	12,406,330	11,143,122
Proved developed reserves, June 30, 2008	9,211,610	12,825,430	11,349,182
Proved developed reserves, June 30, 2009	6,722,220	7,501,841	7,972,527

(1)
June 30, 2006 reserve estimates were prepared internally based on the January 1, 2007 third party reserve report upon Resaca changing its fiscal year end.

Resaca Reserve Explanation:

        For the reserves at June 30, 2007, the net reduction of 2,643 MBOE for revisions of prior estimates was comprised of:

  •
  At the Cooper Jal Complex, due to production performance, PDNP reserves increased 110 MBOE and PUD reserves decreased 2,397 MBOE.

  •
  At the Penwell Complex, due to production performance, PDNP reserves decreased 166 MBOE and PUD reserves decreased 190 MBOE.

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2009 and 2008

Note O—Supplementary Financial Information for Oil and Gas Producing Activities (unaudited) (Continued)

        For the reserves at June 30, 2009, the reduction for revisions of prior estimates pertain to reductions in estimated recoverable PDNP reserves at our Cooper Jal Complex Unit of 1,274 MBOE and other revisions of 2,461 MBOE related to the decline of commodity prices and forecast changes which reduce the economic life of our assets, as compared to proved reserves as of June 30, 2009. The specific field changes are as follows:

  •
  At the Cooper Jal Complex, PDP reserves decreased 652 MBOE due to commodity related price effects and production performance and was offset by a shift of 272 MBOE of reserves from the PUD category (net reduction of 380 MBOE). PDNP reserves decreased 1,274 MBOE due to a decrease in expected production rate based on performance. PUD reserves decreased 272 MBOE due to the drilling of 4 wells now contained in the PDP category and commodity related price effects.

  •
  At the Penwell Complex, PDP reserves decreased 264 MBOE, PDNP reserves decreased 880 MBOE, and PUD reserves decreased by 11 MBOE due to commodity related price effects.

  •
  At the Grand Clearfork Unit, PDP reserves decreased 110 MBOE, PDNP reserves decreased by 6 MBOE, and PUD reserves decreased by 12 MBOE due to commodity related price effects.

  •
  At Resaca's Minor Properties, PDP reserves decreased 416 MBOE, PDNP reserves decreased by 77 MBOE, and PUD reserves decreased by 33 MBOE due to commodity related price effects.

Future Net Cash Flows

        The following table sets forth unaudited information concerning future net cash flows for oil and gas reserves, net of income tax expense. Income tax expense has been computed using expected future tax rates and giving effect to tax deductions and credits available, under current laws, and which relate to oil and gas producing activities.

	2009	2008	2007
Future cash inflows	$861,425,080	$2,241,462,860	$1,052,025,510
Future production costs	240,965,980	439,477,990	251,493,350
Future development costs	97,151,200	115,869,740	100,983,590
Future income tax expenses	154,507,384	578,932,022	218,835,228
Future net cash flows	368,800,516	1,107,183,108	480,713,342
10% annual discount for estimating timing of cash flows	232,638,214	661,406,827	294,245,784
Standarized measure of discounted future net cash flows	$136,162,302	$445,776,281	$186,467,558

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2009 and 2008

Note O—Supplementary Financial Information for Oil and Gas Producing Activities (unaudited) (Continued)

Changes in Standardized Measure of Discounted Future Net Cash Flows

	2009	2008	2007
Balance, beginning of year	$445,776,281	$186,467,558	$192,116,360
Net changes in prices and production costs	(422,942,878)	371,126,029	52,306,417
Net changes in future development costs	1,582,866	(10,217,019)	(9,444,866)
Sales of oil and gas produced, net	(7,531,296)	(11,551,997)	(7,887,265)
Purchases of reserves	9,746,378	—	—
Sales of reserves	—	—	—
Extensions and discoveries	—	—	—
Revisions of previous quantity estimates	(65,785,772)	21,998,842	(49,441,138)
Previously estimated development costs incurred	5,953,630	4,442,717	13,721,727
Net change in income taxes	168,296,809	(143,294,423)	(5,624,615)
Accretion of discount	67,886,705	27,135,322	27,891,407
Timing differences and other	(66,820,421)	(330,748)	(27,170,469)
Balance, end of year	$136,162,302	$445,776,281	$186,467,558

Note P—Restatement

        During the year ended June 30, 2009, the Company recognized the benefit of its deferred tax assets in excess of its deferred tax liabilities. Management has subsequently determined that it should have provided a full valuation allowance on its net deferred tax assets from the date of the conversion from a partnership to a corporation as it is not more likely than not that such net deferred tax asset will be realized in the future. Accordingly, the financial statements for the year ended June 30, 2009 have been restated to limit the recognition of the Company's deferred tax assets to the amount of its deferred tax liabilities.

        The restatement discussed above had the following effects on the consolidated balance sheet and consolidated statements of operations, stockholders' equity and cash flows as of and for the year ended June 30, 2009, as compared to the amounts previously reported. The restatements also had effects on amounts and disclosure in Notes J, K, and M.

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2009 and 2008

Note P—Restatement (Continued)

Balance Sheet

	As Previously Reported	As Restated	Effect of Change
Assets
Current assets
Cash and cash equivalents	$330,281	$330,281	$—
Restricted cash	367,184	367,184	—
Accounts receivable	1,668,007	1,668,007	—
Prepaids and other current assets	777,518	777,518	—
Deferred tax assets	216,444	128,553	(87,891)

Total current asstets	3,359,434	3,271,543	(87,891)
Property and Equipment, at cost
Oil and gas properties—full cost method	127,079,180	127,079,180	—
Fixed assets	89,659	89,659	—

	127,168,839	127,168,839	—
Accumulated, depreciation, depletion and amortization	(9,580,061)	(9,580,061)	—

	117,588,778	117,588,778	—
Other property	164,083	164,083	—

Total property and equipment	117,752,861	117,752,861	—
Deferred tax asset	3,216,990	—	(3,216,990)
Deferred finance costs, net	975,953	975,953	—

Total assets	$125,305,238	$122,000,357	$(3,304,881)

Liabilities and Owners' Equity (Deficit)
Current liabilities
Accounts payable and accrued liabilities	$3,025,786	$3,025,786	$—
Due to affiliates, net	1,023,205	1,023,205	—
Liabilities from price risk management	266,572	266,572	—
Current portion of senior credit facility	—	—	—

Total current liabilities	4,315,563	4,315,563	—
Senior credit facility, net of current portion	31,846,111	31,846,111	—
Convertible subordinated debt	—	—	—
Deferred tax liability	—	128,553	128,553
Liabilities from price risk management	2,019,697	2,019,697	—
Assest retirement obligations	3,939,246	3,939,246	—
Commitments and contingencies
Owners' equity (deficit)	83,184,621	79,751,187	(3,433,434)

Total liabilities and owners' equity (deficit)	$125,305,238	$122,000,357	$(3,304,881)

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2009 and 2008

Note P—Restatement (Continued)

Consolidated Statement of Operations

	As Previously Reported	As Restated	Effect of Change
Income
Oil and gas revenues	$14,154,035	$14,154,035	—
Unrealized gain (loss) from price risk management activities	11,468,361	11,468,361	—
Interest and other income	51,640	51,640	—

Total income	25,674,036	25,674,036	—
Costs and expenses
Lease operating expenses	6,622,739	6,622,739	—
Production and ad valorem taxes	1,250,357	1,250,357	—
Depreciation, depletion and amortization	3,370,759	3,370,759	—
Accretion expense	281,290	281,290	—
General and administrative expenses	2,984,286	2,984,286	—
Share based compensation costs	4,102,854	4,102,854	—
Inventory write down	318,411	318,411	—
Interest expense	4,024,708	4,024,708	—
Other expense	8,206	8,206	—

Total costs and expenses	22,963,610	22,963,610	—

Income (loss) before taxes	2,710,426	2,710,426	—
Income tax benefit	3,433,434	—	(3,433,434)

Net income (loss)	$6,143,860	$2,710,426	$(3,433,434)

Earnings per share:
Basic weighted-average shares outstanding	92,258,739	92,258,739	—
Diluted weighted-average shares outstanding	92,279,536	92,279,536	—
Basic earnings per share	$0.07	$0.03	$(0.04)
Diluted Earnings per share	$0.07	$0.03	$(0.04)

	As Previously Reported	As Restated	Effect of Change
Consolidated Statement of Stockholders' Equity
Accumulated Deficit
Balance at June 30, 2008	$—	$—	$—
Conversion from partnership to corporation	(12,319,212)	(12,319,212)	—
Net income	6,143,860	2,710,426	(3,433,434)

Balance (deficit) at June 30, 2009	$(6,175,352)	$(9,608,786)	$(3,433,434)

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

June 30, 2009 and 2008

Note P—Restatement (Continued)

Statement of Cash Flows

	As Previously Reported	As Restated	Effect of Change
Cash flows from operating activities
Net income (loss)	$6,143,860	$2,710,426	$(3,433,434)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, depletion and amortization	3,370,759	3,370,759	—
Accretion expense	281,290	281,290	—
Amortization of deferred finance costs	791,515	791,515	—
Deferred taxes	(3,433,434)	—	3,433,434
Unrealized (gain) loss from price risk management activities	(11,468,361)	(11,468,361)	—
Share based compensation costs	4,102,854	4,102,854	—
Settlement of asset retirement obligations	(2,389)	(2,389)	—
Inventory write down	318,411	318,411	—
Changes in operating assets and liabilities:
Accounts receivable	968,352	968,352	—
Prepaids and other current assets	2,011,273	2,011,273	—
Accounts payable and accrued liabilities	(1,492,527)	(1,492,527)	—
Due to affiliates, net	(5,544,658)	(5,544,658)	—

Net cash provided by (used in) operating activities	(3,953,055)	(3,953,055)	—
Cash flows from investing activities
Restricted cash	(367,184)	(367,184)	—
Investment in oil and gas properties	(19,987,934)	(19,987,934)	—
Investment in other property	(84,084)	(84,084)	—
Investment in fixed assets	(82,684)	(82,684)	—

Net cash used in investing activities	(20,521,886)	(20,521,886)	—
Cash flows from financing activities
Proceeds from senior credit facility	10,735,000	10,735,000	—
Payments on senior credit facility	(60,188,889)	(60,188,889)	—
Proceeds from initial public offering, net of direct expenses	74,860,868	74,860,868	—
Deferred finance costs	(790,214)	(790,214)	—

Net cash provided by financing activities	24,616,765	24,616,765	—

Net increase (decrease) in cash and cash equivalents	141,824	141,824	—
Cash and cash equivalents, beginning of year	188,457	188,457	—

Cash and cash equivalents, end of year	$330,281	$330,281	$—

Supplemental cash flow information
Cash paid during the year for interest	$3,233,193	$3,233,193	$—

Non cash investing and financing activities:
Establishment of asset retirement obligations	$126,768	$126,768	$—

Conversion of debt to equity	$10,000,000	$10,000,000	$—

Resaca Exploitation, Inc. and Subsidiary Consolidated Financial Statements
for the three and six months ended December 31, 2009 and 2008

Resaca Exploitation, Inc.

Consolidated Balance Sheets

	Restated
	December 31, 2009	June 30, 2009
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$904,805	$330,281
Restricted cash	25,000	367,184
Accounts receivable	1,631,991	1,668,007
Prepaids and other current assets	891,680	777,518
Deferred tax assets	232,258	128,553

Total current assets	3,685,734	3,271,543
Property and equipment, at cost
Oil and gas properties—full cost method	129,103,492	127,079,180
Fixed assets	1,637,951	89,659

	130,741,443	127,168,839
Accumulated depreciation, depletion and amortization	(11,464,232)	(9,580,061)

	119,277,211	117,588,778
Other property	266,283	164,083

Total property and equipment	119,543,494	117,752,861
Deferred finance costs, net	817,152	975,953

Total assets	$124,046,380	$122,000,357

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$2,306,433	$3,025,786
Due to affiliates, net	1,263,882	1,023,205
Liabilities from price risk management	1,418,576	266,572

Total current liabilities	4,988,891	4,315,563
Senior credit facility	35,000,000	31,846,111
Deferred tax liability	232,258	128,553
Liabilities from price risk management	2,458,222	2,019,697
Asset retirement obligations	4,026,085	3,939,246
Commitments and contingencies
Stockholders' equity	77,340,924	79,751,187

Total liabilities and stockholders' equity	$124,046,380	$122,000,357

See accompanying notes to consolidated financial statements

Resaca Exploitation, Inc.

Consolidated Statements of Operations

(unaudited)

	Restated
	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
Income
Oil and gas revenues	$3,778,585	$3,517,664	$7,133,917	$8,300,514
Unrealized gain (loss) from price risk management activities	(1,606,197)	12,811,891	(1,590,529)	16,870,295
Interest and other income	1,800	16,580	5,956	35,115

Total income	2,174,188	16,346,135	5,549,344	25,205,924
Costs and expenses
Lease operating expenses	1,651,401	1,863,982	3,467,047	3,785,860
Production and ad valorem taxes	247,365	114,543	337,192	598,204
Depreciation, depletion and amortization	970,105	986,623	1,884,171	1,683,688
Accretion expense	43,419	101,052	86,839	192,483
General and administrative expenses	1,160,264	851,678	2,108,797	1,623,705
Share based compensation costs	1,088,456	1,182,458	2,159,055	1,961,777
Interest expense	884,884	726,609	1,667,308	1,735,969

Total costs and expenses	6,045,894	5,826,945	11,710,409	11,581,686

Income (loss) before income taxes	(3,871,706)	10,519,190	(6,161,065)	13,624,238
Income tax benefit (expense)	(1,973)	(3,912,256)	(1,973)	(5,045,599)

Net income (loss)	$(3,873,679)	$6,606,934	$(6,163,038)	$8,578,639

Earnings (loss) per share:
Basic weighted-average shares outstanding	96,947,494	92,258,739	96,693,644	92,258,739
Diluted weighted-average shares outstanding	96,947,494	92,258,739	96,693,644	92,258,739
Basic earnings (loss) per share	$(0.04)	$0.07	$(0.06)	$0.09
Diluted earnings (loss) per share	$(0.04)	$0.07	$(0.06)	$0.09

See accompanying notes to consolidated financial statements

Resaca Exploitation, Inc.

Consolidated Statements of Stockholders' Equity

July 1, 2009 Through December 31, 2009

(unaudited)

	Common Stock
			Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Par value
Balance at July 1, 2009 (Restated)	92,258,739	922,587	88,437,386	(9,608,786)	79,751,187
Stock issued upon vesting of restricted stock	1,368,505	13,685	(13,685)	—	—
Stock issued for the acquisition of assets	3,320,250	33,203	1,560,517	—	1,593,720
Share based compensation	—	—	2,159,055	—	2,159,055
Net loss	—	—	—	(6,163,038)	(6,163,038)

Balance at December 31, 2009 (Restated)	96,947,494	$969,475	$92,143,273	$(15,771,824)	$77,340,924

See accompanying notes to consolidated financial statements

Resaca Exploitation, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	Restated
	Six Months Ended December 31,
	2009	2008
Cash flows from operating activities
Net income (loss)	$(6,163,038)	$8,578,639
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation, depletion and amortization	1,884,171	1,683,688
Accretion expense	86,839	192,483
Amortization of deferred finance costs	163,431	127,468
Deferred taxes	—	5,045,599
Unrealized (gain) loss from price risk management activities	1,590,529	(16,870,295)
Share based compensation costs	2,159,055	1,961,777
Settlement of asset retirement obligations	—	(2,389)
Changes in operating assets and liabilities:
Accounts receivable	36,016	1,056,370
Prepaids and other current assets	(114,162)	1,741,878
Accounts payable and accrued liabilities	(730,628)	(1,093,167)
Due to affiliates, net	228,427	(5,979,382)

Net cash used in operating activities	(859,360)	(3,557,331)
Cash flows from investing activities
Restricted cash	342,184	(350,000)
Investment in oil and gas properties	(2,024,312)	(17,080,308)
Investment in other property	—	(84,084)
Investment in fixed assets	(33,247)	(29,458)

Net cash used in investing activities	(1,715,375)	(17,543,850)
Cash flows from financing activities
Proceeds from senior debt	3,153,889	6,000,000
Payments on senior credit facility	—	(59,300,000)
Deferred finance costs	(4,630)	—
Proceeds from initial public offering, net of direct expenses	—	74,871,439

Net cash provided by financing activities	3,149,259	21,571,439

Net increase in cash and cash equivalents	574,524	470,258
Cash and cash equivalents, beginning of period	330,281	188,457

Cash and cash equivalents, end of period	$904,805	$658,715

Supplemental cash flow information
Cash paid during the period for interest	$1,496,099	$1,608,501

Cash paid during the period for income taxes	$1,973	$—

Non cash investing and financing activities:
Establishment of asset retirement obligations	$—	$188,094

Conversion of debt to equity	$—	$10,000,000

Common stock issued for acquisition of assets	$1,593,720	$—

See accompanying notes to consolidated financial statements

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements

December 31, 2009

Note A—Organization and Nature of Business

        Resaca Exploitation, L.P. (the "Partnership") was formed on March 1, 2006 for the purpose of acquiring and exploiting interests in oil and gas properties located in New Mexico and Texas and to conduct, directly and indirectly through third parties, operations on the properties. The Partnership was funded and began operations on May 1, 2006. Resaca Exploitation GP, LLC served as the sole general partner (.667%) and various limited partners owned the remaining 99.333%. Under the terms of the limited partnership agreement, profits and losses were allocated to the general partner and limited partners based upon their ownership percentages.

        On July 10, 2008, the Partnership converted from a Delaware partnership to a Texas corporation and became Resaca Exploitation, Inc. ("Resaca"). Following conversion, Resaca became subject to federal and certain state income taxes and adopted a June 30 year end for federal income tax and financial reporting purposes. On July 17, 2008, Resaca Exploitation, Inc. completed an initial public offering (the "Offering") on the AIM Market of the London Stock Exchange (the "AIM"). In the initial public offering, Resaca raised $83.4 million before expenses (see Note G).

        Resaca Operating Company ("ROC"), a wholly-owned subsidiary, was formed on October 16, 2008 for the purpose of operating Resaca's oil and gas properties. Resaca and ROC are referred to collectively as "the Company". Activities for ROC are consolidated in the Company's financial statements.

        On September 29, 2009, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company and Cano Petroleum, Inc. ("Cano"). Cano will become a wholly-owned subsidiary of the Company following the merger. Upon consummation of the merger, each share of Cano common stock will be converted into the right to receive 2.1 shares of common stock of the Company, or 0.42 as adjusted for the proposed reverse split of one new common share for each five common shares currently held by Company shareholders. Each share of Cano Series D Convertible Preferred Stock ("Preferred Stock") will be converted into the right to receive one share of Series A Convertible Preferred Stock of the Company. Based on the closing price of the company common stock on January 29, 2010, the shares to be issued in respect of Cano's common stock would be valued at approximately $53 million. Consummation of the transactions contemplated by the Merger Agreement is conditioned upon, among other things, (1) approval by Cano holders of the common stock and preferred stock, (2) approval of the holders of the common stock of the Company, (3) the listing of the Company common stock on the NYSE Amex, (4) the refinancing of existing bank debt of the Company and Cano, (5) the receipt of required regulatory approvals and (6) the effectiveness of a registration statement relating to the shares of the Company common stock to be issued in the merger. The Merger Agreement contains certain termination rights for both Cano and the Company, including the right to terminate the Merger Agreement to enter into a Superior Proposal (as such term is defined in the Merger Agreement). In the event of a termination of the Merger Agreement under certain specified circumstances described in the Merger Agreement, one party will be required to pay the other party a termination fee of $3,500,000. On October 23, 2009, the Company filed a Form S-4 with the Securities and Exchange Commission ("SEC") and subsequently filed amended Forms S-4 on December 23, 2009 and February 3, 2010. Once approved by the SEC, the Form S-4 will serve as a prospectus for Company shareholders as well as a joint proxy statement for both Company shareholders and Cano stockholders to vote on the proposed merger of the two companies, in addition to other matters to be voted on as discussed therein. One such matter to be

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

Note A—Organization and Nature of Business (Continued)

voted upon by Company shareholders is a five for one reverse split of its common shares. The reverse split is being undertaken to achieve a minimum stock price listing requirement of the NYSE Amex of $2.00 per share. At January 29, 2010, the price of each Company common share was 34 pence or $0.551 per share after giving consideration to a $1.6194 dollar/pound sterling exchange ratio.

        The accompanying unaudited consolidated financial statements present the financial position at December 31, 2009 and June 30, 2009, and the results of operations for the three and six months ended December 31, 2009 and 2008, and cash flows for the six months ended December 31, 2009 and 2008 of the Company. These consolidated financial statements include all adjustments, consisting of normal and recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the financial position and the results of operations for the indicated periods. The results of operations for the six months ended December 31, 2009 are not necessarily indicative of the results to be expected for the full year ending June 30, 2010. Reference is made to the Company's consolidated financial statements for the year ended June 30, 2009.

Note B—Summary of Significant Accounting Policies

        Principles of Consolidation:    The consolidated financial statements include the accounts of Resaca and ROC. All significant intercompany accounts and transactions have been eliminated.

        Cash and Cash Equivalents:    Cash in excess of the Company's daily requirements is generally invested in short-term, highly liquid investments with original maturities of three months or less. Such investments are carried at cost, which approximates fair value and, for the purposes of reporting cash flows, are considered to be cash equivalents. The Company maintains its cash in bank deposits with various major financial institutions. These accounts, at times, exceed federally insured limits. Deposits in the United States of America are currently guaranteed by the Federal Deposit Insurance Corporation up to $250,000. The Company monitors the financial condition of the financial institutions and has not experienced any losses on such accounts.

        Restricted Cash:    The Company collateralizes any open letters of credit with cash (see Note F). At December 31, 2009 and June 30, 2009, the Company had outstanding open letters of credit collateralized by cash of $25,000 and $367,184, respectively.

        Accounts Receivable:    Accounts receivable primarily consists of accrued revenues for oil and gas sales. Management believes that all receivables are fully collectible at December 31, 2009. Therefore, no allowance for doubtful accounts was recorded as of December 31, 2009 and June 30, 2009.

        Inventory:    Inventory totaling $711,504 and $732,684 at December 31, 2009 and June 30, 2009, respectively, consists of piping and tubulars valued at the lower of cost or market and is included within prepaids and other current assets in the accompanying consolidated balance sheets.

        Oil and Gas Properties:    Oil and gas properties are accounted for using the full-cost method of accounting. Under this method, all productive and nonproductive costs incurred in connection with the acquisition, exploration, and development of oil and natural gas reserves are capitalized. This includes any internal costs that are directly related to acquisition, exploration and development activities, including salaries and benefits, but does not include any costs related to production, general corporate

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

Note B—Summary of Significant Accounting Policies (Continued)

overhead or similar activities. During the six months ended December 31, 2009 and 2008, the Company capitalized $182,066 and $164,392, respectively, in overhead relating to these internal costs.

        No gains or losses are recognized upon the sale or other disposition of oil and natural gas properties except in transactions that would significantly alter the relationship between capitalized costs and proved reserves.

        Under the full cost method, the net book value of oil and natural gas properties, less related deferred income taxes, may not exceed the estimated after-tax future net revenues from proved oil and natural gas properties, discounted at 10% (the "Ceiling Limitation"). In arriving at estimated future net revenues, estimated lease operating expenses, development costs, and certain production-related and ad valorem taxes are deducted. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant indefinitely, except for changes that are fixed and determinable by existing contracts. The excess, if any, of the net book value above the Ceiling Limitation is charged to expense in the period in which it occurs and is not subsequently reinstated. The Company prepared its ceiling test at December 31, 2009 and June 30, 2009, and no impairment was deemed necessary. Reserve estimates used in determining estimated future net revenues have been prepared by an independent petroleum engineer at year end.

        The costs of unevaluated oil and natural gas properties are excluded from the amortizable base until the time that either proven reserves are found or it has been determined that such properties are impaired. The Company currently has no material capitalized costs related to unevaluated properties. All capitalized costs are included in the amortization base as of December 31, 2009 and June 30, 2009.

        Depreciation and Amortization:    All capitalized costs of oil and natural gas properties and equipment, including the estimated future costs to develop proved reserves, are amortized using the unit-of-production method based on total proved reserves. Depreciation of fixed assets is computed on the straight line method over the estimated useful lives of the assets, typically two to five years.

        General and Administrative Expenses:    General and administrative expenses are reported net of recoveries from owners in properties operated by the Company.

        Revenue Recognition:    The Company recognizes oil and gas revenues from its interests in oil and natural gas producing activities as the hydrocarbons are produced and sold.

        Accounting for Price Risk Management Activities:    The Company periodically enters into certain financial derivative contracts utilized for non-trading purposes to hedge the impact of market price fluctuations on its forecasted oil and gas sales. The Company follows the provisions of ASC 815, Accounting for Derivative Instruments and Hedging Activities ("ASC 815"), for the accounting of its hedge transactions. ASC 815 establishes accounting and reporting standards requiring that all derivative instruments be recorded in the consolidated balance sheet as either an asset or liability measured at fair value and requires that the changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company has certain over-the-counter collar contracts to hedge the cash flow of the forecasted sale of oil and gas sales. The Company did not elect to document and designate these contracts as hedges. Thus, the changes in the fair value of these over-the-counter collars are reflected in earnings for the six months ended December 31, 2009 and 2008.

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

Note B—Summary of Significant Accounting Policies (Continued)

        Income Tax:    The Company is subject to federal income tax, Texas state margin tax, and New Mexico state income tax. The Company follows the guidance in ASC 740, Accounting for Income Taxes, which requires the use of the asset and liability method of accounting for deferred income taxes and provides deferred income taxes for all significant temporary differences.

        The Company follows ASC 740-10, Accounting for Uncertainty in Income Taxes. The Interpretation prescribes guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. To recognize a tax position, the enterprise determines whether it is more likely than not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation, based solely on the technical merits of the position. A tax position that meets the more likely than not threshold is measured to determine the amount of benefit to be recognized in the financial statements. The amount of tax benefit recognized with respect to any tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement.

        Deferred Finance Costs:    The Company capitalizes all costs directly related to obtaining financing and such costs are amortized to interest expense over the life of the related facility. At December 31, 2009 and June 30, 2009, the deferred finance costs balance is presented net of accumulated amortization of $1,689,692 and $1,526,261, respectively.

        Use of Estimates:    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

        Independent petroleum and geological engineers have prepared estimates of the Company's oil and natural gas reserves at June 30, 2009 and 2008. Proved reserves, estimated future net revenues and the present value of our reserves are estimated based upon a combination of historical data and estimates of future activity. We have based our value of proved reserves on spot prices on the date of the estimate. The reserve estimates are used in calculating depreciation, depletion and amortization and in the assessment of the Company's ceiling limitation. Significant assumptions are required in the valuation of proved oil and natural gas reserves which, as described herein, may affect the amount at which oil and natural gas properties are recorded. Actual results could differ materially from these estimates.

        Asset Retirement Obligations:    The Company follows ASC 410 ("ASC 410"), Asset Retirement and Environmental Obligations. ASC 410 requires that an asset retirement obligation ("ARO") associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which a legal obligation is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. The cost of the tangible asset, including the initially recognized ARO, is depreciated such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense will be recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash outflows discounted at the company's credit-adjusted risk-free interest rate.

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

Note B—Summary of Significant Accounting Policies (Continued)

        Inherent in the fair value calculation of ARO are numerous assumptions and judgments, including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and gas property balance.

        The following table is a reconciliation of the asset retirement obligation:

	Six Months Ended December 31,
	2009	2008
Asset retirement obligation, beginning of the period	$3,939,246	$3,533,577
Liabilities incurred	—	58,140
Liabilities settled	—	(2,389)
Accretion expense	86,839	192,483
Revisions in estimated liabilities	—	129,954

Asset retirement obligation, end of the period	$4,026,085	$3,911,765

        Share-Based Compensation:    The Company follows ASC 718 ("ASC 718"), Compensation—Stock Compensation, for all equity awards granted to employees. ASC 718 requires all companies to expense the fair value of employee stock options and other forms of share-based compensation over the requisite service period. The Company's share-based awards consist of stock options and restricted stock.

        Earnings per Share:    Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding during the period and the dilutive effect of restricted stock awards and the assumed exercise of stock options using the treasury stock method.

        Subsequent Events:    The Company evaluates events and transactions that occur after the balance sheet date but before the financial statements are available to be issued. The Company evaluated such events and transactions through April 28, 2010, the date the restated financial statements were available to be issued.

Newly Adopted Accounting Principles:

        In June 2009, the FASB issued a standard that established the FASB Accounting Standards Codification TM ("ASC") and amended the hierarchy of Generally Accepted Accounting Principles ("GAAP") such that the ASC became the single source of authoritative nongovernmental GAAP. The ASC did not change current GAAP, but was intended to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

Note B—Summary of Significant Accounting Policies (Continued)

ASC became effective for us on July 1, 2009. This standard did not have an impact on our financial position, results of operations or cash flows. Throughout the notes to the consolidated financial statements, references that were previously made to various former authoritative GAAP pronouncements have been conformed to the appropriate section of the ASC.

        ASC 260:    In June 2008, the FASB issued ASC 260 (formerly EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities). ASC 260 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and need to be included in the calculation of earnings per share under the two-class method. Under ASC 260, share-based payment awards that contain nonforfeitable rights to dividends are "participating securities", and therefore should be included in computing earnings per share using the two-class method. ASC 260 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. We adopted ASC 260 on July 1, 2009. The adoption of this statement did not have a material impact on our financial position, results of operations or cash flows.

        ASC 805:    In December 2007, the FASB issued ASC 805, Business Combinations ("ASC 805"). Under ASC 805, an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. It further requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred. ASC 805 is effective for business combinations consummated in fiscal years beginning on or after December 15, 2008. The Company adopted ASC 805 effective July 1, 2009. This statement will change our accounting treatment for prospective business combinations.

        ASC 810:    In December 2007, the FASB issued ASC 810, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 ("ASC 810"). ASC 810 establishes accounting and reporting standards for noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. Minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. It also establishes a single method of accounting for changes in a parent's ownership interest in a subsidiary and requires expanded disclosures. This statement is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. We adopted ASC 810 on July 1, 2009 and this standard will have an impact on the accounting for any acquisition of noncontrolling interests after that date.

        ASC 815:    In March 2008, the FASB issued ASC 815 (formerly SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement 133). ASC 815 expands the required disclosures to discuss the uses of derivative instruments; the accounting for derivative instruments and related hedged items under ASC 815, and how derivative instruments and related hedged items affect the company's financial position, financial performance and cash flows. We adopted ASC 815 on July 1, 2009. The adoption of this statement did not have a material impact on our financial position, results of operations or cash flows.

        ASC 855:    In June 2009, the FASB issued ASC 855, Subsequent Events ("ASC 855") to establish general standards of accounting for and disclosure of events that occur after the balance sheet date, but prior to the issuance of financial statements. Specifically, ASC 855 sets forth: (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

Note B—Summary of Significant Accounting Policies (Continued)

transactions that may occur for potential recognition or disclosure in the financial statements; (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. ASC 855 is effective for financial statements issued for interim or annual periods ending after June 15, 2009. We adopted ASC 855 on June 30, 2009. The adoption of this statement did not have a material impact on our financial position, results of operations or cash flows.

Accounting Principles Not Yet Adopted:

        Modernization of Oil and Gas Reporting:    In December 2008, the SEC issued the final rule, "Modernization of Oil and Gas Reporting," which adopts revisions to the SEC's oil and natural gas reporting disclosure requirements and is effective for annual reports on Forms 10-K for years ending on or after December 31, 2009. Early adoption of the new rules is prohibited. The new rules are intended to provide investors with a more meaningful and comprehensive understanding of oil and natural gas reserves to help investors evaluate their investments in oil and natural gas companies. The new rules are also designed to modernize the oil and natural gas disclosure requirements to align them with current practices and changes in technology. The new rules include changes to the pricing used to estimate reserves, the ability to include nontraditional resources in reserves, the use of new technology for determining reserves and permitting disclosure of probable and possible reserves. The Company will begin complying with the disclosure requirements in our annual report for the year ending June 30, 2010. We are currently evaluating the potential impact of these rules on our consolidated financial statements.

        ASU 2010-06:    In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820). ASU 2010-06 Subtopic 820-10 provides new guidance on improving disclosures about fair value measurements. The new standard requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement. Specifically, the new standard will now require: (a) a reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for transfers and (b) in the reconciliation for fair value measurements using significant unoberservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements. In addition, the new standard clarifies the requirements of the following existing disclosures: (a) for purposes of reporting fair value measurements for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities and (b) a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. The new standard is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. We are still in the process of evaluating the impact, if any, on our consolidated financial position and results of operations.

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

Note C—Related Party Transactions

        The Company receives support services from Torch Energy Advisors Incorporated ("TEAI") and its subsidiaries, which include office administration, risk management, corporate secretary, legal services, corporate and litigation legal services, graphic services, tax department services, financial planning and analysis, information management, financial reporting and accounting services, and engineering and technical services. The Company paid TEAI and a subsidiary of TEAI $348,733 and $854,756 during the three months ended December 31, 2009 and 2008, respectively, for such services. The Company paid TEAI and a subsidiary of TEAI $676,503 and $1,413,333 during the six months ended December 31, 2009 and 2008, respectively, for such services. The majority of such fees are included in general and administrative expenses.

        In the ordinary course of business, the Company incurs payable balances with TEAI resulting from the payment of costs and expenses of the Company and from the payment of support services fees. Such amounts are settled on a regular basis, generally monthly.

        On July 1, 2009, the Company acquired certain workover rigs, reversing units and related assets from Permian Basin Well Services, LLC ("PBWS") in exchange for 3,320,250 newly issued shares of the Company's common stock, valued at $1,593,720. PBWS is a wholly-owned subsidiary of TEAI.

Note D—Notes Payable

        On May 1, 2006, the Company entered into a $10 million Senior Subordinated Secured Convertible Term Loan Facility ("Convertible Debt") with third parties. The aggregate loan amount under the Convertible Debt was $10 million, all of which was funded at closing. Interest was paid quarterly on the Convertible Debt, at a rate of 6% per annum for cash dividends and 8% per annum in the event the Company chose to pay interest in kind ("PIK"). The lenders could convert their loans, in whole or in part, to ownership interests in the Company at any time at an 18% premium, provided that the minimum conversion loan amount is $500,000. PIK interest was also able to be converted to ownership interests. The Company had the right to redeem the subordinated debt after May 1, 2009, but was required to pay an early redemption premium. Early redemption premium amounts varied in years three, four and five and were designed to ensure the lenders different internal rates of return at those points in time. To the extent the Convertible Debt was neither redeemed by the Company nor converted by the lenders, the full principal amount was to be due on May 1, 2012. The Convertible Debt contained, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. Recourse for the Convertible Debt was limited to the Company, as borrower, and the note was secured by all of the Company's oil and gas properties. In July 2008, holders of the Convertible Debt converted their notes into common stock of the Company.

        On May 1, 2006, the Company entered into an $85 million Senior Secured Loan Facility (the "Facility") with third parties. The Facility included two tranches, A and B, of differing amounts and terms. The maximum credit amount under Tranche A was $70 million, $50 million of which was funded at closing. The Tranche B maximum credit amount was $15 million. The full amount was funded at closing and no additional borrowings were permitted. Prior to the July 2008 amendment (discussed below), interest accrued on the indebtedness at the one month LIBOR plus 6% for Tranche A and interest accrued at the one month LIBOR plus 9% for Tranche B. Interest payments were due monthly. Scheduled principal payments under Tranche A began on May 1, 2009 and were scheduled to occur monthly, in even increments. Tranche A was to mature on May 1, 2012. On June 11, 2008, the

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

Note D—Notes Payable (Continued)

credit agreement was amended to extend the maturity of Tranche B to August 31, 2008. The Facility contained, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. On June 26, 2009, the outstanding balance of the Facility was refinanced as described below.

        In July 2008, with the proceeds received from the Offering, the Company paid the $15 million outstanding balance on Tranche B which extinguished that portion of the Facility and also repaid $44.3 million of the $66.3 million outstanding on Tranche A. In conjunction with the partial repayment of Tranche A, the maximum credit amount under Tranche A was lowered to $60 million, a 4% LIBOR floor was added, and certain financial covenants were modified. The interest rate on outstanding borrowings under the facility was 10% at June 25, 2008. Recourse for the Facility is limited to the Company, as borrower, and the note was secured by all of Company's oil and gas properties.

        On June 26, 2009, the Company entered into a $50 million, three-year Senior Secured Revolving Credit Facility ("New Facility") with CIT Capital USA Inc. ("CIT") that matures on July 1, 2012. The New Facility replaced the Facility entered into in 2006 which had converted to a term loan in May 2009. The initial borrowing base of the New Facility is $35 million and CIT serves as administrative agent. Interest on the New Facility is set at LIBOR plus 5.5% subject to a 2.5% LIBOR floor. Recourse for the New Facility was limited to the Company, as borrower and the note secured by all of the Company's oil and gas properties. At December 31, 2009, the interest rate was 8.0%. As a condition of closing the New Facility, the Company entered into additional natural gas hedges for January 2011 through June 2012 and additional oil hedges for June 2011 through June 2012. The New Facility contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. On December 22, 2009, Resaca executed an amendment to the New Facility, which amended some of the financial ratio requirements. As of December 31, 2009, the Company was in compliance with all of the covenants as amended.

        Scheduled maturities as of December 31, 2009 are as follows:

Period Ending December 31,
2010	$—
2011	—
2012	35,000,000

Total	$35,000,000

        On February 3, 2010, the Company received a firm commitment from Union Bank, N.A. ("Union Bank") for a new $200 million senior secured revolving credit facility (the "Union Bank Facility"). Union Bank will act as lead arranger and administrative agent for the Union Bank Facility. The Union Bank Facility will close in conjunction with the Company's proposed merger with Cano. Proceeds from the Union Bank Facility will be used to repay and refinance Resaca's and Cano's existing debt, to fund future acquisitions and for general corporate purposes. The Union Bank Facility will be governed by semi-annual borrowing base redeterminations assigned to the Company's proved crude oil and natural gas reserves following the Cano merger. An initial borrowing base of $90 million has been established based on the Company and Cano's combined reserves.

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

Note E—Derivative Financial Instruments

        The Company enters into hedging transactions with a major counterparty to reduce exposure to fluctuations in the price of crude oil and natural gas. We use financially settled crude oil and natural gas zero-cost collars. Any gains or losses resulting from the change in fair value are recorded to unrealized gain (loss) from price risk management activities, whereas gains and losses from the settlement of hedging contracts are recorded in oil and gas revenues.

        With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar.

        Cash settlements for the three months ended December 31, 2009 and 2008 resulted in a decrease in crude oil and natural gas sales in the amount of $122,986 and an increase in crude oil and natural gas sales in the amount of $392,484, respectively. Cash settlements for the six months ended December 31, 2009 and 2008 resulted in an increase in crude oil and natural gas sales in the amount of $20,770 and a decrease in crude oil and natural gas sales in the amount of $1,388,467, respectively. For the three months ended December 31, 2009 and 2008, we recognized an unrealized loss of $1,606,197 and an unrealized gain of $12,811,891, respectively, on derivative financial transactions that did not qualify for hedge accounting. For the six months ended December 31, 2009 and 2008, we recognized an unrealized loss of $1,590,529 and an unrealized gain of $16,870,295, respectively, on derivative financial transactions that did not qualify for hedge accounting.

        As of December 31, 2009, we had the following contracts outstanding:

	Crude Oil				Natural Gas
			Total				Total		Total
Period	Volume (Bbls)	Contract Price (1)	Asset (Liability)	Fair Value (Loss)(2)	Volume (MMBtus)	Contract Price(1)	Asset (Liability)	Fair Value (Loss)(2)	Asset (Liability)	Fair Value (Loss)(2)
Collars
1/10 - 12/10	10,000	58.00/66.30	(1,676,904)	(1,056,450)	20,000	6.10/11.50	258,328	162,747	(1,418,576)	(893,703)
1/11 - 5/11	10,000	58.00/66.30	(948,789)	(597,737)	10,000	6.30/11.00	43,022	27,104	(905,767)	(570,633)
6/11 - 12/11	9,000	60.00/77.00	(923,750)	(581,962)	11,000	5.50/6.90	(12,691)	(7,996)	(936,441)	(589,958)
1/12 - 6/12	6,000	60.00/77.00	(615,879)	(388,004)					(615,879)	(388,004)
Swaps
1/11 - 5/11					1,000	6.10	(462)	(291)	(462)	(291)
1/12 - 6/12					7,500	6.30	327	206	327	206
Total			$(4,165,322)	$(2,624,153)			$288,524	$181,770	$(3,876,798)	$(2,442,383)

(1)
The contract price is weighted-averaged by contract volume.

(2)
The gain (loss) on derivative contracts is net of applicable income taxes.

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

Note E—Derivative Financial Instruments (Continued)

        The following table quantifies the fair values, on a gross basis, of all our derivative contracts and identifies its balance sheet location as of December 31, 2009:

	Asset Derivatives		(Liability) Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Total Asset (Liability)
Derivatives not designated as hedging instruments under ASC 815
Commodity Contracts	Derivative financial instruments		Derivative financial instruments
	Current Liability	366,817	Current Liability	(1,785,393)	(1,418,576)
	Non-current Liability	529,406	Non-current Liability	(2,987,628)	(2,458,222)
Total derivatives not designated as hedging instruments under ASC 815		896,223		(4,773,021)	(3,876,798)

Total derivatives		$896,223		$(4,773,021)	$(3,876,798)

        While notional amounts are used to express the volume of puts and over-the-counter options, the amounts potentially subject to credit risk, in the event of nonperformance by the third parties, are substantially smaller. The Company does not anticipate any material impact to its financial position or results of operations as a result of nonperformance by third parties on financial instruments related to its option contracts.

Note F—Commitments and Contingencies

        The Company, from time to time, is involved in certain claims arising out of the normal course of business, none currently outstanding of which, in the opinion of management, will have any material adverse effect on the financial position, results of operations or cash flows of the Company as a whole.

        The Company has open letters of credit of approximately $25,000 at December 31, 2009 which are fully collateralized by restricted cash balances.

Note G—Initial Public Offering

        On July 17, 2008, the Company completed an initial public offering on the AIM. In the initial public offering, the Company raised $83.4 million before expenses. Proceeds received were used to repay outstanding borrowings on the Facility, extinguish the balance outstanding to its affiliates, and purchase an overriding royalty interest from a third party covering all of its existing oil and gas properties for $7 million. In conjunction with the initial public offering, certain officers and directors were granted restricted stock awards for an aggregate 4.1 million shares of our common stock that vest ratably over three years, and, 1.7 million stock options, each option to purchase one share of our common stock at an exercise price of 1.34 British pounds per share. The options vest ratably over three years and will expire on July 17, 2016.

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

Note H—Share-Based Compensation

        The Company has adopted a Share Incentive Plan ("The Plan") to foster and promote the long-term financial success of the Company and to increase shareholder value by attracting, motivating and retaining key personnel. The Plan is considered an important component of total compensation offered to key employees and outside directors. The Plan consists of stock option and restricted stock awards. The Company expenses the fair-value of the share-based payments over the requisite service period of the awards. At December 31, 2009, there was $6,855,458 in unrecognized compensation expense to be recognized over the next 2.88 years. The stock options and restricted stock both vest over a three year period. At December 31, 2009 there were 2,301,787 stock options and 2,737,010 shares of restricted stock outstanding. Additionally, the Board of Directors has the ability to authorize the issuance of another combined 2,818,572 shares in stock options and restricted stock to key personnel.

        The following summary represents restricted stock awards outstanding at December 31, 2009:

	Shares	Grant Date Fair Value
Awards outstanding at June 30, 2009	4,105,515	$11,018,184
Restricted shares vested	(1,368,505)	(3,672,728)
Restricted shares forfeited	—	—

Awards outstanding at December 31, 2009	2,737,010	$7,345,456

        A rollforward of stock options awards outstanding at December 31, 2009 is as follows:

	Shares	Average Exercise Price	Grant Date Fair Value
Options outstanding at June 30, 2009	1,756,787	$2.08	$1,829,000
Grants	595,000	0.78	276,647
Exercised or forfeited	(50,000)	(0.37)	(6,463)

Options outstanding at December 31, 2009	2,301,787	$1.78	$2,099,184

        A summary of stock options outstanding at December 31, 2009 is as follows:

Grant Date	Exercise Price	Converted Exercise Price*	Option Awards Outstanding	Remaining Option Life	Option Awards Exercisable
07/17/08	£1.34	$2.13	1,706,787	6.55	568,929
9/25/09	£0.50	0.80	395,000	7.74	—
11/16/09	£0.47	0.75	200,000	7.88	—

		$1.78	2,301,787	6.87	568,929

*
Exercise prices are denominated in British pounds and have been converted at a rate of $1.5928 USD/GBP.

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

Note I—Fair Vale Measurements

        ASC 820 requires enhanced disclosures regarding the assets and liabilities carried at fair value. The pronouncement establishes a fair value hierarchy such that "Level 1" measurements include unadjusted quoted market prices for identical assets or liabilities in an active market, "Level 2" measurements include quoted market prices for identical assets or liabilities in an active market which have been adjusted for items such as effects of restrictions for transferability and those that are not quoted but observable through corroboration with observable market data, including quoted market prices for similar assets, and "Level 3" measurements include those that are unobservable and of a highly subjective measure.

        The Company utilizes the market approach for recurring fair value measurements of its oil and gas hedges. The following table sets forth, by level within the fair value hierarchy, the Company's financial assets and liabilities that are accounted for at fair value on a recurring basis as of December 31, 2009. As required by ASC 820, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement:

	Market Prices or Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Oil and Gas Hedges	—	$—	—	$—

Total Assets	—	—	—	—

Liabilities:
Oil and Gas Hedges	—	3,876,798	—	3,876,798

Total Liabilities	—	3,876,798	—	3,876,798

Total Net Liabilities	—	$3,876,798	—	$3,876,798

        The carrying amounts of the Company's cash and cash equivalents, receivables and payables approximate the fair value at December 31, 2009 and June 30, 2009 because of their short-term maturities. The carrying amounts of the Company's debt instruments at December 31, 2009 and June 30, 2009 approximate their fair values due to the interest rates being at market.

Note J—Stockholders' Equity

        As described in Note A, the Company converted from a partnership to a corporation on July 10, 2008. As such, partners' capital was converted to stockholders' equity. At December 31, 2009, stockholders' equity was composed of the following:

Common Stock ($.01 par value)	$969,475
Additional Paid-in Capital	92,143,273
Accumulated Deficit	(15,771,824)

Total Stockholders' Equity	$77,340,924

        At December 31, 2009, the Company had 230,000,000 common shares authorized and 96,947,494 shares issued and outstanding.

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

Note K—Employee Benefit Plans

        Under the Resaca Exploitation, Inc 401(k) Plan (the "Plan") established in fiscal year 2009, contributions are made to the Plan by qualified employees at their election and our matching contributions to the Plan are made at specified rates. Our contribution to the Plan for the three months ended December 31, 2009 and 2008 was $7,643 and $0, respectively. Our contribution to the Plan for the six months ended December 31, 2009 and 2008 was $16,795 and $0, respectively.

Note L—Liquidity

        As of December 31, 2009, the Company had cash and cash equivalents of approximately $0.9 million and a working capital deficit of $1.3 million. The Company had fully drawn on the amounts available under the Company's New Facility at December 31, 2009. The Company anticipates cash flows from operations will be sufficient to satisfy its currently expected working capital requirements for the next twelve months. The Company will also have the flexibility to modify its capital expenditure program based on actual operating cash flows.

        On January 27, 2010, the Company filed a registration statement covering a proposed underwritten offering of its common stock, which is expected to close in conjunction with the closing of the merger. Also, as discussed in Note D, the Company has received a commitment for the Union Bank Facility which, combined with the proceeds of the common stock offering, will provide funding for Resaca's working capital and capital expenditures following the Cano merger. If the Company's cash flows from operations, the proceeds from the proposed public stock offering, and borrowings from the Union Bank Facility are not sufficient or successful, the Company would need to consider other alternatives, including selling certain non core properties or other credit and capital market alternatives to fund our operations and capital needs. There can be no assurance that any of these alternatives will be available at terms acceptable to the company or at all.

Note M—Restatement

        During the three and six months ended December 31, 2008, the Company recognized the benefit of its deferred tax assets in excess of its deferred tax liabilities at the time of its conversion from a partnership to a corporation. The financial statements for the three and six months ended December 31, 2008 have been restated to eliminate the benefit of its deferred tax assets in excess of its deferred tax liabilities at the time of its conversion from a partnership to a corporation. Also, during the year ended June 30, 2009 and during the three and six months ended December 31, 2009, the Company recognized the benefit of its deferred tax assets in excess of its deferred tax liabilities as of June 30, 2009 and December 31, 2009, respectively. The financial statements for the year ended June 30, 2009 and the three and six months ended December 31, 2009 have been restated to limit the recognition of the Company's deferred tax assets to the amount of its deferred tax liabilities as of June 30, 2009 and December 31, 2009, respectively.

        The restatement discussed above had the following effects on the consolidated statements of operations for the three and six months ended December 31, 2008 and 2009, the consolidated balance sheets as of June 30, 2009 and December 31, 2009, the consolidated statement of stockholders' equity for the six months ended December 31, 2009, and the consolidated statements of cash flows as for the six months ended December 31, 2008 and 2009, as compared to the amounts previously reported. The restatement also had effects on amounts and disclosure in Notes J, and L.

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

Note M—Restatement (Continued)

	As of December 31, 2009
	As Previously Reported	As Restated	Effect of Change
Balance Sheet
Assets
Current assets
Cash and cash equivalents	$904,805	$904,805	$—
Restricted cash	25,000	25,000	—
Accounts receivable	1,631,991	1,631,991	—
Prepaids and other current assets	891,680	891,680	—
Deferred tax assets	642,685	232,258	(410,427)

Total current assets	4,096,161	3,685,734	(410,427)
Property and equipment, at cost
Oil and gas properties—full cost method	129,103,492	129,103,492	—
Fixed assets	1,637,951	1,637,951	—

	130,741,443	130,741,443	—
Accumulated depreciation, depletion and amortization	(11,464,232)	(11,464,232)	—

	119,277,211	119,277,211	—
Other property	266,283	266,283	—

Total property and equipment	119,543,494	119,543,494	—
Deferred tax asset	4,000,643	—	(4,000,643)
Deferred finance costs, net	817,152	817,152	—

Total assets	$128,457,450	$124,046,380	$(4,411,070)

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$2,306,433	$2,306,433	$—
Due to affiliates, net	1,263,882	1,263,882	—
Liabilities from price risk management	1,418,576	1,418,576	—

Total current liabilities	4,988,891	4,988,891	—
Senior credit facility	35,000,000	35,000,000	—
Deferred tax liability	—	232,258	232,258
Liabilities from price risk management	2,458,222	2,458,222	—
Asset retirement obligations	4,026,085	4,026,085	—
Commitments and contingencies
Stockholders' equity	81,984,252	77,340,924	(4,643,328)

Total liabilities and stockholders' equity	$128,457,450	$124,046,380	$(4,411,070)

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

Note M—Restatement (Continued)

	As of June 30, 2009
	As Previously Reported	As Restated	Effect Change
Balance Sheet
Assets
Current assets
Cash and cash equivalents	$330,281	$330,281	$—
Restricted cash	367,184	367,184	—
Accounts receivable	1,668,007	1,668,007	—
Prepaids and other current assets	777,518	777,518	—
Deferred tax assets	216,444	128,553	(87,891)

Total current asstets	3,359,434	3,271,543	(87,891)
Property and Equipment, at cost
Oil and gas properties—full cost method	127,079,180	127,079,180	—
Fixed assets	89,659	89,659	—

	127,168,839	127,168,839	—
Accumulated, depreciation, depletion and amortization	(9,580,061)	(9,580,061)	—

	117,588,778	117,588,778	—
Other property	164,083	164,083	—

Total property and equipment	117,752,861	117,752,861	—
Deferred tax asset	3,216,990	—	(3,216,990)
Deferred finance costs, net	975,953	975,953	—

Total assets	$125,305,238	$122,000,357	$(3,304,881)

Liabilities and Owners' Equity (Deficit)
Current liabilities
Accounts payable and accrued liabilities	$3,025,786	$3,025,786	$—
Due to affiliates, net	1,023,205	1,023,205	—
Liabilities from price risk management	266,572	266,572	—

Total current liabilities	4,315,563	4,315,563	—
Senior credit facility, net of current portion	31,846,111	31,846,111	—
Deferred tax liability	—	128,553	128,553
Liabilities from price risk management	2,019,697	2,019,697	—
Assest retirement obligations	3,939,246	3,939,246	—
Commitments and contingencies
Owners' equity (deficit)	83,184,621	79,751,187	(3,433,434)

Total liabilities and owners' equity (deficit)	$125,305,238	$122,000,357	$(3,304,881)

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

Note M—Restatement (Continued)

	Three Months Ended December 31, 2009
	As Previously Reported	As Restated	Effect of Change
Statement of Operations
Income
Oil and gas revenues	$3,778,585	$3,778,585	$—
Unrealized gain (loss) from price risk management activities	(1,606,197)	(1,606,197)	—
Interest and other income	1,800	1,800	—

Total income	2,174,188	2,174,188	—
Costs and expenses
Lease operating expenses	1,651,401	1,651,401	—
Production and ad valorem taxes	247,365	247,365	—
Depreciation, depletion and amortization	970,105	970,105	—
Accretion expense	43,419	43,419	—
General and administrative expenses	1,160,264	1,160,264	—
Share based compensation costs	1,088,456	1,088,456	—
Interest expense	884,884	884,884	—

Total costs and expenses	6,045,894	6,045,894	—

Income (loss) before income taxes	(3,871,706)	(3,871,706)	—
Income tax benefit (expense)	1,430,559	(1,973)	(1,432,532)

Net income (loss)	$(2,441,147)	$(3,873,679)	$(1,432,532)

Earnings (loss) per share:
Basic weighted-average shares outstanding	96,947,494	96,947,494	—
Diluted weighted-average shares outstanding	96,947,494	96,947,494	—
Basic earnings (loss) per share	$(0.03)	$(0.04)	$(0.01)
Diluted earnings (loss) per share	$(0.03)	$(0.04)	$(0.01)

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

Note M—Restatement (Continued)

	Three Months Ended December 31, 2008
	As Previously Reported	As Restated	Effect of Change
Statement of Operations
Income
Oil and gas revenues	$3,517,664	$3,517,664	$—
Unrealized gain (loss) from price risk management activities	12,811,891	12,811,891	—
Interest and other income	16,580	16,580	—

Total income	16,346,135	16,346,135	—
Costs and expenses
Lease operating expenses	1,863,982	1,863,982	—
Production and ad valorem taxes	114,543	114,543	—
Depreciation, depletion and amortization	986,623	986,623	—
Accretion expense	101,052	101,052	—
General and administrative expenses	851,678	851,678	—
Share based compensation costs	1,182,458	1,182,458	—
Interest expense	726,609	726,609	—

Total costs and expenses	5,826,945	5,826,945	—

Income (loss) before income taxes	10,519,190	10,519,190	—
Income tax benefit (expense)	499,239	(3,912,256)	(4,411,495)

Net income (loss)	$11,018,429	$6,606,934	$(4,411,495)

Earnings (loss) per share:
Basic weighted-average shares outstanding	92,258,739	92,258,739	—
Diluted weighted-average shares outstanding	92,258,739	92,258,739	—
Basic earnings (loss) per share	$0.12	$0.07	$(0.05)
Diluted earnings (loss) per share	$0.12	$0.07	$(0.05)

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

Note M—Restatement (Continued)

	Six Months Ended December 31, 2009
	As Previously Reported	As Restated	Effect of Change
Statement of Operations
Income
Oil and gas revenues	$7,133,917	$7,133,917	$—
Unrealized gain (loss) from price risk management activities	(1,590,529)	(1,590,529)	—
Interest and other income	5,956	5,956	—

Total income	5,549,344	5,549,344	—
Costs and expenses
Lease operating expenses	3,467,047	3,467,047	—
Production and ad valorem taxes	337,192	337,192	—
Depreciation, depletion and amortization	1,884,171	1,884,171	—
Accretion expense	86,839	86,839	—
General and administrative expenses	2,108,797	2,108,797	—
Share based compensation costs	2,159,055	2,159,055	—
Interest expense	1,667,308	1,667,308	—

Total costs and expenses	11,710,409	11,710,409	—
Income (loss) before income taxes	(6,161,065)	(6,161,065)	—
Income tax benefit (expense)	1,207,921	(1,973)	(1,209,894)

Net income (loss)	$(4,953,144)	$(6,163,038)	$(1,209,894)

Earnings (loss) per share:
Basic weighted-average shares outstanding	96,693,644	96,693,644	—
Diluted weighted-average shares outstanding	96,693,644	96,693,644	—
Basic earnings (loss) per share	$(0.05)	$(0.06)	$(0.01)
Diluted earnings (loss) per share	$(0.05)	$(0.06)	$(0.01)

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

Note M—Restatement (Continued)

	Six Months Ended December 31, 2008
	As Previously Reported	As Restated	Effect of Change
Statement of Operations
Income
Oil and gas revenues	$8,300,514	$8,300,514	—
Unrealized gain (loss) from price risk management activities	16,870,295	16,870,295	—
Interest and other income	35,115	35,115	—

Total income	25,205,924	25,205,924	—
Costs and expenses
Lease operating expenses	3,785,860	3,785,860	—
Production and ad valorem taxes	598,204	598,204	—
Depreciation, depletion and amortization	1,683,688	1,683,688	—
Accretion expense	192,483	192,483	—
General and administrative expenses	1,623,705	1,623,705	—
Share based compensation costs	1,961,777	1,961,777	—
Interest expense	1,735,969	1,735,969	—

Total costs and expenses	11,581,686	11,581,686	—

Income (loss) before income taxes	13,624,238	13,624,238	—
Income tax benefit (expense)	(634,104)	(5,045,599)	(4,411,495)

Net income (loss)	$12,990,134	$8,578,639	$(4,411,495)

Earnings (loss) per share:
Basic weighted-average shares outstanding	92,258,739	92,258,739	—
Diluted weighted-average shares outstanding	92,258,739	92,258,739	—
Basic earnings (loss) per share	$0.14	$0.09	$(0.05)
Diluted earnings (loss) per share	$0.14	$0.09	$(0.05)

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

Note M—Restatement (Continued)

	As Previously Reported	As Restated	Effect of Change
Consolidated Statement of Stockholders' Equity
Accumulated Deficit
Balance at July 1, 2009	$(6,175,352)	$(9,608,786)	$(3,433,434)
Net loss	(4,953,144)	(6,163,038)	(1,209,894)

Balance at December 31, 2009	$(11,128,496)	$(15,771,824)	$(4,643,328)

	Six Months Ended December 31, 2009
	As Previously Reported	As Restated	Effect of Change
Statement of Cash Flows
Cash flows from operating activities
Net income (loss)	$(4,953,144)	$(6,163,038)	$(1,209,894)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation, depletion and amortization	1,884,171	1,884,171	—
Accretion expense	86,839	86,839	—
Amortization of deferred finance costs	163,431	163,431	—
Deferred taxes	(1,209,894)	—	1,209,894
Unrealized (gain) loss from price risk management activities	1,590,529	1,590,529	—
Share based compensation costs	2,159,055	2,159,055	—
Settlement of asset retirement obligations	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	36,016	36,016	—
Prepaids and other current assets	(114,162)	(114,162)	—
Accounts payable and accrued liabilities	(730,628)	(730,628)	—
Due to affiliates, net	228,427	228,427	—

Net cash used in operating activities	(859,360)	(859,360)	—
Cash flows from investing activities
Restricted cash	342,184	342,184	—
Investment in oil and gas properties	(2,024,312)	(2,024,312)	—
Investment in other property	—	—	—
Investment in fixed assets	(33,247)	(33,247)	—

Net cash used in investing activities	(1,715,375)	(1,715,375)	—
Cash flows from financing activities
Proceeds from senior debt	3,153,889	3,153,889	—
Payments on senior credit facility	—	—	—
Deferred finance costs	(4,630)	(4,630)	—
Proceeds from initial public offering, net of direct expenses	—	—	—

Net cash provided by financing activities	3,149,259	3,149,259	—

Net increase in cash and cash equivalents	574,524	574,524	—
Cash and cash equivalents, beginning of period	330,281	330,281	—

Cash and cash equivalents, end of period	$904,805	$904,805	$—

Supplemental cash flow information
Cash paid during the period for interest	$1,496,099	$1,496,099	$—

Cash paid during the period for income taxes	$1,973	$1,973	$—

Non cash investing and financing activities:
Establishment of asset retirement obligations	$—	$—	$—

Conversion of debt to equity	$—	$—	$—

Common stock issued for acquisition of assets	$1,593,720	$1,593,720	$—

Resaca Exploitation, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009

Note M—Restatement (Continued)

	Six Months Ended December 31, 2008
	As Previously Reported	As Restated	Effect of Change
Statement of Cash Flows
Cash flows from operating activities
Net income (loss)	$12,990,134	$8,578,639	$(4,411,495)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation, depletion and amortization	1,683,688	1,683,688	—
Accretion expense	192,483	192,483	—
Amortization of deferred finance costs	127,468	127,468	—
Deferred taxes	634,104	5,045,599	4,411,495
Unrealized (gain) loss from price risk management activities	(16,870,295)	(16,870,295)	—
Share based compensation costs	1,961,777	1,961,777	—
Settlement of asset retirement obligations	(2,389)	(2,389)	—
Changes in operating assets and liabilities:
Accounts receivable	1,056,370	1,056,370	—
Prepaids and other current assets	1,741,878	1,741,878	—
Accounts payable and accrued liabilities	(1,093,167)	(1,093,167)	—
Due to affiliates, net	(5,979,382)	(5,979,382)	—

Net cash used in operating activities	(3,557,331)	(3,557,331)	—
Cash flows from investing activities
Restricted cash	(350,000)	(350,000)	—
Investment in oil and gas properties	(17,080,308)	(17,080,308)	—
Investment in other property	(84,084)	(84,084)	—
Investment in fixed assets	(29,458)	(29,458)	—

Net cash used in investing activities	(17,543,850)	(17,543,850)	—
Cash flows from financing activities
Proceeds from senior debt	6,000,000	6,000,000	—
Payments on senior credit facility	(59,300,000)	(59,300,000)	—
Deferred finance costs	—	—	—
Proceeds from initial public offering, net of direct expenses	74,871,439	74,871,439	—

Net cash provided by financing activities	21,571,439	21,571,439	—

Net increase in cash and cash equivalents	470,258	470,258	—
Cash and cash equivalents, beginning of period	188,457	188,457	—

Cash and cash equivalents, end of period	$658,715	$658,715	$—

Supplemental cash flow information
Cash paid during the period for interest	$1,608,501	$1,608,501	$—

Cash paid during the period for income taxes	$—	$—	$—

Non cash investing and financing activities:
Establishment of asset retirement obligations	$188,094	$188,094	$—

Conversion of debt to equity	$10,000,000	$10,000,000	$—

Common stock issued for acquisition of assets	$—	$—	$—

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Cano Petroleum, Inc.
Fort Worth, Texas

We have audited the accompanying consolidated balance sheets of Cano Petroleum, Inc. and subsidiaries (collectively, the "Company") as of June 30, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cano Petroleum, Inc. and subsidiaries as of June 30, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2009, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of June 30, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated September 28, 2009 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ HEIN & ASSOCIATES LLP
Dallas, Texas
September 28, 2009

CANO PETROLEUM, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,
In Thousands, Except Shares and Per Share Amounts
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$392	$697
Accounts receivable	2,999	3,916
Deferred tax assets	—	3,592
Derivative assets	4,955	—
Inventory and other current assets	810	642
Assets held for sale (Note 8)	—	25,912

Total current assets	9,156	34,759

Oil and gas properties, successful efforts method	288,857	247,930
Less accumulated depletion and depreciation	(40,208)	(7,962)

Net oil and gas properties	248,649	239,968

Fixed assets and other, net	3,240	2,096
Derivative assets	2,882	125
Goodwill	101	786

TOTAL ASSETS	$264,028	$277,734

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$4,434	$8,679
Accrued liabilities	2,003	2,840
Deferred tax liabilities	1,431	—
Liabilities associated with discontinued operations (Note 8)	—	1,324
Oil and gas sales payable	702	815
Derivative liabilities	159	9,978
Current portion of asset retirement obligations	86	345

Total current liabilities	8,815	23,981
Long-term liabilities
Long-term debt (Note 6)	55,700	73,500
Asset retirement obligations	2,818	2,865
Deferred litigation credit (Note 17)	—	6,000
Derivative liabilities	—	16,390
Deferred tax liabilities	22,831	26,062

Total liabilities	90,164	148,798

Temporary equity
Series D convertible preferred stock and cumulative paid-in-kind dividends; par value $.0001 per share, stated value $1,000 per share; 49,116 shares authorized; 23,849 and 44,474 shares issued at June 30, 2009 and 2008, respectively; liquidation preference at June 30, 2009 and 2008 of $26,987 and $48,353, respectively	25,405	45,086

Commitments and contingencies (Note 17)
Stockholders' equity
Common stock, par value $.0001 per share; 100,000,000 authorized; 47,297,910 and 45,594,833 shares issued and outstanding, respectively, at June 30, 2009; and 40,523,168 and 39,254,874 shares issued and outstanding, respectively, at June 30, 2008	5	4
Additional paid-in capital	189,526	121,831
Accumulated deficit	(40,375)	(37,414)
Treasury stock, at cost; 1,703,077 and 1,268,294 shares at June 30, 2009 and 2008, respectively	(697)	(571)

Total stockholders' equity	148,459	83,850

TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY	$264,028	$277,734

See accompanying notes to these consolidated financial statements.

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended June 30,
In Thousands, Except Per Share Data	2009	2008	2007

Operating Revenues:
Crude oil sales	$19,222	$23,447	$13,818
Natural gas sales	5,875	10,886	6,833
Other revenue	312	317	—

Total operating revenues	25,409	34,650	20,651

Operating Expenses:
Lease operating	18,842	13,273	8,733
Production and ad valorem taxes	2,352	2,454	1,695
General and administrative	19,156	14,859	12,635
Impairment of long-lived assets (Note 14)	26,670	—	—
Exploration expense (Note 9)	11,379	—	—
Depletion and depreciation	5,720	3,903	3,202
Accretion of discount on asset retirement obligations	305	204	131

Total operating expenses	84,424	34,693	26,396

Loss from operations	(59,015)	(43)	(5,745)
Other income (expense):
Interest expense and other	(513)	(761)	(1,681)
Impairment of goodwill	(685)	—	—
Gain (loss) on derivatives (Notes 7 and 13)	43,790	(31,955)	(847)

Total other income (expense)	42,592	(32,716)	(2,528)

Loss from continuing operations before income taxes	(16,423)	(32,759)	(8,273)
Deferred income tax benefit (Note 16)	4,712	11,767	2,970

Loss from continuing operations	(11,711)	(20,992)	(5,303)
Income from discontinued operations, net of related taxes of $6,441 in 2009, $1,953 in 2008 and $2,539 in 2007 (Note 8)	11,480	3,471	4,513

Net loss	(231)	(17,521)	(790)
Preferred stock dividend	(2,730)	(4,083)	(3,169)
Preferred stock repurchased for less than carrying amount	10,890	—	—

Net income (loss) applicable to common stock	$7,929	$(21,604)	$(3,959)

Net income (loss) per share—basic and diluted
Continuing operations	$(0.08)	$(0.70)	$(0.28)
Discontinued operations	0.25	0.10	0.15

Net income (loss) per share—basic and diluted	$0.17	$(0.60)	$(0.13)

Weighted average common shares outstanding
Basic and Diluted	45,361	35,829	30,758

See accompanying notes to these consolidated financial statements.

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

	Common Stock				Treasury Stock
			Additional Paid-in Capital	Accumulated Deficit
Dollar Amounts in Thousands	Shares	Amount			Shares	Amount	Total
Balance at July 1, 2006	26,987,941	$2	$53,055	$(11,851)	1,268,294	$(571)	$40,635
Net proceeds from issuance of common shares and warrants	6,584,247	1	29,683	—	—	—	29,684
Issuance of common shares for acquisition of oil and gas properties	404,204	—	1,854	—	—	—	1,854
Stock-based compensation expense	(20,000)	—	830	—	—	—	830
Forfeiture settlements	—	—	(183)	—	—	—	(183)
Preferred stock dividend	—	—	—	(3,169)	—	—	(3,169)
Net loss	—	—	—	(790)	—	—	(790)

Balance at June 30, 2007	33,956,392	3	85,239	(15,810)	1,268,294	(571)	68,861
Issuance of restricted stock	949,000	—	—	—	—	—	—
Stock-based compensation expense	—	—	2,905	—	—	—	2,905
Net proceeds from issuance of common shares from private placement and other	3,575,000	1	23,851	—	—	—	23,852
Net proceeds from issuance of common shares for warrants exercised	1,228,851	—	5,194	—	—	—	5,194
Common stock issued for preferred stock conversion	813,925	—	4,642	—	—	—	4,642
Preferred stock dividend	—	—	—	(4,083)	—	—	(4,083)
Net loss	—	—	—	(17,521)	—	—	(17,521)

Balance at June 30, 2008	40,523,168	4	121,831	(37,414)	1,268,294	(571)	83,850
Net proceeds from issuance of common shares on July 1, 2008	7,000,000	1	53,907	—	—	—	53,908
Forfeiture and surrender of restricted stock	(225,258)	—	(261)	—	—	—	(261)
Stock-based compensation expense	—	—	3,159	—	—	—	3,159
Preferred stock dividend	—	—	—	(2,730)	—	—	(2,730)
Preferred stock repurchased for less than carrying amount	—	—	10,890	—	—	—	10,890
Shares returned to treasury stock from escrow related to acquisition of W.O. Energy of Nevada, Inc. (Note 17)	—	—	—	—	434,783	(126)	(126)
Net loss	—	—	—	(231)	—	—	(231)

Balance at June 30, 2009	47,297,910	$5	$189,526	$(40,375)	1,703,077	$(697)	$148,459

See accompanying notes to these consolidated financial statements.

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended June 30,
In Thousands	2009	2008	2007
Cash flow from operating activities:
Net loss	$(231)	$(17,521)	$(790)
Adjustments needed to reconcile net loss to net cash provided by (used in) operations:
Unrealized loss (gain) on derivatives	(36,900)	29,370	1,810
Gain on sale of oil and gas properties	(19,246)	—	(3,811)
Exploration expense	11,379	—	—
Accretion of discount on asset retirement obligations	308	219	154
Depletion and depreciation	5,735	5,009	4,425
Impairment of oil and gas properties	30,186	—	—
Impairment of goodwill	685	—	—
Stock-based compensation expense	3,159	2,905	647
Deferred income tax expense (benefit)	1,731	(9,901)	(484)
Amortization of debt issuance costs and prepaid expenses	1,457	1,312	2,231
Treasury stock	(126)	—	—
Changes in assets and liabilities relating to operations:
Restricted cash	—	6,000	(6,000)
Accounts receivable	1,408	(844)	(521)
Derivative assets	2,423	(291)	(1,619)
Inventory and other current assets and liabilities	(1,244)	(1,077)	(794)
Accounts payable	(833)	405	510
Accrued liabilities	(6,271)	1,139	1,132
Oil and gas sales payable	(229)	303	(232)
Deferred litigation credit	—	—	6,000

Net cash provided by (used in) operations	(6,609)	17,028	2,658

Cash flow from investing activities:
Additions to oil and gas properties	(56,202)	(87,393)	(46,324)
Proceeds from sale of equipment used in oil and gas activities	—	3,000	—
Additions to fixed assets and other	(1,333)	(358)	(347)
Proceeds from sale of oil and gas properties	40,186	—	6,817

Net cash used in investing activities	(17,349)	(84,751)	(39,854)

Cash flow from financing activities:
Repayments of long-term debt	(128,500)	(23,000)	(68,750)
Borrowings of long-term debt	110,700	63,000	33,500
Payments for debt issuance costs	(933)	(507)	(190)
Proceeds from issuance of common stock, net	53,908	29,046	29,684
Proceeds from issuance of preferred stock, net	—	—	45,849
Repurchases of preferred stock	(10,377)	—	—
Payment of deferred offering costs	—	(287)	—
Payment of preferred stock dividend	(1,145)	(1,951)	(1,423)

Net cash provided by financing activities	23,653	66,301	38,670

Net decrease in cash and cash equivalents	(305)	(1,422)	1,474
Cash and cash equivalents at beginning of period	697	2,119	645

Cash and cash equivalents at end of period	$392	$697	$2,119

Supplemental disclosure of noncash transactions:
Payments of preferred stock dividend in kind	$1,585	$2,132	$1,747
Preferred stock repurchased for less than carrying amount	$10,890	$—	$—
Common stock issued for preferred stock conversion	$—	$4,642	$—
Common stock issued for acquisition of oil and gas properties	$—	$—	$1,854
Supplemental disclosure of cash transactions:
Cash paid during the period for interest	$1,852	$3,298	$3,074

See accompanying notes to these consolidated financial statements.

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

        Cano Petroleum, Inc. (together with its direct and indirect wholly-owned subsidiaries, "Cano," "we," "us," or the "Company") is an independent crude oil and natural gas company based in Fort Worth, Texas. Our strategy is to exploit our current undeveloped reserves and acquire, where economically prudent, assets suitable for enhanced oil recovery ("EOR") techniques at a low cost. We intend to convert these proved undeveloped and/or unproved reserves into proved producing reserves by applying water, gas and/or chemical flooding and other EOR techniques. Our assets are located onshore U.S. in Texas, New Mexico and Oklahoma.

2. LIQUIDITY

        At June 30, 2009, we had cash and cash equivalents of $0.4 million and working capital of $0.3 million. Our working capital balance included a $5.0 million derivative current asset and a $1.4 million deferred tax current liability. For the year ended June 30, 2009, we had net income applicable to common stock of $7.9 million and a loss from operations of $59.0 million, including a $26.7 million impairment of long-lived assets (see Note 14), $11.4 million of exploration expense (see Note 9) and $6.6 million of legal and settlement expenses in connection with the Panhandle fire litigation (see Note 17). For the year ended June 30, 2009, our cash used in operations of $6.6 million was negatively impacted by $10.7 million of settlement payments, net of reimbursements, related to the resolution of the Panhandle fire litigation.

        We depend on our credit agreements, as described in Note 6, to fund a portion of our operating and capital needs. Under our senior credit agreement, the initial and current borrowing base, based upon our proved reserves, is $60.0 million. At June 30, 2009, our remaining available borrowing capacity under the senior credit agreement was $19.3 million, and at September 28, 2009, our remaining borrowing capacity was $13.8 million. Pursuant to the terms of our senior credit agreement, our borrowing base is to be redetermined based upon our June 30, 2009 reserve report. We have submitted our reserve report and other financial information to our lenders.

        At June 30, 2009, we were in compliance with the debt covenants contained in each of our credit agreements. The determination for the twelve-month period ending December 31, 2009 will be the first financial covenant tests which exclude the gain from our sale of the Pantwist Properties (see Note 8). Based upon our six month operating results through June 30, 2009, we may not be in compliance with all of our financial covenants when we reach the twelve-month period ending December 31, 2009. If a combination of increased production, rising commodity prices, changes in our capital structure and other actions do not occur by December 31, 2009, we anticipate not being in compliance with the covenants. In that event, we will seek covenant relief from our lenders, though there can be no assurance that we will be successful in obtaining such relief.

        We have taken, and are considering taking, actions to ensure the aforementioned covenant compliance and sufficient liquidity to meet our obligations for the twelve months ending June 30, 2010, which includes funding our capital expenditure budget of $13.9 million. Actions we have taken during the six-month period ended June 30, 2009 to improve liquidity include: negotiating lower service rates with vendors, employee workforce reductions and shutting-in uneconomic wells. As discussed in Note 7, we have derivative contracts in place to protect us from falling crude oil and natural gas commodity prices on a portion of our production (through December 2012) and rising interest rates related to a portion of our outstanding debt (through January 2012). We are also considering credit and capital markets alternatives.

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. LIQUIDITY (Continued)

        During each year of our prior five years in existence, we have successfully accessed the credit and capital markets to fund our operations and capital needs.

        We believe the combination of (i) cash on hand, (ii) cash flow generated from the expected success of prior capital development projects, (iii) debt available under our credit agreements and (iv) our ability to access the equity markets, provide sufficient means to conduct our operations, meet our contractual obligations and undertake our capital expenditure program for the twelve months ending June 30, 2010. To the extent that cash on hand as of June 30, 2009, cash flow generated by operations subsequent to June 30, 2009 and borrowings under our credit agreements are insufficient to fund our operating cash flow requirements and our capital expenditure plans, we will need to (i) raise capital through the issuance of debt or equity securities (ii) refinance our existing credit arrangements, (iii) divest oil and gas property assets, (iv) reduce operating and capital expenditures, and (v) pursue strategic alternatives. There can be no assurance that we will be successful in refinancing our credit arrangements or raising capital through the issuance of our debt or equity securities.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation and Use of Estimates

        The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and include the accounts of Cano and its wholly-owned subsidiaries. Intercompany accounts and transactions are eliminated. In preparing the accompanying financial statements, management has made certain estimates and assumptions that affect reported amounts in the financial statements and disclosures of contingencies. Actual results may differ from those estimates. Significant assumptions are required in the valuation of proved crude oil and natural gas reserves, which may affect the amount at which crude oil and natural gas properties are recorded. The computation of stock-based compensation expense requires assumptions such as volatility, expected life and the risk-free interest rate. Our liabilities and assets associated with commodity derivatives involve significant assumptions related to volatility and future prices for crude oil and natural gas. It is at least reasonably possible these estimates could be revised in the near term, and these revisions could be material.

        Our estimates of proved reserves materially impact depletion expense. If proved reserves decline, then the rate at which we record depletion expense increases. A decline in estimated proved reserves could result from lower prices, adverse operating results, mechanical problems at our wells and catastrophic events such as explosions, hurricanes and floods. Lower prices also may make it uneconomical to drill wells or produce from fields with high operating costs. In addition, a decline in proved reserves may impact our assessment of our oil and natural gas properties for impairment.

        Our proved reserves estimates are a function of many assumptions, all of which could deviate materially from actual results. As such, reserves estimates may vary materially from the ultimate quantities of crude oil and natural gas actually produced.

Oil and Gas Properties and Equipment

        We follow the successful efforts method of accounting. Exploration expenses, including geological and geophysical expenses and delay rentals, are charged to expense. The costs of drilling and equipping exploratory wells are deferred until the Company has determined whether proved reserves have been

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

found. If proved reserves are found, the deferred costs are capitalized as part of the wells and related equipment and facilities. If no proved reserves are found, the deferred costs are charged to expense. All development activity costs are capitalized. We are primarily engaged in the development and acquisition of crude oil and natural gas properties. Our activities are considered development where existing proved reserves are identified prior to commencement of the project and are considered exploration if there are no proved reserves at the beginning of such project. The property costs reflected in the accompanying consolidated balance sheets resulted from acquisition and development activities and deferred exploratory drilling costs. Capitalized overhead costs that directly relate to our drilling and development activities were $1.1 million and $0.8 million, for the years ended June 30, 2009 and 2008, respectively. We recorded capitalized interest costs of $1.4 million and $2.5 million for the years ended June 30, 2009 and 2008, respectively.

        Costs for repairs and maintenance to sustain or increase production from existing producing reservoirs are charged to expense. Significant tangible equipment added or replaced that extends the useful or productive life of the property is capitalized. Costs to construct facilities or increase the productive capacity from existing reservoirs are capitalized.

        Depreciation and depletion of producing properties are computed on the unit-of-production method based on estimated proved oil and natural gas reserves. Our unit-of-production amortization rates are revised prospectively on a quarterly basis based on updated engineering information for our proved developed reserves. Our development costs and lease and wellhead equipment are depleted based on proved developed reserves. Our leasehold costs are depleted based on total proved reserves. Investments in major development projects are not depleted until such project is substantially complete and producing or until impairment occurs. As of June 30, 2009 and 2008, capitalized costs related to waterflood and alkaline-surfactant-polymer ("ASP") projects that were in process and not subject to depletion amounted to $49.4 million and $47.6 million, respectively, of which $4.8 million and $13.3 million, respectively, were deferred costs related to drilling and equipping exploratory wells as discussed in Note 9 below.

        If conditions indicate that long-term assets may be impaired, the carrying value of our properties is compared to management's future estimated pre-tax cash flow from the properties. If undiscounted cash flows are less than the carrying value, then the asset value is written down to fair value. Impairment of individually significant unproved properties is assessed on a property-by-property basis, and impairment of other unproved properties is assessed and amortized on an aggregate basis. The impairment assessment is affected by factors such as the results of exploration and development activities, commodity price projections, remaining lease terms, and potential shifts in our business strategy.

Asset Retirement Obligation

        Our financial statements reflect the fair value for any asset retirement obligation, consisting of future plugging and abandonment expenditures related to our oil and gas properties, which can be reasonably estimated. The asset retirement obligation is recorded as a liability at its estimated present value at the asset's inception, with an offsetting increase to producing properties on the consolidated balance sheets. Periodic accretion of the discount of the estimated liability is recorded as an expense in the consolidated statements of operations.

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill

        The amount paid for certain acquisitions in excess of the fair value of the net assets acquired has been recorded as goodwill in the consolidated balance sheets. Goodwill is not amortized, but is assessed for impairment annually or whenever conditions would indicate impairment may exist. The goodwill impairment analysis is evaluated at the subsidiary level as part of the impairment analysis performed on oil and gas properties, as previously discussed.

Cash and Cash Equivalents

        Cash equivalents are considered to be all highly liquid investments having an original maturity of three months or less. Excess cash funds are generally invested in U.S. government-backed securities. At times, we maintain deposit balances in excess of Federal Deposit Insurance Corporation insurance limits.

Accounts Receivable

        Accounts receivable principally consist of crude oil and natural gas sales proceeds receivable and are typically collected within 35 days from the end of the month in which the related quantities are produced. We require no collateral for such receivables, nor do we charge interest on past due balances. We periodically review accounts receivable for collectability and reduce the carrying amount of the accounts receivable by an allowance. No such allowance was recorded at June 30, 2009 or 2008. As of June 30, 2009, our accounts receivable were primarily with independent purchasers of our crude oil and natural gas production. At June 30, 2009, we had balances due from three customers which were greater than 10% of our accounts receivable related to crude oil and natural gas production. These three customers accounted for 41% (Valero Marketing Supply Co.), 19% (Coffeyville Resources Refinery and Marketing, LLC) and 18% (Plains Marketing, LP) of our accounts receivable, respectively.

        At June 30, 2008, we had balances due from five customers which were greater than 10% of our accounts receivable related to crude oil and natural gas production. These five customers accounted for 29% (Valero Marketing Supply Co.), 17% (Coffeyville Resources Refinery and Marketing, LLC), 15% (Eagle Rock Field Services, LP), 14% (DCP Midstream, LP) and 13% (Plains Marketing, LP) of our accounts receivable, respectively.

        In the event that one or more of these significant customers ceases doing business with us, we believe that there are potential alternative purchasers with whom we could establish new relationships and that those relationships will result in the replacement of one or more lost purchasers. We would not expect the loss of any single purchaser to have a long-term material adverse effect on our operations, though we may experience a short-term decrease in our revenues as we make arrangements for alternative purchasers. However, the loss of a single purchaser could potentially reduce the competition for our crude oil and natural gas production, which could negatively impact the prices we receive.

Revenue Recognition

        Our revenue recognition is based on the sales method. We do not have imbalances for natural gas sales. We recognize revenue when crude oil and natural gas quantities are delivered to or collected by

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the respective purchaser. Title to the produced quantities transfers to the purchaser at the time the purchaser receives or collects the quantities. Prices for such production are defined in sales contracts and are readily determinable based on publicly available information. The purchasers of such production have historically made payment for crude oil and natural gas purchases within thirty-five days of the end of each production month. We periodically review the difference between the dates of production and the dates we collect payment for such production to ensure that accounts receivable from the purchasers are collectible. The point of sale for our crude oil and natural gas production is at our applicable field tank batteries and gathering systems; therefore, we do not incur transportation costs related to our sales of crude oil and natural gas production.

        As previously discussed, for the years ended June 30, 2009, 2008 and 2007, we sold our crude oil and natural gas production to several independent purchasers. The following table shows purchasers that accounted for 10% or more of our total operating revenues:

	Year Ended June 30,
	2009	2008	2007
Valero Marketing Supply Co.	32%	33%	36%
Coffeeville Resources Refinery and Marketing, LLC	18%	15%	16%
Plains Marketing, LP	15%	*	*
Eagle Rock Field Services, LP	13%	18%	18%
DCP Midstream, LP	10%	14%	17%

*
Less than 10% of operating revenue

Oil and Gas Sales Payable

        Our accounts receivable includes amounts that we collect from the purchasers of our crude oil and natural gas sales on behalf of us, and certain working interest and royalty owners. The portion of accounts receivable that pertains to us is recognized as operating revenue. The portion that pertains to certain working interest and royalty owners are recorded as oil and gas sales payable.

Inventory

        Our inventory consists of unsold barrels of crude oil remaining in our storage tanks at the end of the period. We value these crude oil barrels based on the lower of market or our average production cost.

Income Taxes

        Deferred tax assets or liabilities are recognized for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of our assets and liabilities. These balances are measured using tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        As of June 30, 2008, the adoption of FIN 48, "Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109" ("FIN 48") did not materially affect our operating results, financial position, or cash flows. As of June 30, 2009, we have not recorded any accruals for uncertain tax positions. We are not involved in any examinations by the Internal Revenue Service. For Texas, Oklahoma, New Mexico and U.S. federal purposes, the review of our income tax returns is open for examination by the related taxing authorities for the tax years of 2004 through 2008.

Financial Instruments

        The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value, unless otherwise stated, as of June 30, 2009 and 2008. The carrying amount of long-term debt approximates market value due to the use of market interest rates.

Net Income (Loss) per Common Share

        Diluted net income (loss) per common share is computed in the same manner as basic net income (loss) per common share, but also considers the effect of common stock shares underlying the following:

	Year Ended June 30,
	2009	2008	2007
Stock options (Note 10)	1,400,002	1,084,051	801,513
Warrants	—	—	1,646,061
Preferred Stock (Note 5)	4,147,652	7,734,609	8,541,913
Paid-in-kind dividends ("PIK") (Note 5)	545,773	674,569	303,813
Non-vested restricted shares (Note 11)	480,000	1,005,000	95,000

        The shares of common stock underlying the stock options, warrants, Preferred Stock, PIK dividends and non-vested restricted shares, as shown in the preceding table, are not included in weighted average shares outstanding for the years ended June 30, 2009, 2008 or 2007 as their effects would be anti-dilutive.

Stock-Based Compensation Expense

        We account for share-based payment arrangements with employees and directors at their grant-date fair value and record the related expense over their respective service periods. The value of stock-based compensation is impacted by our stock price, which has been highly volatile, and items that require management's judgment, such as expected lives and forfeiture rates.

Derivatives

        We are required to hedge a portion of our production at specified prices for oil and natural gas under our senior and subordinated credit agreements, as discussed in Note 6. The purpose of the derivatives is to reduce our exposure to declining commodity prices. By locking in minimum prices, we protect our cash flows which support our annual capital expenditure plans. We have entered into commodity derivatives that involve "costless collars" for our crude oil and natural gas sales. These

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

derivatives are recorded as derivative assets and liabilities on our consolidated balance sheets based upon their respective fair values. We have entered into an interest rate basis swap contract to reduce our exposure to future interest rate increases.

        We do not designate our derivatives as cash flow or fair value hedges. We do not hold or issue derivatives for speculative or trading purposes. We are exposed to credit losses in the event of nonperformance by the counterparties to our commodity and interest rate swap derivatives. We anticipate, however, that our counterparties will be able to fully satisfy their respective obligations under our commodity and interest rate swap derivatives contracts. We do not obtain collateral or other security to support our commodity derivatives contracts nor are we required to post any collateral. We monitor the credit standing of our counterparties to understand our credit risk.

        Changes in the fair values of our derivative instruments and cash flows resulting from the settlement of our derivative instruments are recorded in earnings as gains or losses on derivatives on our consolidated statements of operations.

Comprehensive Income

        We had no elements of comprehensive income other than net loss for the years ended June 30, 2009, 2008 and 2007.

New Accounting Pronouncements

        In December 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141 (revised 2007), Business Combinations ("SFAS No. 141R"). Among other things, SFAS No. 141R establishes principles and requirements for how the acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired business, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. We adopted SFAS No. 141R on July 1, 2009. This standard will change our accounting treatment for prospective business combinations.

        In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 ("SFAS No. 160"). SFAS No. 160 establishes accounting and reporting standards for noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. Minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. It also establishes a single method of accounting for changes in a parent's ownership interest in a subsidiary and requires expanded disclosures. This statement is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. We adopted SFAS No. 160 on July 1, 2009. We do not expect the adoption of this statement will have a material impact on our financial position, results of operations or cash flows.

        In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement 133 ("SFAS No. 161"). SFAS No. 161 amends and expands SFAS No. 133 to expand required disclosures to discuss the uses of derivative instruments;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the accounting for derivative instruments and related hedged items under SFAS No. 133; and how derivative instruments and related hedged items affect the company's financial position, financial performance and cash flows. We adopted SFAS No. 161 on July 1, 2009. We do not expect the adoption of this statement to have a material impact on our financial position, results of operations or cash flows.

        In June 2008, the FASB issued EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities ("FSP 03-6-1"). FSP 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and need to be included in the calculation of earnings per share under the two-class method described in SFAS No. 128, Earnings per Share. Under FSP 03-6-1, share-based payment awards that contain nonforfeitable rights to dividends are "participating securities" as defined by EITF 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128, and therefore should be included in computing earnings per share using the two-class method. FSP 03-6-1 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. We adopted FSP 03-6-1 on July 1, 2009. The effect of adopting FSP 03-6-1 will increase the number of shares used to compute earnings per share; however, we do not expect the adoption of FSP 03-6-1 to have a material impact on our financial position, results of operations or cash flows.

        In December 2008, the FASB issued EITF 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity's Own Stock ("EITF 07-5"). EITF 07-5 affects companies that have provisions in their securities purchase agreements (for warrants and convertible instruments) that reset issuance/conversion prices based upon new issuances by companies at prices below the exercise price of said instrument. Warrants and convertible instruments with such provisions will require the embedded derivative instrument to be bifurcated and separately accounted for as a derivative under SFAS No. 133. Subject to certain exceptions, our Preferred Stock provides for resetting the conversion price if we issue new common stock below $5.75 per share. EITF is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. We adopted EITF 07-5 on July 1, 2009. We do not expect the adoption of this statement to have a material impact on our financial position, results of operations or cash flows. Had we adopted EITF 07-5 on June 30, 2009, we estimate that we would have reduced our temporary equity by approximately $0.7 million to $1.0 million and recorded a derivative liability for the same $0.7 million to $1.0 million amount, which would be marked-to-market for future reporting periods.

        In June 2009, the FASB issued SFAS 165, Subsequent Events ("SFAS 165") to establish general standards of accounting for and disclosure of events that occur after the balance sheet date, but prior to the issuance of financial statements. Specifically, SFAS 165 sets forth: (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective for financial statements issued for interim or annual periods ending after June 15, 2009. We adopted SFAS 165 on June 30, 2009 and considered subsequent events through September 28, 2009. The adoption of this statement did not have a material impact on our financial position, results of operations or cash flows.

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In June 2009, the FASB issued SFAS 168, Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles ("SFAS 168"). SFAS 168 replaces SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principle. SFAS 168 establishes the FASB Accounting Standards Codification as the sole source of authoritative accounting principles recognized by the FASB to be applied by all nongovernmental entities in the preparation of financial statements in conformity with generally acceptable accounting principles. SFAS 168 is effective for financial statements for interim and annual periods ending on or after September 15, 2009. We adopted SFAS 168 on July 1, 2009. We do not expect the adoption of this statement to have a material impact on our financial position, results of operations or cash flows.

4. COMMON STOCK FINANCINGS

Common Stock Issuance Completed July 1, 2008

        On July 1, 2008, we completed the sale of 7.0 million shares of our common stock through an underwritten offering at a price of $8.00 per share ($7.75 net to us) resulting in net proceeds of approximately $53.9 million after underwriting discounts, commissions and expenses. We used the net proceeds from the offering to pay down debt. We subsequently made borrowings against our borrowing base in order to finance our development activities in certain core areas such as the Panhandle and Cato Properties and general corporate purposes.

Private Placement

        On November 7, 2007, we sold 3.5 million shares of our common stock in a private placement at a price of $7.15 per share for net proceeds of $23.4 million after deducting issuance costs of $1.6 million. The net proceeds were used to pay down long-term debt due under our senior credit agreement.

        In connection with the private placement, we entered into a registration rights agreement with the purchasers in such private placement which required us to file a registration statement within a certain period of time and have it declared effective within a certain period of time. We met both of these deadlines. However, if we are not able to maintain the effectiveness of the registration statement, subject to certain limitations, we will have to pay 1.0% of the aggregate purchase price of the securities purchased in the private placement on the first day of such initial maintenance failure and on each 30th day after the day of such initial maintenance failure (prorated for periods totaling less than 30 days), with the maximum aggregate registration delay payments being 10% of the aggregate purchase price. We do not believe it is probable we will incur any penalties under this provision and accordingly have not accrued any loss.

5. PREFERRED STOCK

        On September 6, 2006, we sold $49.1 million of Preferred Stock. We were required to file a registration statement on Form S-1 with the Securities and Exchange Commission (the "SEC") registering the resale of the common shares underlying the Preferred Stock, which was filed on October 13, 2006 and was declared effective on January 4, 2007. On April 9, 2007, we also filed to register these same common shares on a registration statement on Form S-3, which was declared effective on April 19, 2007. We are required to maintain the effectiveness of the registration statement until such common shares may be resold pursuant to Rule 144(k) under the Securities Act of 1933, as amended, or all such common shares have been resold subject to certain exceptions, and if the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. PREFERRED STOCK (Continued)

effectiveness is not maintained, then we must pay 1.5% of the gross proceeds and an additional 1.5% for every 30 days it is not maintained. The maximum aggregate of all registration delay payments is 10% of the gross proceeds from the September 2006 offering. We do not believe it is probable we will incur any penalties under this provision and accordingly have not accrued any loss.

        The Preferred Stock has a 7.875% dividend and features a paid-in-kind ("PIK") provision that allows the investor, at its option, to receive additional shares of common stock upon conversion for the dividend in lieu of a cash dividend payment. Once the investor has chosen the PIK or cash distribution, all future distribution will follow the same choice. As of June 30, 2009, approximately 59% of the Preferred Stock dividends were PIK. The Preferred Stock is convertible at the holder's option to common stock at a price of $5.75 per share. If any Preferred Stock remains outstanding on September 6, 2011, we are required to redeem the Preferred Stock for a redemption amount in cash equal to the stated value of the Preferred Stock, plus accrued dividends and PIK dividends. The issuance of Preferred Stock is accounted for as temporary equity since the holder can request redemption for cash under certain circumstances.

        Pursuant to the terms of the Preferred Stock and subject to certain exceptions, if we issue or sell common stock at a price less than the conversion price (currently $5.75 per share) in effect immediately prior to such issuance or sale, the conversion price shall be reduced. If such an issuance is made, the conversion price will be lowered to the weighted average price of (x) the total common shares outstanding prior to said issuance multiplied by $5.75 and (y) the new shares issued at the new issuance price. The above described adjustment is not triggered by issuances or sales involving the following: (i) shares issued in connection with an employee benefit plan; (ii) shares issued upon conversion of our Preferred Stock; (iii) shares issued in connection with a firm commitment underwritten public offering with gross proceeds in excess of $50,000,000; (iv) shares issued in connection with any strategic acquisition or transaction; (v) shares issued in connection with any options or convertible securities that were outstanding on August 25, 2006; or (vi) shares issued in connection with any stock split, stock dividend, recapitalization or similar transaction.

        Each holder of Preferred Stock is entitled to the whole number of votes equal to the number of shares of common stock issuable upon conversion. The Preferred Stock shall vote as a class with the holders of the common stock as if they were a single class of securities upon any matter submitted to the vote of the stockholders except those matters required by law or the terms of the Preferred Stock to be submitted to a class vote of the holders of the Preferred Stock, in which case the holders of the Preferred Stock only shall vote as a separate class.

        Upon a voluntary or involuntary liquidation, dissolution or winding up of Cano or such subsidiaries of Cano the assets of which constitute all or substantially all of the assets of the business of Cano and its subsidiaries taken as a whole, the holders of our Preferred Stock shall be entitled to receive an amount per share equal to $1,000 plus dividends owed on such share prior to any payments being made to any class of capital stock ranking junior on liquidation to the Preferred Stock.

        At June 30, 2009, 26,987 shares of Series D Convertible Preferred Stock remain outstanding (including 3,138 shares from PIK dividends). At June 30, 2008, there were 48,353 shares of our Preferred Stock outstanding, including 3,879 shares from PIK dividends. During November and December 2008, we repurchased 22,948 shares of Series D Convertible Preferred Stock, including accrued dividends and 2,323 shares from PIK dividends for approximately $10.4 million.

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. PREFERRED STOCK (Continued)

        For the year ended June 30, 2009, the preferred dividend was $2.7 million, of which $1.6 million were PIK dividends. For the twelve months ended June 30, 2008, the preferred dividend was $4.1 million, of which $2.1 million were PIK dividends.

        At June 30, 2009, the Preferred Stock and cumulative PIK dividends were convertible into 4,147,652 and 545,773 shares, respectively, of our common stock at a conversion price of $5.75 per share.

6. LONG-TERM DEBT

        At June 30, 2009 and 2008, the outstanding amount due under our credit agreements was $55.7 million and $73.5 million, respectively. The $55.7 million at June 30, 2009, consisted of outstanding borrowings under the senior and subordinated credit agreements of $40.7 million and $15.0 million, respectively. At June 30, 2009, the average interest rates under the senior and subordinated credit agreements were 2.88% and 6.62%, respectively.

        Our long-term debt consists of our senior credit facility (current borrowing base of $60.0 million) and our subordinated credit agreement ($15.0 million availability), which are discussed in greater detail below.

Senior Credit Agreement

        On December 17, 2008, we finalized a new $120.0 million Amended and Restated Credit Agreement (the "ARCA") with Union Bank of North America, N.A. ("UBNA", f/k/a Union Bank of California, N.A.) and Natixis. UBNA is the Administrative Agent and Issuing Lender of the ARCA. The initial and current borrowing base, based upon our proved reserves, is $60.0 million. Pursuant to the terms of the ARCA, the borrowing base is to be redetermined based upon our reserves at June 30, 2009. Thereafter, there will be a scheduled redetermination every six months with one interim, additional redetermination allowed during any six month period between scheduled redeterminations at either the option of our lenders or us.

        At our option, interest is either (i) the sum of (a) the UBNA reference rate and (b) the applicable margin of (1) 0.875% if less than 50% of the borrowing base is borrowed, (2) 1.125% if at least 50% but less than 75% of the borrowing base is borrowed, (3) 1.375% if at least 75% but less than 90% of the borrowing base is borrowed or (4) 1.625% if at least 90% of the borrowing base is borrowed; or (ii) the sum of (a) the one, two, three, six, nine or twelve month LIBOR rate (at our option) and (b) the applicable margin of (1) 2.0% if less than 50% of the borrowing base is borrowed, (2) 2.25% if at least 50% but less than 75% of the borrowing base is borrowed, (3) 2.50% if at least 75% but less than 90% of the borrowing base is borrowed or (4) 2.75% if at least 90% of the borrowing base is borrowed. We owe a commitment fee on the unborrowed portion of the borrowing base of 0.375% per annum if less than 90% of the borrowing base is borrowed and 0.50% per annum if at least 90% of the borrowing base is borrowed.

        Unless specific events of default occur, the maturity date of the ARCA is December 17, 2012. Specific events of default which could cause all outstanding principal and accrued interest to be accelerated, include, but are not limited to, payment defaults, material breaches of representations and warranties, breaches of covenants, certain cross-defaults, insolvency, a change in control or a material adverse change.

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. LONG-TERM DEBT (Continued)

        The ARCA contains certain negative covenants including, subject to certain exceptions, covenants against the following: (i) incurring additional liens, (ii) incurring additional debt or issuing additional equity interests other than common equity interests; (iii) merging or consolidating or selling, leasing, transferring, assigning, farming-out, conveying or otherwise disposing of any property, (iv) making certain payments, including cash dividends to our common stockholders, (v) making any loans, advances or capital contributions to, or making any investment in, or purchasing or committing to purchase any stock or other securities or evidences of indebtedness or interest in any person or oil and gas properties or activities related to oil and gas properties unless (a) with regard to new oil and gas properties, such properties are mortgaged to UBNA, as administrative agent, or (b) with regard to new subsidiaries, such subsidiaries execute a guaranty, pledge agreement, security agreement or mortgage in favor of UBNA, as administrative agent, and (vi) entering into affiliate transactions on terms that are not at least as favorable to us as comparable arm's length transactions.

Subordinated Credit Agreement

        On September 30, 2008, we paid off the entire outstanding $15.0 million principal due under the then existing subordinated credit agreement, interest expense and a prepayment premium of $0.3 million. In conjunction with the payoff, we terminated that subordinated credit agreement.

        On December 17, 2008, we finalized a new $25.0 million Subordinated Credit Agreement among Cano, the lenders and UnionBanCal Equities, Inc ("UBE") as Administrative Agent (the "Subordinated Credit Agreement"). On March 17, 2009, we borrowed the maximum available amount of $15.0 million under this agreement and paid down outstanding senior debt under the ARCA. An additional $10.0 million could be made available at the lender's sole discretion.

        The interest rate is the sum of (a) the one, two, three, six, nine or twelve month LIBOR rate (at our option) and (b) 6.0%. Through March 17, 2009, we owed a commitment fee of 1.0% on the unborrowed portion of the available borrowing amount. As of March 17, 2009, we no longer have a commitment fee since we borrowed the full $15.0 million available amount.

        Unless specific events of default occur, the maturity date is June 17, 2013. Specific events of default which could cause all outstanding principal and accrued interest to be accelerated, include, but are not limited to, payment defaults, material breaches of representations and warranties, breaches of covenants, certain cross-defaults, insolvency, a change in control or a material adverse change as defined in the Subordinated Credit Agreement.

        The Subordinated Credit Agreement contains certain negative covenants including, subject to certain exceptions, covenants against the following: (i) incurring additional liens, (ii) incurring additional debt or issuing additional equity interests other than common equity interests of Cano; (iii) merging or consolidating or selling, leasing, transferring, assigning, farming-out, conveying or otherwise disposing of any property, (iv) making certain payments, including cash dividends to our common stockholders, (v) making any loans, advances or capital contributions to, or making any investment in, or purchasing or committing to purchase any stock or other securities or evidences of indebtedness or interest in any person or oil and gas properties or activities related to oil and gas properties unless (a) with regard to new oil and gas properties, such properties are mortgaged to UBE, as administrative agent, or (b) with regard to new subsidiaries, such subsidiaries execute a guaranty, pledge agreement, security agreement or mortgage in favor of UBE, as administrative agent, and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. LONG-TERM DEBT (Continued)

(vi) entering into affiliate transactions on terms that are not at least as favorable to us as comparable arm's length transactions.

7. DERIVATIVES

        Our derivatives consist of commodity derivatives and an interest rate swap arrangement, which are discussed in greater detail below.

Commodity Derivatives

        Pursuant to our senior and subordinated credit agreements discussed in Note 6, we are required to maintain our existing commodity derivative contracts, all of which have UBNA as our counterparty. We have no obligation to enter into commodity derivative contracts in the future. Should we choose to enter into commodity derivative contracts to mitigate future price risk, we cannot enter into contracts for greater than 85% of our crude oil and natural gas production volumes attributable to proved producing reserves for a given month. As of June 30, 2009, we maintained the following commodity derivative contracts:

Time Period	Floor Oil Price	Ceiling Oil Price	Barrels Per Day	Floor Gas Price	Ceiling Gas Price	Mcf per Day	Barrels of Equivalent Oil per Day(a)
7/1/09 - 12/31/09	$80.00	$110.90	367	$7.75	$10.60	1,667	644
7/1/09 - 12/31/09	$85.00	$104.40	233	$8.00	$10.15	1,133	422
1/1/10 - 12/31/10	$80.00	$108.20	333	$7.75	$9.85	1,567	594
1/1/10 - 12/31/10	$85.00	$101.50	233	$8.00	$9.40	1,033	406
1/1/11 - 3/31/11	$80.00	$107.30	333	$7.75	$11.60	1,467	578
1/1/11 - 3/31/11	$85.00	$100.50	200	$8.00	$11.05	967	361

(a)
This column is computed by dividing the "Mcf per Day" by 6 and adding "Barrels per Day."

        During October 2008, we sold certain uncovered "floor price" commodity derivative contracts for the period July 2010 to December 2010 for $0.6 million to our counterparty and realized a gain of $0.1 million. During November 2008, we sold all remaining uncovered "floor price" commodity derivative contracts for the period November 2008 through June 2010 for $2.6 million to our counterparty and realized a gain of $0.6 million.

        On September 11, 2009, we entered into two fixed price commodity swap contracts with our counterparty—Natixis, which is one of our lenders under the senior credit agreement. The fixed price swaps are based on West Texas Intermediate NYMEX prices and are summarized in the table below.

Time Period	Fixed Oil Price	Barrels Per Day
4/1/11 - 12/31/11	$75.90	700
1/1/12 - 12/31/12	$77.25	700

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. DERIVATIVES (Continued)

        Many reference sources are available to gauge market terms for derivative contracts. Cano considers market terms from various sources prior to entering into a derivative contract. Cano believes that the terms of the above commodity derivatives are similar to terms they could have reached with unrelated third party companies. As of September 11, 2009, Cano had commodity derivatives with UBNA and Natixis, as presented above. As these counterparties are also lenders under Cano's senior credit facility, Cano is not required to post collateral to secure the commodity derivatives commitments.

Interest Rate Swap Agreement

        On January 12, 2009, we entered into a three-year LIBOR interest rate basis swap contract with Natixis Financial Products, Inc. ("Natixis FPI") for $20.0 million in notional exposure. Under the terms of the transaction, we will pay Natixis FPI, in three-month intervals, a fixed rate of 1.73% and Natixis FPI will pay Cano the prevailing three-month LIBOR rate. We do not designate this interest rate swap contract as either a cash flow or fair value hedge.

Financial Statement Impact

        During the years ended June 30, 2009, 2008 and 2007, respectively, the gain (loss) on derivatives reported in our consolidated statements of operations is summarized as follows:

	Year Ended June 30,
	2009	2008	2007
Settlements received/accrued	$6,840	$504	$963
Settlements received—sale of "floor price" contracts	653	—	—
Settlements paid/accrued	(603)	(3,089)	—

Realized gain (loss) on derivatives	6,890	(2,585)	963
Unrealized gain (loss) on commodity derivatives	36,849	(29,370)	(1,810)
Unrealized gain on interest rate swap	51	—	—

Gain (loss) on derivatives	$43,790	$(31,955)	$(847)

        The realized gain (loss) on derivatives consists of actual cash settlements under our commodity collars and interest rate swap derivatives during the respective periods, and the sale of "floor price" commodity derivative contracts during October and November 2008. The cash settlements received/accrued by us under commodity derivatives were cumulative monthly payments due to us since the NYMEX natural gas and crude oil prices were lower than the "floor prices" set for the respective time periods and realized gains from the sale of uncovered "floor price" contracts as previously discussed. The cash settlements paid/accrued by us under commodity derivatives were cumulative monthly payments due to our counterparty since the NYMEX crude oil and natural gas prices were higher than the "ceiling prices" set for the respective time periods. The cash settlements paid/accrued by us under the interest rate swap were quarterly payments to our counterparty since the actual three-month LIBOR interest rate was lower than the fixed 1.73% rate we pay to the counterparty. The cash flows relating to the derivative instrument settlements that are due, but not cash settled are reflected in operating activities on our consolidated statements of cash flows as changes to current liabilities. At June 30, 2009, we had recorded a $0.6 million receivable from our counterparty included in accounts

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. DERIVATIVES (Continued)

receivable on our consolidated balance sheet. At June 30, 2008, we had recorded a $1.2 million payable to our counterparty included in accounts payable on our consolidated balance sheet.

        The unrealized gain (loss) on commodity derivatives represents estimated future settlements under our commodity derivatives and is based on mark-to-market valuation based on assumptions of forward prices, volatility and the time value of money as discussed in Note 13. We compared our valuation to our counterparties' independently derived valuation to further validate our mark-to-market valuation. During the year ended June 30, 2009, we recognized an unrealized gain on commodity derivatives in our consolidated statements of operations amounting to $36.8 million. During the years ended June 30, 2008 and 2007, we recognized an unrealized loss on commodity derivatives in our consolidated statements of operations amounting to $29.4 million and $1.8 million, respectively.

        The unrealized gain on interest rate swap represents estimated future settlements under our aforementioned interest rate swap agreement and is based on a mark-to-market valuation based on assumptions of interest rates, volatility and the time value of money as discussed in Note 13. We compared our valuation to our counterparties' independently derived valuation to further validate our mark-to-market valuation. During the year ended June 30, 2009, we recognized an unrealized gain on interest rate swaps in our consolidated statements of operations amounting to $0.1 million. Since we did not implement the interest rate swap until January 2009, we did not have unrealized gain or loss on the interest rate swap during the years ended June 30, 2008 and 2007.

        As of June 30, 2009, we had aggregate derivative commodity assets of $7.6 million and a net derivative asset for the interest rate swap of $0.1 million. These amounts are based on our mark-to-market valuation of these derivatives at June 30, 2009 and may not be indicative of actual future cash settlements.

8. DISCONTINUED OPERATIONS

        On October 1, 2008, we completed the sale of our wholly-owned subsidiary, Pantwist, LLC, for a net purchase price of $40.0 million consisting of a $42.7 million purchase price adjusted for $2.1 million of net cash received from discontinued operations during the three months ended September 30, 2008 and $0.6 million of advisory fees. The sale had an effective date of July 1, 2008. At October 1, 2008, we recorded a pre-tax gain associated with the sale, exclusive of discontinued operating income, of approximately $19.2 million ($12.2 million after-tax). All current tax liabilities associated with such gain were offset by existing net operating losses. We used the entire $42.1 million net cash proceeds received from the transaction and cash on hand to pay down amounts outstanding under our senior credit agreement on October 1, 2008.

        On December 2, 2008, we sold our interests in our Corsicana oil and gas properties (the "Corsicana Properties") for $0.3 million. In the quarter ended September 30, 2008, we recorded a $3.5 million ($2.3 million after-tax) impairment of the Corsicana Properties, as we determined that we would not be developing its proved undeveloped reserves within the next five years.

        On June 11, 2007, pursuant to the terms of an Agreement for Purchase and Sale, we sold our interests in the Rich Valley Properties located in Oklahoma and Kansas to Anadarko Minerals, Inc. for net proceeds of $6.8 million. The agreement had an effective date of April 1, 2007. The funds received were used to reduce long-term debt.

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. DISCONTINUED OPERATIONS (Continued)

        The operating results of Pantwist, LLC, Corsicana Properties and the Rich Valley Properties for the years ended June 30, 2009, 2008 and 2007 have been reclassified as discontinued operations in the consolidated statements of operations as detailed in the table below.

	For the Year Ended June 30,
In Thousands	2009	2008	2007
Operating Revenues:
Crude oil sales	$1,321	$4,461	$3,715
Natural gas sales	1,757	5,552	5,397

Total operating revenues	3,078	10,013	9,112

Operating Expenses:
Lease operating	638	2,248	2,700
Production and ad valorem taxes	197	900	869
General and administrative	—	24	280
Impairment of long-lived assets	3,516	—	—
Depletion and depreciation	15	1,106	1,223
Accretion of discount on asset retirement obligations	3	15	23
Interest expense, net	34	220	776

Total operating expenses	4,403	4,513	5,871

Gain (loss) on sale of properties	19,246	(76)	3,811

Income before income taxes	17,921	5,424	7,052
Income tax provision	(6,441)	(1,953)	(2,539)

Income from discontinued operations	$11,480	$3,471	$4,513

        Interest expense, net of interest income, was allocated to discontinued operations based on the percent of operating revenues applicable to discontinued operations to the total operating revenues.

        At June 30, 2008, on our consolidated balance sheet, the assets of Pantwist, LLC and assets relating to the Corsicana Properties are classified as assets held for sale and the liabilities are classified as liabilities associated with discontinued operations.

9. COSTS INCURRED FOR DRILLING AND EQUIPPING EXPLORATORY WELLS USING SECONDARY AND TERTIARY TECHNOLOGY

        As part of our growth strategy, we incur costs associated with secondary and tertiary techniques that involve drilling and equipping exploratory wells. This occurs within reservoirs for which we already have proved developed reserves recorded from existing primary or secondary development; however, there are no proved reserves for subsequent secondary or tertiary activities. Secondary and tertiary costs for drilling and equipping wells include converting primary production wells to injection wells, installation of injection facilities, and injecting materials. When conducting secondary and tertiary drilling and equipping activities, we defer drilling and equipping costs associated with these exploratory wells pending a determination of whether proved reserves are found. If proved reserves are not found, all of the costs associated with the project are recorded as exploration expense in the period in which such determination is made. If proved reserves are found, the drilling and equipping costs incurred in

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. COSTS INCURRED FOR DRILLING AND EQUIPPING EXPLORATORY WELLS USING SECONDARY AND TERTIARY TECHNOLOGY (Continued)

the project are added to the depletion base and depreciated using the units of production method based over the production life of the associated proved developed reserves.

        At June 30, 2009, there is one tertiary project (the Nowata ASP flood), that is pending the determination of whether proved reserves have been found. Secondary and tertiary projects typically take longer to complete than drilling primary production wells, and as a result, the period during which exploratory drilling costs are deferred is longer. The table below summarizes the drilling and equipping costs incurred and deferred related to secondary and tertiary projects at June 30, 2009, 2008 and 2007, that are pending the determination of whether proved reserves have been found.

	June 30,
In Thousands	2009	2008	2007
Secondary—Duke Sands	$—	$9,857	$5,824
Tertiary—Nowata ASP Pilot	4,849	3,216	814

Total Costs	$4,849	$13,073	$6,638

        The following table provides an aging of deferred exploratory well costs based on the date the project was initiated (prior to determination of success).

	June 30,
In Thousands	2009	2008	2007
Capitalized exploratory well costs that have been capitalized period of one year or less	$1,633	$6,435	$5,420
Capitalized exploratory well costs that have been capitalized period of one to three years	3,216	6,638	1,218

Balance at June 30	$4,849	$13,073	$6,638

Number of projects that have exploratory well costs that have been capitalized for a period of one to three years	1	2	2

        Our secondary and tertiary projects are evaluated to determine whether they have found proved reserves when the project is substantially complete. We consider a secondary or tertiary project to be substantially complete when the amount of material injected reaches our target pore volume injection ("PVI") percentage determined necessary to stimulate response. Our two projects are the Duke Sands waterflood at our Desdemona Properties and the ASP tertiary recovery pilot project at the Nowata Properties. As of June 30, 2009, the Nowata ASP project was not complete, and as such, all of the associated drilling and equipping costs to date have been deferred. The Nowata ASP project is expected to take an additional three to six months before the final polymer flush is complete and the response can be evaluated. It is anticipated that an additional $0.3 million will be required to complete this project.

        Regarding the Duke Sands project, the primary source of water for this waterflood project had been derived from our Barnett Shale production. Since we have shut-in our Barnett Shale natural gas production due to uneconomic natural gas commodity prices, as previously discussed, we no longer have an economic source of water to continue flooding the Duke Sands. Therefore, our rate of water

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. COSTS INCURRED FOR DRILLING AND EQUIPPING EXPLORATORY WELLS USING SECONDARY AND TERTIARY TECHNOLOGY (Continued)

injection has been reduced to a point where we cannot consider the waterflood active. We have recorded exploration expense of $11.4 million for the year ended June 30, 2009. For the years ended June 30, 2009 and 2008, we incurred no costs associated with exploration expenses such as geological and geophysical expenses and delay rentals.

        The following table reflects the net change in deferred exploratory project costs during fiscal years 2009, 2008 and 2007:

	Year ended June 30,
In Thousands	2009	2008	2007
Balance at July 1	$13,073	$6,638	$1,218
Additions pending the determination of proved reserves	3,155	6,435	5,420
Deferred exploratory well costs charged to expense	(11,379)	—	—

Balance at June 30	$4,849	$13,073	$6,638

10. STOCK OPTIONS

        We have granted stock options to our employees and outside directors as discussed below.

Prior to our 2005 Long-Term Incentive Plan

        On December 16, 2004, we issued stock options for 50,000 shares of our common stock to Gerald Haddock, a former member of our board of directors, in exchange for certain financial and management consulting services at an exercise price of $4.00 per share. The options are exercisable at any time, in whole or in part, during the life of the option which expires on June 15, 2015.

        On April 1, 2005, we adopted the 2005 Directors' Stock Option Plan ("Plan"). On April 1, 2005, pursuant to the Plan, we granted stock options to our five non-employee directors to each purchase 25,000 shares of common stock at an exercise price of $4.13 per share. The options vested on April 1, 2006, and expire on April 1, 2015. During the year ended June 30, 2008, 50,000 options shares were exercised, 25,000 option shares were forfeited and the outstanding vested options totaled 50,000 shares.

2005 Long-Term Incentive Plan

        Our 2005 Long-Term Incentive Plan (the "2005 LTIP"), as approved by our stockholders, authorized the issuance of up to 3,500,000 shares of our common stock to key employees, consultants and outside directors of our company and subsidiaries. The 2005 LTIP stipulates that for any calendar year (i) the maximum number of stock options or stock appreciation rights that any Executive Officer (as defined in the Plan) can receive is 300,000 shares of common stock, (ii) the maximum number of shares relating to restricted stock, restricted stock units, performance awards or other awards that are subject to the attainment of performance goals that any Executive Officer can receive is 300,000 shares of common stock; and (iii) the maximum number of shares relating to all awards that an Executive Officer can receive is 300,000 shares. The 2005 LTIP permits the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and other awards, whether granted singly, in

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. STOCK OPTIONS (Continued)

combination or in tandem. The 2005 LTIP terminates on December 7, 2015; however, awards granted before that date will continue to be effective in accordance with their terms and conditions.

        Stock option awards are generally granted with an exercise price equal to our market price at the date of grant and have 10-year contractual terms. Stock option awards to employees generally vest over three years of continuous service. Stock option awards to directors generally vest immediately or in one year. On June 28, 2007, we resolved that upon the resignation of any current member of the Board of Directors who is in good standing on the date of resignation, such member's unvested stock options shall be vested and shall have the exercise period for all options extended to twenty-four months after the date of resignation. The grant-date fair value of director options for which vesting was accelerated during the year ended June 30, 2008 amounted to approximately $31,000. Such amount is included in general and administrative expense on our consolidated statements of operations. There were no options for which vesting was accelerated during the years ended June 30, 2009 or 2007.

        A summary of options we granted during the years ended June 30, 2009, 2008 and 2007 are as follows:

	Shares	Weighted Average Exercise Price
Outstanding at July 1, 2006	577,185	$5.66
Options granted	564,303	$5.37
Options forfeited or expired	(314,975)	$6.21
Options exercised	(25,000)	$4.13

Outstanding at June 30, 2007	801,513	$5.29
Options granted	398,941	$6.48
Options forfeited or expired	(41,403)	$5.76
Options exercised	(75,000)	$5.28

Outstanding at June 30, 2008	1,084,051	$5.71
Options granted	577,900	$1.87
Options forfeited or expired	(261,949)	$3.93

Outstanding at June 30, 2009	1,400,002	$4.42

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. STOCK OPTIONS (Continued)

        The following is a summary of stock options outstanding at June 30, 2009:

Exercise Price	Options Outstanding	Remaining Contractual Lives (Years)	Options Exercisable
$0.43	276,346	9.41	200,675
$0.60	7,600	9.34	—
$0.70	3,500	9.86	—
$3.19	6,100	9.20	—
$3.27	3,000	9.15	—
$3.98	161,646	9.08	62,175
$4.00	50,000	5.47	50,000
$4.13	25,000	5.76	25,000
$4.73	61,803	7.77	61,803
$5.15	81,435	6.98	81,435
$5.42	276,667	7.50	213,333
$5.75	163,400	8.65	23,999
$5.95	10,000	8.21	—
$6.15	32,800	8.01	—
$6.30	75,000	6.46	75,000
$7.25	150,000	8.46	150,000
$7.47	15,705	8.42	—

$4.42	1,400,002	8.17	943,420

        Based on our $0.95 stock price at June 30, 2009, the intrinsic value of the "in-the-money" options was $0.1 million for each of the outstanding options and the exercisable options.

        Total options exercisable at June 30, 2009 amounted to 943,420 shares and had a weighted average exercise price of $4.46. Upon exercise, we issue the full amount of shares exercisable per the terms of the options from new shares. We have no plans to repurchase those shares in the future.

        The following is a summary of options exercisable at June 30, 2009, 2008 and 2007:

	Shares	Weighted Average Exercise Price
June 30, 2009	943,420	$4.46
June 30, 2008	561,803	$5.75
June 30, 2007	250,000	$5.19

        The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model. Expected volatilities are based on historical volatility of our common stock. We use historical data to estimate option exercise and employee termination within the valuation model. The expected lives of options granted represent the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the five-year U.S. Treasury yield curve in effect at the time of grant. The expected dividend yield reflects our intent not to pay dividends on our common stock during the contractual periods.

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. STOCK OPTIONS (Continued)

        The fair values of options granted along with the factors used to calculate the fair values of those options are summarized in the table below:

	Years Ended June 30,
	2009	2008	2007
No. of shares	577,900	398,941	564,303
Risk free interest rate	2.15-3.39%	2.93-4.07%	4.56-4.91%
Expected life	5 years	5 years	4 years
Expected volatility	56.3-90.1%	49.1-49.7%	50.5-53.4%
Expected dividend yield	0%	0%	0%
Weighted average grant date fair value—exercise prices equal to market value on grant date	$0.99	$3.18	$2.64
Weighted average grant date fair value—exercise prices greater than market value on grant date	—	$—	$2.44
Weighted average grant date fair value—exercise prices less than market value on grant date	$—	$—	$—

        For the years ended June 30, 2009, 2008 and 2007, we have recorded a charge to stock compensation expense of $0.7 million, $1.2 million and $0.6 million, respectively, for the estimated fair value of the options granted to our directors and employees. As of June 30, 2009, total compensation cost related to non-vested options awards not yet recognized amounted to $0.5 million, and we expect to recognize that amount over the remaining requisite service periods of the related awards of up to three years.

11. DEFERRED COMPENSATION

        During June 2006, 140,000 restricted shares were issued to key employees from our 2005 LTIP, previously discussed in Note 10. On July 2, 2007, we granted our executive officers restricted stock for services provided during the year ended June 30, 2007 totaling 395,000 shares with the restrictions on transfer lapsing for one-third of the shares on the first, second and third anniversaries of July 2, 2007.

        On May 12, 2008, we granted our executive officers restricted stock for services provided during the year ended June 30, 2008 totaling 460,000 shares with the restrictions on transfer lapsing for one-third of the shares on the first, second and third anniversaries of May 12, 2008. On June 23, 2008, in connection with his hiring, we granted an executive officer restricted stock totaling 100,000 shares with the restrictions on transfer lapsing for one-third of the shares on the first, second and third anniversaries of June 23, 2008.

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. DEFERRED COMPENSATION (Continued)

        A summary of non-vested restricted share activity for the three years ended June 30, 2009, 2008 and 2007 is as follows:

	Shares	Weighted Average Grant- Date Fair Value	Fair Value $000s
Non-vested restricted shares at July 1, 2006	140,000	$5.62	$787
Shares granted	5,000	5.03	25
Shares forfeited and surrendered	(50,000)	5.62	(281)

Non-vested restricted shares at June 30, 2007	95,000	5.59	531
Shares granted	955,000	6.86	6,552
Shares vested	(45,000)	5.55	(250)
Shares forfeited and surrendered	—	—	—

Non-vested restricted shares at June 30, 2008	1,005,000	6.80	6,833
Shares granted	—	—	—
Shares vested	(394,376)	6.61	(2,605)
Shares forfeited and surrendered	(130,624)	6.76	(884)

Non-vested restricted shares at June 30, 2009	480,000	$6.97	$3,344

        The restricted shares will vest to the individual employees based on future years of service ranging from one to three years depending on the life of the award agreement. The fair value is based on our actual stock price on the date of grant multiplied by the number of restricted shares granted. As of June 30, 2009, the value of non-vested restricted shares amounted to $3.3 million. In accordance with SFAS No. 123(R), for the years ended June 30, 2009, 2008 and 2007, we have expensed $2.4 million, $1.7 million and $0.2 million, respectively, to stock compensation expense based on amortizing the fair value over the appropriate service period.

12. RELATED PARTY TRANSACTIONS

        Pursuant to an agreement dated December 16, 2004, as amended, we agreed with R.C. Boyd Enterprises, a Delaware corporation, to become the lead sponsor of a television production called Honey Hole ("Honey Hole Production"). As part of our sponsorship, we provided fishing and outdoor opportunities for children with cancer, children from abusive family situations and children of military veterans. We were entitled to receive two thirty-second commercials during all broadcasts of the Honey Hole Production and received opening and closing credits on each episode. Randall Boyd is the sole shareholder of R.C. Boyd Enterprises and is a member of our Board of Directors. Pursuant to an agreement dated as of December 5, 2007, as of December 31, 2008, we are no longer a Honey Hole Production sponsor. We paid no money to R.C. Boyd Enterprises after December 31, 2008. During the years ended June 30, 2009, 2008 and 2007, we paid $75,000, $150,000 and $150,000, respectively, for sponsorship activities.

13. FAIR VALUE MEASUREMENTS

        SFAS No. 157, Fair Value Measurements, was issued by the FASB in September 2006. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. FAIR VALUE MEASUREMENTS (Continued)

that require or permit fair value measurement. We adopted SFAS No. 157 on July 1, 2008. The initial adoption of SFAS 157 had no material impact to our financial position, results of operations or cash flows.

        Fair value is the price that would be received to sell an asset or the amount paid to transfer a liability in an orderly transaction between market participants (an exit price) at the measurement date. Fair value is a market based measurement considered from the perspective of a market participant. We use market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation. These inputs can be readily observable, market corroborated, or unobservable. If observable prices or inputs are not available, unobservable prices or inputs are used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued. We primarily apply a market approach for recurring fair value measurements using the best available information while utilizing valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Our valuation includes the effect of potential non-performance by the counterparties.

        Beginning July 1, 2008, assets and liabilities recorded at fair value are categorized based upon the level of judgment associated with the inputs used to measure their fair value. SFAS 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). We classify fair value balances based on the observability of those inputs. The three levels of the fair value hierarchy are as follows:

        Level 1—Quoted prices in active markets for identical assets or liabilities that we have the ability to access. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

        Level 2—Inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable. These inputs are either directly observable in the marketplace or indirectly observable through corroboration with market data for substantially the full contractual term of the asset or liability being measured.

        Level 3—Inputs reflect management's best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

        In valuing certain contracts, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. For disclosure purposes, assets and liabilities are classified in their entirety in the fair value hierarchy level based on the lowest level of input that is significant to the overall fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement within the fair value hierarchy levels.

        The fair value of our commodity derivative contracts and interest rate swap are measured using Level 2 inputs based on the hierarchies previously discussed.

        Our asset retirement obligation is measured using primarily Level 3 inputs. The significant unobservable inputs to this fair value measurement include estimates of plugging, abandonment and

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. FAIR VALUE MEASUREMENTS (Continued)

remediation costs, inflation rate and well life. The inputs are calculated based on historical data as well as current estimated costs.

        The estimated fair values of derivatives included in the consolidated balance sheet at June 30, 2009 are summarized below.

In thousands
Derivative assets (Level 2):
Crude oil collars and price floors—current	$2,507
Crude oil collars and price floors—noncurrent	1,569
Natural gas collars and price floors—current	2,448
Natural gas collars and price floors—noncurrent	1,101
Interest rate swap—noncurrent	212
Derivative liability (Level 2)
Interest rate swap—current	(159)

Net derivative assets (Level 2)	$7,678

Asset retirement obligation (Level 3)	$(2,904)

        At September 30, 2008, our net derivative liability was classified as Level 3 due to the subjectivity of our valuation for the effect of our own credit risk. At June 30, 2009, the subjective valuation of our own credit risk has an immaterial impact to our derivative valuation. Therefore, we have reclassified our derivative assets as Level 2 at June 30, 2009. The following is a reconciliation of Level 3 measurements for the year ended June 30, 2009.

	Unrealized Losses For Level 3 Assets/Liabilities Outstanding at June 30, 2008	Total Gains or Losses(a)	Purchases, Sales, Issuances, and Settlements, net	Transfers out of Level 3	Ending balance	Unrealized Gains for Level 3 Assets/Liabilities Outstanding at June 30, 2009
Derivatives	$(2,152)	$17,565	$(1,282)	$(14,131)	$—	$—

(a)
Total realized and unrealized gains are included in gain (loss) on commodity derivatives in the consolidated statements of operations.

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. FAIR VALUE MEASUREMENTS (Continued)

        The following table shows the reconciliation of changes in the fair value of the net derivative assets and asset retirement obligation classified as Level 2 and 3, respectively, in the fair value hierarchy for the 12 months ended June 30, 2009.

In thousands	Total Net Derivative Assets	Asset Retirement Obligation
Balance at June 30, 2008	$(26,243)	$3,403
Unrealized gain on derivatives	36,900	—
Sale of "price floor" contracts	(1,169)	—
Settlements, net	(1,810)	—
Accretion of discount	—	305
Change in assumptions	—	(626)
Liabilities incurred for properties acquired	—	18
Liabilities incurred for properties drilled	—	21
Sale of Pantwist, LLC (Note 8)	—	(90)
Sale of Corsicana Properties (Note 8)	—	(102)
Liabilities settled	—	(25)

Balance at June 30, 2009	$7,678	$2,904

        The change from net derivative liabilities of $26.2 million at June 30, 2008 to net derivative assets of $7.7 million at June 30, 2009 is primarily attributable to the steep decline in crude oil and natural gas prices.

14. IMPAIRMENT OF LONG-LIVED ASSETS AND GOODWILL

        The decline in commodity prices created an uncertainty in the likelihood of developing our reserves associated with our Barnett Shale natural gas properties (the "Barnett Shale Properties") within the next five years. Therefore, during the quarter ended December 31, 2008, we recorded a $22.4 million pre-tax impairment to our Barnett Shale Properties and a $0.7 million pre-tax impairment to the goodwill associated with our subsidiary which holds the equity in our Barnett Shale Properties. During the quarter ended June 30, 2009, we recorded an additional $4.3 million pre-tax impairment to our Barnett Shale Properties as the forward outlook for natural gas prices continued to decline.

        During the quarter ended September 30, 2008, we recorded a $3.5 million pre-tax impairment on our Corsicana Properties as it became unlikely that we would develop this asset within the next five years. During the quarter ended December 31, 2008, this $3.5 million charge was reclassified as part of income from discontinued operations as shown on our consolidated statements of operations. As previously discussed in Note 8, on December 2, 2008, we sold our interest in the Corsicana Properties for $0.3 million.

        The fair values for our Barnett Shale and Corsicana Properties were determined using estimates of future net cash flows, discounted to a present value, which is considered "Level 3" inputs as previously discussed in Note 13.

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. ASSET RETIREMENT OBLIGATION

        Our asset retirement obligation ("ARO") primarily represents the estimated present value of the amount we will incur to plug and abandon our producing properties at the end of their productive lives, in accordance with applicable state laws. We determine our ARO by calculating the present value of estimated cash flows related to the liability. At June 30, 2009, our liability for ARO was $2.9 million, of which $2.8 million was considered long term. At June 30, 2008, our liability for ARO was $3.4 million, of which $2.1 was considered long term and included $0.2 million reclassified to discontinued operations as previously discussed in Note 8. Our ARO is recorded as current or non-current liabilities based on the estimated timing of the related cash flows. For the years ended June 30, 2009, 2008 and 2007, we have recognized accretion expense, net of discontinued operations, of $0.3 million, $0.1 million and $0.1 million, respectively.

        The following table describes the changes in our ARO for the years ended June 30, 2009 and 2008 (in thousands):

Asset retirement obligation at June 30, 2007	$2,415
Accretion of discount	219
Change in estimate	740
Liability incurred for properties drilled	93
Liabilities settled	(64)

Asset retirement obligation at June 30, 2008	3,403
Accretion of discount	305
Change in estimate	(626)
Liabilities incurred for properties acquired	18
Liability incurred for properties drilled	21
Sale of Pantwist, LLC (Note 8)	(90)
Sale of Corsicana Properties (Note 8)	(102)
Liabilities settled	(25)

Asset retirement obligation at June 30, 2009	$2,904

        For the year ended June 30, 2009, the change in estimate resulted primarily from a change in estimated timing to plug and abandon wells. For the year ended June 30, 2008, the change in estimate resulted primarily from an increase in estimated costs to plug and abandon wells.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. INCOME TAXES

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax provisions. Our income tax expense (benefit) is as follows:

	Years Ended June 30,
In Thousands	2009	2008	2007
Current income tax expense (benefit)
Federal	$—	$—	$—
State	(61)	114	53

Total current tax expense (benefit)	(61)	114	53
Deferred income tax benefit
Federal	(4,952)	(11,551)	(2,847)
State	301	(330)	(176)

Total deferred tax benefit	(4,651)	(11,881)	(3,023)

Total income tax benefit	$(4,712)	$(11,767)	$(2,970)

        A reconciliation of the differences between our applicable statutory tax rate and our effective income tax rate for the years ended June 30, 2009, 2008 and 2007 is as follows:

	Years Ended June 30,
In Thousands, except %	2009	2008	2007
Rate	35%	35%	35%
Tax at statutory rate	$(5,748)	$(11,466)	$(2,896)
State taxes	240	(161)	—
Increase (decrease) resulting from:
Change in Texas tax law	—	—	(84)
Permanent and other	77	(140)	(12)
Differences in stock-based compensation expense	472	—	—
Goodwill Impairment	247	—	—
Change in valuation allowance	—	—	22

Income tax benefit	$(4,712)	$(11,767)	$(2,970)

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. INCOME TAXES (Continued)

        A schedule showing the significant components of the net deferred tax liability as of June 30, 2009 and 2008 are as follows:

	Years Ended June 30,
In Thousands	2009	2008
Current
Deferred tax assets:
Unrealized loss on commodity derivatives	$—	$3,592
Other	305	—

Total current deferred tax assets	305	3,592

Deferred tax liabilities:
Unrealized gain on commodity derivatives	(1,736)	—

Total current deferred tax liabilities	(1,736)	—

Net current deferred tax asset (liability)	$(1,431)	$3,592

Long-Term
Deferred tax assets:
Deferred compensation expense	$2,327	$2,072
Net operating loss carryovers	12,463	6,415
Unrealized loss on commodity derivatives	—	7,356
Other	415	260

	15,205	16,103
Less: valuation allowance	(770)	(770)

Total long-term deferred tax assets	14,435	15,333
Deferred tax liabilities:
Difference in book and tax bases:
Acquired oil and gas properties	(36,122)	(41,789)
Other properties	—	394
Unrealized gain on commodity derivatives	(1,144)	—

Total long-term deferred tax liabilities	(37,266)	(41,395)

Net long-term deferred tax liability	$(22,831)	$(26,062)

        In May 2006, the State of Texas enacted legislation for a Texas margin tax which restructured the state business tax by replacing the taxable capital and earned surplus components of the current franchise tax with a new "taxable margin" component. As the tax base for computing Texas margin tax is derived from an income-based measure, we have determined the margin tax is an income tax and the effect on deferred tax assets and liabilities of a change in tax law should be included in tax expense attributable to continuing operations in the period that includes the enactment date.

        At June 30, 2009 and 2008, we had net operating loss ("NOL") carryforwards for tax purposes of approximately $34.6 million and $17.8 million, respectively. The remaining net operating losses principally expire between 2024 and 2029. $2.2 million of these NOL carryforwards will be unavailable to offset any future taxable income due to limitations from change in ownership, which occurred at our

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. INCOME TAXES (Continued)

merger in May 2004, as defined in Section 382 of the Internal Revenue Service code. The tax effect of this limitation is recorded as a valuation allowance of $770,000 at both June 30, 2009 and 2008.

17. COMMITMENTS AND CONTINGENCIES

Burnett Case

        On March 23, 2006, the following lawsuit was filed in the 100th Judicial District Court in Carson County, Texas: Cause No. 9840, The Tom L. and Anne Burnett Trust, by Anne Burnett Windfohr, Windi Phillips, Ben Fortson, Jr., George Beggs, III and Ed Hudson, Jr. as Co-Trustees; Anne Burnett Windfohr; and Burnett Ranches, Ltd. v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W. O. Operating Company, Ltd. and WO Energy, Inc. The plaintiffs claim that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and natural gas operations started a wildfire that began on March 12, 2006 in Carson County, Texas.

        The plaintiffs (i) allege negligence and gross negligence and (ii) seek damages, including, but not limited to, damages for damage to their land and livestock, certain expenses related to fighting the fire and certain remedial expenses totaling approximately $1.7 million to $1.8 million. In addition, the plaintiffs seek (i) termination of certain oil and natural gas leases, (ii) reimbursement for their attorney's fees (in the amount of at least $549,000) and (iii) exemplary damages. The plaintiffs also claim that Cano and its subsidiaries are jointly and severally liable as a single business enterprise and/or a general partnership or de facto partnership. The owner of the remainder of the mineral estate, Texas Christian University, intervened in the suit on August 18, 2006, joining Plaintiffs' request to terminate certain oil and gas leases. On June 21, 2007, the judge of the 100th Judicial District Court issued a Final Judgment (a) granting motions for summary judgment in favor of Cano and certain of its subsidiaries on plaintiffs' claims for (i) breach of contract/termination of an oil and gas lease; and (ii) negligence; and (b) granting the plaintiffs' no-evidence motion for summary judgment on contributory negligence, assumption of risk, repudiation and estoppel affirmative defenses asserted by Cano and certain of its subsidiaries.

        The Final Judgment was appealed and a decision was reached on March 11, 2009, as the Court of Appeals for the Tenth District of Texas in Amarillo affirmed in part and reversed in part the ruling of the 100th Judicial District Court. The Court of Appeals (a) affirmed the trial court's granting of summary judgment in Cano's favor for breach of contract/termination of an oil and gas lease and (b) reversed the trial court's granting of summary judgment in Cano's favor on plaintiffs' claims of Cano's negligence. The Court of Appeals ordered the case remanded to the 100th Judicial District Court. On March 30, 2009, the plaintiffs filed a motion for rehearing with the Court of Appeals and requested a rehearing on the affirmance of the trial court's holding on the plaintiffs' breach of contract/termination of an oil and gas lease claim. On June 30, 2009, the Court of Appeals ruled to deny the plaintiff's motion for rehearing. On August 17, 2009 we filed an appeal with the Texas Supreme Court to request the reversal of the Court of Appeals ruling regarding our potential negligence.

        Due to the inherent risk of litigation, the ultimate outcome of this case is uncertain and unpredictable. At this time, Cano management continues to believe that this lawsuit is without merit and will continue to vigorously defend itself and its subsidiaries, while seeking cost-effective solutions to resolve this lawsuit. We have not yet determined whether to seek further review by the Court of Appeals or the Texas Supreme Court. Based on our knowledge and judgment of the facts as of

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. COMMITMENTS AND CONTINGENCIES (Continued)

June 30, 2009, we believe our financial statements present fairly the effect of actual and anticipated ultimate costs to resolve these matters as of June 30, 2009.

Settled Cases

        On April 28, 2006, the following lawsuit was filed in the 31st Judicial District Court of Roberts County, Texas: Cause No. 1922, Robert and Glenda Adcock, et al. v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W. O. Operating Company, Ltd. and WO Energy, Inc. (the "Adcock case"). The plaintiffs claimed that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County, Texas. The plaintiffs (i) alleged negligence, res ipsa loquitor, trespass and nuisance and (ii) sought damages, including, but not limited to, damages to their land, buildings and livestock and certain remedial expenses totaling $5,439,958. In addition, the plaintiffs sought (i) reimbursement for their attorneys' fees and (ii) exemplary damages. The plaintiffs also claimed that Cano and its subsidiaries were jointly and severally liable as a single business enterprise and/or a general partnership or de facto partnership. The claims of all plaintiffs in this suit were resolved through a Settlement and Release Agreement effective November 5, 2008 and were dismissed with prejudice.

        On July 6, 2006, Anna McMordie Henry and Joni McMordie Middleton intervened in the Adcock case. The intervenors (i) alleged negligence and (ii) sought damages totaling $64,357 as well as exemplary damages. The claims of these intervenors were resolved through a Settlement and Release Agreement effective December 9, 2008 and were dismissed with prejudice.

        On July 20, 2006, Abraham Brothers, LP, Edward C. Abraham, Salem A. and Ruth Ann Abraham and Jason M. Abraham intervened in the Adcock case. The intervenors (i) alleged negligence, nuisance, and trespass and (ii) sought damages, including, but not limited to, damages to their land, buildings and livestock and certain remedial expenses totaling $3,252,862. In addition, the intervenors sought (i) reimbursement for their attorneys' fees and (ii) exemplary damages. The intervenors also claimed that Cano and its subsidiaries were jointly and severally liable as a single business enterprise and/or a general partnership or de facto partnership. The claims of Abraham Brothers, LP, Edward C. Abraham, Salem A. and Ruth Ann Abraham and Jason M. Abraham (along with those asserted by Abraham Equine, Inc. discussed below) were resolved through a Settlement Agreement and Release effective October 12, 2008 and were dismissed with prejudice.

        On August 9, 2006, Riley Middleton intervened in the Adcock case. The intervenor (i) alleged negligence and (ii) sought damages totaling $233,386 as well as exemplary damages. The claims of this intervenor were resolved through a Settlement and Release Agreement effective December 9, 2008 and were dismissed with prejudice.

        On April 10, 2006, the following lawsuit was filed in the 31st Judicial District Court of Roberts County, Texas, Cause No. 1920, Joseph Craig Hutchison and Judy Hutchison v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W. O. Operating Company, Ltd, and WO Energy, Inc. (the "Hutchinson case"). The plaintiffs claimed that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County, Texas. The plaintiffs (i) alleged negligence and trespass and (ii) sought damages of $621,058, including, but not limited to, damages to their land and certain remedial expenses. In addition, the plaintiffs sought exemplary damages. The claims of all plaintiffs were resolved through a Settlement and Release Agreement effective December 9, 2008 and were dismissed with prejudice.

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. COMMITMENTS AND CONTINGENCIES (Continued)

        On May 1, 2006, the following lawsuit was filed in the 31st Judicial District Court of Roberts County, Texas: Cause No. 1923, Chisum Family Partnership, Ltd. v. Cano, W.O. Energy of Nevada, Inc., W. O. Operating Company, Ltd. and WO Energy, Inc. (the "Chisum" case). The plaintiff claimed that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County, Texas. The plaintiff (i) alleged negligence and trespass and (ii) sought damages of $53,738.82, including, but not limited to, damages to their land and certain remedial expenses. In addition, the plaintiffs sought exemplary damages. The claims of all plaintiffs and intervenor were resolved through a Settlement and Release Agreement effective December 9, 2008 and were dismissed with prejudice.

        On August 9, 2006, the following lawsuit was filed in the 233rd Judicial District Court of Gray County, Texas, Cause No. 34,423, Yolanda Villarreal, Individually and on behalf of the Estate of Gerardo Villarreal v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W. O. Operating Company, Ltd., and WO Energy, Inc. (the "Villarreal case"). The plaintiffs claimed that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County, Texas. The plaintiffs (i) alleged negligence and (ii) sought damages for past and future financial support in the amount of $586,334, in addition to undisclosed damages for wrongful death and survival damages, as well as exemplary damages, for the wrongful death of Gerardo Villarreal who they claimed died as a result of the fire. The plaintiffs also claimed that Cano and its subsidiaries were jointly and severally liable under vicarious liability theories. On August 22, 2006, relatives of Roberto Chavira intervened in the case alleging similar claims and sought damages for lost economic support and lost household services in the amount of $894,078, in addition to undisclosed damages for wrongful death and survival damages, as well as exemplary damages regarding the death of Roberto Chavira. The claims of all plaintiffs and intervenors were resolved through Settlement and Release Agreements effective December 8, 2008 and were dismissed with prejudice.

        On March 14, 2007, the following lawsuit was filed in 100th Judicial District Court in Carson County, Texas; Cause No. 9994, Southwestern Public Service Company d/b/a Xcel Energy v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W. O. Operating Company, Ltd, and WO Energy, Inc. (the "SPS case"). The plaintiff claimed that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County, Texas. The plaintiff (i) alleged negligence and breach of contract and (ii) sought $1,876,000 in damages for loss and damage to transmission and distribution equipment, utility poles, lines and other equipment. In addition, the plaintiff sought reimbursement of its attorney's fees. The claims of plaintiff were resolved through a Settlement and Release Agreement effective January 8, 2009 and were dismissed with prejudice.

        On May 2, 2007, the following lawsuit was filed in the 84th Judicial District Court of Hutchinson County, Texas, Cause No. 37,619, Gary and Genia Burgess, et al. v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W.O. Operating, Ltd. and WO Energy, Inc. (the "Burgess case"). Eleven plaintiffs claimed that electrical wiring and equipment relating to oil and gas operations of the Company or certain of its subsidiaries started a wildfire that began on March 12, 2006 in Carson County, Texas. Five of the plaintiffs were former plaintiffs in the Adcock matter. The plaintiffs (i) alleged negligence, res ipsa loquitor, nuisance, and trespass and (ii) sought damages, including, but not limited to, damages to their land, buildings and livestock and certain remedial expenses totaling approximately $1,997,217.86. In addition, the plaintiffs sought (i) reimbursement for their attorneys' fees and (ii) exemplary damages.

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. COMMITMENTS AND CONTINGENCIES (Continued)

The plaintiffs also claimed that Cano and its subsidiaries were jointly and severally liable as a single business enterprise and/or as a partnership or de facto partnership. The claims of all plaintiffs were resolved through a Settlement and Release Agreement effective November 5, 2008 and were dismissed with prejudice.

        On May 15, 2007, William L. Arrington, William M. Arrington and Mark and Le'Ann Mitchell intervened in the SPS case. The intervenors (i) alleged negligence, res ipsa loquitor, nuisance, and trespass and (ii) sought damages, including, but not limited to, damages to their land, buildings and livestock and certain remedial expenses totaling approximately $118,320. In addition, the intervenors sought (i) reimbursement for their attorney's fees and (ii) exemplary damages. The intervenors also claimed that Cano and its subsidiaries were jointly and severally liable as a single business enterprise and/or a general partnership or de facto partnership. The claims of these intervenors were resolved through a Settlement and Release Agreement effective November 5, 2008 and were dismissed with prejudice.

        On September 25, 2007, the Texas Judicial Panel on Multidistrict Litigation granted Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W. O. Operating Company, Ltd, and WO Energy, Inc.'s Motion to Transfer Related Cases to Pretrial Court pursuant to Texas Rule of Judicial Administration 13. The panel transferred all pending cases (Adcock, Chisum, Hutchison, Villarreal, SPS, and Burgess, identified above, and Valenzuela, Abraham Equine, Pfeffer, and Ayers, identified below) that assert claims against the Company and its subsidiaries related to wildfires beginning on March 12, 2006 to a single pretrial court for consideration of pretrial matters. The panel transferred all then-pending cases to the Honorable Paul Davis, retired judge of the 200th District Court of Travis County, Texas, as Cause No. D-1-GN-07-003353.

        On October 3, 2007, Firstbank Southwest, as Trustee for the John and Eddalee Haggard Trust (the "Trust") filed a Petition in intervention as part of the Hutchison case. The Trust claimed that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County, Texas. The Trust (i) alleged negligence and trespass and (ii) sought damages of $46,362.50, including, but not limited to, damages to land and certain remedial expenses. In addition, the Trust sought exemplary damages. The claims of this intervenor were resolved through a Settlement and Release Agreement effective December 9, 2008 and were dismissed with prejudice.

        On January 10, 2008, Philip L. Fletcher intervened in the consolidated case in the 200th District Court of Travis County, Texas as part of the SPS case. The intervenor (i) alleged negligence, trespass and nuisance and (ii) sought damages of $120,408, including, but not limited to, damages to his livestock, attorneys' fees and exemplary damages. The intervenor also claimed that Cano and its subsidiaries were jointly and severally liable as a single business enterprise and/or as a partnership or de facto partnership. The claims of this intervenor were resolved through a Settlement and Release Agreement effective December 9, 2008 and were dismissed with prejudice.

        On January 15, 2008, the Jones and McMordie Ranch Partnership intervened in the consolidated case in the 200th District Court of Travis County, Texas as part of the SPS case. The intervenor (i) alleged negligence, trespass and nuisance and (ii) sought damages of $86,250.71, including, but not limited to, damages to his livestock, attorneys' fees and exemplary damages. The intervenor also claimed that Cano and its subsidiaries were jointly and severally liable as a single business enterprise

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. COMMITMENTS AND CONTINGENCIES (Continued)

and/or as a partnership or de facto partnership. The claims of this intervenor were resolved through a Settlement and Release Agreement effective December 9, 2008 and were dismissed with prejudice.

        On February 11, 2008, the following lawsuit was filed in the 48th Judicial District Court of Tarrant County, Texas: Cause No. 048-228763-08, Abraham Equine, Inc. v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W.O. Operating, Ltd. and WO Energy, Inc. (the "Abraham Equine case"). The plaintiff claimed that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County. The plaintiff (i) alleged negligence, trespass and nuisance and (ii) sought damages of $1,608,000, including, but not limited to, damages to its land, livestock and lost profits. In addition, the plaintiff sought (i) reimbursement for its attorneys' fees and (ii) exemplary damages. The plaintiff also claimed that Cano and its subsidiaries were jointly and severally liable as a single business enterprise and/or a general partnership or de facto partnership. Cano and its subsidiaries filed a Motion to Dismiss or, in the Alternative, to Transfer Venue and a Notice of Tag Along transferring the case to the Multidistrict Litigation Case in the 200th Judicial District Court of Travis County, Texas. On May 2, 2008, the Court heard Cano's Motion to Dismiss or, in the Alternative, to Transfer Venue and took the motion under advisement. This suit (along with the claims of Abraham Brothers, LP, Edward C. Abraham, Salem A. and Ruth Ann Abraham and Jason M. Abraham, discussed above) was resolved through a Settlement and Release Agreement effective October 12, 2008 and were dismissed with prejudice.

        On March 10, 2008, the following lawsuit was filed in the 352nd Judicial District Court of Tarrant County, Texas, Cause No. 352-229256-08, Gary Pfeffer v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W.O. Operating, Ltd. and WO Energy, Inc. (the "Pfeffer case"). The plaintiff claimed that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County. The plaintiff (i) alleged negligence, trespass and nuisance, (ii) sought undisclosed damages for the wrongful death of his father, Bill W. Pfeffer, who he claimed died as a result of the fire and (iii) sought actual damages of $1,023,572.37 for damages to his parents' home and property. In addition, the plaintiff sought exemplary damages. The plaintiff also claimed that Cano and its subsidiaries were jointly and severally liable as a general partnership or de facto partnership. Cano and its subsidiaries filed a Motion to Dismiss or, in the Alternative, to Transfer Venue and a Notice of Tag Along transferring the case to the Multidistrict Litigation Case in the 200th Judicial District Court of Travis County, Texas. On May 2, 2008, the Court heard Cano's Motion to Dismiss or, in the Alternative, to Transfer Venue and took the motion under advisement. The claims of plaintiff were resolved through a Settlement and Release Agreement effective December 10, 2008 and were dismissed with prejudice.

        On March 11, 2008, the following lawsuit was filed in the 141st Judicial District Court of Tarrant County, Texas, Cause No. 141-229281-08, Pamela Ayers, et al. v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W.O. Operating, Ltd. and WO Energy, Inc. (the "Ayers case"). The plaintiffs claimed that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County. The plaintiffs (i) alleged negligence and (ii) sought undisclosed damages for the wrongful death of their mother, Kathy Ryan, who they claimed died as a result of the fire. In addition, the plaintiffs sought exemplary damages. The plaintiffs also claimed that Cano and its subsidiaries were jointly and severally liable as a single business enterprise and/or general partnership or de facto partnership. Cano and its subsidiaries filed a Motion to Dismiss or, in the Alternative, to Transfer Venue and a Notice of Tag Along transferring the case to the Multidistrict Litigation Case in the 200th Judicial District Court of Travis County, Texas. On

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. COMMITMENTS AND CONTINGENCIES (Continued)

May 2, 2008, the Court heard Cano's Motion to Dismiss or, in the Alternative, to Transfer Venue and took the motion under advisement. The claims of plaintiffs were resolved through a Settlement and Release Agreement effective December 10, 2008 and were dismissed with prejudice.

        On March 12, 2008, the following lawsuit was filed in the 17th Judicial District Court of Tarrant County, Texas, Cause No. 017-229316-08, The Travelers Lloyds Insurance Company and Travelers Lloyds of Texas Insurance Company v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W.O. Operating, Ltd. and WO Energy, Inc. (the "Travelers case"). The plaintiffs claimed that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County. The plaintiffs (i) alleged negligence, res ipsa loquitor, and trespass and (ii) claimed they are subrogated to the rights of their insureds for damages to their buildings and building contents totaling $447,764.60. The plaintiffs also claimed that Cano and its subsidiaries were jointly and severally liable as a single business enterprise and/or general partnership or de facto partnership. The claims of plaintiffs were resolved through a Settlement and Release Agreement effective November 18, 2008 and were dismissed with prejudice.

        On December 18, 2007, the following lawsuit was filed in the 348th Judicial District Court of Tarrant County, Texas, Cause No. 348-227907-07, Norma Valenzuela, et al. v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W.O. Operating, Ltd. and WO Energy, Inc. (the "Valenzuela case"). Six plaintiffs, including the two plaintiffs and intervenor from the nonsuited Martinez case, claimed that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and gas operations started a wildfire that began on March 12, 2006 in Carson County, Texas. The plaintiffs (i) alleged negligence and (ii) sought actual damages in the minimal amount of $4,413,707 for the wrongful death of four relatives, Manuel Dominguez, Roberto Chavira, Gerardo Villarreal and Medardo Garcia, who they claimed died as a result of the fire. In addition, plaintiffs sought (i) reimbursement for their attorneys' fees and (ii) exemplary damages. The plaintiffs also claimed that Cano and its subsidiaries are jointly and severally liable as a single business enterprise and/or as a partnership or de facto partnership. Cano and its subsidiaries filed a Motion to Dismiss or, in the Alternative, to Transfer Venue and a Notice of Tag Along transferring the case to the Multidistrict Litigation Case in the 200th Judicial District Court of Travis County, Texas. On May 2, 2008, the Court heard Cano's Motion to Dismiss or, in the Alternative, to Transfer Venue and took the motion under advisement. The claims of plaintiffs were resolved through a Settlement and Release Agreement effective April 9, 2009 and were dismissed with prejudice.

  Insurance and Other Settlements Related to the Fire Litigation

        On June 20, 2006, the following lawsuit was filed in the United States District Court for the Northern District of Texas, Fort Worth Division, C.A. No. 4-06cv-434-A, Mid-Continent Casualty Company ("Mid-Con") v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W.O. Operating Company, Ltd. and W.O. Energy, Inc. seeking a declaration that the plaintiff is not responsible for pre-tender defense costs and that the plaintiff has the sole and exclusive right to select defense counsel and to defend, investigate, negotiate and settle the litigation described above. On September 18, 2006, the First Amended Complaint for Declaratory Judgment was filed with regard to the cases described above.

        On February 9, 2007, Cano and its subsidiaries entered into a Settlement Agreement and Release with Mid-Con pursuant to which in exchange for mutual releases, in addition to the approximately

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. COMMITMENTS AND CONTINGENCIES (Continued)

$923,000 that we have been reimbursed by Mid-Con, Mid-Con agreed to pay to Cano within 20 business days of February 9, 2007 the amount of $6,699,827 comprising the following: (a) the $1,000,000 policy limits of the primary policy; (b) the $5,000,000 policy limits of the excess policy; (c) $500,000 for future defense costs; (d) $144,000 as partial payment for certain unpaid invoices for litigation related expenses; (e) all approved reasonable and necessary litigation related expenses through December 21, 2006 that are not part of the above-referenced $144,000; and (f) certain specified attorneys' fees. During February 2007, we received the $6,699,827 payment from Mid-Con. Of this $6,699,827 amount, the payments for policy limits amounting to $6,000,000 were recorded as a liability under deferred litigation credit as presented on our consolidated balance sheet.

        On March 11, 2008, one of Cano's subsidiaries entered into a tolling agreement with an independent electrical contractor that was identified as a potentially responsible third party in connection with the claims related to the pending wildfire litigation against Cano and its subsidiaries. In accordance with the terms of a Settlement and Release Agreement effective October 11, 2008, the independent electrical contractor paid Cano its full insurance policy limits totaling $6.0 million in exchange for a full release of any existing or future claims related to wildfires that began on March 12, 2006 in Carson County, Texas. The $6.0 million was received on October 31, 2008.

        The $12.0 million of insurance proceeds (from Mid-Con and the independent electrical contractor) have been expended directly or indirectly to pay the settlements described above. Accordingly, we no longer have a deferred litigation credit balance. During the year ended June 30, 2009, we incurred expense of $6.6 million for legal and settlement expenses in connection with the fire litigation lawsuits.

        On March 6, 2009, the Amended and Restated Escrow Agreement ("Escrow Agreement") terminated in accordance with its terms that was entered into on June 18, 2007 by and among Cano, the Estate of Miles O'Loughlin and Scott White (the "W.O. Sellers") and The Bank of New York Trust Company, N.A. (the "Trustee") related to the November 2005 purchase of W.O. Energy of Nevada, Inc., and its subsidiaries, W.O. Operating Company, Ltd., W.O. Production Company, Ltd., and WO Energy, Inc. (collectively "W.O."). Pursuant to the terms of the Escrow Agreement, the Trustee returned to us 434,783 shares of Cano common stock owned by the W.O. Sellers which had been held in trust for our benefit. The shares are held by us as treasury stock. In addition, the W.O. Sellers provided additional consideration (collectively, the 434,783 shares and the additional consideration being the "W.O. Settlement").

  Securities Litigation against Outside Directors

        On October 2, 2008, a lawsuit (08 CV 8462) was filed in the United States District Court for the Southern District of New York, against David W. Wehlmann; Gerald W. Haddock; Randall Boyd; Donald W. Niemiec; Robert L. Gaudin; William O. Powell, III and the underwriters of the June 26, 2008 public offering of Cano common stock ("Secondary Offering") alleging violations of the federal securities laws. Messrs. Wehlmann, Haddock, Boyd, Niemiec, Gaudin and Powell were Cano outside directors on June 26, 2008. At the defendants' request, the case was transferred to the United States District Court for the Northern District of Texas.

        On July 2, 2009, the plaintiffs filed an amended complaint that added as defendants Cano, Cano's Chief Executive Officer and Chairman of the Board, Jeff Johnson, Cano's former Senior Vice President and Chief Financial Officer, Morris B. "Sam" Smith, Cano's current Senior Vice President and Chief Financial Officer, Ben Daitch, Cano's Vice President and Principal Accounting Officer, Michael

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. COMMITMENTS AND CONTINGENCIES (Continued)

Ricketts and Cano's Senior Vice President of Engineering and Operations, Patrick McKinney, and dismissed Gerald W. Haddock, a former director of Cano, as a defendant. The amended complaint alleges that the prospectus for the Secondary Offering contained statements regarding Cano's proved reserve amounts and standards that were materially false and overstated Cano's proved reserves. The plaintiff is seeking to certify the lawsuit as a class action lawsuit and is seeking an unspecified amount of damages. On July 27, 2009, the defendants moved to dismiss the lawsuit. Due to the inherent risk of litigation, the outcome of this lawsuit is uncertain and unpredictable; however, Cano, its officers and its outside directors intend to vigorously defend the lawsuit. Cano is cooperating with its directors and officers liability insurance carrier regarding the defense of the lawsuit.

  Other

        Occasionally, we are involved in other various claims and lawsuits and certain governmental proceedings arising in the ordinary course of business. Our management does not believe that the ultimate resolution of any current matters that are not set forth above will have a material effect on our financial position or results of operations. Management's position is supported, in part, by the existence of insurance coverage, indemnification and escrow accounts. None of our directors, officers or affiliates, owners of record or beneficial owners of more than five percent of any class of our voting securities, or security holder is involved in a proceeding adverse to us or our subsidiaries or has a material interest adverse to us or our subsidiaries.

  Environmental

        To date, our expenditures to comply with environmental or safety regulations have not been significant and are not expected to be significant in the future. However, new regulations, enforcement policies, claims for damages or other events could result in significant future costs.

  Leases

        Effective June 1, 2009, we entered into a non-cancelable operating lease for our principal executive offices in Fort Worth, Texas. The lease expires on May 31, 2014. Our remaining obligation for the life of the lease is $3.0 million. In addition, during October 2005 we entered into a five-year operating lease for our field offices in Pampa, Texas expiring on October 1, 2010. Future minimum rentals due under our non-cancellable operating leases were as follows on June 30, 2009:

In Thousands	2010	2011	2012	2013	2014	Total
Total operating lease obligations	$516	$603	$630	$664	$635	$3,048

        Rent expense amounted to $0.3 million, $0.4 million, and $0.3 million for the years ended June 30, 2009, 2008 and 2007, respectively.

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. COMMITMENTS AND CONTINGENCIES (Continued)

  Employment Contracts

        We have employment contracts with our executives that specify annual compensation, and provide for potential payments up to three times the annual salary and bonuses and immediate vesting of unexercised stock options and restricted stock under termination or change in control circumstances. The annual salaries and contract termination dates for each executive are as follows:

	Annual Compensation	Contract Termination Date
Chief Executive Officer	$545,144	May 31, 2011
Senior Vice President and Chief Financial Officer	250,000	June 23, 2011
Senior Vice President of Operations	250,000	May 31, 2011
Vice President and Principal Accounting Officer	187,000	May 31, 2011
Vice President, General Counsel and Corporate Secretary	170,000	May 31, 2011

18. SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES

        All of our operations are directly related to oil and natural gas producing activities located in Texas, Oklahoma and New Mexico.

Capitalized Costs Relating to Oil and Gas Producing Activities

	June 30,
In Thousands	2009	2008
Mineral interests in oil and gas properties:
Proved	$78,777	$87,307
Unproved	—	—
Wells and related equipment and facilities	157,202	137,734
Support equipment and facilities used in oil and gas producing activities	3,592	2,566
Uncompleted wells, equipment and facilities	49,286	47,568

Total capitalized costs	288,857	275,175
Less accumulated depletion and depreciation	(40,208)	(10,281)

Net capitalized costs	$248,649	$264,894

        At June 30, 2009, accumulated depletion and depreciation expense of $40.2 million includes impairment of our Barnett Shale Properties totaling $26.7 million, as previously discussed in Note 14.

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (Continued)

Costs Incurred in Oil and Gas Producing Activities

	Years Ended June 30,
In Thousands	2009	2008	2007
Acquisition of proved properties	$77	$899	$9,874
Acquisition of unproved properties	—	—	—
Development costs	48,657	77,868	40,052
Exploration costs	2,967	6,629	5,395

Total costs incurred, net of sale of oil and gas properties	$51,701	$85,396	$55,321

Proved Reserves (Unaudited)

        Our proved oil and natural gas reserves have been estimated by independent petroleum engineers, Miller and Lents, LTD for the years ended June 30, 2009 and 2008, and Forrest A. Garb & Associates, Inc. for the year ended June 30, 2007. Proved reserves are the estimated quantities that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods. Due to the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production of these reserves may be substantially different from the original estimate. Revisions result primarily from new information obtained from development drilling and production history, acquisitions of crude oil and natural gas properties and changes in economic factors.

        The term proved reserves is defined by the SEC in Rule 4-10(a) of Regulation S-X adopted under the Securities Act of 1933, as amended. In general, proved reserves are the estimated quantities of crude oil, natural gas and natural gas liquids that geological or engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based on future conditions.

        Our estimates of proved reserves materially impact depletion expense. If proved reserves decline, then the rate at which we record depletion expense increases, reducing net income. A decline in estimated proved reserves may result from lower prices, adverse operating history, mechanical problems on our wells and catastrophic events such as explosions, hurricanes and floods. Lower prices also may make it uneconomic to drill wells or produce from fields with high operating costs. In addition, a decline in proved reserves may impact our assessment of our crude oil and natural gas properties for impairment. Seventy-nine percent of our proved reserves are classified as proved undeveloped reserves. Capital expenditures forecasted in our reserve report amount to approximately $332.7 million throughout the life of our reserves. Further, capital expenditures exceed our expected operating cash flows in our reserve report for the four-year period succeeding June 30, 2009. We are dependent upon our cash flow from operations and the credit and capital markets to fund the development of these

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (Continued)

reserves. As we have done during each year of our existence, to develop our reserves as reported in our June 30, 2009 reserve report, we will require access to the capital markets in each of the next four years, as our projected capital expenditures are greater than projected cash flow from operations through December 2012.

        Our proved reserves are summarized in the table below.

	Crude Oil Mbbls	Natural Gas MMCF	Total Reserves MBOE
Reserves at July 1, 2006	33,868	69,102	45,385
Purchases of minerals in place	7,757	8,159	9,117
Extensions and discoveries	—	64,940	10,823
Sale of minerals in place	(216)	(2,132)	(571)
Revisions of prior estimates	1,204	7,712	2,489
Production	(283)	(1,441)	(523)

Reserves at June 30, 2007	42,330	146,340	66,720
Purchases of minerals in place	1,592	1,680	1,872
Extensions and discoveries	3,894	10,861	5,704
Revisions of prior estimates	(8,403)	(73,097)	(20,586)
Production	(297)	(1,345)	(521)

Reserves at June 30, 2008	39,116	84,439	53,189
Extensions and discoveries	2,544	472	2,623
Sale of minerals in place	(1,240)	(7,886)	(2,554)
Revisions of prior estimates	(1,338)	(14,191)	(3,703)
Production	(311)	(881)	(458)

Reserves at June 30, 2009	38,771	61,953	49,097

Proved developed reserves at June 30, 2007	6,555	28,450	11,297
Proved developed reserves at June 30, 2008	8,118	29,886	13,099
Proved developed reserves at June 30, 2009	7,027	18,322	10,081

        The base prices used to compute the crude oil and natural gas reserves represent the NYMEX oil and natural gas prices at June 30, 2009, 2008 and 2007, respectively. For the reserves at June 30, 2009, the crude oil and natural gas prices were $69.89 per barrel and $3.71 per MMbtu, respectively. For the reserves at June 30, 2008, the crude oil and natural gas prices were $140.00 per barrel and $13.15 per MMbtu, respectively. For the reserves at June 30, 2007, the crude oil and natural gas prices were $70.47 per barrel and $6.40 per MMbtu, respectively.

        Effective July 1, 2009 (for our next fiscal year ending June 30, 2010), the base prices used to compute reserves will conform to recent SEC regulations that specify an average price should be used during the company's fiscal year based on NYMEX commodity prices on the first day of each of the 12 months.

        For the reserves at June 30, 2009, the extensions and discoveries pertain to our drilling and completing wells, and results of the waterflood project in the San Andres formation at our Cato Properties.

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (Continued)

        For the reserves at June 30, 2009 and 2007, the sales of minerals in place pertain to our divestitures of oil and natural gas properties located in Texas and Oklahoma, respectively.

        For the reserves at June 30, 2009, the reduction for revisions of prior estimates pertain to the impairments of our Barnett Shale Properties (Note 14) of 2,269 MBOE and other revisions of 1,434 MBOE driven primarily from the decline in commodity prices and forecast changes which reduced the economic life of our assets, as compared to proved reserves as of June 30, 2008. The specific field changes are as follows:

  •
  At the Desdemona-Barnett Shale, production performance due to price accounted for 422 MBOE of negative revisions in PDP, partially offset by a positive 83 MBOE (43 MBOE PDP and 40 MBOE PDNP) at the Desdemona Duke Sands projects due to improved recoveries.

  •
  At the Davenport Properties, commodity price-related effects reduced PDP reserves by 211 MBOE.

  •
  At the Nowata Properties, improved recoveries increased PDP reserves by 115 MBOE.

  •
  At the Panhandle Properties, PDP reserves decreased 1,324 MBOE largely as a result of transferring 700 MBOE to PUD reserves, commodity price-related effects and production, which was partially offset by increased PUD reserves of 324 MBOE—a net reduction of 1,000 MBOE.

        For the reserves at June 30, 2008 and 2007, the purchases of minerals in place pertain to our acquisitions of oil and natural gas properties located in the Texas Panhandle ("Panhandle Properties") and southwestern New Mexico ("Cato Properties").

        For the reserves at June 30, 2008, the extensions and discoveries pertain to our drilling and completing wells at the Cato Properties and the Panhandle Properties, and results of the waterflood project at the Panhandle Properties.

        For the reserves at June 30, 2008, the reduction for revisions of prior estimates primarily pertains to our Desdemona, Panhandle and Pantwist Properties.

  •
  For the Desdemona—Barnett Shale, we considered the lower production performance from the existing wells and current industry practice that limited the number of horizontal offset PUD locations that could be booked against existing wells from eight to two locations. Therefore, PUD reserves were reduced by approximately 3.0 MMBOE due to lower performance results from the existing wells and further reduced by another 4.6 MMBOE as the number of PUD drilling locations decreased from 76 to 40. Also, as a result of production performance, PDP and PDNP reserves were decreased by 0.4 MMBOE.

  •
  For the Panhandle Properties, we reclassified 5.6 MMBOE from PUD to probable reserves as there were insufficient analogs to the Granite Wash formation to justify PUD classification. In addition, we could not commit to developing the Granite Wash within five years.

  •
  For the Pantwist Properties, based on current industry practice, we reclassified 4.4 MMBOE of PUD reserves to probable reserves as we could not commit to developing Pantwist's PUD reserves within five years.

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (Continued)

  •
  The reductions in crude oil and natural gas reserves also included the following less significant reductions as a result of production performance: (i) at the Corsicana Field, PDNP reserves were reduced by 0.1 MMBOE; (ii) at Desdemona, PDP reserves were reduced by 0.1 MMBOE; and (iii) at Nowata, PDP reserves were reduced by 0.2 MMBOE.

        The reductions in crude oil and natural gas reserves were partially offset by a proved reserve increases of 4.4 MMBOE at the Cato Field, where third-party engineering and geologic studies confirmed increases to original oil in place estimates and PUD reserves, and an infill drilling program resulted in an increase in PDP and PDNP reserves. There were also the following proved reserve increases for positive performance due to price increases: (i) at Panhandle, PDP reserves were increased by 0.2 MMBOE; (ii) at Davenport, PDP reserves were increased by 0.05 MMBOE; (iii) at Desdemona, PDNP reserves were increased by 0.3 MMBOE; (iv) at Corsicana, PDP and PDNP reserves, in the aggregate, were increased by 0.02 MMBOE; and (v) at Pantwist, PDP reserves were increased by 0.01 MMBOE. We also transferred reserves of 0.4 MMBOE from PDNP to PDP at Davenport and reserves of 1.4 MMBOE from PUD to PDP at the Panhandle Properties.

        For the reserves at June 30, 2007, the extensions and discoveries pertain to our drilling and completing wells in the Barnett Shale formation at our Desdemona Properties.

Standardized Measure (Unaudited)

        The standardized measure of discounted future net cash flows ("standardized measure") and changes in such cash flows are prepared using assumptions including the use of year-end prices for oil and natural gas and year-end costs for estimated future development and production expenditures to produce year-end estimated proved reserves. Discounted future net cash flows are calculated using a 10% annual discount rate.

        Estimated well abandonment costs, net of salvage, are deducted from the standardized measure using year-end costs. Such abandonment costs are recorded as a liability on the consolidated balance sheets, using estimated values of the projected abandonment date and discounted using a risk-adjusted rate at the time the well is drilled or acquired.

        The standardized measure does not represent management's estimate of our future cash flows or the value of proved oil and natural gas reserves. Probable and possible reserves, which may become proved in the future, are excluded from the calculations. Furthermore, year-end prices used to determine the standardized measure of discounted cash flows, are influenced by seasonal demand and other factors and may not be the most representative in estimating future revenues or reserve data.

        Price and cost revisions are primarily the net result of changes in year-end prices, based on beginning of year reserve estimates. Quantity estimate revisions are primarily the result of the extended economic life of proved reserves, proved undeveloped reserve additions attributable to increased development activity, reduced reserves due to lower performance from the existing wells, reduced reserves to comply with current industry practice that limited the number of PUD locations that could be booked against existing wells and lower reserves if a company is unable to commit to developing PUD reserves within five years.

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (Continued)

Standardized Measure of Discounted Future Cash Flows (Unaudited)

        The standardized measure of discounted estimated future net cash flows related to proved crude oil and natural gas reserves for the years ended June 30, 2009, 2008 and 2007 is as follows:

In Thousands	2009	2008	2007
Future cash inflows	$2,751,854	$6,695,248	$3,902,164
Future production costs	(767,743)	(1,251,161)	(933,538)
Future development costs	(332,677)	(392,248)	(324,787)
Future income taxes	(535,300)	(1,759,461)	(920,000)

Future net cash flows	1,116,134	3,292,378	1,723,839
10% annual discount	(834,122)	(1,879,835)	(1,022,808)

Standardized measure of discounted future net cash flows	$282,012	$1,412,543	$701,031

Changes in Standardized Measure of Discounted Future Cash Flows: (Unaudited)

        The primary changes in the standardized measure of discounted estimated future net cash flows for the years ended June 30, 2009, 2008 and 2007 are as follows:

In Thousands	2009	2008	2007
Balance at beginning of year	$1,412,543	$701,031	$342,464
Net changes in prices and production costs	(1,598,659)	1,700,142	(7,186)
Net changes in future development costs	(36,746)	(111,830)	(91,588)
Sales of oil and gas produced, net	(6,552)	(25,788)	(15,765)
Purchases of reserves	—	85,048	174,645
Sales of reserves	(94,357)	—	(10,953)
Extensions and discoveries	38,256	322,754	207,340
Revisions of previous quantity estimates	(54,017)	(935,281)	47,699
Previously estimated development costs incurred	47,590	89,171	43,802
Net change in income taxes	349,339	(392,541)	(97,089)
Accretion of discount	224,235	113,830	57,043
Other	380	(133,993)	50,619

Balance at end of year	$282,012	$1,412,543	$701,031

CANO PETROLEUM, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

In Thousands, Except Shares and Per Share Amounts	December 31, 2009	June 30, 2009
ASSETS
Current assets
Cash and cash equivalents	$511	$392
Accounts receivable	2,303	2,999
Derivative assets	2,976	4,955
Inventory and other current assets	1,465	810

Total current assets	7,255	9,156

Oil and gas properties, successful efforts method	293,124	288,857
Less accumulated depletion and depreciation	(42,776)	(40,208)

Net oil and gas properties	250,348	248,649

Fixed assets and other, net	2,838	3,240
Derivative assets	654	2,882
Goodwill	101	101

TOTAL ASSETS	$261,196	$264,028

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$4,427	$4,434
Accrued liabilities	1,888	2,003
Deferred tax liabilities	807	1,431
Oil and gas sales payable	780	702
Derivative liabilities	199	159
Current portion of long-term debt (Note 3)	66,700	—
Current portion of asset retirement obligations	90	86

Total current liabilities	74,891	8,815
Long-term liabilities
Long-term debt	—	55,700
Asset retirement obligations	2,950	2,818
Derivative liabilities	3,723	—
Deferred tax liabilities	17,412	22,831

Total liabilities	98,976	90,164

Temporary equity
Series D convertible preferred stock and cumulative paid-in-kind dividends; no par value, stated value $1,000 per share; 49,116 shares authorized; 23,849 issued at December 31, 2009 and June 30, 2009, respectively; liquidation preference at December 31, 2009 and June 30, 2009 of $27,544 and $26,987, respectively	25,961	25,405

Commitments and contingencies (Note 13)
Stockholders' equity
Common stock, par value $.0001 per share; 100,000,000 authorized; 47,273,224 and 45,570,147 shares issued and outstanding, respectively, at December 31, 2009; and 47,297,910 and 45,594,833 shares issued and outstanding, respectively, at June 30, 2009	5	5
Additional paid-in capital	190,211	189,526
Accumulated deficit	(53,260)	(40,375)
Treasury stock, at cost; 1,703,077 shares held in escrow at December 31, 2009 and June 30, 2009, respectively	(697)	(697)

Total stockholders' equity	136,259	148,459

TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY	$261,196	$264,028

See accompanying notes to these unaudited financial statements.

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
In Thousands, Except Per Share Data	2009	2008	2009	2008
Operating Revenues:
Crude oil sales	$4,713	$3,685	$9,144	$11,803
Natural gas sales	1,430	1,112	2,263	3,846
Other revenue	—	79	—	159

Total operating revenues	6,143	4,876	11,407	15,808

Operating Expenses:
Lease operating	3,927	4,774	8,343	9,843
Production and ad valorem taxes	528	426	995	1,479
General and administrative	2,875	9,544	6,448	14,404
Exploration expense (Note 11)	5,024	—	5,024	—
Impairment of long-lived assets (Note 12)	283	22,398	283	22,398
Depletion and depreciation	1,260	1,361	2,522	2,572
Accretion of discount on asset retirement obligations	69	76	136	150

Total operating expenses	13,966	38,579	23,751	50,846

Loss from operations	(7,823)	(33,703)	(12,344)	(35,038)
Other income (expense):
Interest expense and other	(297)	(119)	(456)	(254)
Impairment of goodwill	—	(685)	—	(685)
Gain (loss) on derivatives	(4,727)	21,298	(5,239)	44,994

Total other income (expense)	(5,024)	20,494	(5,695)	44,055

Income (loss) from continuing operations before income taxes	(12,847)	(13,209)	(18,039)	9,017
Deferred income tax benefit (expense)	4,413	4,581	6,044	(4,038)

Income (loss) from continuing operations	(8,434)	(8,628)	(11,995)	4,979
Income from discontinued operations, net of related taxes	—	12,246	—	11,393

Net income (loss)	(8,434)	3,618	(11,995)	16,372
Preferred stock dividend	(420)	(855)	(890)	(1,791)
Preferred stock repurchased for less than carrying amount	—	10,890	—	10,890

Net income (loss) applicable to common stock	$(8,854)	$13,653	$(12,885)	$25,471

Net income (loss) per share—basic
Continuing operations	$(0.19)	$0.03	$(0.28)	$0.30
Discontinued operations	—	0.27	—	0.25

Net income (loss) per share—basic	$(0.19)	$0.30	$(0.28)	$0.55

Net income (loss) per share—diluted
Continuing operations	$(0.19)	$0.04	$(0.28)	$0.29
Discontinued operations	—	0.23	—	0.21

Net income (loss) per share—diluted	$(0.19)	$0.27	$(0.28)	$0.50

Weighted average common shares outstanding
Basic	45,570	46,079	45,570	46,155

Diluted	45,570	53,932	45,570	54,518

See accompanying notes to these unaudited financial statements.

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

JULY 1, 2009 THROUGH DECEMBER 31, 2009

(Unaudited)

	Common Stock				Treasury Stock
			Additional Paid-in Capital	Accumulated Deficit			Total Stockholders' Equity
Dollar Amounts in Thousands	Shares	Amount			Shares	Amount
Balance at July 1, 2009	47,297,910	$5	$189,526	$(40,375)	1,703,077	$(697)	$148,459
Forfeiture and surrender of restricted stock	(24,686)	—	(28)	—	—	—	(28)
Stock-based compensation expense	—	—	713	—	—	—	713
Preferred stock dividend	—	—	—	(890)	—	—	(890)
Net loss	—	—	—	(11,995)	—	—	(11,995)

Balance at December 31, 2009	47,273,224	$5	$190,211	$(53,260)	1,703,077	$(697)	$136,259

See accompanying notes to these unaudited financial statements.

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended December 31,
In Thousands	2009	2008
Cash flow from operating activities:
Net income (loss)	$(11,995)	$16,372
Adjustments needed to reconcile net income (loss) to net cash used in operations:
Unrealized loss (gain) on derivatives	8,160	(43,180)
Gain on sale of oil and gas properties	—	(19,309)
Accretion of discount on asset retirement obligations	136	153
Depletion and depreciation	2,522	2,587
Exploration expense	5,024
Impairment of long-lived assets	283	25,914
Impairment of goodwill	—	685
Stock-based compensation expense	713	1,761
Deferred income tax expense (benefit)	(6,044)	10,567
Amortization of debt issuance costs and prepaid expenses	863	713
Changes in assets and liabilities relating to operations:
Accounts receivable	782	2,578
Derivative assets	(277)	1,882
Inventory and other current assets and liabilities	(1,233)	(1,216)
Accounts payable	316	(721)
Accrued liabilities	(141)	(1,554)
Derivative liability	—	(373)

Net cash used in operations	(891)	(3,141)

Cash flow from investing activities:
Additions to oil and gas properties, fixed assets and other	(9,607)	(35,982)
Proceeds from sale of oil and gas properties	—	40,667

Net cash provided by (used in) investing activities	(9,607)	4,685

Cash flow from financing activities:
Repayments of long-term debt	—	(73,500)
Borrowings of long-term debt	11,000	30,000
Payments for debt issuance costs	—	(916)
Proceeds from issuance of common stock, net	—	53,908
Repurchases of preferred stock		(10,377)
Payment of preferred stock dividend	(383)	(762)

Net cash provided by (used in) financing activities	10,617	(1,647)

Net increase in cash and cash equivalents	119	(103)
Cash and cash equivalents at beginning of period	392	771

Cash and cash equivalents at end of period	$511	$668

Supplemental disclosure of noncash transactions:
Payments of preferred stock dividend in kind	$557	$1,029
Preferred stock repurchased for less than carrying amount	$—	$10,890
Supplemental disclosure of cash transactions:
Cash paid during the period for interest	$1,445	$815

See accompanying notes to these unaudited financial statements.

CANO PETROLEUM, INC.

NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND USE OF ESTIMATES

Consolidation and Use of Estimates

        The interim consolidated financial statements are unaudited and contain all adjustments (consisting primarily of normal recurring accruals) necessary for a fair statement of the results for the interim periods presented. Results for interim periods are not necessarily indicative of results to be expected for a full year due in part, but not limited to, the volatility in prices for crude oil and natural gas, future prices for commodity derivatives, interest rates, estimates of reserves, drilling risks, geological risks, transportation restrictions, the timing of events, product demand, market competition, interruption in production, our ability to obtain additional capital, and the success of waterflooding and enhanced oil recovery techniques. You should read these consolidated interim financial statements in conjunction with the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended June 30, 2009.

        The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and include the accounts of Cano Petroleum, Inc. and its wholly-owned subsidiaries ("Cano"). Intercompany accounts and transactions are eliminated. In preparing the accompanying financial statements, management has made certain estimates and assumptions that affect reported amounts in the financial statements and disclosures of contingencies. Actual results may differ from those estimates. The computation of stock-based compensation expense requires assumptions such as volatility, expected life and the risk-free interest rate. The computation of mark-to-market valuation of our commodity derivatives includes the observability of quoted market prices and an assessment of potential non-performance of the counterparties. It is possible these estimates could be revised in the near term, and these revisions could be material.

        Significant assumptions are required in the valuation of proved crude oil and natural gas reserves, which may affect the amount at which crude oil and natural gas properties are recorded. Our estimates of proved reserves materially impact depletion expense. If proved reserves decline, then the rate at which we record depletion expense increases. A decline in estimated proved reserves could result from lower prices, adverse operating results, mechanical problems at our wells and catastrophic events such as fires, hurricanes and floods. Lower prices also may make it uneconomical to drill wells or produce from fields with high operating costs. In addition, a decline in proved reserves may impact our assessment of our oil and natural gas properties for impairment. Our proved reserves estimates are based upon many assumptions, all of which could deviate materially from actual results. As such, reserve estimates may vary materially from the ultimate quantities of crude oil and natural gas actually produced.

New Accounting Pronouncements

        In June 2009, the Financial Accounting Standards Board ("FASB") issued a standard that established the FASB Accounting Standards CodificationTM ("ASC") and amended the hierarchy of GAAP such that the ASC became the single source of authoritative nongovernmental GAAP. The ASC did not change current GAAP, but was intended to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates. The ASC

CANO PETROLEUM, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION AND USE OF ESTIMATES (Continued)

became effective for us on July 1, 2009. This standard did not have an impact on our financial position, results of operations or cash flows. Throughout the notes to the consolidated financial statements, references that were previously made to various former authoritative GAAP pronouncements have been conformed to the appropriate section of the ASC.

        In December 2007, the FASB issued ASC 805 (formerly Statement of Financial Accounting Standards ("SFAS") No. 141 (revised 2007), Business Combinations). Among other things, ASC 805 establishes principles and requirements for how the acquirer in a business combination: (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired business; (ii) recognizes and measures the goodwill acquired in the business combination or the gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. ASC 805 is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. We adopted ASC 805 on July 1, 2009.

        In December 2007, the FASB issued ASC 810 (formerly SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, An Amendment of ARB No. 51). ASC 810 establishes accounting and reporting standards for noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. Minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. It also establishes a single method of accounting for changes in a parent's ownership interest in a subsidiary and requires expanded disclosures. This statement is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. We adopted ASC 810 on July 1, 2009. The adoption of this statement did not have a material impact on our financial position, results of operations or cash flows.

        In March 2008, the FASB issued ASC 815 (formerly SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement 133). ASC 815 expands the required disclosures to discuss the uses of derivative instruments; the accounting for derivative instruments and related hedged items under ASC 815, and how derivative instruments and related hedged items affect the company's financial position, financial performance and cash flows. We adopted ASC 815 on July 1, 2009. The adoption of this statement did not have a material impact on our financial position, results of operations or cash flows.

        In June 2008, the FASB issued ASC 260 (formerly EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities). ASC 260 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and need to be included in the calculation of earnings per share under the two-class method. Under ASC 260, share-based payment awards that contain nonforfeitable rights to dividends are "participating securities", and therefore should be included in computing earnings per share using the two-class method. ASC 260 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. We adopted ASC 260 on July 1, 2009. The effect of adopting ASC 260 increased the number of shares used to compute our earnings per share; however, the adoption of ASC 260 did not have a material impact on our financial position, results of operations or cash flows.

        In December 2008, the FASB issued ASC 815 (formerly EITF 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity's Own Stock). ASC 815 affects companies that have provisions in their securities purchase agreements that provide for the reset of the current

CANO PETROLEUM, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION AND USE OF ESTIMATES (Continued)

conversion price based upon new issuances by companies at prices below certain thresholds. Securities purchase agreements with such provisions will require the embedded derivative instrument to be bifurcated and separately accounted for as a derivative. Subject to certain exceptions, our preferred stock provides for resetting the conversion price if we issue new common stock below $5.75 per share. ASC 815 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. We adopted ASC 815 on July 1, 2009. The adoption of this statement did not have a material impact on our financial position, results of operations or cash flows as the reset conversion provision did not meet the definition of a derivative since it was not readily net-cash settled.

        In December 2008, the Securities and Exchange Commission (SEC) issued the final rule, Modernization of Oil and Gas Reporting. The new disclosure requirements include provisions that permit the use of new technologies to determine proved reserves if those technologies lead to reliable conclusions about reserve quantities. The new requirements also will allow companies to disclose their probable and possible reserves to investors. In addition, the new disclosure requirements specify for companies to: (a) report the independence and qualifications of its reserves preparer or auditor; (b) file reports when a third party is relied upon to prepare reserves estimates or conducts a reserves audit; and (c) report oil and gas reserves using an average price based upon the prior 12-month period rather than year-end prices. The new disclosure requirements are effective for financial statements for fiscal years ending on or after December 31, 2009. We are not required to conform to these SEC requirements until we file our annual report for our fiscal year ending June 30, 2010. The effect of adopting the SEC rule has not been determined; however, it is not expected to have a material impact on our financial position, results of operations or cash flows.

        In June 2009, the FASB issued ASC 855 (formerly SFAS 165, Subsequent Events) to establish general standards of accounting for and disclosure of events that occur after the balance sheet date, but prior to the issuance of financial statements. Specifically, ASC 855 sets forth: (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. ASC 855 is effective for financial statements issued for interim or annual periods ending after June 15, 2009. We adopted ASC 855 on June 30, 2009. The adoption of this statement did not have a material impact on our financial position, results of operations or cash flows.

2. PENDING MERGER WITH RESACA

        On September 29, 2009, the boards of directors of Cano and Resaca Exploitation, Inc. ("Resaca") approved an Agreement and Plan of Merger (the "Merger Agreement") by and among Cano, Resaca and Resaca Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Resaca ("Merger Sub"), pursuant to which Merger Sub will be merged with and into Cano (the "Merger") and Cano will become a wholly-owned subsidiary of Resaca. Closing is anticipated before the end of April 2010; however, it is possible that factors outside of either company's control could require us to complete the Merger at a later time or not to complete it at all.

        Under the terms of the proposed Merger, each share of Cano common stock will be converted into the right to receive 2.10 shares of common stock of Resaca (or 0.42 shares of Resaca common

CANO PETROLEUM, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

2. PENDING MERGER WITH RESACA (Continued)

stock if the proposed one-for-five reverse stock split is approved by the Resaca shareholders prior to the Merger) and each share of Cano Series D Convertible Preferred Stock (the "Preferred Stock") will be converted into the right to receive one share of Resaca Series A Convertible Preferred Stock. The Merger is intended to be a tax-free transaction to the Resaca shareholders and to the Cano stockholders to the extent the Cano common stockholders receive Resaca common stock and the Cano preferred stockholders receive Resaca preferred stock in the Merger.

        Consummation of the transactions contemplated by the Merger Agreement is conditioned upon, among other things, (1) approval of the holders of the common stock and preferred stock of Cano, (2) approval of the holders of the common stock of Resaca, (3) the listing of Resaca common stock on the NYSE Amex, (4) the refinancing of existing bank debt of Resaca and Cano, (5) the receipt of required regulatory approvals, (6) Resaca's application for readmission to the Alternative Investment Market of the London Stock Exchange and (7) the effectiveness of a registration statement relating to the shares of Resaca common stock to be issued in the Merger. The Merger Agreement contains certain termination rights for each of Cano and Resaca, including the right to terminate the Merger Agreement to enter into a Superior Proposal (as such term is defined in the Merger Agreement). In the event of a termination of the Merger Agreement under certain specified circumstances described in the Merger Agreement, one party will be required to pay the other party a termination fee of $3,500,000.

        We entered into stock voting agreements with 75% of the holders of Cano's Preferred Stock on various dates between September and November 2009. Each stock voting agreement contains the same terms and provides, among other things, that each of the preferred holders will vote all its shares of our stock (a) in favor of an amendment to the Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock of Cano (the "Series D Amendment"), (b) in favor of adoption of the Merger Agreement, and (c) in accordance with the recommendation of our Board of Directors in connection with any Target Acquisition Proposal (as such term is defined in the Merger Agreement). The Series D Amendment generally provides that the holders of Preferred Stock shall have no rights arising from the proposed Merger with Resaca (including any right to require us to redeem their shares of Preferred Stock) other than the right to receive the merger consideration specified in the Merger Agreement. To be effective, the Series D Amendment must be approved by the holders of a majority of the shares of Preferred Stock, voting as a separate class, and by the holders of a majority of the shares of our common stock, voting as a separate class, and then filed by us with the Secretary of State of Delaware.

        On October 20, 2009, we entered into a Stock Voting Agreement with S. Jeffrey Johnson, our Chief Executive Officer and Chairman of our board of directors, which provides, among other things, that Mr. Johnson will vote all of his shares of our stock in favor of the Series D Amendment. Mr. Johnson owns approximately 3.7% of the Preferred Stock. During the three- and six-month periods ended December 31, 2009, we paid preferred dividend payments to Mr. Johnson of approximately $20,000 and $39,000, respectively.

        On January 27, 2010, Resaca filed a registration statement covering a proposed underwritten offering of Resaca common stock, which is expected to close in conjunction with the closing of the merger.

        On February 3, 2010, Resaca received a firm commitment for a new $200.0 million revolving senior secured credit facility with Union Bank of North America, N.A. ("UBNA") for the combined company.

CANO PETROLEUM, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

2. PENDING MERGER WITH RESACA (Continued)

UBNA is the administrative agent and issuing lender of the revolving senior secured credit facility. The facility is expected to mature on July 1, 2012 and is expected to have an initial and current borrowing base of $90.0 million based upon the combined company's estimated proved reserves.

3. LIQUIDITY

        At December 31, 2009, we had cash and cash equivalents of $0.5 million. We had negative working capital of $67.6 million, which includes $66.7 million of long-term debt that has accelerated to a short-term status. Excluding the current portion of long-term debt totaling $66.7 million, we had negative working capital of $0.9 million. For the six-month period ended December 31, 2009, we had cash flow used in operations of $0.9 million, which includes $1.5 million of Merger related expenses.

        During January 2010, pursuant to the terms of a Purchase and Sale Agreement, we sold our interests in certain oil and gas properties located in the Texas Panhandle for net proceeds of $6.3 million. The agreement had an effective date of January 1, 2010. As of January 1, 2010, the net book value of these sold assets was $1.5 million, which resulted in a pre-tax gain of $4.8 million. We used a portion of the net proceeds of $6.3 million to pay down our outstanding debt. As of February 12, 2010, we had available borrowing capacity of $3.0 million and a cash balance of $1.2 million.

        As discussed in Note 4, the lenders under our two credit agreements agreed to waive the covenants relating to our leverage ratio and interest coverage ratio for the quarter ended December 31, 2009, as we would have been out of compliance with such covenants as of December 31, 2009. Should the merger with Resaca not close by March 31, 2010, based upon our six-month operating results through December 31, 2009, it is likely that we will not be in compliance with one or more of our financial covenants under our credit agreements as of March 31, 2010. Accordingly, since we did not receive covenant relief beyond December 31, 2009, we have reclassified our debt from long-term to short-term.

        Our credit agreements, discussed in Note 4, include change of control provisions which require us to refinance the credit agreements at the close of the Merger. As discussed in Note 2, on February 3, 2010, Resaca received a firm commitment for a new $200.0 million revolving senior secured credit facility with UBNA for the combined company.

        We believe the combination of cash on hand, cash flow generated from operations, and available borrowing capacity, as of February 12, 2010, will be sufficient to fund our operating and capital activities through the closing of the Merger.

        If the pending Merger and the refinancing of our credit agreements do not occur by March 31, 2010, it is likely that we will not be in compliance with the covenants. In that event, we will seek covenant relief from our lenders, though there can be no assurance that we will be successful in obtaining such relief.

        If we are unable to obtain relief from our lenders, we will need to raise additional capital through the issuance of equity or the sale of a portion of our assets. There can be no assurance as to the amount of additional capital we would be able to raise, if any, in connection with any such equity issuances or asset sales. In addition, any such equity issuances could be highly dilutive to our existing stockholders and any such asset sales would require the consent of our lenders and, potentially, the holders of our outstanding common and preferred stock.

CANO PETROLEUM, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

4. LONG-TERM DEBT

        At December 31, 2009 and June 30, 2009, the aggregate outstanding amounts under our credit agreements were $66.7 million and $55.7 million, respectively. The $66.7 million consisted of outstanding borrowings under the amended and restated credit agreement (the "ARCA") and the subordinated credit agreement of $51.7 million and $15.0 million, respectively. At December 31, 2009, the average interest rates under the ARCA and the subordinated credit agreement were 2.76% and 6.26%, respectively.

        Our long-term debt consists of the ARCA and our subordinated credit agreement (borrowing availability of $15.0 million). Under the ARCA, our lenders are UBNA, acting as administrative agent, and Natixis. Under the subordinated credit agreement, our lender is UnionBanCal Equities, Inc. ("UBE").

        On December 30, 2009, we entered into Amendment No. 1 (the "ARCA Amendment No. 1") to the ARCA, which specifies (i) our borrowing base was redetermined to be $60.0 million, which will remain in effect until it is redetermined in accordance with the ARCA, (ii) advances under the ARCA for any purpose other than to acquire proved, developed, producing oil and gas properties shall not exceed $52.0 million and (iii) the covenants relating to our leverage ratio and interest coverage ratio were waived for the fiscal quarter ending December 31, 2009 as we would have been out of compliance with such covenants as of December 31, 2009. We paid an amendment fee of $90,000 pursuant to the ARCA Amendment No. 1.

        As of February 12, 2010, the ARCA had outstanding borrowings of $49.0 million, and available borrowing capacity of $3.0 million.

        On December 30, 2009, we entered into Amendment No. 1 (the "SCA Amendment") to our Subordinated Credit Agreement, which specifies the covenants relating to our leverage ratio and interest coverage ratio were waived for the fiscal quarter ending December 31, 2009. We paid an amendment fee of $22,500 pursuant to the SCA Amendment.

5. DERIVATIVES

        Our derivatives consist of commodity derivatives and an interest rate swap arrangement.

Commodity Derivatives

        Pursuant to our ARCA and the subordinated credit agreement, discussed in Note 4, we are required to maintain our "collar" commodity derivative contracts. We have commodity derivatives to partially mitigate the risk associated with extreme fluctuations of prices for crude oil and natural gas sales. We have no obligation to enter into commodity derivative contracts in the future. Should we choose to enter into commodity derivative contracts to mitigate future price risk, we cannot enter into contracts for greater than 85% of our crude oil and natural gas production volumes attributable to proved producing reserves for a given month. As of December 31, 2009, we maintained the following

CANO PETROLEUM, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

5. DERIVATIVES (Continued)

"collar" commodity derivative contracts with UBNA as our counterparty, which is one of the senior lenders under the ARCA:

Time Period	Floor Oil Price	Ceiling Oil Price	Barrels Per Day	Floor Gas Price	Ceiling Gas Price	Mcf per Day	Barrels of Equivalent Oil per Day(a)
1/1/10 - 12/31/10	$80.00	$108.20	333	$7.75	$9.85	1,567	594
1/1/10 - 12/31/10	$85.00	$101.50	233	$8.00	$9.40	1,033	406
1/1/11 - 3/31/11	$80.00	$107.30	333	$7.75	$11.60	1,467	578
1/1/11 - 3/31/11	$85.00	$100.50	200	$8.00	$11.05	967	361

(a)
Computed by dividing the "Mcf per Day" by 6 and adding "Barrels per Day."

        On September 11, 2009, we entered into two fixed price commodity swap contracts with Natixis as our counterparty, which is one of our lenders under the ARCA. The fixed price swaps are based on West Texas Intermediate NYMEX prices and are summarized in the table below.

Time Period	Fixed Oil Price	Barrels Per Day
4/1/11 - 12/31/11	$75.90	700
1/1/12 - 12/31/12	$77.25	700
Interest Rate Swap Agreement

        On January 12, 2009, we entered into a three-year LIBOR interest rate basis swap contract with Natixis Financial Products, Inc. ("Natixis FPI") for $20.0 million in notional exposure. We have the interest rate swap agreement to partially mitigate the risk associated with interest rate fluctuations on our interest expense. Under the terms of the transaction, we will pay Natixis FPI, in three-month intervals, a fixed rate of 1.73% and Natixis FPI will pay Cano the prevailing three-month LIBOR rate.

CANO PETROLEUM, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

5. DERIVATIVES (Continued)

Financial Statement Impact

        During the three- and six-month periods ended December 31, 2009 and 2008, respectively, the gain (loss) on derivatives reported in our consolidated statements of operations is summarized as follows (in thousands):

		Three Months Ended December 31,		Six Months Ended December 31,
	Location of Gain (Loss) on Derivatives
		2009	2008	2009	2008
Settlements received/accrued on commodity derivatives	Other income (expense)	$1,196	$1,712	$3,047	$1,712
Settlements received—sale of "floor price" contracts on commodity derivatives	Other income (expense)	—	653	—	653
Settlements paid/accrued on commodity derivatives	Other income (expense)	—	—	—	(551)
Settlements paid/accrued on interest rate swap	Other income (expense)	(70)	—	(126)	—

Realized gain on derivatives	Other income (expense)	1,126	2,365	2,921	1,814
Unrealized gain (loss) on commodity derivatives	Other income (expense)	(5,783)	18,933	(7,987)	43,180
Unrealized loss on interest rate swap	Other income (expense)	(70)	—	(173)	—

Gain (loss) on derivatives	Other income (expense)	$(4,727)	$21,298	$(5,239)	$44,994

        The realized gain (loss) on derivatives consists of actual cash settlements under our commodity collar and interest rate swap derivative agreements during the respective periods. The cash settlements received/accrued by us under commodity derivatives were cumulative monthly payments due to us since the NYMEX natural gas and crude oil prices were lower than the "floor prices" set for the respective time periods and realized gains from the sale of uncovered "floor price" contracts as discussed below. The cash settlements paid/accrued by us under commodity derivatives were cumulative monthly payments due to our counterparty since the NYMEX crude oil and natural gas prices were higher than the "ceiling prices" set for the respective time periods. The cash settlements paid/accrued by us under the interest rate swap related to quarterly payments to our counterparty since the actual three- month LIBOR interest rate was lower than the fixed 1.73% rate we pay to the counterparty. The cash flows relating to the derivative instrument settlements that are due, but not cash settled are reflected in operating activities on our consolidated statements of cash flows as changes to current liabilities. At December 31, 2009 and June 30, 2009, we had recorded a receivable from our counterparty included in accounts receivable on our consolidated balance sheet of $0.3 million and $0.6 million, respectively.

        During the three-month period ended December 31, 2008, we sold certain uncovered "floor price" commodity derivative contracts to our counterparty for $3.2 million and realized a gain of $0.7 million.

        The unrealized gain (loss) on commodity derivatives represents estimated future settlements under our commodity derivatives and is based on mark-to-market valuation based on assumptions of forward prices, volatility and the time value of money as discussed below. We compared our internally derived

CANO PETROLEUM, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

5. DERIVATIVES (Continued)

valuation to our counterparties' independently derived valuation to further validate our mark-to-market valuation. During the three- and six-month periods ended December 31, 2009, we recognized an unrealized loss on commodity derivatives in our consolidated statements of operations amounting to $5.8 million and $8.0 million, respectively. During the three- and six-month periods ended December 31, 2008, we recognized an unrealized gain on commodity derivatives in our consolidated statements of operations amounting to $18.9 million and $43.2 million, respectively.

        The unrealized loss on interest rate swap represents estimated future settlements under our aforementioned interest rate swap agreement and is based on a mark-to-market valuation based on assumptions of interest rates, volatility and the time value of money as discussed below. During the three-month period ended December 31, 2009, we recognized realized and unrealized losses on interest rate swaps in our consolidated statements of operations amounting to $0.1 million each. During the six-month period ended December 31, 2009, we recognized realized and unrealized losses on interest rate swaps in our consolidated statements of operations amounting to $0.1 million and $0.2 million, respectively.

Fair Value Measurements

        Our assets and liabilities recorded at fair value are categorized based upon the level of judgment associated with the inputs used to measure their fair value. A fair value hierarchy has been established that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). We classify fair value balances based on the observability of those inputs. The three levels of the fair value hierarchy are as follows:

  Level 1—Quoted prices in active markets for identical assets or liabilities that we have the ability to access. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

  Level 2—Inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable. These inputs are either directly observable in the marketplace or indirectly observable through corroboration with market data for substantially the full contractual term of the asset or liability being measured.

  Level 3—Inputs reflect management's best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

        In valuing certain contracts, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. For disclosure purposes, assets and liabilities are classified in their entirety in the fair value hierarchy level based on the lowest level of input that is significant to the overall fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement within the fair value hierarchy levels.

        The fair value of our derivative contracts are measured using Level 2 and Level 3 inputs. The Level 3 input pertained to the subjective valuation for the effect of our own credit risk, which was significant to the fair value of the crude oil swap derivative contracts. The fair value of our commodity derivative contracts and interest rate swap are measured using Level 2 inputs based on the hierarchies previously discussed.

CANO PETROLEUM, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

5. DERIVATIVES (Continued)

        Our asset retirement obligations are measured using primarily Level 3 inputs. The significant unobservable inputs to this fair value measurement include estimates of plugging, abandonment and remediation costs, inflation rate and well life. The inputs are calculated based on historical data as well as current estimated costs.

        The estimated fair value of derivatives and asset retirement obligations included in the consolidated balance sheet at December 31, 2009 is summarized below (in thousands).

In thousands
Derivative assets (Level 2):
Crude oil collars and price floors—current	$1,097
Crude oil collars and price floors—noncurrent	216
Natural gas collars and price floors—current	1,879
Natural gas collars and price floors—noncurrent	360
Interest rate swap—noncurrent	78
Derivative liability (Level 2)
Interest rate swap—current	(199)
Derivative liability (Level 3)
Crude oil swap—noncurrent	(3,723)

Net derivative liabilities	$(292)

Asset retirement obligation (Level 3)	$(3,040)

        At September 30, 2009, our net derivative asset was classified as Level 2 as the subjectivity of our valuation for the effect of our own credit risk was insignificant. At December 31, 2009, since the subjective valuation of our own credit risk is significant, we have reclassified our derivative liabilities as Level 3 as presented in the table below (in thousands).

	Beginning Balance	Total Gains (Losses) (a)	Purchases, Sales, Issuances, and Settlements, net	Transfers into Level 3	Ending balance	Unrealized Gains (Losses) for Level 3 Assets/Liabilities Outstanding at December 31, 2009
Derivatives assets (liabilities)	$—	$(3,079)	$—	$(644)	$(3,723)	$(3,723)

(a)
Total realized and unrealized gains are included in gain (loss) on commodity derivatives in the consolidated statements of operations.

CANO PETROLEUM, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

5. DERIVATIVES (Continued)

        The following table shows the reconciliation of changes in the fair value of the net derivative assets and asset retirement obligation classified as Level 2 and 3, respectively, in the fair value hierarchy for the six-month period ended December 31, 2009 (in thousands).

In thousands	Total Net Derivative Assets (Liabilities)	Asset Retirement Obligation
Balance at June 30, 2009	$7,678	$2,904
Unrealized loss on derivatives	(8,160)	—
Settlements, net	190	—
Accretion of discount	—	136

Balance at December 31, 2009	$(292)	$3,040

        The change from net derivative assets of $7.7 million at June 30, 2009 to net derivative liabilities of $0.3 million at December 31, 2009 is attributable to the increases in crude oil and natural gas futures prices. These amounts are based on our mark-to-market valuation of these derivatives at December 31, 2009 and may not be indicative of actual future cash settlements.

        The following table summarizes the fair value of our derivative contracts as of the dates indicated (in thousands):

	Asset Derivatives				Liability Derivatives
	December 31, 2009		June 30, 2009		December 31, 2009		June 30, 2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives not designated as hedging instruments
Commodity derivative contracts	Derivatives – current	$2,976	Derivatives – current	$4,955	Derivatives – current	$—	Derivatives – current	$—
Commodity derivative contracts	Derivatives – noncurrent	576	Derivatives – noncurrent	2,670	Derivatives – noncurrent	(3,723)	Derivatives – noncurrent	—
Interest rate swaps	Derivatives – noncurrent	78	Derivatives – noncurrent	212	Derivatives – current	(199)	Derivatives – current	(159)

Total derivatives not designated as hedging instruments		$3,630		$7,837		$(3,922)		$(159)

Total derivatives designated as hedging instruments		$—		$—		$—		$—

Total derivatives		$3,630		$7,837		$(3,922)		$(159)

CANO PETROLEUM, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

6. DISCONTINUED OPERATIONS

        On October 1, 2008, we completed the sale of our wholly-owned subsidiary, Pantwist, LLC, for a net purchase price of $40.0 million consisting of a $42.7 million purchase price adjusted for $2.1 million of net cash received from discontinued operations during the three months ended September 30, 2008 and $0.6 million of advisory fees. The sale had an effective date of July 1, 2008.

        On December 2, 2008, we sold our interests in our Corsicana oil and gas properties (the "Corsicana Properties") for $0.3 million. In the three-month period ended September 30, 2008, we recorded a $3.5 million ($2.3 million after-tax) impairment of the Corsicana Properties, as we determined that we would not be developing its proved undeveloped reserves within the next five years.

        The operating results of Pantwist, LLC and the Corsicana Properties for the three- and six-month periods ended December 31, 2008 have been reclassified as discontinued operations in the consolidated statements of operations as detailed in the table below (in thousands).

	Period Ended December 31, 2008
	Three Months	Six Months
Operating Revenues:
Crude oil sales	$10	$1,321
Natural gas sales	—	1,696

Total operating revenues	10	3,017

Operating Expenses:
Lease operating	31	633
Production and ad valorem taxes	—	197
Impairment of long-lived assets	—	3,516
Depletion and depreciation	8	15
Accretion of discount on asset retirement	1	3
Interest expense, net	—	34

Total operating expenses	40	4,398

Gain (loss) on sale of properties	19,303	19,309

Income before income taxes	19,273	17,928
Income tax provision	(7,027)	(6,535)

Income from discontinued operations	$12,246	$11,393

        Interest expense, net of interest income, was allocated to discontinued operations based on the percentage of operating revenues applicable to discontinued operations to the total operating revenues.

CANO PETROLEUM, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

7. DEFERRED COMPENSATION

        As of December 31, 2009, we had non-vested restricted shares totaling 386,667 shares to key employees pursuant to our 2005 Long-Term Incentive Plan, as summarized below:

	Shares	Weighted Average Grant-date Fair Value	Fair Value $000s
Non-vested restricted shares at June 30, 2009	480,000	$6.97	$3,344
Shares vested	(68,647)	$5.84	$(401)
Shares forfeited	(24,686)	$5.84	(144)

Non-vested restricted shares at December 31, 2009	386,667	$7.24	$2,799

        The restricted share grants will vest to the employees based on future years of service ranging from one to three years depending on the life of the award agreement. Pursuant to the Merger discussed in Note 2, the non-vested restricted shares would vest upon the completion of the Merger. The fair value of the grants is based on our actual stock price on the date of grant multiplied by the number of restricted shares granted. As of December 31, 2009, the value of non-vested restricted shares amounted to $2.8 million. For the three-month periods ended December 31, 2009 and 2008, we have expensed $0.2 million and $0.5 million, respectively, to stock compensation expense based on amortizing the fair value over the appropriate service period. For the six-month period ended December 31, 2009 and 2008, we have expensed $0.5 million and $1.3 million, respectively, to stock compensation expense. The forfeitures resulted from shares used to satisfy employees' tax withholding obligations related to the vesting of their restricted shares.

8. STOCK OPTIONS

        During the six-month period ended December 31, 2009, we granted 16,032 stock options to two directors under our 2005 Long-Term Incentive Plan. The options were granted with an exercise price equal to our market price at the date of grant and vest immediately. The factors used to calculate the fair value of these options are summarized in the table below:

No. of options	16,032
Risk free interest rate	2.19%
Expected life	5 years
Expected volatility	98.9%
Expected dividend yield	0%
Weighted average grant date fair value	$0.77

        The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model. Expected volatility is based on the historical volatility of our common stock. We use historical data to estimate option exercise and employee termination within the valuation model. The expected lives of options granted represent the period of time that options granted are expected to be outstanding. The risk-free interest rate for periods within the contractual life of the option is based on the five-year U.S. Treasury yield curve in effect at the time of the respective grant. The expected dividend yield reflects our intent not to pay dividends on our common stock during the contractual periods.

CANO PETROLEUM, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

8. STOCK OPTIONS (Continued)

        A summary of outstanding options as of December 31, 2009 is as follows:

	Shares	Weighted Average Exercise Price
Outstanding at June 30, 2009	1,400,002	$4.42
Options granted	16,032	$1.03
Options forfeited	(79,917)	$5.29

Outstanding at December 31, 2009	1,336,117	$4.33

        Based on our $0.98 stock price at December 31, 2009, the intrinsic value of both the options outstanding and exercisable was approximately $0.2 million.

        Total options exercisable at December 31, 2009 amounted to 1,106,246 shares and had a weighted average exercise price of $4.09. Upon exercise, we issue the full amount of shares exercisable per the term of the options from new shares. We have no plans to repurchase those shares in the future.

        For each of the three-month periods ended December 31, 2009 and 2008, we recorded charges to stock compensation expense of $0.1 million and $0.3 million, respectively, for the estimated fair value of the options granted to our directors and employees. For each of the six-month periods ended December 31, 2009 and 2008, we recorded charges to stock compensation expense of $0.2 million and $0.5 million, respectively. As of December 31, 2009, total compensation cost related to non-vested option awards not yet recognized was $0.3 million. We expect to recognize the remaining unrecognized amount over the related requisite service periods of one to three years. Pursuant to the Merger discussed in Note 2, the outstanding stock options would vest upon completion of the Merger.

9. NET INCOME (LOSS) PER COMMON SHARE

        Basic net income (loss) per common share is computed by dividing the net income (loss) attributable to common shareholders by the weighted average number of shares of common stock outstanding. Diluted net income (loss) per common share is computed in the same manner, but also considers the effect of common stock shares underlying stock options, the preferred stock and paid-in-kind ("PIK") dividends on an "as-converted" basis.

        Shares of common stock underlying the following items were not included in dilutive weighted average shares outstanding for the three- and six-month periods ended December 31, 2009 as their effects would have been anti-dilutive.

Stock options	1,336,177
Preferred stock	4,147,652
PIK dividends	642,559

CANO PETROLEUM, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

9. NET INCOME (LOSS) PER COMMON SHARE (Continued)

        The following table reconciles earnings and shares used in the computation of basic and diluted earnings per share for the three- and six-month periods ended December 31, 2008:

	Three Months			Six Months
In thousands, except per share data	Earnings ($000)	Shares	Earnings per Share	Earnings ($000)	Shares	Earnings per Share
Basic	$13,653	46,079	$0.30	$25,471	46,155	$0.55

Effective of dilutive securities:
Conversion of preferred stock and PIK dividends	855	7,758		1,791	8,107
Stock options	—	95		—	256

Diluted	$14,508	53,932	$0.27	$27,262	54,518	$0.50

10. INCOME TAXES

        The effective income tax rates for the three- and six-month periods ended December 31, 2009 were 34.4% and 33.5%, respectively. The effective income tax rates for the three- and six-month periods ended December 31, 2008 were 40.3% and 39.2%, respectively. The prior year tax rates were higher due to an increase in the state tax rate.

11. COSTS INCURRED FOR DRILLING AND EQUIPPING EXPLORATORY WELLS USING SECONDARY AND TERTIARY TECHNOLOGY

        At June 30, 2009, we had one tertiary project, the alkaline-surfactant-polymer chemical injection pilot project at our Nowata Properties (the "Nowata ASP Project"), that was pending the determination of whether proved reserves have been found. During December 2009, we finalized our performance analysis, which indicated the Nowata ASP Project did not result in increased oil production of significant quantities to be considered economically sufficient to justify the recognition of proved reserves. Accordingly, during December 2009, we recorded a $5.0 million pre-tax exploration expense.

        The following table reflects the net change in deferred exploratory project costs during the six-month period ended December 31, 2009 for the Nowata ASP Project:

In Thousands
Balance at June 30, 2009	$4,849
Additions pending the determination of proved reserves	175
Deferred exploratory well costs charged to expense	(5,024)

Balance at December 31, 2009	$—

CANO PETROLEUM, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

12. IMPAIRMENT OF LONG-LIVED ASSETS

        During the three-month period ended December 31, 2009, we wrote down $0.3 million of costs associated with the ASP facility used for the Nowata ASP Project. The facility's water filtering process did not work properly with the oil-water fluid production at our Nowata Properties. We intend to use the ASP facility for future pilot tertiary projects at our Cato and Panhandle Properties.

        During the three-month period ended December 31, 2008, we recorded a $22.4 million pre-tax impairment to our Barnett Shale Properties and a $0.7 million pre-tax impairment to the goodwill associated with our subsidiary which holds the equity in our Barnett Shale Properties. We recorded the impairments due to the decline in commodity prices which created an uncertainty in the likelihood of developing reserves associated with our Barnett Shale natural gas properties (the "Barnett Shale Properties") within the next five years. The fair value for our Barnett Shale was determined using estimates of future net cash flows, discounted to a present value, which is considered "Level 3" inputs as previously discussed in Note 5.

13. COMMITMENTS AND CONTINGENCIES

Burnett Case

        On March 23, 2006, the following lawsuit was filed in the 100th Judicial District Court in Carson County, Texas: Cause No. 9840, The Tom L. and Anne Burnett Trust, by Anne Burnett Windfohr, Windi Phillips, Ben Fortson, Jr., George Beggs, III and Ed Hudson, Jr. as Co-Trustees; Anne Burnett Windfohr; and Burnett Ranches, Ltd. v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W. O. Operating Company, Ltd. and WO Energy, Inc. The plaintiffs claim that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and natural gas operations started a wildfire that began on March 12, 2006 in Carson County, Texas.

        The plaintiffs (i) allege negligence and gross negligence and (ii) seek damages, including, but not limited to, damages for damage to their land and livestock, certain expenses related to fighting the fire and certain remedial expenses totaling approximately $1.7 million to $1.8 million. In addition, the plaintiffs seek (i) termination of certain oil and natural gas leases, (ii) reimbursement for their attorney's fees (in the amount of at least $549,000) and (iii) exemplary damages. The plaintiffs also claim that Cano and its subsidiaries are jointly and severally liable as a single business enterprise and/or a general partnership or de facto partnership. The owner of the remainder of the mineral estate, Texas Christian University, intervened in the suit on August 18, 2006, joining Plaintiffs' request to terminate certain oil and gas leases. On June 21, 2007, the judge of the 100th Judicial District Court issued a Final Judgment (a) granting motions for summary judgment in favor of Cano and certain of its subsidiaries on plaintiffs' claims for (i) breach of contract/termination of an oil and gas lease; and (ii) negligence; and (b) granting the plaintiffs' no-evidence motion for summary judgment on contributory negligence, assumption of risk, repudiation and estoppel affirmative defenses asserted by Cano and certain of its subsidiaries.

        The Final Judgment was appealed and a decision was reached on March 11, 2009, as the Court of Appeals for the Tenth District of Texas in Amarillo affirmed in part and reversed in part the ruling of the 100th Judicial District Court. The Court of Appeals (a) affirmed the trial court's granting of summary judgment in Cano's favor for breach of contract/termination of an oil and gas lease and (b) reversed the trial court's granting of summary judgment in Cano's favor on plaintiffs' claims of Cano's negligence. The Court of Appeals ordered the case remanded to the 100th Judicial District Court. On March 30, 2009, the plaintiffs filed a motion for rehearing with the Court of Appeals and

CANO PETROLEUM, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

13. COMMITMENTS AND CONTINGENCIES (Continued)

requested a rehearing on the trial court's ruling in favor of the defendants on the plaintiffs' breach of contract/termination of an oil and gas lease claim. On June 30, 2009, the Court of Appeals ruled to deny the plaintiff's motion for rehearing. On August 17, 2009 we filed an appeal with the Texas Supreme Court to request the reversal of the Court of Appeals ruling regarding our potential negligence. On December 11, 2009, the Texas Supreme Court declined to hear Cano's appeal. Therefore, this case will be remanded to the district court for trial on the negligence claims.

        Due to the inherent risk of litigation, the ultimate outcome of this case is uncertain and unpredictable. At this time, Cano management continues to believe that this lawsuit is without merit and will continue to vigorously defend itself and its subsidiaries, while seeking cost-effective solutions to resolve this lawsuit. Cano has not yet determined whether to seek further review by the Court of Appeals or the Texas Supreme Court. Based on our knowledge and judgment of the facts as of February 12, 2010, we believe our financial statements present fairly the effect of the actual and the anticipated future costs to resolve this matter as of December 31, 2009.

Securities Litigation

        On October 2, 2008, a lawsuit (08 CV 8462) was filed in the United States District Court for the Southern District of New York against David W. Wehlmann; Gerald W. Haddock; Randall Boyd; Donald W. Niemiec; Robert L. Gaudin; William O. Powell, III and the underwriters of the June 26, 2008 public offering of Cano common stock ("Secondary Offering") alleging violations of the federal securities laws. Messrs. Wehlmann, Haddock, Boyd, Niemiec, Gaudin and Powell were Cano outside directors on June 26, 2008. At the defendants' request, the case was transferred to the United States District Court for the Northern District of Texas (4:09-CV-308-A).

        On July 2, 2009, the plaintiffs filed an amended complaint that added as defendants Cano, Cano's Chief Executive Officer and Chairman of the Board, Jeff Johnson, Cano's former Senior Vice President and Chief Financial Officer, Morris B. "Sam" Smith, Cano's current Senior Vice President and Chief Financial Officer, Ben Daitch, Cano's Vice President and Principal Accounting Officer, Michael Ricketts and Cano's Senior Vice President of Engineering and Operations, Patrick McKinney, and dismissed Gerald W. Haddock, a former director of Cano, as a defendant. The amended complaint alleges that the prospectus for the Secondary Offering contained statements regarding Cano's proved reserve amounts and standards that were materially false and overstated Cano's proved reserves. The plaintiff is seeking to certify the lawsuit as a class action lawsuit and is seeking an unspecified amount of damages. On July 27, 2009, the defendants moved to dismiss the lawsuit. On December 3, 2009, the U.S. District Court for the Northern District of Texas granted motions to dismiss all claims brought by the plaintiffs. On December 18, 2009, the plaintiffs filed a notice of appeal with the United States Court of Appeals for the Fifth Circuit. Due to the inherent risk of litigation, the outcome of this lawsuit is uncertain and unpredictable; however, Cano, its officers and its outside directors intend to continue to vigorously defend the lawsuit.

        Cano is cooperating with its Directors and Officers Liability insurance carrier regarding the defense of the lawsuit. We believe that the potential amount of losses resulting from this lawsuit in the future, if any, will not exceed the policy limits of Cano's directors' and officers' liability insurance.

CANO PETROLEUM, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

13. COMMITMENTS AND CONTINGENCIES (Continued)

Other

        Occasionally, we are involved in other various claims and lawsuits and certain governmental proceedings arising in the ordinary course of business. Our management does not believe that the ultimate resolution of any current matters that are not set forth above will have a material effect on our financial position or results of operations. Management's position is supported, in part, by the existence of insurance coverage, indemnification and escrow accounts. None of our directors, officers or affiliates, owners of record or beneficial owners of more than five percent of any class of our voting securities, or security holder is involved in a proceeding adverse to us or our subsidiaries or has a material interest adverse to us or our subsidiaries.

ANNEX A

GLOSSARY OF OIL AND GAS TERMS

"bbl"	a barrel which is equivalent to 42 US gallons
"behind pipe"	reserves which are expected to be recovered from zones in existing wells that will require additional completion work or future recompletion prior to the start of production
"boe"	one barrel of oil equivalent, determined using a ratio of six Mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids
"CO2"	carbon dioxide
"CO2 flooding"
an enhanced oil recovery technique where CO2 is injected into the oil formation. The CO2 acts as a solvent that releases the oil from porous rock and causes it to flow more freely to the well head, increasing recovery rates
"development well"	a well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive
"exploitation"	a drilling or other project which may target proven or unproven reserves (such as probable or possible reserves), but which generally has a lower risk than that associated with exploration projects
"field"	an area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition
"fishing tool"	a general term for special mechanical devices used to aid the recovery of equipment lost downhole
"fracturing" or "frac"
an operation in which a specially blended liquid is pumped down a well and into a formation under pressure high enough to cause the formation to crack open, forming passages through which oil can flow into the wellbore, also referred to as hydraulic fracturing
"gross acres or gross wells"	the total acres or wells, as the case may be, in which a working interest is owned
"infill well"	a well drilled into the same pool as known producing wells so that oil or gas does not have to travel as far through the formation
"injection well"	a well in which fluids are injected rather than produced, the primary objective typically being to maintain reservoir pressure
"MBbls"	one thousand barrels of crude oil or other liquid hydrocarbons
"MBoe"	one thousand barrels of crude oil equivalent, using a ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids
"Mcf"	one thousand cubic feet

"MMBoe"	one million barrels of crude oil equivalent, using a ratio of six Mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids
"MMBTU"	one million British Thermal Units
"MMcf"	one million cubic feet
"Net acres" or "net wells"	the sum of the fractional working interests owned in gross acres or gross wells, as the case may be
"NYMEX"	New York Mercantile Exchange
"NGL" or "NGLs"	natural gas liquids
"oil"	crude oil, condensate and natural gas liquids
"original oil in place"	the total oil resource base without regard to recoverability
"PDP"	proved developed producing
"possible reserves"	additional reserves which analysis of geoscience and engineering data indicate are less likely to be recoverable that probable reserves
"probable reserves"	additional reserves which analysis of geoscience and engineering data indicate are less likely to be recovered than proved reserves but more certain to be recovered than possible reserves
"proved developed reserves"
reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and natural gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included in "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved
"proved developed non-producing" or "PDNP"
proved oil and natural gas reserves that are developed behind pipe, shut-in or can be recovered through improved recovery only after the necessary equipment has been installed, and when the costs to do so are relatively minor. Shut-in reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not started producing, (2) wells that were shut-in for market conditions or pipeline connections, or (3) wells not capable of production for mechanical reasons
"proved reserves"
those quantities of petroleum, which by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be commercially recoverable, from a given date forward, from known reservoirs and under defined economic conditions, operating methods and government regulations

"proved undeveloped reserves" or "PUD"	proved oil and natural gas reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir
"recompletion"	the completion for production of an existing wellbore in another formation from that which the well has been previously completed
"re-fracturing" or "re-frac"
an operation in which a formation that had previously been fractured using a fracturing operation is fractured again, typically using different techniques or specifications than the original fracturing operation
"reservoir"
a porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs
"secondary recovery"
the second stage of hydrocarbon production during which an external fluid such as water or gas is injected into the reservoir through injection wells located in rock that has fluid communication with production wells. The purpose of secondary recovery is to maintain reservoir pressure and to displace hydrocarbons toward the wellbore
"shut-in well"	a well which is capable of producing but is shut so that it is not currently producing
"swivel"
a mechanical device that must simultaneously suspend the weight of the drillstring, provide for rotation of the drillstring beneath it while keeping the upper portion stationary, and permit high-volume flow of high-pressure drilling mud from the fixed portion to the rotating portion without leaking
"tertiary recovery"
the third stage of hydrocarbon production during which sophisticated techniques that alter the original properties of the oil are used. Tertiary oil recovery can begin after a secondary recovery process or at any time during the productive life of an oil reservoir. Its purpose is not only to restore formation pressure, but also to improve oil displacement or fluid flow in the reservoir

"waterflood"	a method of secondary recovery in which water is injected into the reservoir formation to displace residual oil. The water from injection wells physically sweeps the displaced oil to adjacent production wells
"working interest"	the operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production
"workover"	operations on a producing well to restore or increase production

BATTLE OF RESACA DE LA PALMA,
MAY 9TH 1846.

Resaca Exploitation, Inc.'s name, "Resaca" originates from a decisive battle of the Mexican-American war, which took place at Resaca de la Palma, near Brownsville, Texas in 1846. The picture above is the "Battle of Resaca de la Palma May 9th, 1846" (Lithograph by Klauprech & Menzel after Angelo Paldi, 5th Inf., U.S.A. 1847).

        Through and including                                    , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                        Shares

Resaca Exploitation, Inc.

Common Stock

PRICE $      PER SHARE

RBC CAPITAL MARKETS

CANACCORD ADAMS
MADISON WILLIAMS
MORGAN KEEGAN & COMPANY, INC.
NATIXIS BLEICHROEDER LLC
PRITCHARD CAPITAL PARTNERS, LLC

                             , 2010

Part II

Information Not Required In Prospectus

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and concessions, expected to be incurred in connection with the offering described in the Registration Statement. All amounts are estimates except for the SEC fee and the Financial Industry Regulatory Authority ("FINRA") filing fee.

Expenses	Amount
Securities and Exchange Commission registration fee		$6,149.63
NYSE Amex listing fee		$70,000
FINRA filing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*
To be provided by subsequent amendment.

Item 14.    Indemnification of Directors and Officers

TBOC

        Resaca is a corporation formed under the TBOC.

Mandatory Indemnification

        Section 8.051 of the TBOC provides as follows:

  (a)
  An enterprise shall indemnify a governing person, former governing person, or delegate against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a governing person or delegate if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding.

  (b)
  A court that determines, in a suit for indemnification, that a governing person, former governing person, or delegate is entitled to indemnification under this section shall order indemnification and award to the person the expenses incurred in securing the indemnification.

Court-Ordered Indemnification

        Section 8.052 of the TBOC states as follows:

  (a)
  On application of a governing person, former governing person, or delegate and after notice is provided as required by the court, a court may order an enterprise to indemnify the person to the extent the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Part II-1

  (b)
  This section applies without regard to whether the governing person, former governing person, or delegate applying to the court satisfies the requirements of Section 8.101 or has been found liable:

  (1)
  to the enterprise; or

  (2)
  because the person improperly received a personal benefit, without regard to whether the benefit resulted from an action taken in the person's official capacity.

  (c)
  The indemnification ordered by the court under this section is limited to reasonable expenses if the governing person, former governing person, or delegate is found liable:

  (1)
  to the enterprise; or

  (2)
  because the person improperly received a personal benefit, without regard to whether the benefit resulted from an action taken in the person's official capacity.

Permissive Indemnification

        Section 8.101 of the TBOC states as follows:

  (a)
  An enterprise may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent permitted by Section 8.102 if it is determined in accordance with Section 8.103 that:

  (1)
  the person:

  (A)
  acted in good faith;

  (B)
  reasonably believed:

  (i)
  in the case of conduct in the person's official capacity, that the person's conduct was in the enterprise's best interests; and

  (ii)
  in any other case, that the person's conduct was not opposed to the enterprise's best interests; and

  (C)
  in the case of a criminal proceeding, did not have a reasonable cause to believe the person's conduct was unlawful;

  (2)
  with respect to expenses, the amount of expenses other than a judgment is reasonable; and

  (3)
  indemnification should be paid.

  (b)
  Action taken or omitted by a governing person or delegate with respect to an employee benefit plan in the performance of the person's duties for a purpose reasonably believed by the person to be in the interest of the participants and beneficiaries of the plan is for a purpose that is not opposed to the best interests of the enterprise.

  (c)
  Action taken or omitted by a delegate to another enterprise for a purpose reasonably believed by the delegate to be in the interest of the other enterprise or its owners or members is for a purpose that is not opposed to the best interests of the enterprise.

  (d)
  A person does not fail to meet the standard under Subsection (a)(1) solely because of the termination of a proceeding by:

  (1)
  judgment;

  (2)
  order;

  (3)
  settlement;

Part II-2

    (4)
    conviction; or

    (5)
    a plea of nolo contendere or its equivalent.

        Section 8.102 of the TBOC states as follows:

  (a)
  Subject to Subsection (b), an enterprise may indemnify a governing person, former governing person, or delegate against:

  (1)
  a judgment; and

  (2)
  expenses, other than a judgment, that are reasonable and actually incurred by the person in connection with a proceeding.

  (b)
  Indemnification under this subchapter of a person who is found liable to the enterprise or is found liable because the person improperly received a personal benefit:

  (1)
  is limited to reasonable expenses actually incurred by the person in connection with the proceeding;

  (2)
  does not include a judgment, a penalty, a fine, and an excise or similar tax, including an excise tax assessed against the person with respect to an employee benefit plan; and

  (3)
  may not be made in relation to a proceeding in which the person has been found liable for:

  (A)
  willful or intentional misconduct in the performance of the person's duty to the enterprise;

  (B)
  breach of the person's duty of loyalty owed to the enterprise; or (C) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the enterprise.

  (c)
  A governing person, former governing person, or delegate is considered to have been found liable in relation to a claim, issue, or matter only if the liability is established by an order, including a judgment or decree of a court, and all appeals of the order are exhausted or foreclosed by law.

Certificate of Formation of Resaca

        Article XII of the certificate of formation of Resaca provides as follows:

        A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for any act or omission in the director's capacity as a director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable under applicable law for:

  (i)
  a breach of the director's duty of loyalty to the Corporation or its stockholders;

  (ii)
  an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or that involves intentional misconduct or a knowing violation of the law;

  (iii)
  a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director's duties; or

  (iv)
  an act or omission for which the liability of the director is expressly provided for by an applicable statute.

        If the TBOC is amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC as so amended. Any repeal or modification of this Article X shall not

Part II-3

adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

Bylaws of Resaca

        Article VIII of the bylaws of Resaca provides as follows:

  •
  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil or criminal, administrative or investigative, which we collectively refer to as a Proceeding, by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, which we refer to as an Indemnitee whether the basis of such Proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Texas law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article VIII with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

  •
  In addition to the right to indemnification conferred in Section 1 of this Article VIII, an Indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such Proceeding in advance of its final disposition, which we refer to as an advancement of expenses; provided, however, that, if the TBOC requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, which we refer to as an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal, which we refer to as a final adjudication, that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise.

  •
  If a claim under Section 1 or 2 of this Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the TBOC.

Part II-4

    Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the TBOC, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its shareholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article VIII or otherwise shall be on the Corporation.

  •
  The rights to indemnification and to the Advancement of Expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Formation, Bylaws, agreement, vote of shareholders or directors or otherwise.

  •
  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the TBOC.

  •
  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Corporation, which we also refer to as an Indemnitee, to the fullest extent of the provisions of this Article with respect to the indemnification and Advancement of Expenses of directors and officers of the Corporation.

  •
  The rights conferred upon Indemnitees in this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee's heirs, executors and administrators. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Certain Other Arrangements

        In addition to indemnification by Resaca pursuant to its certificate of formation and its bylaws, the directors, officers, managers, members, employees, agents and similar functionaries of the registrant are generally also entitled to indemnification and exculpation for certain monetary damages to the extent provided in the registrant's organizational documents or under the statutes under which the registrant is organized.

        Resaca maintains a directors' and officers' liability insurance policy that covers the directors and officers of the registrant in amounts that Resaca believes are customary for companies similarly situated, including for liabilities in connection with the registration and offering of the notes.

Item 15.    Recent Sales of Unregistered Securities

        None.

Part II-5

Item 16.    Exhibits and Financial Statement Schedules

        (a)   Exhibits

        The following documents are filed as exhibits to this registration statement:

Number	Description
1.1#	Form of Underwriting Agreement by and among Resaca and the several underwriters.
2.1#	Agreement and Plan of Merger dated September 29, 2009, by and among Resaca, Cano and Merger Sub.
2.2#	Amendment No. 1 to Agreement and Plan of Merger dated February 24, 2010 by and among Resaca, Cano and Merger Sub.
2.3#	Amendment No. 2 to Agreement and Plan of Merger dated April 1, 2010 by and among Resaca, Cano and Merger Sub.
2.4*	Amendment No. 3 to Agreement and Plan of Merger dated April 28, 2010 by and among Resaca, Cano and Merger Sub.
3.1#	Certificate of Formation of Resaca.
3.2#	Bylaws of Resaca.
3.3#	Form of Certificate of Amendment to the Certificate of Formation of Resaca.
3.4#	Form of Certificate of Amendment to the Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock of Cano.
4.1#	Form of Common Stock Certificate of Resaca.
4.2#	Investors Rights Agreement, dated April 5, 2010, by and among Resaca, Cano and the holders of Resaca preferred stock.
4.3#	Form of Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Resaca.
5.1*	Legal Opinion of Haynes and Boone, LLP regarding legality of securities being registered.
10.1#	Agreement for Purchase and Sale dated March 10, 2006, by and among SDG, Innovative Oil and Gas Development and Trading Company, Inc., Arkios Partners, L.P. and Resaca.
10.2#	Asset Transfer Agreement dated July 6, 2009, between Permian Basin and Resaca.
10.3#	Second Amended and Restated Credit Agreement dated June 26, 2009, by and among Resaca, as Borrower, CIT Capital USA Inc., as Administrative Agent, and the Lenders party thereto.
10.4#	Promissory Note dated June 26, 2009, made by Resaca in favor of NGP Capital Resources Company in the original principal amount of $14,285,714.29.
10.5#	Promissory Note dated June 26, 2009, made by Resaca in favor of CIT Capital USA Inc. in the original principal amount of $35,714,285.71.
10.6#	Amended and Restated Security Agreement dated June 26, 2009, from Resaca to David M. Bornstein, as Trustee for the benefit of CIT Capital USA Inc. as Collateral Agent.

Part II-6

Number	Description
10.7#	Second Amendment to Deed of Trust, Line of Credit Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated June 26, 2009, from Resaca to David M. Bornstein, as Trustee for the benefit of CIT Capital USA Inc. as Collateral Agent.
10.8#	Guaranty dated as of June 26, 2009, made by Resaca Operating Company in favor of CIT Capital USA Inc., as Agent.
10.9#
First Amendment to Intercreditor and Collateral Agency Agreement dated June 26, 2009, by and among Resaca, the Guarantors named therein, BP Corporation North America Inc., CIT Capital USA Inc., as Administrative Agent, and Collateral Agent.
10.10#
Assignment of Deeds of Trust, Line of Credit Mortgages, Assignments, Security Agreements, Fixture Filings and Financing Statements dated June 26, 2009, by NGP Capital Resources Company, as Agent and Assignor to CIT Capital USA Inc., as Successor Agent.
10.11#	Ratification of ISDA Master Agreement dated July 11, 2008, between BP Corporation North America Inc. and Resaca.
10.12#	Restated Amendment Agreement to ISDA Master Agreement dated July 1, 2008, between BP Corporation North America Inc. and Resaca.
10.13#	Amended and Restated Schedule to the ISDA Master Agreement dated June 26, 2009, between BP Corporation North America Inc. and Resaca.
10.14#	Blanket Performance Bond #B005246 dated October 20, 2009 and extending to May 1, 2011, in favor of Railroad Commission of Texas, Ausin TX for the account of Resaca Operating Company.
10.15#	Amended and Restated Employment Agreement dated January 1, 2009, by and among Torch Energy Advisors Incorporated, Resaca and Dennis Hammond.
10.16#	Amended and Restated Co-Employer Agreement dated January 1, 2009, between Torch Energy Advisors Incorporated and Resaca.
10.17#	Power Supply Coordination Agreement dated February 13, 2009, between Resaca and Direct Energy Business, LLC.
10.18#+	Resaca Nonqualified Stock Option Agreement dated July 17, 2008, between Resaca and John William Sharp Bentley.
10.19#+	Resaca Nonqualified Stock Option Agreement dated July 17, 2008, between Resaca and Dennis Hammond.
10.20#+	Resaca Incentive Stock Option Agreement dated July 17, 2008, between Resaca and Dennis Hammond.
10.21#+	Resaca Stock Option Agreement dated January 21, 2009, between Resaca and Kevin Andis.
10.22#+	Resaca Stock Option Agreement dated September 25, 2009, between Resaca and Robert Porter.
10.23#+	Resaca Stock Option Agreement dated September 25, 2009, between Resaca and Marc Neatherlin.
10.24#+	Resaca Restricted Stock Agreement dated July 17, 2008, between Resaca and Judy Ley Allen.

Part II-7

Number	Description
10.25#+	Resaca Restricted Stock Agreement dated July 17, 2008, between Resaca and J.P. Bryan.
10.26#+	Resaca Restricted Stock Agreement dated July 17, 2008, between Resaca and Ralph Carthrae.
10.27#+	Resaca Restricted Stock Agreement dated July 17, 2008, between Resaca and Lisa Cohen.
10.28#+	Resaca Restricted Stock Agreement dated July 17, 2008, between Resaca and Mary Lou Fry.
10.29#+	Resaca Restricted Stock Agreement dated July 17, 2008, between Resaca and Dennis Hammond.
10.30#+	Resaca Restricted Stock Agreement dated July 17, 2008, between Resaca and Jay Lendrum.
10.31#+	Resaca Restricted Stock Agreement dated July 17, 2008, between Resaca and Chris Work.
10.32#+	Resaca Restricted Stock Agreement dated July 17, 2008, between Resaca Randy Ziebarth.
10.33#+	Resaca Restricted Stock Agreement dated July 17, 2008, between Resaca and Richard Kelly Plato.
10.34#	Unit Operating Agreement Cooper Jal Unit, Lea County, New Mexico, filed of record September 30, 1970, by and among parties including, without limitation, Reserve Oil and Gas Company.
10.35#	Unit Agreement for the Development and Operation of Cooper Jal Unit Lea County, New Mexico, dated January 15, 1970, by and among parties including, without limitation, Reserve Oil and Gas Company.
10.36#
Amegy Bank N.A. Irrevocable Documentary Blanket Letter of Credit dated December 30, 2008 and extending to March 1, 2010, in favor of Railroad Commission of Texas, Austin, Texas for the account of Resaca Operating Company.
10.37#	Operating Agreement (Iatan North, Howard Co., TX) dated June 22, 1987, between D. L. Ray, as Operator, and Enron Oil and Gas Company, as Non-Operator.
10.38#	Lease Agreement (Odessa Field Office) dated January 1, 2009, between Rowe Management Corp. and Resaca, regarding the real property located at 2600 West I-20, Odessa, Texas.
10.39#	Nominated Adviser and Joint Broker Agreement dated July 14, 2008, between Resaca and Seymour Pierce Limited.
10.40#	Placing Agreement dated July 14, 2008, by and among Resaca, Resaca Board of Directors, NGP Capital Resources Company, Seymour Pierce Limited and Royal Bank of Canada Europe.
10.41#	Registrar Agreement dated July 11, 2008, between Resaca and Computershare Investor Services (Channel Islands) Limited.
10.42#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and NGP Capital Resources Company.

Part II-8

Number	Description
10.43#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Resaca Exploitation GP, LLC, general partner of Resaca Exploitation, L.P.
10.44#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Torch E&P Company.
10.45#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Rockport Resources LP.
10.46#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and J.P. Bryan.
10.47#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Mary Jon Bryan.
10.48#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Dennis Hammond.
10.49#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Judy Ley Allen.
10.50#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and John William Sharp Bentley.
10.51#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Jay Lendrum.
10.52#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Richard Kelly Plato.
10.53#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Gwyneth Bryan.
10.54#	Lock-In and Orderly Marketing Deed dated October 3, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Sue Ann Craddock.
10.55#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Tony Nixon.
10.56#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Josephine James.
10.57#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Bryan James.
10.58#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Adeline James.
10.59#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Joe Lewis.
10.60#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Eloise James.

Part II-9

Number	Description
10.61#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Ava Leigh Bryan.
10.62#	Engagement Letter dated April 13, 2007, between Resaca and Seymour Pierce Limited.
10.63**
Oil Sales Contract # RES-0015LS dated October 19, 2006 and effective as of May 1, 2006, between Resaca and Shell Trading Co., as amended by the most recent amendment thereto dated August 1, 2009, incorporated by reference to Exhibit 10.64 to Resaca's registration statement on Form S-4 (Registration No. 333-162652).
10.64**
Oil Sales Contract # RES-0016LS dated August 19, 2008 and effective as of September 1, 2008, between Resaca and Conoco Phillips, as amended by the most recent amendment thereto dated July 10, 2009, incorporated by reference to Exhibit 10.65 to Resaca's registration statement on Form S-4 (Registration No. 333-162652).
10.65**
Gas Sales Contract #RES-0004S dated effective November 17, 1993, between Dune Oil & Gas Company and GPM Gas Corporation, incorporated by reference to Exhibit 10.66 to Resaca's registration statement on Form S-4 (Registration No. 333-162652). (Dune Oil & Gas Company and GPM Gas Corporation transferred this contract to Duke Energy Field Services and SDG Resources, L.P., respectively. Resaca became the successor-in-interest to this contract through an acquisition of properties held by SDG Resources, L.P. Duke Energy Field Services subsequently changed its name to DCP Midstream, LLC.)
10.66**
Gas Sales Contract #RES-0002S dated effective January 1, 2002, between SDG Resources, L.P. and Versado Gas Processors, incorporated by reference to Exhibit 10.67 to Resaca's registration statement on Form S-4 (Registration No. 333-162652). (Resaca became the successor-in-interest to this contract through an acquisition of properties held by SDG Resources, L.P.)
10.67#	Second Amended and Restated Agreement for Administrative Services dated January 1, 2009, by and among Resaca, Torch Energy Advisors Incorporated and Torch Energy Services.
10.68#+	Directors' Letter of Appointment dated July 14, 2008 with J.P. Bryan.
10.69#+	Directors' Letter of Appointment dated July 14, 2008 with Jay Lendrum.
10.70#+	Directors' Letter of Appointment dated July 14, 2008 with John William Sharp Bentley.
10.71#+	Directors' Letter of Appointment dated July 14, 2008 with Judy Ley Allen.
10.72#+	Directors' Letter of Appointment dated July 14, 2008 with Richard Kelly Plato.
10.73#+	Employment Agreement of Patrick M. McKinney effective June 1, 2006.
10.74#+	First Amendment to Employment Agreement of Patrick M. McKinney dated November 9, 2006.
10.75#+	Restricted Stock Award Agreement of Patrick M. McKinney dated June 1, 2006.
10.76#+	Employment Agreement of Michael J. Ricketts effective July 1, 2006.
10.77#+	Second Amendment to Employment Agreement of Patrick M. McKinney dated June 29, 2007.
10.78#+	First Amendment to Employment Agreement of Michael J. Ricketts dated June 29, 2007.

Part II-10

Number	Description
10.79#+	Third Amendment dated May 31, 2008 to Employment Agreement of Patrick M. McKinney dated June 29, 2007, as amended.
10.80#+	Fourth Amendment dated May 31, 2008 to Employment Agreement of Michael J. Ricketts dated May 28, 2004, as amended.
10.81#+	Employment Agreement of Phillip Feiner dated May 31, 2008.
10.82#+	First Amendment to Employment Agreement of Phillip Feiner, dated September 8, 2008.
10.83#+	Fourth Amendment to Employment Agreement dated December 31, 2008, between Cano and Patrick M. McKinney.
10.84#+	Fifth Amendment to Employment Agreement dated December 31, 2008, between Cano and Michael J. Ricketts.
10.85#+	Second Amendment to Employment Agreement dated December 31, 2008, between Cano and Phillip Feiner.
10.86#+	Separation Agreement and Release, dated as of September 29, 2009 by and among Cano, Resaca and Benjamin L. Daitch.
10.87#+	Separation Agreement and Release, dated as of September 29, 2009 by and among Cano, Resaca and S. Jeffrey Johnson.
10.88#	Form of Stock Voting Agreement by and between Cano and certain holders of Cano's Series D Convertible Preferred Stock.
10.89#	Form of Stock Voting Agreement by and between Cano and S. Jeffrey Johnson.
10.90#
First Amendment to Second Amended and Restated Credit Agreement dated December 22, 2009, by and among Resaca, as Borrower, Resaca Operating Company, as Guarantor, CIT Capital USA Inc., as Administratve Agent, and the Lenders party thereto.
10.91#+	Resaca Nonqualified Stock Option Agreement dated November 16, 2009, between Resaca and Keith Turner.
10.92*
Form of Second Amended and Restated Credit Agreement by and among Resaca as Borrower, Union Bank N.A., as Administrative Agent and as Issuing Lender and Natixis, as Issuing Lender and the Lenders party thereto.
10.93#	Resaca Exploitation, Inc. 2008 Stock Incentive Plan, as amended.
10.94#	Second Amendment to Resaca Exploitation, Inc. 2008 Stock Incentive Plan, dated April 1, 2010.
10.95#	Form of Consent and Acknowledgement by certain holder of Cano's Series D Convertible Preferred Stock.
10.96#	Form of Stock Voting Agreement by and between Cano and certain holders of Cano's Series D Convertible Preferred Stock.
10.97*	Amended and Restated Commitment Letter dated April 26, 2010, between Resaca, Union Bank, N.A. and Natixis.
21.1#	Subsidiaries of Resaca.
23.1*	Consent of UHY LLP.
23.2*	Consent of Hein & Associates LLP.

Part II-11

Number	Description
23.3*	Consent of Miller & Lents, Ltd., Independent Petroleum Engineers.
23.4*	Consent of Forrest A. Garb & Associates, Inc., Independent Petroleum Engineers.
23.5*	Consent of Haas Petroleum Engineering Services, Inc., Independent Petroleum Engineers.
23.6*	Consent of Williamson Petroleum Consultants, Inc., Independent Petroleum Engineers.
23.7#	Consent of Donald W. Niemiec.
23.8#	Consent of William O. Powell, III.
23.9#	Consent of Garrett Smith.
23.10*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).
24.1#	Power of Attorney (included on the signature page hereto).

#
Previously filed.

*
Filed herewith.

**
Confidential treatment has been requested for this agreement, and confidential portions have been filed with the SEC.

***
To be filed by amendment.

+
Management contract or compensatory plan, contract or arrangement.

Part II-12

Item 17.    Undertakings

        The undersigned Registrant hereby undertakes:

  (a)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b)
  To provide to the underwriter(s) at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter(s) to permit prompt delivery to each purchaser.

  (c)
  For purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (d)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Part II-13

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on the 29th day of April, 2010.

RESACA EXPLOITATION, INC.
By:	/s/ JOHN J. LENDRUM, III Name: John J. Lendrum, III Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this registration statement has been signed on the 29th day of April, 2010, by the following persons in the capacities indicated below:

Signature	Title

/s/ JOHN J. LENDRUM, III (John J. Lendrum, III)	Chief Executive Officer and Director (principal executive officer)
/s/ CHRIS B. WORK (Chris B. Work)	Chief Financial Officer (principal financial officer and principal accounting officer)
* (J.P. Bryan)	Chairman of the Board of Directors
* (John William Sharp Bentley)	Director
* (Judy Ley Allen)	Director
* (Richard Kelly Plato)	Director

*By	/s/ JOHN J. LENDRUM, III John J. Lendrum, III Attorney-in-fact Pursuant to a power of attorney previously filed

Part II-14

EXHIBIT INDEX

Number	Description
1.1#	Form of Underwriting Agreement by and among Resaca and the serveral underwriters.
2.1#	Agreement and Plan of Merger dated September 29, 2009, by and among Resaca, Cano and Merger Sub.
2.2#	Amendment No. 1 to Agreement and Plan of Merger dated February 24, 2010, by and among Resaca, Cano and Merger Sub.
2.3#	Amendment No. 2 to Agreement and Plan of Merger dated April 1, 2010 by and among Resaca, Cano and Merger Sub.
2.4*	Amendment No. 3 to Agreement and Plan of Merger dated April 28, 2010 by and among Resaca, Cano and Merger Sub.
3.1#	Certificate of Formation of Resaca.
3.2#	Bylaws of Resaca.
3.3#	Form of Certificate of Amendment to the Certificate of Formation of Resaca.
3.4#	Form of Certificate of Amendment to the Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock of Cano
4.1#	Form of Common Stock Certificate of Resaca.
4.2#	Investors Rights Agreement, dated April 5, 2010, by and among Resaca, Cano and the holders of Resaca preferred stock.
4.3#	Form of Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Resaca.
5.1*	Legal Opinion of Haynes and Boone, L.L.P. regarding legality of securities being registered.
10.1#	Agreement for Purchase and Sale dated March 10, 2006, by and among SDG, Innovative Oil and Gas Development and Trading Company, Inc., Arkios Partners, L.P. and Resaca.
10.2#	Asset Transfer Agreement dated July 6, 2009, between Permian Basin and Resaca.
10.3#	Second Amended and Restated Credit Agreement dated June 26, 2009, by and among Resaca, as Borrower, CIT Capital USA Inc., as Administrative Agent, and the Lenders party thereto.
10.4#	Promissory Note dated June 26, 2009, made by Resaca in favor of NGP Capital Resources Company in the original principal amount of $14,285,714.29.
10.5#	Promissory Note dated June 26, 2009, made by Resaca in favor of CIT Capital USA Inc. in the original principal amount of $35,714,285.71.
10.6#	Amended and Restated Security Agreement dated June 26, 2009, from Resaca to David M. Bornstein, as Trustee for the benefit of CIT Capital USA Inc. as Collateral Agent.
10.7#
Second Amendment to Deed of Trust, Line of Credit Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated June 26, 2009, from Resaca to David M. Bornstein, as Trustee for the benefit of CIT Capital USA Inc. as Collateral Agent.

Number	Description
10.8#	Guaranty dated as of June 26, 2009, made by Resaca Operating Company in favor of CIT Capital USA Inc., as Agent.
10.9#
First Amendment to Intercreditor and Collateral Agency Agreement dated June 26, 2009, by and among Resaca, the Guarantors named therein, BP Corporation North America Inc., CIT Capital USA Inc., as Administrative Agent, and Collateral Agent.
10.10#
Assignment of Deeds of Trust, Line of Credit Mortgages, Assignments, Security Agreements, Fixture Filings and Financing Statements dated June 26, 2009, by NGP Capital Resources Company, as Agent and Assignor to CIT Capital USA Inc., as Successor Agent.
10.11#	Ratification of ISDA Master Agreement dated July 11, 2008, between BP Corporation North America Inc. and Resaca.
10.12#	Restated Amendment Agreement to ISDA Master Agreement dated July 1, 2008, between BP Corporation North America Inc. and Resaca.
10.13#	Amended and Restated Schedule to the ISDA Master Agreement dated June 26, 2009, between BP Corporation North America Inc. and Resaca.
10.14#	Blanket Performance Bond #B005246 dated October 20, 2009 and extending to May 1, 2011, in favor of Railroad Commission of Texas, Austin, TX for the account of Resaca Operating Company.
10.15#	Amended and Restated Employment Agreement dated January 1, 2009, by and among Torch Energy Advisors Incorporated, Resaca and Dennis Hammond.
10.16#	Amended and Restated Co-Employer Agreement dated January 1, 2009, between Torch Energy Advisors Incorporated and Resaca.
10.17#	Power Supply Coordination Agreement dated February 13, 2009, between Resaca and Direct Energy Business, LLC.
10.18#+	Resaca Nonqualified Stock Option Agreement dated July 17, 2008, between Resaca and John William Sharp Bentley.
10.19#+	Resaca Nonqualified Stock Option Agreement dated July 17, 2008, between Resaca and Dennis Hammond.
10.20#+	Resaca Incentive Stock Option Agreement dated July 17, 2008, between Resaca and Dennis Hammond.
10.21#+	Resaca Stock Option Agreement dated January 21, 2009, between Resaca and Kevin Andis.
10.22#+	Resaca Stock Option Agreement dated September 25, 2009, between Resaca and Robert Porter.
10.23#+	Resaca Stock Option Agreement dated September 25, 2009, between Resaca and Marc Neatherlin.
10.24#+	Resaca Restricted Stock Agreement dated July 17, 2008, between Resaca and Judy Ley Allen.
10.25#+	Resaca Restricted Stock Agreement dated July 17, 2008, between Resaca and J.P. Bryan.
10.26#+	Resaca Restricted Stock Agreement dated July 17, 2008, between Resaca and Ralph Carthrae.

Number	Description
10.27#+	Resaca Restricted Stock Agreement dated July 17, 2008, between Resaca and Lisa Cohen.
10.28#+	Resaca Restricted Stock Agreement dated July 17, 2008, between Resaca and Mary Lou Fry.
10.29#+	Resaca Restricted Stock Agreement dated July 17, 2008, between Resaca and Dennis Hammond.
10.30#+	Resaca Restricted Stock Agreement dated July 17, 2008, between Resaca and Jay Lendrum.
10.31#+	Resaca Restricted Stock Agreement dated July 17, 2008, between Resaca and Chris Work.
10.32#+	Resaca Restricted Stock Agreement dated July 17, 2008, between Resaca Randy Ziebarth.
10.33#+	Resaca Restricted Stock Agreement dated July 17, 2008, between Resaca and Richard Kelly Plato.
10.34#	Unit Operating Agreement Cooper Jal Unit, Lea County, New Mexico, filed of record September 30, 1970, by and among parties including, without limitation, Reserve Oil and Gas Company.
10.35#	Unit Agreement for the Development and Operation of Cooper Jal Unit Lea County, New Mexico, dated January 15, 1970, by and among parties including, without limitation, Reserve Oil and Gas Company.
10.36#
Amegy Bank N.A. Irrevocable Documentary Blanket Letter of Credit dated December 30, 2008 and extending to March 1, 2010, in favor of Railroad Commission of Texas, Austin, Texas for the account of Resaca Operating Company.
10.37#	Operating Agreement (Iatan North, Howard Co., TX) dated June 22, 1987, between D. L. Ray, as Operator, and Enron Oil and Gas Company, as Non-Operator.
10.38#	Lease Agreement (Odessa Field Office) dated January 1, 2009, between Rowe Management Corp. and Resaca, regarding the real property located at 2600 West I-20, Odessa, Texas.
10.39#	Nominated Adviser and Joint Broker Agreement dated July 14, 2008, between Resaca and Seymour Pierce Limited.
10.40#	Placing Agreement dated July 14, 2008, by and among Resaca, Resaca Board of Directors, NGP Capital Resources Company, Seymour Pierce Limited and Royal Bank of Canada Europe.
10.41#	Registrar Agreement dated July 11, 2008, between Resaca and Computershare Investor Services (Channel Islands) Limited.
10.42#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and NGP Capital Resources Company.
10.43#
Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Resaca Exploitation GP, LLC, general partner of Resaca Exploitation, L.P.

Number	Description
10.44#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Torch E&P Company.
10.45#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Rockport Resources LP.
10.46#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and J.P. Bryan.
10.47#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Mary Jon Bryan.
10.48#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Dennis Hammond.
10.49#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Judy Ley Allen.
10.50#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and John William Sharp Bentley.
10.51#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Jay Lendrum.
10.52#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Richard Kelly Plato.
10.53#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Gwyneth Bryan.
10.54#	Lock-In and Orderly Marketing Deed dated October 3, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Sue Ann Craddock.
10.55#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Tony Nixon.
10.56#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Josephine James.
10.57#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Bryan James.
10.58#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Adeline James.
10.59#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Joe Lewis.
10.60#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Eloise James.
10.61#	Lock-In and Orderly Marketing Deed dated July 14, 2008, by and among Resaca, Seymour Pierce Limited, Royal Bank of Canada Europe Limited and Ava Leigh Bryan.
10.62#	Engagement Letter dated April 13, 2007, between Resaca and Seymour Pierce Limited.

Number	Description
10.63**	Oil Sales Contract # RES-0015LS dated October 19, 2006 and effective as of May 1, 2006, between Resaca and Shell Trading Co., as amended by the most recent amendment thereto dated August 1, 2009, incorporated by reference to Exhibit 10.64 to Resaca's registration statement on Form S-4 (Registration No. 333-162652).
10.64**
Oil Sales Contract # RES-0016LS dated August 19, 2008 and effective as of September 1, 2008, between Resaca and Conoco Phillips, as amended by the most recent amendment thereto dated July 10, 2009, incorporated by reference to Exhibit 10.65 to Resaca's registration statement on Form S-4 (Registration No. 333-162652).
10.65**
Gas Sales Contract #RES-0004S dated effective November 17, 1993, between Dune Oil & Gas Company and GPM Gas Corporation, incorporated by reference to Exhibit 10.66 to Resaca's registration statement on Form S-4 (Registration No. 333-162652). (Dune Oil & Gas Company and GPM Gas Corporation transferred this contract to Duke Energy Field Services and SDG Resources, L.P., respectively. Resaca became the successor-in-interest to this contract through an acquisition of properties held by SDG Resources, L.P. Duke Energy Field Services subsequently changed its name to DCP Midstream, LLC.)
10.66**
Gas Sales Contract #RES-0002S dated effective January 1, 2002, between SDG Resources, L.P. and Versado Gas Processors, incorporated by reference to Exhibit 10.67 to Resaca's registration statement on Form S-4 (Registration No. 333-162652) (Resaca became the successor-in-interest to this contract through an acquisition of properties held by SDG Resources, L.P.)
10.67#	Second Amended and Restated Agreement for Administrative Services dated January 1, 2009, by and among Resaca, Torch Energy Advisors Incorporated and Torch Energy Services.
10.68#+	Directors' Letter of Appointment dated July 14, 2008 with J.P. Bryan.
10.69#+	Directors' Letter of Appointment dated July 14, 2008 with Jay Lendrum.
10.70#+	Directors' Letter of Appointment dated July 14, 2008 with John William Sharp Bentley.
10.71#+	Directors' Letter of Appointment dated July 14, 2008 with Judy Ley Allen.
10.72#+	Directors' Letter of Appointment dated July 14, 2008 with Richard Kelly Plato.
10.73#+	Employment Agreement of Patrick M. McKinney effective June 1, 2006.
10.74#+	First Amendment to Employment Agreement of Patrick M. McKinney dated November 9, 2006.
10.75#+	Restricted Stock Award Agreement of Patrick M. McKinney dated June 1, 2006.
10.76#+	Employment Agreement of Michael J. Ricketts effective July 1, 2006.
10.77#+	Second Amendment to Employment Agreement of Patrick M. McKinney dated June 29, 2007.
10.78#+	First Amendment to Employment Agreement of Michael J. Ricketts dated June 29, 2007.
10.79#+	Third Amendment dated May 31, 2008 to Employment Agreement of Patrick M. McKinney dated June 29, 2007, as amended.
10.80#+	Fourth Amendment dated May 31, 2008 to Employment Agreement of Michael J. Ricketts dated May 28, 2004, as amended.

Number	Description
10.81#+	Employment Agreement of Phillip Feiner dated May 31, 2008.
10.82#+	First Amendment to Employment Agreement of Phillip Feiner, dated September 8, 2008.
10.83#+	Fourth Amendment to Employment Agreement dated December 31, 2008, between Cano and Patrick M. McKinney.
10.84#+	Fifth Amendment to Employment Agreement dated December 31, 2008, between Cano and Michael J. Ricketts.
10.85#+	Second Amendment to Employment Agreement dated December 31, 2008, between Cano and Phillip Feiner.
10.86#+	Separation Agreement and Release, dated as of September 29, 2009 by and among Cano, Resaca and Benjamin L. Daitch.
10.87#+	Separation Agreement and Release, dated as of September 29, 2009 by and among Cano, Resaca and S. Jeffrey Johnson.
10.88#	Form of Stock Voting Agreement by and between Cano and certain holders of Cano's Series D Convertible Preferred Stock.
10.89#	Form of Stock Voting Agreement by and between Cano and S. Jeffrey Johnson.
10.90#
First Amendment to Second Amended and Restated Credit Agreement dated December 22, 2009, by and among Resaca, as Borrower, Resaca Operating Company, as Guarantor, CIT Capital USA Inc., as Administratve Agent, and the Lenders party thereto.
10.91#+	Resaca Nonqualified Stock Option Agreement dated November 16, 2009, between Resaca and Keith Turner.
10.92*
Form of Second Amended and Restated Credit Agreement by and among Resaca as Borrower, Union Bank N.A., as Administrative Agent and as Issuing Lender and Natixis, as Issuing Lender and the Lenders party thereto.
10.93#	Resaca Exploitation, Inc. 2008 Stock Incentive Plan, as amended.
10.94#	Second Amendment to Resaca Exploitation, Inc. 2008 Stock Incentive Plan.
10.95#	Form of Consent and Acknowledgement by certain holder of Cano's Series D Convertible Preferred Stock.
10.96#	Form of Stock Voting Agreement by and between Cano and certain holders of Cano's Series D Convertible Preferred Stock.
10.97*	Amended and Restated Commitment Letter dated April 26, 2010, between Resaca, Union Bank, N.A. and Natixis.
21.1#	Subsidiaries of Resaca.
23.1*	Consent of UHY LLP.
23.2*	Consent of Hein & Associates LLP.
23.3*	Consent of Miller & Lents, Ltd., Independent Petroleum Engineers.
23.4*	Consent of Forrest A. Garb & Associates, Inc., Independent Petroleum Engineers.
23.5*	Consent of Haas Petroleum Engineering Services, Inc., Independent Petroleum Engineers.

Number	Description
23.6*	Consent of Williamson Petroleum Consultants, Inc., Independent Petroleum Engineers.
23.7#	Consent of Donald W. Niemiec.
23.8#	Consent of William O. Powell, III.
23.9#	Consent of Garrett Smith.
23.10*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).
24.1#	Power of Attorney (included on the signature page hereto).

#
Previously filed.

*
Filed herewith.

**
Confidential treatment has been requested for this agreement, and confidential portions have been filed with the SEC.

***
To be filed by amendment.

+
Management contract or compensatory plan, contract or arrangement.